SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

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SBA Communications Corporation

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Proxy Statement/Prospectus

December 5, 2016

Dear Shareholder:

It is my pleasure to invite you to attend a special meeting of shareholders of SBA Communications Corporation, or SBA, a Florida corporation. The meeting will be held on Thursday, January 12, 2017 at 2:00 p.m. local time at SBA’s corporate office, located at 8051 Congress Avenue, Boca Raton, Florida 33487.

It is also my pleasure to report that the board of directors of SBA has unanimously authorized SBA to take all necessary steps for SBA to be subject to tax as a real estate investment trust, or REIT, for U.S. federal income tax purposes, which we refer to as the REIT election. We believe that SBA’s business is currently operated in a manner that complies with the REIT rules, and as a result, SBA is able to make the election to be subject to tax as a REIT effective as of the beginning of the 2016 taxable year. SBA intends to make the election to be subject to tax as a REIT, commencing with our taxable year ending December 31, 2016.

Although the REIT rules do not require the completion of the merger described below, we intend to complete the merger to facilitate our compliance with the REIT rules by ensuring the effective adoption of certain REIT-related ownership limitations and transfer restrictions related to our capital stock, subject to approval by the holders of SBA Class A common stock. In the merger, SBA will merge into SBA Communications REIT Corporation, or SBA REIT, a Florida corporation and wholly-owned subsidiary of SBA, which was specifically formed for the purpose of the merger. Effective at the time of the merger, SBA REIT will be renamed “SBA Communications Corporation” and will hold, directly or indirectly through its subsidiaries, the assets currently held by SBA and will conduct the existing businesses of SBA and its subsidiaries. In the merger, you will receive a number of shares of SBA REIT Class A common stock equal to, and in exchange for, the number of shares of SBA Class A common stock you own. We anticipate that the shares of SBA REIT Class A common stock will trade on the NASDAQ Global Select Market and retain SBA’s symbol “SBAC.” We refer to the REIT election and the merger as the REIT conversion.

We are requesting that you approve the agreement and plan of merger, which we refer to as the merger agreement. The affirmative vote of the holders of a majority of the outstanding shares of SBA Class A common stock entitled to vote is required for the approval of the merger agreement. After careful consideration, the board of directors has adopted the merger agreement and recommends that all shareholders vote “FOR” the approval of the merger agreement. You are not being asked to vote on the REIT election itself. The board of directors of SBA has already determined that such election is in the best interest of the shareholders.

This proxy statement/prospectus is a prospectus of SBA REIT as well as a proxy statement for SBA and provides you with detailed information about the REIT conversion, the merger and the special meeting. We encourage you to read carefully this entire proxy statement/prospectus, including all annexes, and we especially encourage you to read the section titled “Risk Factors” beginning on page 19.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of Class A common stock to be issued by SBA REIT under this proxy statement/prospectus or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated December 5, 2016 and is being first mailed to shareholders on or about December 9, 2016.

Sincerely,

Steven E. Bernstein
Chairman of the Board

SBA COMMUNICATIONS CORPORATION

8051 Congress Avenue Boca

Raton, Florida 33487

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS OF

SBA COMMUNICATIONS CORPORATION

TO BE HELD ON JANUARY 12, 2017

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of SBA Communications Corporation, a Florida corporation, will be held on Thursday, January 12, 2017 at 2:00 p.m., local time, at SBA’s corporate office, located at 8051 Congress Avenue, Boca Raton, Florida 33487, for the following purposes:

1.	to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of November 10, 2016, between SBA Communications Corporation, or SBA, and SBA Communications REIT Corporation, a newly formed Florida corporation and wholly-owned subsidiary of SBA, which is being implemented in connection with SBA’s election to be subject to tax as a real estate investment trust, or REIT, commencing with our taxable year ending December 31, 2016; and

2.	to consider and vote upon a proposal to permit SBA’s board of directors to adjourn the special meeting, if necessary, for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve the foregoing proposal.

The SBA board of directors has adopted the Agreement and Plan of Merger and recommends that you vote “FOR” the proposals, which are described in more detail in the accompanying proxy statement/prospectus.

SBA reserves the right to cancel or defer the merger even if shareholders of SBA approve the agreement and plan of merger, which we refer to as the merger agreement, and the other conditions to the completion of the merger are satisfied or waived, if the SBA board of directors determines that the merger is no longer in the best interests of SBA and its shareholders.

Only holders of SBA Class A common stock as of the close of business on December 2, 2016, the record date, are entitled to notice of the special meeting, and to vote at the special meeting and at any adjournment or postponement of the special meeting. During the ten-day period before the special meeting, SBA will keep a list of shareholders entitled to vote at the special meeting or any adjournment thereof available for inspection upon reasonable notice by any shareholder at SBA’s offices in Boca Raton, Florida, during usual business hours. The list of shareholders will also be made available at the time and place of the special meeting and will be subject to inspection by any shareholder at any time during the special meeting.

Your vote is important. Whether or not you plan to attend the special meeting in person, please complete, sign and date the enclosed proxy card as soon as possible and return it in the enclosed envelope, or submit your proxy by telephone or over the Internet in accordance with the instructions in the enclosed proxy card. Shareholders who return proxy cards by mail or submit proxies by telephone or over the Internet prior to the special meeting may nevertheless attend the special meeting, revoke their proxies and vote their shares at the special meeting.

We encourage you to read the accompanying proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares of SBA Class A common stock, please call our proxy solicitor, Morrow Sodali LLC, at (800) 662-5200 (for shareholders) or (203) 658-9400 (for banks and brokers).

By order of the board of directors,

Steven E. Bernstein
Chairman of the Board

Boca Raton, Florida

December 5, 2016

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about SBA Communications Corporation from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from SBA, or Morrow Sodali LLC, SBA’s proxy solicitor, at the following addresses and numbers, as applicable:

SBA Communications Corporation 8051 Congress Avenue Boca Raton, FL 33487 Phone: (561) 995-7670 Fax: (561) 998-3448	Morrow Sodali LLC 470 West Avenue Stamford, Connecticut 06902 Shareholders: (800) 662-5200 Banks and brokers: (203) 658-9400

SBA’s filings with the Securities and Exchange Commission (the “Commission”) are also available through the investor relations section of SBA’s website at http://ir.sbasite.com. Except for documents incorporated by reference into this proxy statement/prospectus, no information in, or that can be accessed through, SBA’s website is incorporated by reference into this proxy statement/prospectus, and no such information should be considered a part of this proxy statement/prospectus.

If you would like to request any documents, please do so by January 5, 2017 in order to receive them before the special meeting.

For more information, see the section entitled “Where You Can Find More Information”.

QUESTIONS AND ANSWERS ABOUT THE REIT CONVERSION

What follows are questions that you, as a shareholder of SBA, may have regarding the REIT conversion, the merger and the special meeting of shareholders and the answers to those questions. You are urged to carefully read this proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus in their entirety because the information in this section may not provide all of the information that might be important to you with respect to the REIT conversion or the special meeting. Additional important information is contained in the annexes to, and the documents incorporated by reference into, this proxy statement/prospectus.

When used in this proxy statement/prospectus, unless otherwise specifically stated or the context otherwise requires, the terms “Company,” “SBA,” “we,” “our” and “us” refer to SBA Communications Corporation and its subsidiaries with respect to the period prior to the merger, and SBA Communications REIT Corporation and its subsidiaries, including taxable REIT subsidiaries, with respect to the period after the merger.

Q.	What are we planning to do?

A.	The board of directors of SBA has determined that the REIT conversion would be in the best interests of SBA and its shareholders. The REIT conversion consists of the following two elements:

•	SBA’s election to be subject to tax as a real estate investment trust, or REIT, for U.S. federal income tax purposes, which we refer to as the REIT election, commencing with our taxable year ending December 31, 2016; and

•	the consummation of the merger of SBA into SBA Communications REIT Corporation, or SBA REIT, a Florida corporation and wholly-owned subsidiary of SBA, which was specifically formed for the purpose of the merger.

We believe that SBA’s business is currently operated in a manner that complies with the REIT rules, and as a result, SBA is able to make the election to be subject to tax as a REIT effective as of the beginning of the 2016 taxable year. You are not being asked to vote on the REIT election.

Effective at the time of the merger, SBA REIT will be renamed “SBA Communications Corporation” and will hold, directly or indirectly through its subsidiaries, the assets currently held by SBA and will conduct the existing businesses of SBA and its subsidiaries.

Because we believe SBA’s business is currently operated in a manner that complies with the REIT rules, no further reorganization of its operations is necessary to complete the REIT conversion.

Q.	What is a REIT?

A.	A REIT is a corporation that qualifies for special treatment for U.S. federal income tax purposes because, among other things, it derives most of its income from real estate-based sources and makes a special election under the Code. SBA intends to operate as a REIT that principally invests in, and derives most of its income from the ownership, operation and leasing of, towers.

A corporation that qualifies as a REIT generally will be entitled to a deduction for dividends paid, thereby reducing its corporate level income taxes and substantially eliminating the “double taxation” of corporate income.

Even if we qualify as a REIT, we will continue to pay U.S. federal income tax on earnings, if any, from assets and operations held through taxable REIT subsidiaries, or TRSs. These assets and operations currently consist primarily of our site development services and our international operations. Our international operations would continue to be subject, as applicable, to foreign taxes in the jurisdictions in which those operations are located. We may also be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property and other taxes on our assets and operations.

Q.	What will happen in the merger?

A.	SBA will merge with and into SBA REIT and SBA REIT will be the surviving entity in the merger and will succeed to and continue the business and assume the obligations of SBA. We refer to this transaction in this proxy statement/prospectus as the “merger.” The merger will facilitate our continued compliance with the REIT rules by ensuring the effective adoption of standard REIT-related ownership limitations and transfer restrictions related to our capital stock, subject to approval by the holders of the outstanding shares of Class A common stock of SBA, which we refer to as the SBA Class A common stock. These provisions generally restrict shareholders from owning more than 9.8%, by value or number of shares, whichever is more restrictive, of SBA REIT’s outstanding shares of Class A common stock, or 9.8% in aggregate value of the outstanding shares of all classes and series of SBA REIT’s capital stock. Under applicable constructive ownership rules, any shares of stock owned by certain affiliated owners generally would be added together for purposes of the ownership limits. We refer to these ownership limitations and transfer restrictions as the “REIT Ownership and Transfer Restrictions.”

As a consequence of the merger:

•	there will be no change in the assets we hold or in the businesses we conduct;

•	there will be no fundamental change to our current discretionary capital allocation strategy or current operational strategy;

•	the existing board of directors and executive management of SBA prior to the merger will be the board of directors and executive management, respectively, of SBA REIT immediately following the merger;

•	the outstanding shares of SBA Class A common stock will convert into the right to receive the same number of shares of Class A common stock of SBA REIT, which we refer to as SBA REIT Class A common stock;

•	effective at the time of the merger, SBA REIT will be renamed “SBA Communications Corporation” and will become the publicly traded NASDAQ Global Select Market listed company that will continue to operate, directly or indirectly, all of SBA’s existing businesses; and

•	the rights of the shareholders of SBA REIT will be governed by the amended and restated articles of incorporation of SBA REIT, which we refer to as the SBA REIT Articles, and the amended and restated bylaws of SBA REIT, which we refer to as the SBA REIT Bylaws. The SBA REIT Articles are the same as SBA’s amended and restated articles of incorporation, except that the SBA REIT Articles contain the REIT Ownership and Transfer Restrictions. The REIT Ownership and Transfer Restrictions could delay, defer or prevent a transaction or a change of control of SBA REIT that might involve a premium price for SBA REIT Class A common stock or otherwise be in the best interests of its shareholders. The SBA REIT Bylaws are the same as SBA’s bylaws.

We have attached to this proxy statement/prospectus a copy of the merger agreement as Annex A, a copy of the form of the SBA REIT Articles as Annex B-1 and a copy of the form of the SBA REIT Bylaws as Annex B-2.

Q.	What are our reasons for the REIT conversion?

A.	We believe the REIT election and merger are in the long-term best interests of SBA and its shareholders primarily for the following reasons:

•	To increase shareholder value: As a REIT, we believe we will be able to increase the long-term value of SBA REIT Class A common stock by increasing future distributions to shareholders from increased cash flows resulting from reduced corporate level taxes on REIT eligible revenue. We believe required distributions to our shareholders and increased cash flows may decrease our cost of equity and therefore lower our overall cost of capital;

•	To establish regular distributions to shareholders: We believe our shareholders will benefit from our future commencement of regular cash distributions, resulting in a yield-oriented stock;

•	To expand our base of potential shareholders: Most of our revenues and operating profits are derived from leasing revenue from real property, primarily in the form of tenant leases from wireless service providers on towers that we own or operate. As a real estate company that will, at such time as our board of directors determines, make cash distributions to our shareholders, our shareholder base may expand to include investors attracted by yield and/or specifically to REITs, which may improve the liquidity of SBA REIT Class A common stock and provide a broader shareholder base;

•	To be comparable to our competitors who are REITs: Both of our U.S. public tower company competitors have converted to REITs, and we believe that by converting to a REIT, investors and the market will be better able to compare our operating results with those of our competitors’; and

•	To facilitate our continued compliance with the REIT qualification rules: The merger will facilitate our continued compliance with the REIT rules by ensuring the effective adoption of the REIT Ownership and Transfer Restrictions.

To review the background of, and the reasons for, the REIT conversion in greater detail, and the related risks associated with the merger, see the sections titled “Background of the REIT Conversion” beginning on page 43, “Our Reasons for the REIT Conversion” beginning on page 45 and “Risk Factors” beginning on page 19.

Q.	Will I receive any distributions upon the REIT conversion?

A.	A REIT must distribute earnings and profits, which we refer to as E&P, accumulated (1) during years when the REIT or its predecessor was taxed as a regular C corporation or (2) by any C corporation acquired by the REIT in a transaction in which the REIT succeeds to the C corporation’s E&P. If we elect to be subject to tax as a REIT commencing with the taxable year ending December 31, 2016, we must distribute to our shareholders on or before December 31, 2016 the following:

•	any undistributed E&P attributable to taxable periods ending prior to January 1, 2016; and

•	any E&P from a C corporation acquired after January 1, 2016 in a transaction in which we succeed to the C corporation’s E&P.

We expect that if we elect to be subject to tax as a REIT commencing with the taxable year ending December 31, 2016, we will not make a special E&P distribution to shareholders because (1) we did not have any undistributed E&P attributable to taxable periods ending prior to January 1, 2016 and (2) we have not acquired a C corporation since January 1, 2016 in a transaction in which we succeeded to the C corporation’s E&P.

Q.	Why did SBA’s board of directors decide to pursue the REIT conversion now?

A.	As discussed above, our board of directors believes that being a REIT will provide shareholders long-term value. By electing to be subject to tax as REIT commencing with the taxable year ending December 31, 2016, SBA will be able to recognize additional structural and financial benefits and get ahead of any changes that may arise as a result of the November elections. For example, although we currently expect to have net federal operating tax loss carryforwards (“NOLs”) covering our taxable income through 2020, we expect to have positive E&P beginning in 2017 which would have been required to be distributed in connection with any REIT conversion for the 2017 or any subsequent tax year. By converting before such time as we would be required to make a distribution of E&P, we can preserve our flexibility to allocate capital in the manner that we believe will provide our shareholders the best long-term return. Furthermore, the board was advised that, by electing to be taxed as a REIT commencing with the taxable year ending December 31, 2016, we would be subject to a five-year built-in gains recognition period, rather than the ten-year built-in gains recognition period that may be applicable to entities that elect to be subject to tax as a REIT after June 7, 2016.

Q.	What will I receive in connection with the REIT conversion? When will I receive it?

A.	At the time of the completion of the merger, you will have the right to receive one share of SBA REIT Class A common stock in exchange for each of your then outstanding shares of SBA Class A common stock.

Q.	Will I receive any distributions once SBA is a REIT?

A.	REITs are required to distribute annually at least 90% of their REIT taxable income after the utilization of any available NOLs (determined before the deduction for dividends paid and excluding any net capital gain). We expect to distribute all or substantially all of our REIT taxable income so as to not be subject to income or excise tax on undistributed REIT taxable income. We estimate that we had approximately $1.2 billion in NOLs as of December 31, 2015. We currently expect to have NOLs covering our taxable income through 2020. We may, at our discretion, use these NOLs to offset our REIT taxable income, and thus distributions to shareholders may be reduced or eliminated until such time as our NOLs have been fully utilized.

The amount of future distributions will be determined, from time to time, by the board of directors to balance our goal of increasing long-term shareholder value and retaining sufficient cash to implement our current capital allocation policy, which prioritizes investment in quality assets that meet our return criteria and then stock repurchases when we believe our stock price is below its intrinsic value. The actual timing and amount of distributions will be as determined and declared by the board of directors and will depend on, among other factors, our NOLs, our financial condition, earnings, debt covenants and other possible uses of such funds. See the section entitled “Distribution Policy” beginning on page 50.

Q.	Will converting to a REIT change our capital allocation strategy?

A.	We do not anticipate that the REIT conversion will change our current capital allocation strategy. We expect to continue to prioritize investment in quality assets that meet our return criteria and then stock repurchases when we believe our stock price is below its intrinsic value. A primary goal of our capital allocation strategy is to increase our Adjusted Funds From Operations per share. To achieve this, we expect we would continue to deploy capital between portfolio growth and stock repurchases, subject to available funds and market conditions, while maintaining our target leverage levels.

•	Portfolio Growth. We intend to continue to grow our tower portfolio, domestically and internationally, through tower acquisitions and the construction of new towers. However, compliance with the REIT requirements may hinder our ability to make certain attractive investments and, to that extent, limit our opportunities. To review the risks associated with the REIT conversion, see “Risk Factors” beginning on page 19.

•	Stock repurchase program. We currently utilize stock repurchases as part of our capital allocation policy when we believe our share price is below intrinsic value. After portfolio growth, we believe that share repurchases, when purchased at the right price, will facilitate our goal of increasing our Adjusted Funds From Operations per share and, following the merger, we expect to continue the same approach to capital allocation.

Q.	Will the REIT conversion change our current operational strategy?

A.	No, we do not anticipate that the REIT conversion will change our current operational strategy. Our primary strategy is to continue to focus on expanding our site leasing business due to its attractive characteristics such as long-term contracts, built-in rent escalators, high operating margins, and low customer churn.

Q.	When is the merger expected to be completed and the REIT election expected to be made?

A.	Subject to shareholder approval, we expect to complete the merger as soon as practicable following the special meeting, and we expect to elect REIT status commencing with our taxable year ending December 31, 2016. As we have been operating since January 1, 2016 in a manner that we believe complies with the REIT requirements, we expect to be able to elect REIT status commencing with the 2016 taxable year by filing our tax returns for such year as a REIT. However, we reserve the right to cancel or defer the merger or the REIT conversion even if shareholders of SBA approve the merger agreement and other conditions to the completion of the merger are satisfied or waived, if the board of directors determines that the merger or the REIT conversion is no longer in the best interests of SBA and its shareholders.

Q.	What are some of the risks associated with the REIT conversion?

A.	There are a number of risks relating to the REIT conversion, including the following:

•	SBA REIT must comply with the REIT requirements, including the 90% distribution requirement, which may hinder our ability to make certain attractive investments;

•	the REIT Ownership and Transfer Restrictions may prevent or restrict you from engaging in certain transfers of our stock;

•	if SBA REIT fails to remain qualified as a REIT, to the extent it generates taxable income, it will be subject to taxation at regular corporate rates without a deduction for dividends paid and will have reduced funds available for distribution to its shareholders; and

•	there is no assurance that our cash flows from operations will be sufficient for us to fund required distributions, if any.

To review the risks associated with the REIT conversion, see the sections titled “Risk Factors” beginning on page 19 and “Our Reasons for the REIT Conversion” beginning on page 45.

Q.	Will REIT qualification requirements restrict any of our business activities or limit our financial flexibility?

A.	As summarized in the section entitled “United States Federal Income Tax Considerations” beginning on page 109, to qualify as a REIT, we must continually satisfy various qualification tests imposed under the Code, concerning, among other things, the sources of our income, the nature and diversification of our assets and the amounts we distribute to our shareholders. In particular, the REIT qualification requirements could restrict our business activities and financial flexibility because:

•	we may be required to liquidate or otherwise forgo attractive investments to satisfy the asset and income tests or to qualify under certain statutory relief provisions; and

•	to meet annual distribution requirements, we may be required to distribute amounts that could otherwise be used for our operations, including amounts that could otherwise be invested in tower portfolio growth, capital expenditures or repayment of debt and we might be required to borrow funds, sell assets or raise equity to fund these distributions, even if the then-prevailing market conditions are not favorable for these borrowings, sales or offerings.

Although our use of TRSs may partially mitigate the impact of meeting the requirements necessary to maintain our REIT status, there are limits on our ability to own TRSs. To review in greater detail the risks associated with our status as a REIT and the limits on our ability to own TRSs, see the section entitled “Risk Factors—Risks Related to the REIT Status and the Merger” beginning on page 19.

In reaching its determination regarding a possible REIT conversion, our board of directors considered these REIT qualification requirements and other considerations relevant to a potential REIT conversion, which are more fully described in the sections entitled “Background of the REIT Conversion” beginning on page 43 and “Our Reasons for the REIT Conversion” beginning on page 45.

Q.	Who will be on the board of directors and management after the merger?

A.	The board of directors and executive management of SBA immediately prior to the merger will be the board of directors and executive management, respectively, of SBA REIT immediately following the merger.

Q.	Do any of SBA’s directors and executive officers have any interests in the merger that are different from mine?

A.	No. SBA’s directors and executive officers own shares of SBA Class A common stock, restricted stock units and options to purchase shares of SBA Class A common stock and, to that extent, their interest in the merger is the same as that of the other holders of shares of SBA Class A common stock, restricted stock units and options to purchase shares of SBA Class A common stock.

Q.	When and where is the special meeting?

A.	The special meeting will be held on Thursday, January 12, 2017 at 2:00 p.m., local time, at SBA’s corporate office, located at 8051 Congress Avenue, Boca Raton, Florida.

Q.	What will I be voting on at the special meeting?

A.	As a shareholder, you are entitled to, and requested to, vote on the proposal to approve the merger agreement pursuant to which SBA will be merged with and into SBA REIT, a wholly owned subsidiary of SBA, with SBA REIT as the surviving entity. In addition, you are requested to vote on the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal regarding the approval of the merger agreement. You are not being asked to vote on the REIT election.

Q.	Who may vote on the merger?

A.	You may vote all of the shares of SBA Class A common stock that you owned at the close of business on Friday, December 2, 2016, the record date. On the record date, there were 122,142,546 shares of SBA Class A common stock outstanding and entitled to be voted at the special meeting. On or about Friday, December 9, 2016 we will begin mailing this proxy statement/prospectus to all persons entitled to vote at the special meeting.

Q.	Why is my vote important?

A.	If you do not submit a proxy or vote in person at the meeting, it will be more difficult for us to obtain the necessary quorum to hold the special meeting. In addition, your failure to submit a proxy or to vote in person will have the same effect as a vote against the approval of the merger agreement. If you hold your shares through a broker, bank, or other nominee, your broker, bank, or other nominee will not be able to cast a vote on the approval of the merger agreement without instructions from you.

Q.	What constitutes a quorum for the special meeting?

A.	The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the record date will constitute a quorum, permitting us to conduct the business of the special meeting.

Q.	What vote is required on the merger?

A.

The affirmative vote of the holders of a majority of the outstanding shares of SBA Class A common stock entitled to vote is required for the approval of the merger agreement. As of the close of business on the record date, there were 122,142,546 shares of SBA Class A common stock outstanding and entitled to vote at the special meeting. Each share of outstanding SBA Class A common stock on the record date is entitled to one vote on each proposal submitted to you for consideration at the special meeting.

Q.	How do I vote without attending the special meeting?

A.	If you are a holder of SBA Class A common stock on the record date, you may vote by completing, signing and promptly returning the proxy card in the self-addressed stamped envelope provided. You may also authorize a proxy to vote your shares by telephone or over the Internet as described in your proxy card. Authorizing a proxy by telephone or over the Internet or by mailing a proxy card will not limit your right to attend the special meeting and vote your shares in person. Those shareholders of record who choose to vote by telephone or over the Internet must do so no later than 11:59 p.m., Eastern Time, on Wednesday, January 11, 2017.

Q.	Can I attend the special meeting and vote my shares in person?

A.	Yes. All shareholders are invited to attend the special meeting. Shareholders of record at the close of business on the record date are invited to attend and vote at the special meeting. If your shares are held by a broker, bank or other nominee, then you are not the shareholder of record. Therefore, to vote at the special meeting, you must bring the appropriate documentation from your broker, bank or other nominee confirming your beneficial ownership of the shares.

Q.	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A.	No. If your shares are held in “street name” by your broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee. Your broker, bank or other nominee will vote your shares only if you provide instructions on how you would like your shares to be voted.

Q.	Can I change my vote after I have mailed my signed proxy card?

A.	Yes. You can change your vote at any time before your proxy is voted at the special meeting. To revoke your proxy, you must either (1) notify the secretary of SBA in writing, (2) mail a new proxy card dated after the date of the proxy you wish to revoke, (3) submit a later dated proxy by telephone or over the Internet by following the instructions on your proxy card or (4) attend the special meeting and vote your shares in person. Merely attending the special meeting will not constitute revocation of your proxy. If your shares are held through a broker, bank, or other nominee, you should contact your broker, bank or other nominee to change your vote.

Q.	Will I have to pay U.S. federal income taxes as a result of the REIT conversion?

A.	No. You will not recognize gain or loss for U.S. federal income tax purposes as a result of the exchange of shares of SBA Class A common stock for shares of SBA REIT Class A common stock in the merger. However, if we are not a “domestically controlled qualified investment entity,” within the meaning of the Code, and you are a non-U.S. person who owns or has owned more than 10% of the outstanding SBA Class A common stock, it may be necessary for you to comply with reporting and other requirements of the U.S. Department of the Treasury (the “Treasury”) regulations in order to achieve nonrecognition of gain on the exchange of SBA Class A common stock for SBA REIT Class A common stock. See the section titled “United States Federal Income Tax Considerations” beginning on page 109 for a more detailed discussion of the federal income tax consequences of the merger.

The U.S. federal income tax treatment of holders of SBA Class A common stock and SBA REIT Class A common stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular holder of SBA Class A common stock or SBA REIT Class A common stock will depend on that holder’s particular tax circumstances. We urge you to consult your tax advisor, particularly if you are a non-U.S. person, regarding the specific tax consequences, including the federal, state, local and foreign tax consequences, to you in light of your particular investment in, or the tax circumstances of acquiring, holding, exchanging or otherwise disposing of, SBA Class A common stock and SBA REIT Class A common stock.

Q.	Am I entitled to appraisal rights?

A.	No. Under the Florida Business Corporation Act, you are not entitled to any appraisal rights in connection with the merger.

Q.	How does the board of directors recommend I vote on the merger proposal?

A.	The board of directors of SBA believes that the merger is advisable and in the best interests of the company and its shareholders. The board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement.

Q.	What do I need to do now?

A.	You should carefully read and consider the information contained in this proxy statement/prospectus, including its annexes. It contains important information about what the board of directors of SBA considered in evaluating, approving and implementing the REIT conversion and adopting the merger agreement.

You should then complete and sign your proxy card and return it in the enclosed envelope as soon as possible so that your shares will be represented at the special meeting, or vote your proxy by telephone or over the Internet in accordance with the instructions on your proxy card. If your shares are held through a broker, bank or other nominee, you should receive a separate voting instruction form with this proxy statement/prospectus.

Q.	Should I send in my stock certificates now?

A.	No. After the merger is completed, SBA shareholders will receive written instructions from the exchange agent on how to exchange their shares of SBA Class A common stock for shares of SBA REIT Class A common stock. Please do not send in your SBA stock certificates with your proxy.

Q.	Where will my SBA REIT Class A common stock be publicly traded?

A.	SBA REIT will apply to list the new shares of SBA REIT Class A common stock on the NASDAQ Global Select Market, upon completion of the merger. We expect that SBA REIT Class A common stock will trade under our current symbol “SBAC.”

Q.	Will a proxy solicitor be used?

A.	Yes. We have engaged a professional proxy solicitation firm, Morrow Sodali LLC, to assist in the solicitation of proxies for a fee of approximately $12,500, and we will reimburse Morrow Sodali LLC for its reasonable disbursements. In addition, our officers and employees may request the return of proxies by telephone and other electronic means or by personal solicitation, but no additional compensation will be paid to officers or employees for those solicitation efforts.

Q.	Whom should I call with questions?

A.	If you have additional questions about this proxy statement/prospectus or the meeting, would like additional copies of this proxy statement/prospectus, need to obtain proxy cards or other information related to this proxy solicitation or need help submitting a proxy or voting your shares of SBA Class A common stock, you should contact:

SBA Communications Corporation

8051 Congress Avenue

Boca Raton, Florida 33487

Attn: Investor Relations

Phone: (561) 995-7670

Fax: (561) 998-3448

or

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Shareholders may call toll-free: (800) 662-5200

Banks and brokers may call collect: (203) 658-9400

CORPORATE STRUCTURE

The following diagrams summarize the corporate structure of SBA before and after the merger.

Before	After

(1)	Includes direct and indirect subsidiaries. A “TRS” is a taxable REIT subsidiary that pays corporate income tax at regular rates on its taxable income.
(2)	Includes direct and indirect subsidiaries. A “QRS” is a qualified REIT subsidiary.
(3)	Recently formed for the purpose of effecting the merger.
(4)	Former shareholders of SBA Communications Corporation.
(5)	To be renamed SBA Communications Corporation.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents to which this proxy statement/prospectus refers to fully understand the REIT conversion. In particular, you should read the annexes attached to this proxy statement/prospectus, including the merger agreement, which is attached as Annex A. You also should read the form of SBA REIT Articles, attached as Annex B-1, and the form of SBA REIT Bylaws, attached as Annex B-2, because these documents will govern your rights as a shareholder of SBA REIT following the merger. See the section titled “Where You Can Find More Information” in this proxy statement/prospectus. For a discussion of the risk factors that you should carefully consider, see the section titled “Risk Factors” beginning on page 19. Most items in this summary include a page reference directing you to a more complete description of that item.

The information contained in this proxy statement/prospectus, unless otherwise indicated, assumes the REIT conversion and all the transactions related to the REIT conversion, including the merger, will occur. When used in this proxy statement/prospectus, unless otherwise specifically stated or the context otherwise requires, the terms “Company,” “SBA,” “we,” “our” and “us” refer to SBA Communications Corporation and its subsidiaries with respect to the period prior to the merger, and SBA Communications REIT Corporation and its subsidiaries including the TRSs with respect to the period after the merger.

The Companies

SBA Communications Corporation

8051 Congress Avenue

Boca Raton, Florida 33487

(561) 995-7670

We are a leading independent owner and operator of wireless communications tower structures, rooftops and other structures that support antennas used for wireless communications, which we collectively refer to as “towers” or “sites.” Our principal operations are in the United States and its territories. In addition, we own and operate towers in Canada, Central America, and South America. Our primary business line is our site leasing business, which contributed 98.5% of our total segment operating profit for the nine months ended September 30, 2016. In our site leasing business, we (1) lease antenna space to wireless service providers on towers that we own or operate and (2) manage rooftop and tower sites for property owners under various contractual arrangements. As of September 30, 2016, we owned 25,878 towers, a substantial portion of which have been built by us or built by other tower owners or operators who, like us, have built such towers to lease space to multiple wireless service providers. We also managed or leased approximately 5,500 actual or potential towers, approximately 500 of which were revenue producing as of September 30, 2016. Our other business line is our site development business, through which we assist wireless service providers in developing and maintaining their own wireless service networks.

Our principal executive offices are located at 8051 Congress Avenue, Boca Raton, FL 33487 and the telephone number is (561) 995-7670. SBA was founded in 1989 and incorporated in Florida in 1997. Our corporate website is www.sbasite.com. The information contained on our website is not part of this proxy statement/prospectus.

SBA Communications REIT Corporation

8051 Congress Avenue

Boca Raton, Florida 33487

(561) 995-7670

SBA Communications REIT Corporation, which we refer to as SBA REIT, is a wholly owned subsidiary of SBA and was organized in Florida on September 21, 2016 to succeed to and continue the business of SBA upon completion of the merger of SBA with and into SBA REIT. Effective at the time of the merger, SBA REIT will be renamed “SBA Communications Corporation.” Prior to the merger, SBA REIT will conduct no business other than that incidental to the merger. Immediately following the merger, SBA REIT will directly or indirectly conduct all of the business currently conducted by SBA. Upon completion of the merger, SBA REIT will directly or indirectly hold all of SBA’s assets and be responsible for all of SBA’s obligations.

General

The board of directors of SBA has unanimously authorized SBA to take all necessary steps for SBA REIT, as the successor of SBA’s assets and business operations following the merger, to elect to be subject to tax as a REIT for U.S. federal income tax purposes. We refer to the REIT election and the merger as the as the REIT conversion. If SBA elects to be subject to tax and qualifies as a REIT, SBA REIT generally will be entitled to a deduction for dividends that it pays and therefore not be subject to U.S. federal corporate income tax on that portion of its net income that it distributes to its shareholders. This treatment would substantially eliminate the federal “double taxation” on earnings from REIT operations, or taxation once at the corporate level and again at the shareholder level, that generally results from investment in a regular C corporation. However, as explained more fully below, we continue to pay U.S. federal income tax on certain assets and operations held through TRSs. These assets and operations currently consist primarily of our site development business and our international operations. Our international operations would continue to be subject, as applicable, to foreign taxes in the jurisdictions in which those operations are located.

We are distributing this proxy statement/prospectus to you as a holder of SBA Class A common stock in connection with the solicitation of proxies by the board of directors to vote on a proposal to approve the merger agreement. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

The SBA board of directors reserves the right to cancel or defer the merger even if SBA shareholders approve the merger agreement and the other conditions to the completion of the merger are satisfied or waived if it determines that the merger is no longer in the best interests of SBA and its shareholders.

Board of Directors and Management of SBA REIT

The board of directors and executive management of SBA immediately prior to the merger will be the board of directors and executive management, respectively, of SBA REIT immediately following the merger.

Interests of Directors and Executive Officers in the Merger

Our directors and executive officers own shares of SBA Class A common stock, restricted stock units and stock options to purchase shares of SBA Class A common stock and, to that extent, their interest in the merger is the same as that of the other holders of shares of SBA Class A common stock, restricted stock units and stock options to purchase shares of SBA Class A common stock.

Regulatory Approvals (See page 49)

We are not aware of any federal, state or local regulatory requirements that must be complied with or approvals that must be obtained prior to completion of the merger pursuant to the merger agreement and the transactions contemplated thereby, other than compliance with applicable federal and state securities laws, the filing of articles of merger as required under the Florida Business Corporation Act.

Comparison of Rights of Shareholders of SBA and SBA REIT (See page 108)

Your rights as a holder of SBA Class A common stock are currently governed by the Florida Business Corporation Act, SBA’s Fourth Amended and Restated Articles of Incorporation, as amended, which we refer to as the SBA Articles, and the Amended and Restated Bylaws of SBA, which we refer to as the SBA Bylaws. If the merger agreement is approved by SBA’s shareholders and the merger is completed, you will become a shareholder of SBA REIT and your rights as a shareholder of SBA REIT will be governed by the Florida Business Corporation Act, the SBA REIT Articles and the SBA REIT Bylaws.

The only differences that exist between your rights as a holder of SBA Class A common stock and your rights as a holder of SBA REIT Class A common stock is that the SBA REIT Articles will contain the REIT Ownership and Transfer Restrictions. These limitations are subject to waiver or modification by the board of directors of SBA REIT. For more detail regarding the differences between your rights as a holder of SBA Class A common stock and your rights as a holder of SBA REIT Class A common stock, see the sections titled “Description of SBA REIT Capital Stock” and “Comparison of Rights of Shareholders of SBA and SBA REIT.”

The forms of the SBA REIT Articles and SBA REIT Bylaws are attached as Annex B-1 and Annex B-2, respectively.

United States Federal Income Tax Considerations (See page 109)

It is a condition to the closing of the merger that we receive an opinion from our special REIT tax counsel, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), that the merger will be treated for U.S. federal income tax purposes as a reorganization under section 368(a) of the Code. Accordingly, we expect for U.S. federal income tax purposes that:

•	no gain or loss will be recognized by SBA or SBA REIT as a result of the merger;

•	you will not recognize any gain or loss upon the conversion of your shares of SBA Class A common stock into SBA REIT Class A common stock;

•	the tax basis of the shares of SBA REIT Class A common stock that you receive pursuant to the merger in the aggregate will be the same as your adjusted tax basis in the shares of SBA Class A common stock being converted in the merger; and

•	the holding period of shares of SBA REIT Class A common stock that you receive pursuant to the merger will include your holding period with respect to the shares of SBA Class A common stock being converted in the merger, assuming that your SBA Class A common stock was held as a capital asset at the effective time of the merger.

The U.S. federal income tax treatment of holders of SBA Class A common stock and SBA REIT Class A common stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences of holding SBA Class A common stock or SBA REIT Class A common stock to any particular shareholder will depend on the shareholder’s particular tax circumstances. For example, if we are not a “domestically controlled qualified investment entity,” then, in the case of a non-U.S. shareholder that owns or has owned in excess of 10% of SBA Class A common stock, it may be necessary for that person to comply with reporting requirements for him or her to achieve the nonrecognition of gain, carryover tax basis and tacked holding period described above. We urge you to consult your tax advisor regarding the specific tax consequences, including the federal, state, local and foreign tax consequences, to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging or otherwise disposing of SBA Class A common stock or SBA REIT Class A common stock.

Taxation of SBA REIT (See page 110)

We expect to qualify as a REIT for U.S. federal income tax purposes for our taxable year ending December 31, 2016. If we so qualify, we will be permitted to deduct distributions paid to our shareholders, allowing the income represented by such distributions not to be subject to taxation at the entity level and to be taxed, if at all, only at the shareholder level. Nevertheless, the earnings of our TRSs will be subject, as applicable, to federal corporate income taxes and to foreign income taxes where those operations are conducted.

Our ability to qualify as a REIT will depend upon our compliance following the REIT conversion with various REIT requirements, including requirements related to the nature of our assets, the sources of our income and our distributions to our shareholders. If we fail to qualify as a REIT, we will be subject to U.S. federal income tax at regular corporate rates. As a REIT, we will also be subject to some federal, state, local and foreign taxes on our income and property.

We have received an opinion from our special REIT tax counsel, Skadden, that we are organized in conformity with the requirements for qualification as a REIT under the Code and that our actual and proposed method of operation has enabled and will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. Skadden’s opinion is conditioned upon the assumption that the SBA REIT Articles, the SBA REIT Bylaws, our licenses and all other applicable legal documents have been and will be complied with by all parties to those documents, upon the accuracy and completeness of the factual matters described in this proxy statement/prospectus, upon representations made by us as to certain factual matters relating to our and SBA REIT’s organization and operations and our expected manner of operation. Skadden’s opinion is based upon the law as it exists today, but the law may change in the future, possibly with retroactive effect. Given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Skadden or us that we will so qualify for any particular year. Any opinion of Skadden as to our qualification as a REIT will be expressed as of the date issued. Skadden will have no obligation to advise us or our shareholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. Also, the opinions of tax counsel are not binding on either the Internal Revenue Service, or the IRS, or a court, and either could take a position different from that expressed by tax counsel.

Recommendation of the Board of Directors (See page 41)

The SBA board of directors believes that the merger is advisable for SBA and its shareholders and unanimously recommends that you vote “FOR” the approval of the merger agreement, which is being implemented in connection with SBA’s conversion to a REIT, and “FOR” permitting SBA’s board of directors to adjourn the special meeting, if necessary, for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve the merger agreement.

Date, Time, Place and Purpose of Special Meeting (See page 40)

The special meeting will be held on Thursday, January 12, 2017 at 2:00 p.m., local time, at SBA’s corporate office, located at 8051 Congress Avenue, Boca Raton, Florida 33487 to consider and vote upon the proposals described in the notice of special meeting.

Shareholders Entitled to Vote (See page 40)

The board of directors has fixed the close of business on December 2, 2016 as the record date for the determination of shareholders entitled to receive notice of, and to vote at, the special meeting. As of December 2, 2016, there were 122,142,546 shares of SBA Class A common stock outstanding and entitled to vote and approximately 260 holders of record.

Vote Required (See pages 40 and 41)

The affirmative vote of the holders of a majority of the outstanding shares of SBA Class A common stock entitled to vote is required for the approval of the merger agreement. Accordingly, abstentions and “broker non-votes,” if any, will have the effect of a vote against the proposal to approve the merger agreement. You are not being asked to vote on the REIT election.

The SBA board of directors reserves the right to cancel or defer the merger even if SBA’s shareholders approve the merger agreement and the other conditions to the completion of the merger are satisfied or waived, if the board of directors determines that the merger is no longer in the best interests of SBA and its shareholders.

The affirmative vote of the holders of a majority of the shares of SBA Class A common stock voting on the proposal to adjourn the special meeting, if necessary, to solicit further proxies is required to permit SBA’s board of directors to adjourn the special meeting, if necessary, to solicit further proxies.

Absence of Appraisal Rights (See page 49)

Under the Florida Business Corporation Act, you will not be entitled to appraisal rights as a result of the merger.

Shares Owned by SBA’s Directors and Executive Officers

As of December 2, 2016, the directors and executive officers of SBA and their affiliates owned and were entitled to vote 1,530,675 shares of SBA Class A common stock, or 1.25% of the shares outstanding on that date entitled to vote with respect to each of the proposals. We currently expect that each director and executive officer of SBA will vote the shares of SBA Class A common stock beneficially owned by such director or executive officer “FOR” approval of the merger agreement and “FOR” permitting SBA’s board of directors to adjourn the special meeting, if necessary, for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve the merger agreement.

Historical Market Price of SBA Class A Common Stock

SBA’s Class A common stock is listed on the NASDAQ Global Select Market under the symbol “SBAC.”

The following table presents the reported high and low sale prices of SBA Class A common stock on the NASDAQ Global Select Market for the periods presented. On September 30, 2016, the last full trading day prior to the public announcement of the proposed REIT conversion, the closing sale price of the SBA Class A common stock on the NASDAQ Global Select Market was $112.16 per share. On December 2, 2016, the latest practicable date before the printing of this proxy statement/prospectus, the closing sale price of SBA Class A common stock on the NASDAQ Global Select Market was $96.67 per share. You should obtain a current stock price quotation for SBA Class A common stock.

	High	Low
Quarter ended December 31, 2016 (through December 2, 2016)	$116.27	$95.66
Quarter ended September 30, 2016	$118.57	$107.36
Quarter ended June 30, 2016	$108.30	$96.68
Quarter ended March 31, 2016	$107.44	$82.80

Quarter ended December 31, 2015	$121.45	$100.12
Quarter ended September 30, 2015	$128.47	$102.65
Quarter ended June 30, 2015	$124.98	$111.58
Quarter ended March 31, 2015	$126.65	$107.53

Quarter ended December 31, 2014	$122.79	$103.83
Quarter ended September 30, 2014	$114.37	$99.70
Quarter ended June 30, 2014	$102.57	$87.03
Quarter ended March 31, 2014	$99.64	$87.29

It is expected that, upon completion of the merger, SBA REIT Class A common stock will be listed and traded on the NASDAQ Global Select Market in the same manner as shares of SBA Class A common stock currently trade on that exchange. The historical trading prices of SBA Class A common stock are not necessarily indicative of the future trading prices of SBA REIT’s Class A common stock.

RISK FACTORS

You should carefully consider the risk factors set forth below, as well as the other information contained and incorporated by reference into this proxy statement/prospectus, before deciding whether to vote for approval of the merger agreement. Any of these risks could materially adversely affect our business, financial condition, or results of operations. These risks could also cause our actual results to differ materially from those indicated in the forward-looking statements contained herein and elsewhere. The risks described below are not the only risks we face. Additional risks not currently known to us or those we currently deem to be immaterial may also materially and adversely affect our business operations.

Risks Related to REIT Status and the Merger

Complying with the REIT requirements may cause us to liquidate assets or hinder our ability to pursue otherwise attractive asset acquisition opportunities.

To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the nature and diversification of our assets, the sources of our income and the amounts we distribute to our shareholders. For example, to qualify as a REIT, we must ensure that, at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and “real estate assets” (as defined in the Code), including towers and certain mortgage loans and securities. The remainder of our investments (other than government securities, qualified real estate assets and securities issued by a TRS) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our total assets (other than government securities, qualified real estate assets and securities issued by a TRS) can consist of the securities of any one issuer, and no more than 25% (for taxable years beginning on or before December 31, 2017) or 20% (for taxable years beginning after December 31, 2017) of the value of our total assets can be represented by securities of one or more TRSs. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate assets.

In addition to the asset tests set forth above, to qualify and be subject to tax as a REIT, we will generally be required to distribute at least 90% of our REIT taxable income after the utilization of any available NOLs (determined without regard to the dividends paid deduction and excluding net capital gain) each year to our shareholders. Our determination as to the timing or amount of future dividends will be based on a number of factors, including investment opportunities around our core business and the availability of our existing NOLs. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our REIT taxable income (after the application of available NOLs, if any), we will be subject to U.S. federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our shareholders for a calendar year is less than a minimum amount specified under the Code. These distribution requirements could hinder our ability to pursue otherwise attractive asset acquisition opportunities. Furthermore, our ability to compete for acquisition opportunities in domestic and international markets may be adversely affected if we need, or require, the target company to comply with certain REIT requirements. These actions could have the effect of reducing our income, amounts available for distribution to our shareholders and amounts available for making payments on our indebtedness.

Qualifying as a REIT involves highly technical and complex provisions of the Code. If we fail to qualify as a REIT or fail to remain qualified as a REIT, to the extent we have REIT taxable income and have utilized our NOLs, we will be subject to U.S. federal income tax as a regular corporation and could face a substantial tax liability, which would reduce the amount of cash available for distribution to our shareholders.

Qualification as a REIT involves the application of highly technical and complex Code provisions for which only limited judicial and administrative authorities exist. Even a technical or inadvertent violation could jeopardize our REIT qualification. Our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis.

The SBA board of directors has authorized us to take all necessary steps for SBA to be subject to tax as a REIT for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2016. We received an opinion of our special REIT tax counsel with respect to our qualification as a REIT. Investors should be aware, however, that opinions of counsel are not binding on the IRS or any court. The opinion represents only the view of such counsel based on its review and analysis of existing law and on certain representations as to factual matters and covenants made by us, including representations relating to the values of our assets and the sources of our income. The opinion is expressed as of the date issued. Our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis. Our ability to satisfy the asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals.

If we fail to qualify as a REIT in any taxable year, to the extent we have REIT taxable income and have utilized our NOLs, we would be subject to U.S. federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and dividends paid to our shareholders would not be deductible by us in computing our taxable income. Any resulting corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our shareholders, which in turn could have an adverse impact on the value of our common stock. Unless we were entitled to relief under certain provisions of the Code, we also would be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year in which we failed to qualify as a REIT. If we fail to qualify for taxation as a REIT, we may need to borrow additional funds or liquidate assets to pay any additional tax liability. Accordingly, funds available for investment and making payments on our indebtedness would be reduced.

We may be required to borrow funds, sell assets, or raise equity to satisfy our REIT distribution requirements.

From time to time, we may generate REIT taxable income greater than our cash flow as a result of differences in timing between the recognition of taxable income and the actual receipt of cash or the effect of nondeductible capital expenditures, the creation of reserves or required debt or amortization payments. If we do not have other funds available in these situations, we may need to borrow funds, sell assets or raise equity, even if the then-prevailing market conditions are not favorable for these borrowings, sales or offerings, to enable us to satisfy the REIT distribution requirement and to avoid U.S. federal corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs and our leverage or require us to distribute amounts that would otherwise be invested in future acquisitions or stock repurchases.

Thus, compliance with the REIT requirements may hinder our ability to grow, which could adversely affect the value of our common stock. Furthermore, the REIT distribution requirements may increase the financing we need to fund capital expenditures, future growth, or expansion initiatives, which would increase our total leverage. Furthermore, compliance with the REIT distribution requirements may increase the financing we need to fund capital expenditures, future growth and expansion initiatives. This would increase our total leverage.

Covenants specified in our current and future debt instruments may limit our ability to make required REIT distributions.

The Second Amended and Restated Credit Agreement by and among our subsidiary, SBA Senior Finance II LLC (“SBA Senior Finance II”), and the several banks and other financial institutions or entities named therein, which we refer to as the Senior Credit Agreement, the mortgage loan agreement related to our securitization transactions and the indentures governing our 4.875% Senior Notes due 2022 (the “2014 Senior Notes”) and our 4.875% Senior Notes due 2024 (the “2016 Senior Notes”) contain certain covenants that could limit our ability to make distributions to our shareholders. Under the Senior Credit Agreement, our subsidiaries may make distributions to us to satisfy our REIT distribution requirements and additional amounts to distribute up to 100% of our REIT taxable income, so long as SBA Senior Finance II’s ratio of Consolidated Total Debt to Annualized Borrower EBITDA does not exceed 6.5 times for any fiscal quarter. In addition, under the mortgage loan agreement related to our securitization transactions, or Securitization, a failure to comply with the Debt Service Coverage Ratio in that agreement could prevent our borrower subsidiaries from distributing any excess cash from the operation of their towers to us. Finally, while the indentures governing the 2014 Senior Notes and the 2016 Senior Notes permit us to make distributions to our shareholders to the extent such distributions are necessary to maintain our status as a REIT or to avoid entity level taxation, this authority is subject to the conditions that no default or event of default exists or would result therefrom and that the obligations under the 2014 Senior Notes or the 2016 Senior Notes, as applicable, have not otherwise been accelerated.

If these limits prevent us from satisfying our REIT distribution requirements, we could fail to qualify for taxation as a REIT. If these limits do not jeopardize our qualification for taxation as a REIT but do nevertheless prevent us from distributing 100% of our REIT taxable income, we will be subject to U.S. federal corporate income tax, and potentially the nondeductible 4% excise tax, on the retained amounts.

Our payment of cash distributions in the future is not guaranteed and the amount of any future cash distributions may fluctuate, which could adversely affect the value of the SBA REIT Class A common stock.

REITs are required to distribute annually at least 90% of their REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gain). We estimate that we had approximately $1.2 billion in NOLs as of December 31, 2015. We currently expect to have NOLs covering our taxable income through 2020. We may, at our discretion, use these NOLs to offset our REIT taxable income, and thus the required distributions to shareholders may be reduced or eliminated until such time as our NOLs have been fully utilized. We currently expect that we will utilize available NOLs to reduce all or a portion of our REIT taxable income and therefore we may not initially make any distributions, which may adversely affect the market value of SBA REIT Class A common stock.

The amount of future distributions will be determined, from time to time, by the board of directors to balance our goal of increasing long-term shareholder value and retaining sufficient cash to implement our current capital allocation policy, which prioritizes investment in quality assets that meet our return criteria, and then stock repurchases, when we believe our stock price is below its intrinsic value. The actual timing and amount of distributions will be as determined and declared by the board of directors and will depend on, among other factors, our NOLs, our financial condition, earnings, debt covenants and other possible uses of such funds. Consequently, our future distribution levels may fluctuate.

Certain of our business activities may be subject to corporate level income tax and foreign taxes, which would reduce our cash flows, and would have potential deferred and contingent tax liabilities.

We may be subject to certain federal, state, local and foreign taxes on our income and assets, including alternative minimum taxes, taxes on any undistributed income and state, local or foreign income, franchise, property and transfer taxes. In addition, we could, in certain circumstances, be required to pay an excise or penalty tax, which could be significant in amount, in order to utilize one or more relief provisions under the Code to maintain qualification for taxation as a REIT. In addition, we may incur a 100% excise tax on transactions with a TRS if they are not conducted on an arm’s length basis. Any of these taxes would decrease our earnings and our available cash.

Our TRS assets and operations also will continue to be subject, as applicable, to federal and state corporate income taxes and to foreign taxes in the jurisdictions in which those assets and operations are located. Any of these taxes would decrease our earnings and our available cash. We will also be subject to a federal corporate level tax at the highest regular corporate rate (currently 35%) on the gain recognized from a sale of assets occurring during our first five years as a REIT, up to the amount of the built-in gain that existed on January 1,

2016, which is based on the fair market value of those assets in excess of our tax basis in those assets as of January 1, 2016. Gain from a sale of an asset occurring after the specified period ends will not be subject to this corporate level tax. We currently do not expect to sell any asset if the sale would result in the imposition of a material tax liability. We cannot, however, assure you that we will not change our plans in this regard.

The REIT Ownership and Transfer Restrictions may restrict or prevent you from engaging in certain transfers of our common stock.

In order for us to satisfy the requirements for REIT qualification, no more than 50% in value of all classes or series of our outstanding shares of stock may be owned, beneficially or constructively, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of each taxable year (other than the first year for which an election to be subject to tax as a REIT has been made). In addition, our capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be taxed as a REIT has been made). The SBA REIT Articles contain the REIT Ownership and Transfer Restrictions that generally restrict shareholders from owning more than 9.8%, by value or number of shares, whichever is more restrictive, of SBA REIT’s outstanding shares of Class A common stock, or 9.8% in aggregate value of the outstanding shares of all classes and series of SBA REIT’s capital stock. Under applicable constructive ownership rules, any shares of stock owned by certain affiliated owners generally would be added together for purposes of the ownership limits. The REIT Ownership and Transfer Restrictions could have the effect of delaying, deferring or preventing a transaction or a change in control of SBA REIT that might involve a premium price for SBA REIT capital stock or otherwise be in the best interest of its shareholders.

If holders of SBA Class A common stock do not approve the proposal to approve the merger agreement, we may not be able to satisfy the REIT-related ownership limitations on a continuing basis, which could cause us to fail to qualify as a REIT.

Our use of TRSs may cause us to fail to qualify as a REIT.

The net income of our TRSs is not required to be distributed to us, and such undistributed TRS income is generally not subject to our REIT distribution requirements. However, if the accumulation of cash or reinvestment of significant earnings in our TRSs causes the fair market value of our securities in those entities, taken together with other non-qualifying assets, to represent more than 25% of the fair market value of our assets, or causes the fair market value of our TRS securities alone to represent more than 25% (for taxable years beginning on or before December 31, 2017) or 20% (for taxable years beginning after December 31, 2017) of the value of our total assets, in each case, as determined for REIT asset testing purposes, we would, absent timely responsive action, fail to qualify as a REIT.

Legislative or other actions affecting REITs could have a negative effect on us.

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury. Changes to the tax laws or interpretations thereof, with or without retroactive application, could materially and adversely affect our investors or us. We cannot predict how changes in the tax laws might affect our investors or us. New legislation, U.S. Treasury Regulations, administrative interpretations or court decisions could significantly and negatively affect our ability to qualify as a REIT or the U.S. federal income tax consequences to our investors and us of such qualification.

The ability of the SBA REIT board of directors to revoke our REIT qualification, without shareholder approval, may cause adverse consequences to our shareholders.

The SBA REIT Articles provide that the board of directors may revoke or otherwise terminate our REIT election, without the approval of our shareholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT. If we cease to be a REIT, we will not be allowed a deduction for dividends paid to shareholders, if any, in computing our taxable income, and to the extent we have taxable income and have utilized our NOLs, we will be subject to U.S. federal income tax at regular corporate rates and state and local taxes, which may have adverse consequences on our total return to our shareholders.

We do not have any experience operating as a REIT, which may adversely affect our financial condition, results of operations, cash flow, per share trading price of our common stock and ability to satisfy debt service obligations.

While we believe that we are currently operating in a manner that complies with the REIT rules, we have not actually operated as a REIT previously. Our pre-REIT operating experience may not be sufficient to enable us to operate successfully as a REIT. In addition, we will be required to implement substantial control systems and procedures in order to maintain our status as a REIT. As a result, we may incur additional legal, accounting and other expenses that we have not previously incurred, which could be significant, and our management and other personnel may need to devote additional time to comply with these rules and regulations and controls required for continued compliance with the Code. These costs and time commitments could be substantially more than we currently expect. Therefore, our historical combined consolidated financial statements may not be indicative of our future costs and performance as a REIT. If our performance is adversely affected, it could affect our financial condition, results of operations, cash flow and ability to satisfy our debt service obligations.

The current market price of our Class A common stock may not be indicative of the market price of SBA REIT Class A common stock following the REIT conversion.

The current market price of SBA’s Class A common stock may not be indicative of how the market will value SBA REIT Class A common stock following the REIT conversion because of the change in our organization from a taxable C corporation to a REIT. Although we do not currently anticipate commencing distributions until a future date, the stock price of REIT securities have historically been affected by changes in market interest rates as investors evaluate the annual yield from distributions on the entity’s common stock as compared to yields on other financial instruments. In addition, the market price of SBA REIT Class A common stock in the future may be affected by general market conditions (as the price of the SBA Class A common stock currently is) and will be potentially affected by the economic and market perception of REIT securities.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

The maximum U.S. federal income tax rate applicable to income from “qualified dividends” payable to U.S. shareholders that are individuals, trusts and estates is currently 20%. Dividends payable by REITs, however, generally are not eligible for the reduced rates applicable to qualified dividends. Although these rules do not adversely affect the taxation of REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

As a REIT, we will no longer be eligible to be included in the NASDAQ 100 Index. Therefore, those index funds that invest in the equity of NASDAQ 100 companies will be required to sell our shares and not purchase them in the future, which could have an adverse effect on the volatility and market price of SBA REIT Class A common stock.

As of the date of this proxy statement/prospectus, SBA is included in the NASDAQ 100 Index. On October 3, 2016, the board of directors of SBA authorized us to take all necessary steps to be subject to tax as a REIT for U.S. federal income tax purposes. We intend to elect to be taxed as a REIT commencing with our taxable year ending December 31, 2016. One of the eligibility criteria for the NASDAQ 100 Index is that the company is not a financial company. As a REIT, we would be considered a financial company, even though our business model will not change in connection with the REIT conversion, and therefore we will no longer be eligible to be included in the NASDAQ 100 Index. As a result, those index funds that invest in NASDAQ 100 companies will be required to sell shares of SBA REIT Class A common stock and not purchase them in the future. In addition, other non-index funds that use inclusion on the NASDAQ 100 Index as a component of their investment criteria may be required to sell and no longer invest in SBA REIT Class A common stock. We do not know how many shares of SBA REIT Class A common stock are held by these index and non-index funds. The sales of significant amounts of shares of SBA REIT Class A common stock or the perception in the market that this will occur could have an adverse effect on the volatility and market price of SBA REIT Class A common stock.

Your investment has various tax risks.

Although the provisions of the Code that will be generally relevant to an investment in shares of SBA REIT Class A common stock are described in “United States Federal Income Tax Considerations,” we urge you to consult your tax advisor concerning the federal, state, local and foreign tax consequences to you with regard to an investment in shares of SBA REIT Class A common stock.

Risks Related to Our Business

If our wireless service provider customers combine their operations to a significant degree, our future operating results and our ability to service our indebtedness could be adversely affected.

Significant consolidation among our wireless service provider customers may result in our customers failing to renew existing leases for tower space or reducing future capital expenditures in the aggregate because their existing networks and expansion plans may overlap or be very similar, or acquired technologies may be discontinued. In connection with the combinations of Verizon Wireless and ALLTEL (to form Verizon Wireless), Cingular and AT&T Wireless (to form AT&T Mobility) and Sprint PCS and Nextel (to form Sprint), the combined companies have rationalized and may continue to rationalize duplicative parts of their networks, and, in the case of Sprint, the Nextel iDen network was discontinued, which has led and may continue to lead to the non-renewal of certain leases on our towers. During 2013, Sprint acquired Clearwire Communications and T-Mobile acquired MetroPCS, and in 2014, AT&T acquired Leap Wireless (Cricket Wireless). This consolidation may also lead to additional non-renewal of certain of our tower leases. If our wireless service provider customers continue to consolidate as a result of, among other factors, limited wireless spectrum for commercial use in the U.S., this consolidation could significantly impact the number of tower leases that are not renewed or the number of new leases that our wireless service provider customers require to expand their networks, which could materially and adversely affect our future operating results.

We have a substantial level of indebtedness which may have an adverse effect on our business or limit our ability to take advantage of business, strategic or financing opportunities.

As indicated below, we have and will continue to have a significant amount of indebtedness relative to our deficit. The following table sets forth our total principal amount of debt and shareholders’ deficit as of December 31, 2015 and September 30, 2016.

	As of September 30,	As of December 31,
	2016	2015
	(in thousands)
Total principal amount of indebtedness	$9,140,000	$8,555,000
Shareholders’ deficit	$(1,669,062)	$(1,706,144)

Our substantial level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay the principal, interest, or other amounts due on our indebtedness. Subject to certain restrictions under our existing indebtedness, we and our subsidiaries may also incur significant additional indebtedness in the future, some of which may be secured debt. This may have the effect of increasing our total leverage. For example, on July 7, 2016, we, through a New York common law trust established by an indirect subsidiary of SBA, which we refer to as the Trust, issued $700.0 million aggregate principal amount of 2.877% Secured Tower Revenue Securities Series 2016-1C, and on August 15, 2016, we issued $1.1 billion aggregate principal amount of 4.875% senior notes due 2024.

As a consequence of our indebtedness, (1) demands on our cash resources may increase, (2) we are subject to restrictive covenants that further limit our financial and operating flexibility and (3) we may choose to institute self-imposed limits on our indebtedness based on certain considerations including market interest rates, our relative leverage and our strategic plans. For example, as a result of our substantial level of indebtedness and the uncertainties arising in the credit markets and the U.S. economy:

•	we may be more vulnerable to general adverse economic and industry conditions;

•	we may find it more difficult to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements that would be in our best long-term interests;

•	we may be required to dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our debt, reducing the available cash flow to fund other investments, including tower acquisition and new build capital expenditures;

•	we may have limited flexibility in planning for, or reacting to, changes in our business or in the industry;

•	we may have a competitive disadvantage relative to other companies in our industry that are less leveraged; and

•	we may be required to sell debt or equity securities or sell some of our core assets, possibly on unfavorable terms, in order to meet payment obligations.

These restrictions could have a material adverse effect on our business by limiting our ability to take advantage of financing, new tower development, mergers and acquisitions or other opportunities.

In addition, fluctuations in market interest rates may increase interest expense relating to our floating rate indebtedness, which we expect to incur pursuant to our revolving credit facility (“Revolving Credit Facility”) and term loans (“Term Loans”) under our Senior Credit Agreement, and may make it difficult to refinance our existing indebtedness at a commercially reasonable rate or at all. There is no guarantee that the future refinancing of our indebtedness will have fixed interest rates or that interest rates on such indebtedness will be equal to or lower than the rates on our current indebtedness.

We depend on a relatively small number of customers for most of our revenue, and the loss, consolidation or financial instability of any of our significant customers may materially decrease our revenue and adversely affect our financial condition.

We derive a significant portion of our revenue from a small number of customers. Consequently, a reduction in demand for site leasing, reduced future capital expenditures on the networks, or the complete loss, as a result of bankruptcy or otherwise, of any of our largest customers could materially decrease our revenue and have an adverse effect on our growth.

On June 20, 2016, Oi, S.A., or Oi, our largest customer in Brazil, filed a petition for judicial reorganization in Brazil. For the year ended December 31, 2015, Oi comprised approximately 8% of our total site leasing revenue and for the nine months ended September 30, 2016, Oi comprised approximately 7% of our total site leasing revenue. Due to the uncertainty surrounding the recoverability of amounts owed by Oi prior to the date of Oi’s petition, we recorded a $16.5 million bad debt provision during the second quarter of 2016 relating to amounts owed or potentially owed by Oi as of the filing date. While we continue to do business with Oi under our contracts with it in the ordinary course and Oi has stated its intentions to continue normal operations during its judicial reorganization, we cannot assure you that Oi will continue to be willing or able to continue to make payments to us in accordance with the terms of our contracts. Judicial reorganization in Brazil requires the agreement of certain creditors, for which there can be no assurance. If Oi is unable to successfully reorganize, it may be forced to liquidate. If Oi is unable or unwilling to reorganize in a manner that continues to provide us anticipated payments in accordance with our contracts, it could materially decrease our revenues and adversely affect our financial condition.

The following is a list of significant customers (representing at least 10% of revenue in any of the last three years) and the percentage of our total revenues for the specified time periods derived from these customers:

	For the nine months ended	For the year ended December 31,
Percentage of Total Revenues	September 30, 2016	2015	2014	2013
AT&T Wireless (1)	25.8%	24.2%	23.0%	20.5%
T-Mobile	17.0%	16.0%	15.5%	17.3%
Sprint	16.3%	19.6%	23.4%	25.0%
Verizon Wireless	15.1%	13.8%	12.0%	11.3%

We also have client concentrations with respect to revenues in each of our financial reporting segments:

	For the nine months ended	For the year ended December 31,
Percentage of Domestic Site Leasing Revenue	September 30, 2016	2015	2014	2013
AT&T Wireless (1)	32.6%	31.9%	30.1%	25.5%
Sprint	19.9%	22.3%	25.6%	30.9%
T-Mobile	19.7%	19.0%	19.2%	20.2%
Verizon Wireless	18.1%	16.3%	14.4%	13.3%

	For the nine months ended	For the year ended December 31,
Percentage of International Site Leasing Revenue	September 30, 2016	2015	2014	2013
Oi S.A.	44.1%	48.8%	44.3%	6.3%
Telefonica	26.4%	24.7%	28.8%	44.2%
Digicel	4.5%	4.6%	4.9%	11.2%

	For the nine months ended	For the year ended December 31,
Percentage of Site Development Revenue	September 30, 2016	2015	2014	2013
T-Mobile	27.7%	17.6%	8.5%	8.4%
Verizon Wireless	16.7%	14.8%	10.1%	4.8%
Sprint	12.2%	28.5%	36.7%	1.5%
Ericsson, Inc.	5.2%	15.3%	16.8%	34.5%

(1)	Prior year amounts have been adjusted to reflect the merger of AT&T Wireless and Leap Wireless (Cricket Wireless).

We derive revenue through numerous site leasing contracts and site development contracts. Each site leasing contract relates to the lease of space at an individual tower and is generally for an initial term of five to ten years in the U.S. and Canada, and renewable for five 5-year periods at the option of the tenant. Site leasing contracts in our Central American and South American markets typically have an initial term of ten years with multiple five year renewal periods. However, if any of our significant site leasing customers were to experience financial difficulty, substantially reduce their capital expenditures or reduce their dependence on leased tower space and fail to renew their leases with us, our revenues, future revenue growth and results of operations would be adversely affected.

Our site development customers engage us on a project-by-project basis, and a customer can generally terminate an assignment at any time without penalty. In addition, a customer’s need for site development services can decrease, and we may not be successful in establishing relationships with new customers. Furthermore, our existing customers may not continue to engage us for additional projects.

Currency fluctuations may negatively affect our results of operations.

We have business operations in Canada, Central America, and South America. Our operations in Central America and Ecuador are primarily denominated in United States Dollars, while our operations in Canada and the remainder of South America are denominated in local currencies. Our foreign currency denominated revenues and expenses are translated into United States dollars at applicable exchange rates for inclusion in our consolidated financial statements.

For the year ended December 31, 2015, approximately 15% of our total cash site leasing revenue was generated by our international operations, of which 11.2% was generated in non-U.S. dollar currencies, including 10.5% which was generated in Brazilian Reais. The exchange rates between our foreign currencies and the United States Dollar have fluctuated significantly recently and may continue to do so in the future. For example, the Brazilian Real has historically been subject to substantial volatility and devalued 49.2% when comparing the spot rate on January 1, 2015 and December 31, 2015. This trend has adversely affected, and may in the future continue to adversely affect, our reported results of operations. Changes in exchange rates between these local currencies and the United States Dollar will affect the recorded levels of site leasing revenue, segment operating profit, assets and/or liabilities. Volatility in foreign currency exchange rates can also affect our ability to plan, forecast and budget for our international operations and expansion efforts.

Furthermore, we have an intercompany loan agreement which permits one of our Brazilian entities to borrow amounts up to $750.0 million. As of September 30, 2016, the outstanding balance under this agreement was $433.3 million. In accordance with ASC 830, we remeasure foreign denominated intercompany loans with the corresponding change in the balance being recorded in Other income (expense), net in our Consolidated Statements of Operations as settlement is anticipated or planned in the foreseable future. Consequently, if the U.S. Dollar continues to strengthen against the Brazilian Real, our results of operations would be adversely affected. For the nine months ended September 30, 2016 and 2015, we recorded a $89.0 million foreign exchange gain and a $180.4 million foreign exchange loss, respectively, on the remeasurement of intercompany loans.

If we are unable to protect our rights to the land under our towers, it could adversely affect our business and operating results.

Our real property interests relating to the land under our tower structures consist primarily of leasehold and sub-leasehold interests, fee interests, easements, licenses, rights-of-way, and other similar interests. From time to time, we experience disputes with landowners regarding the terms of the agreements for the land under our tower structures, which can affect our ability to access and operate such towers. Further, landowners may not want to renew their agreements with us, they may lose their rights to the land, or they may transfer their land interests to third parties, including ground lease aggregators and our competitors, which could affect our ability to renew agreements on commercially viable terms or at all. In addition, the land underlying the 2,113 towers we acquired in 2013 from Oi, one of Brazil’s largest telecommunications providers, is subject to a concession from the Federal Republic of Brazil that expires in 2025. At the end of the term, the Brazilian government will have the right to (i) renew the concession upon newly negotiated terms or (ii) terminate the concession and take possession of the land and the tower on such land. Although Oi has entered into a non-terminable lease with us for 35 years, if the concession is not renewed, our site leasing revenue from co-located tenants would terminate prior to the end of such lease. For the nine months ended September 30, 2016, we generated 12.1% of our total international site leasing revenue from these 2,113 towers of which 7.3% related to Oi and 4.8% represented revenue from co-located tenants.

As of September 30, 2016, the average remaining life under our ground leases, including renewal options under our control, was approximately 33 years, and approximately 5.3% of our tower structures have ground leases maturing in the next 10 years. Failure to protect our rights to the land under our towers may have a material adverse effect on our business, results of operations or financial condition.

New technologies or network architecture may reduce demand for our wireless infrastructure or negatively impact our revenues.

Improvements or changes in the efficiency, architecture, and design of wireless networks may reduce the demand for our wireless infrastructure. For example, new technologies that may promote network sharing, joint development, or resale agreements by our wireless service provider customers, such as signal combining technologies or network functions virtualization, may reduce the need for our wireless infrastructure. In addition, other technologies and architectures, such as WiFi, distributed antenna system (“DAS”), femtocells, other small cells, or satellite (such as low earth orbiting) and mesh transmission systems may, in the future, serve as substitutes for, or alternatives to, the traditional macro site cellular architecture that is the basis of substantially all of our site leasing business. In addition, new technologies that enhance the range, efficiency, and capacity of wireless equipment could reduce demand for our wireless infrastructure. Any significant reduction in demand for our wireless infrastructure resulting from new technologies or new architectures may negatively impact our revenues or otherwise have a material adverse effect on us.

Increasing competition may negatively impact our ability to grow our tower portfolio long term.

We intend to continue growing our tower portfolio, domestically and internationally, through acquisitions and new builds. Our ability to meet our growth targets significantly depends on our ability to build or acquire existing towers that meet our investment requirements. Traditionally, our acquisition strategy has focused on acquiring towers from smaller tower companies, independent tower developers and wireless service provider customers. However, as a result of consolidation in the tower industry there are fewer of these mid-sized tower transactions available in the U.S. and there is more competition to acquire existing towers. Increased competition for acquisitions may result in fewer acquisition opportunities for us, higher acquisition prices, and increased difficulty in negotiating and consummating agreements to acquire such towers. For example, in 2015, we passed on more U.S. acquisitions than we did in 2014 due to asset quality, price, or lease terms. Furthermore, to the extent that the tower acquisition opportunities are for significant tower portfolios, many of our competitors are significantly larger and have greater financial resources than we do. Finally, competition regulations, domestically and internationally, may limit our ability to acquire certain portfolios or apply to us differently than they apply to our competitors. As a result of these risks, the cost of acquiring these towers may be higher than we expect or we may not be able to meet our annual and long-term tower portfolio growth targets. If we are not able to successfully address these challenges, we may not be able to materially increase our tower portfolio in the long-term.

Our ability to build new towers is dependent upon the availability of sufficient capital to fund construction, our ability to locate, and acquire at commercially reasonable prices, attractive locations for such towers and our ability to obtain the necessary zoning and permits. Local regulations, including municipal or local ordinances, zoning restrictions and restrictive covenants imposed by community developers, vary greatly, but typically require antenna tower and structure owners to obtain approval from local officials or community standards organizations prior to tower or structure construction or modification. With respect to our international new builds, our tower construction may be delayed or halted as a result of local zoning restrictions, inconsistencies between laws or other barriers to construction in international markets. Due to these risks, it may take longer to complete our new tower builds, domestically and internationally, than anticipated, the costs of constructing these towers may be higher than we expect or we may not be able to add as many towers as we had planned in 2016. If we are not able to increase our tower portfolio as anticipated, it could negatively impact our ability to achieve our financial goals.

Our international operations are subject to economic, political and other risks that could materially and adversely affect our revenues or financial position.

Our current business operations in Canada, Central America, and South America, and our expansion into any other international markets in the future, could result in adverse financial consequences and operational problems not typically experienced in the United States. The consolidated revenues generated by our international operations were approximately 15.9% of our total revenues for the nine months ended September 30, 2016, and we anticipate that our revenues from our international operations will continue to grow in the future. Accordingly, our business is and will in the future be subject to risks associated with doing business internationally, including:

•	changes in a specific country’s or region’s political or economic conditions;

•	laws and regulations that tax or otherwise restrict repatriation of earnings or other funds or otherwise limit distributions of capital;

•	laws and regulations that dictate how we operate our towers and conduct business, including zoning, maintenance and environmental matters, and laws related to ownership of real property;

•	laws and regulations governing our employee relations, including occupational health and safety matters;

•	changes to existing or new domestic or international tax laws or fees directed specifically at the ownership and operation of towers, which may be applied and enforced retroactively;

•	expropriation and governmental regulation restricting foreign ownership;

•	laws effecting telecommunications infrastructure including the sharing of such infrastructure;

•	restriction or revocation of spectrum licenses;

•	our ability to comply with, and the costs of compliance with, anti-bribery laws such as the Foreign Corrupt Practices Act and similar local anti-bribery laws;

•	our ability to compete with owners and operators of wireless towers that have been in the international market for a longer period of time than we have;

•	uncertainties regarding legal or judicial systems, including inconsistencies between and within laws, regulations and decrees, and judicial application thereof, and delays in the judicial process;

•	health or similar issues, such as a pandemic or epidemic;

•	difficulty in recruiting and retaining trained personnel; and

•	language and cultural differences.

A slowdown in demand for wireless communications services or for tower space could materially and adversely affect our future growth and revenues, and we cannot control that demand.

Additional revenue growth on our towers other than through contractual escalators comes directly from additional investment by our wireless service provider customers in their networks. If consumers significantly reduce their minutes of use or data usage, or fail to widely adopt and use wireless data applications, our wireless service provider customers could experience a decrease in demand for their services. Regardless of consumer demand, each wireless service provider must have substantial capital resources and capabilities to build out their wireless networks, including licenses for spectrum. In addition, our wireless service provider customers have engaged in increased use of network sharing, roaming or resale arrangements. As a result of all of the above, wireless service providers may scale back their business plans or otherwise reduce their spending, which could materially and adversely affect demand for our tower space and our wireless communications services business, which could have a material adverse effect on our business, results of operations and financial condition.

We may not be able to fully recognize the anticipated benefits of towers that we acquire.

A key element of our growth strategy is to increase our tower portfolio through acquisitions. We rely on our due diligence of the towers and the representations and financial records of the sellers and other third parties to establish the anticipated revenues and expenses and whether the acquired towers will meet our internal guidelines for current and future potential returns. In addition, we may not always have the ability to analyze and verify all information regarding title, access and other issues regarding the land underlying acquired towers. This is particularly true in our international acquisitions of towers from wireless service providers. To the extent that these towers were acquired in individually material transactions, we may be required to place enhanced reliance on the financial and operational representations and warranties of the sellers. If (i) these records are not complete or accurate, (ii) we do not have complete access to, or use of, the land underlying the acquired towers or (iii) the towers do not achieve the financial results anticipated, it could adversely affect our revenues and results of operations.

In addition, acquisitions which would be material in the aggregate may exacerbate the risks inherent with our growth strategy, such as (i) an adverse impact on our overall profitability if the acquired towers do not achieve the projected financial results, (ii) unanticipated costs associated with the acquisitions that may impact our results of operations for a period, (iii) increased demands on our cash resources that may, among other things, impact our ability to explore other opportunities, (iv) undisclosed and assumed liabilities that we may be unable to recover, (v) increased vulnerability to general economic conditions, (vi) an adverse impact on our existing customer relationships, (vii) additional expenses and exposure to new regulatory, political and economic risks if such acquisitions were in new jurisdictions and (viii) diversion of managerial attention.

We may not successfully integrate acquired towers into our operations.

As part of our growth strategy, we have made and expect to continue to make acquisitions. The process of integrating any acquired towers into our operations may result in unforeseen operating difficulties and large expenditures and may absorb significant management attention that would otherwise be available for the ongoing development of our business. It may also result in the loss of key customers and/or personnel and expose us to unanticipated liabilities. These risks may be exacerbated in those circumstances in which we acquire a material number of towers. Further, we may not be able to retain the key employees that may be necessary to operate the business we acquire, and we may not be able to timely attract new skilled employees and management to replace them. There can be no assurance that we will be successful in integrating acquisitions into our existing business. This is particularly true in our international acquisitions of towers from wireless service providers.

Delays or changes in the deployment or adoption of new technologies or slowing consumer adoption rates may have a material adverse effect on our growth rate.

There can be no assurances that 3G, 4G, including long-term evolution (“LTE”), advanced wireless service in the 1695-1710 MHz, 1755-1780 MHz, and 2155-2180 MHz bands (the “AWS-3” bands), or other new wireless technologies such as 5G will be deployed or adopted as rapidly as projected or that these new technologies will be implemented in the manner anticipated. The deployment of 3G in the United States experienced delays from the original projected timelines of the wireless and broadcast industries, and continued deployment of 4G could experience delays. Additionally, the demand by consumers and the adoption rate of consumers for these new technologies once deployed may be lower or slower than anticipated, particularly in certain of our international markets. These factors could have a material adverse effect on our growth rate since growth opportunities and demand for our tower space as a result of such new technologies may not be realized at the times or to the extent anticipated.

Increasing competition in the tower industry may create pricing pressures that may materially and adversely affect us.

Our industry is highly competitive, and our wireless service provider customers sometimes have alternatives for leasing antenna space. Some of our competitors, such as (1) U.S. and international wireless carriers that allow co-location on their towers and (2) large independent tower companies, have been, and based on recent consolidations continue to be, substantially larger and have greater financial resources than we do. This could provide them with advantages with respect to establishing favorable leasing terms with wireless service providers or in their ability to acquire available towers.

In the site leasing business, we compete with:

•	wireless service providers that own and operate their own towers and lease, or may in the future decide to lease, antenna space to other providers;

•	national and regional tower companies; and

•	alternative facilities such as rooftops, outdoor and indoor DAS networks, billboards, utility poles and electric transmission towers.

We believe that tower location and capacity, quality of service, density within a geographic market and, to a lesser extent, price historically have been and will continue to be the most significant competitive factors affecting the site leasing business. However, competitive pricing pressures for tenants on towers from these competitors could materially and adversely affect our lease rates. In addition, we may not be able to renew existing customer leases or enter into new customer leases, resulting in a material adverse impact on our results of operations and growth rate. Increasing competition could also make the acquisition of high quality tower assets more costly, or limit the acquisition opportunities altogether. Any of these factors could materially and adversely affect our business, results of operations or financial condition.

The site development segment of our industry is also extremely competitive. There are numerous large and small companies that offer one or more of the services offered by our site development business. As a result of this competition, margins in this segment may come under pressure. Many of our competitors have lower overhead expenses and therefore may be able to provide services at prices that we consider unprofitable. If margins in this segment were to decrease, our consolidated revenues and our site development segment operating profit could be adversely affected.

The documents governing our indebtedness contain restrictive covenants that could adversely affect our business by limiting our flexibility.

The indentures governing the 2014 Senior Notes and the 2016 Senior Notes, the Senior Credit Agreement, and the mortgage loan underlying our multiple series of tower revenue secured securities, which we refer to collectively as our Tower Securities, contain restrictive covenants imposing significant operational and financial restrictions on us, including restrictions that may limit our ability to engage in acts that may be in our long-term best interests. Among other things, the covenants under each instrument limit our ability to:

•	merge, consolidate or sell assets;

•	make restricted payments, including pay dividends or make other distributions;

•	enter into transactions with affiliates;

•	enter into sale and leaseback transactions; and

•	issue guarantees of indebtedness.

We are required to maintain certain financial ratios under the Senior Credit Agreement. The Senior Credit Agreement, as amended, requires SBA Senior Finance II to maintain specific financial ratios, including (1) a ratio of Consolidated Total Debt to Annualized Borrower EBITDA not to exceed 6.5 times for any fiscal quarter, (2) a ratio of Consolidated Total Debt and Net Hedge Exposure (calculated in accordance with the Senior Credit Agreement) to Annualized Borrower EBITDA for the most recently ended fiscal quarter not to exceed 6.5 times for 30 consecutive days and (3) a ratio of Annualized Borrower EBITDA to Annualized Cash Interest Expense (calculated in accordance with the Senior Credit Agreement) of not less than 2.0 times for any fiscal quarter.

Additionally, the mortgage loan relating to our Tower Securities contains financial covenants that require that the borrowers maintain, on a consolidated basis, a minimum debt service coverage ratio. To the extent that the debt service coverage ratio, as of the end of any calendar quarter, falls to 1.30 times or lower, then all cash flow in excess of amounts required to make debt service payments, to fund required reserves, to pay management fees and budgeted operating expenses and to make other payments required under the loan documents, referred to as “excess cash flow,” will be deposited into a reserve account instead of being released to the borrowers. The funds in the reserve account will not be released to the borrowers unless the debt service coverage ratio exceeds 1.30 times for two consecutive calendar quarters. If the debt service coverage ratio falls below 1.15 times as of the end of any calendar quarter, then an “amortization period” will commence and all funds on deposit in the reserve account will be applied to prepay the mortgage loan until such time that the debt service coverage ratio exceeds 1.15 times for a calendar quarter.

These covenants could place us at a disadvantage compared to some of our competitors which may have fewer restrictive covenants and may not be required to operate under these restrictions. Further, these covenants could have an adverse effect on our business by limiting our ability to take advantage of financing, new tower development, merger and acquisitions or other opportunities. If we fail to comply with these covenants, it could result in an event of default under our debt instruments. If any default occurs, all amounts outstanding under our outstanding notes and the Senior Credit Agreement may become immediately due and payable.

Our variable rate indebtedness and refinancing obligations subject us to interest rate risk, which could cause our debt service obligations to increase significantly.

Fluctuations in market interest rates may increase interest expense relating to our floating rate indebtedness, which we expect to incur under the Revolving Credit Facility and Term Loans or upon refinancing our fixed rate debt. As a result, we are exposed to interest rate risk. If interest rates were to increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. There is no guarantee that any future refinancing of our indebtedness will have fixed interest rates or that interest rates on such indebtedness will be equal to or lower than the rates on our current indebtedness. In the future, we may enter into interest rate swaps that involve the exchange of floating for fixed rate interest payments in order to reduce interest rate volatility. However, we may not maintain interest rate swaps with respect to all of our variable rate indebtedness, and any swaps we enter into may not fully mitigate our interest rate risk. We currently have no interest rate swaps.

Our dependence on our subsidiaries for cash flow may negatively affect our business.

We are a holding company with no business operations of our own. Our only significant assets are, and are expected to be, the outstanding capital stock and membership interests of our subsidiaries. We conduct, and expect to continue conducting, all of our business operations through our subsidiaries. Accordingly, our ability to pay our obligations is dependent upon dividends and other distributions from our subsidiaries to us. Most of our indebtedness is owed directly by our subsidiaries, including the mortgage loan underlying our Tower Securities, the Term Loans and any amounts that we may borrow under the Revolving Credit Facility. Consequently, the first use of any cash flow from operations generated by such subsidiaries will be payments of interest and principal, if any, under their respective indebtedness. Other than the cash required to repay amounts due under our 2014 Senior Notes and 2016 Senior Notes and funds to be utilized for stock repurchases, we currently expect that substantially all the earnings and cash flow of our subsidiaries will be retained and used by them in their operations, including servicing their respective debt obligations. The ability of our operating subsidiaries to pay dividends or transfer assets to us is restricted by applicable state law and contractual restrictions, including the terms of their outstanding debt instruments.

Our quarterly operating results for our site development services fluctuate and therefore we may not be able to adjust our cost structure on a timely basis with regard to such fluctuations.

The demand for our site development services fluctuates from quarter to quarter and should not be considered indicative of long-term results. Numerous factors cause these fluctuations, including:

•	the timing and amount of our customers’ capital expenditures;

•	the size and scope of our projects;

•	the business practices of customers, such as deferring commitments on new projects until after the end of the calendar year or the customers’ fiscal year;

•	delays relating to a project or tenant installation of equipment;

•	seasonal factors, such as weather, holidays and vacation days and total business days in a quarter;

•	the use of third party providers by our customers;

•	the rate and volume of wireless service providers’ network development; and

•	general economic conditions.

Although the demand for our site development services fluctuates, we incur significant fixed costs, such as maintaining a staff and office space, in anticipation of future contracts. In addition, the timing of revenues is difficult to forecast because our sales cycle may be relatively long. Therefore, we may not be able to adjust our cost structure on a timely basis to respond to the fluctuations in demand for our site development services.

We have not been profitable and may incur losses in the future.

Historically, we have not been profitable. The following chart shows the net losses we incurred for the periods indicated:

	For the nine months ended September 30,		For the year ended December 31,
	2016	2015	2015	2014	2013
	(in thousands)		(in thousands)
Net income (loss)	$70,976	$(206,673)	$(175,656)	$(24,295)	$(55,909)

Our losses are principally due to depreciation, amortization and accretion expenses, interest expense (including non-cash interest expense and amortization of deferred financing fees), losses from the extinguishment of debt in the periods presented above and, in 2015, remeasurement losses related to a foreign currency denominated intercompany loan.

The loss of the services of certain of our key personnel or a significant number of our employees may negatively affect our business.

Our success depends to a significant extent upon performance and active participation of our key personnel. We cannot guarantee that we will be successful in retaining the services of these key personnel. We have employment agreements with Jeffrey A. Stoops, our President and Chief Executive Officer, Kurt L. Bagwell, our Executive Vice President and President—International, Thomas P. Hunt, our Executive Vice President, Chief Administrative Officer and General Counsel, and Brendan T. Cavanagh, our Executive Vice President and Chief Financial Officer. We do not have employment agreements with any of our other key personnel. If we were to lose any key personnel, we may not be able to find an appropriate replacement on a timely basis and our results of operations could be negatively affected. Further, the loss of a significant number of employees or our inability to hire a sufficient number of qualified employees could have a material adverse effect on our business.

Our business is subject to government regulations and changes in current or future regulations could harm our business.

We are subject to federal, state and local regulation of our business, both in the U.S. and internationally. In the U.S., both the Federal Aviation Administration (the “FAA”) and the FCC regulate the construction, modification, and maintenance of towers and structures that support antennas used for wireless communications and radio and television broadcasts. In addition, the FCC separately licenses and regulates wireless communications equipment and television and radio stations operating from such towers. FAA and FCC regulations govern construction, lighting, painting, and marking of towers and may, depending on the characteristics of the tower, require registration of the tower. Certain proposals to construct new towers or to modify existing towers are reviewed by the FAA to ensure that the tower will not present a hazard to air navigation.

Tower owners may have an obligation to mark or paint such towers or install lighting to conform to FAA and FCC regulations and to maintain such marking, painting and lighting. Tower owners may also bear the responsibility of notifying the FAA of any lighting outages. Certain proposals to operate wireless communications and radio or television stations from towers are also reviewed by the FCC to ensure compliance with environmental impact requirements established in federal statutes, including the National Environmental Policy Act (“NEPA”), the National Historic Preservation Act (“NHPA”) and the Endangered Species Act (“ESA”). Failure to comply with existing or future applicable requirements may lead to civil penalties or other liabilities and may subject us to significant indemnification liability to our customers against any such failure to comply. In addition, new regulations may impose additional costly burdens on us, which may affect our revenues and cause delays in our growth.

Local regulations, including municipal or local ordinances, zoning restrictions and restrictive covenants imposed by community developers, vary greatly, but typically require tower owners to obtain approval from local officials or community standards organizations prior to tower construction or modification. Local regulations can delay, prevent, or increase the cost of new construction, co-locations, or site upgrades, thereby limiting our ability to respond to customer demand. In addition, new regulations may be adopted that increase delays or result in additional costs to us. Furthermore, with respect to our international new builds, our tower construction may be delayed or halted as a result of local zoning restrictions, inconsistencies between laws or other barriers to construction in international markets. These factors could have a material adverse effect on our future growth and operations.

Security breaches and other disruptions could compromise our information, which would cause our business and reputation to suffer.

A part of our day-to-day operations, we rely on information technology and other computer resources and infrastructure to carry out important business activities and to maintain our business records. Our computer systems could fail on their own accord and are subject to interruption or damage from power outages, computer and telecommunications failures, computer viruses, security breaches (including through cyber-attack and data theft), errors, catastrophic events such as natural disasters and other events beyond our control. If our computer systems and our backup systems are compromised, degraded, damaged, or breached, or otherwise cease to function properly, we could suffer interruptions in our operations or unintentionally allow misappropriation of proprietary or confidential information (including information about our tenants or landlords). This could damage our reputation and disrupt our operations and the services we provide to customers, which could adversely affect our business and operating results.

Our towers are subject to damage from natural disasters.

Our towers are subject to risks associated with natural disasters such as tornadoes, hurricanes and earthquakes. We maintain insurance to cover the estimated cost of replacing damaged towers, but these insurance policies are subject to loss limits and deductibles. We also maintain third party liability insurance, subject to loss limits and deductibles, to protect us in the event of an accident involving a tower. A tower accident for which we are uninsured or underinsured, or damage to a significant number of our towers, could require us to incur significant expenditures and may have a material adverse effect on our operations or financial condition.

To the extent that we are not able to meet our contractual obligations to our customers, due to a natural disaster or other catastrophic circumstances, our customers may not be obligated or willing to pay their lease expenses; however, we may be required to continue paying our fixed expenses related to the affected tower, including ground lease expenses. If we are unable to meet our contractual obligations to our customers for a material portion of our towers, our operations could be materially and adversely affected.

We could have liability under environmental laws that could have a material adverse effect on our business, financial condition and results of operations.

Our operations, like those of other companies engaged in similar businesses, are subject to the requirements of various federal, state, local and foreign environmental and occupational safety and health laws and regulations, including those relating to the management, use, storage, disposal, emission and remediation of, and exposure to, hazardous and non-hazardous substances, materials, and wastes. As owner, lessee, or operator of numerous tower structures, we may be liable for substantial costs of remediating soil and groundwater contaminated by hazardous materials without regard to whether we, as the owner, lessee, or operator, knew of or were responsible for the contamination. We may be subject to potentially significant fines or penalties if we fail to comply with any of these requirements. The current cost of complying with these laws is not material to our financial condition or results of operations. However, the requirements of these laws and regulations are complex, change frequently, and could become more stringent in the future. It is possible that these requirements will change or that liabilities will arise in the future in a manner that could have a material adverse effect on our business, financial condition and results of operations.

We could suffer adverse tax and other financial consequences if taxing authorities do not agree with our tax positions.

We are periodically subject to a number of tax examinations by taxing authorities in the states and countries where we do business. We also have significant deferred tax assets related to our NOLs in U.S. federal and state taxing jurisdictions. Generally, for U.S. federal and state tax purposes, NOLs can be carried forward and used for up to twenty years, and all of our tax years will remain subject to examination until three years after our NOLs are used or expire. We expect that we will continue to be subject to tax examinations in the future. In addition, U.S. federal, state and local, as well as international, tax laws and regulations are extremely complex and subject to varying interpretations. If our tax benefits, including from our use of NOLs or other tax attributes, are challenged successfully by a taxing authority, we may be required to pay additional taxes or penalties, or make additional distributions, which could have a material adverse effect on our business, results of operations and financial condition.

Our issuance of equity securities and other associated transactions may trigger a future ownership change which may negatively impact our ability to utilize NOLs in the future.

The issuance of equity securities and other associated transactions may increase the chance that we will have a future ownership change under Section 382 of the Code. We may also have a future ownership change, outside of our control, caused by future equity transactions by our current shareholders. Depending on our market value at the time of such future ownership change, an ownership change under Section 382 could negatively impact our ability to utilize our NOLs. Currently, we have recorded a full valuation allowance against our NOLs because we have concluded that our loss history indicates that it is not “more likely than not” that such deferred tax assets will be realized.

Future sales of our Class A common stock in the public market or the issuance of other equity may cause dilution or adversely affect the market price of our Class A common stock and our ability to raise funds in new equity or equity-related offerings.

Sales of a substantial number of shares of our Class A common stock or other equity-related securities in the public market, including sales by any selling shareholder, could depress the market price of our Class A common stock and impair our ability to raise capital through the sale of additional equity securities.

Our costs could increase and our revenues could decrease due to perceived health risks from radio frequency (“RF”) energy.

The U.S. government imposes requirements and other guidelines relating to exposure to RF energy. Exposure to high levels of RF energy can cause negative health effects. The potential connection between exposure to low levels of RF energy and certain negative health effects, including some forms of cancer, has been the subject of substantial study by the scientific community in recent years. According to the FCC, the results of these studies to date have been inconclusive. However, public perception of possible health risks associated with cellular and other wireless communications media could slow the growth of wireless companies, which could in turn slow our growth. In particular, negative public perception of, and regulations regarding, health risks could cause a decrease in the demand for wireless communications services. Moreover, if a connection between exposure to low levels of RF energy and possible negative health effects, including cancer, were demonstrated, we could be subject to numerous claims. Our current policies provide no coverage for claims based on RF energy exposure. If we were subject to claims relating to exposure to RF energy, even if such claims were not ultimately found to have merit, our financial condition could be materially and adversely affected.

Our articles of incorporation, our bylaws and Florida law provide for anti-takeover provisions that could make it more difficult for a third party to acquire us.

Provisions of the SBA REIT Articles, the SBA REIT Bylaws and Florida law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders. These provisions, alone or in combination with each other, may discourage transactions involving actual or potential changes of control, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of our Class A common stock, or could limit the ability of our shareholders to approve transactions that they may deem to be in their best interests.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements concern expectations, beliefs, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Forward-looking statements included in this proxy statement/prospectus include, but are not limited to, the following:

•	our expectations regarding our ability to qualify and to remain qualified as a REIT and the timing of such qualification;

•	our belief that our business is currently operated in a manner that complies with the REIT rules;

•	our intent to continue to operate our business in a manner that complies with the REIT rules;

•	our expected date of the completion of the merger and election of REIT status;

•	our belief that we will not be required to make an E&P distribution in order to qualify as a REIT and our expectations regarding the timing of our achieving positive E&P;

•	our beliefs regarding our reasons for the REIT conversion;

•	our plans regarding our distribution policy, and the amount and timing of, and source of funds for, any such distributions;

•	our expectations regarding the use of NOLs to reduce REIT taxable income and the time frame during which we may utilize such NOLs for this purpose;

•	our expectations regarding the U.S. federal income tax impact of the merger on us and on holders of shares of SBA REIT Class A common stock;

•	our expectations regarding the listing of SBA REIT Class A common stock upon completion of the merger;

•	our expectations regarding our capital allocation strategy and priority of investment, the impact of the REIT conversion on our strategy and ability to continue to deploy capital in a manner consistent with our strategy while maintaining our target leverage ratios, and our long-term goal with respect to Adjusted Funds From Operations per share;

•	our beliefs and expectations regarding our stock repurchase program and the impact of the REIT conversion on the program;

•	our expectations on the future growth and financial health of the wireless industry and the industry participants, the drivers of such growth, the demand for our towers, and the trends developing in our industry;

•	our expectations regarding the opportunities in the international wireless markets in which we currently operate or have targeted for growth, our beliefs regarding how we can capitalize on such opportunities, and our intent to continue expanding internationally through new builds and acquisitions;

•	our beliefs regarding our ability to capture and capitalize on industry growth and the impact of such growth on our financial and operational results;

•	our beliefs regarding the key elements of our business strategy;

•	our expectation that over the long-term, site leasing revenues will continue to grow as wireless service providers increase their use of our towers due to increasing minutes of network use and data transfer, network expansion and network coverage requirements, on an organic basis, in our domestic and international segments;

•	our expectation that customer activity will primarily be in the form of, in the current environment, amendments to current leases as wireless service providers seek to upgrade their antennas and, in the long-term, new leases as these providers continue to expand and upgrade their networks;

•	our belief that our site leasing business is characterized by stable and long-term recurring revenues, predictable operating costs, and minimal non-discretionary capital expenditures;

•	our expectation that, due to the relatively young age and mix of our tower portfolio, future expenditures required to maintain these towers will be minimal;

•	our expectation that we will grow our cash flows by adding tenants to our towers at minimal incremental costs and executing monetary amendments;

•	our expectations regarding the churn rate of our non-iDEN tenant leases;

•	our expectations regarding the impact of the Oi reorganization;

•	our intent to grow our tower portfolio, domestically and internationally, and our expectations regarding the pace of such growth;

•	our expectation that we will continue our ground lease purchase program and the estimates of the impact of such program on our financial results;

•	our expectation that we may continue to incur losses;

•	our expectations regarding our future cash capital expenditures, both discretionary and non-discretionary, including expenditures required to maintain, improve, and modify our towers, ground lease purchases, and general corporate expenditures, and the source of funds for these expenditures;

•	our intended use of our liquidity;

•	our expectations regarding our annual debt service in 2016 and thereafter, and our belief that our cash on hand, cash flows from operations for the next twelve months and availability under our Revolving Credit Facility will be sufficient to service our outstanding debt during the next twelve months;

•	our belief regarding our credit risk;

•	our beliefs regarding our non-GAAP financial measures; and

•	our estimates regarding certain accounting and tax matters.

These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent us from achieving our goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, the following:

•	the impact of consolidation among wireless service providers on our leasing revenue;

•	our ability to secure as many site leasing tenants as anticipated, recognize our expected economies of scale with respect to new tenants on our towers, and retain current leases on towers;

•	a decrease in demand for our towers;

•	competition for the acquisition of towers and other factors that may adversely affect our ability to purchase towers that meet our investment criteria and are available at prices which we believe will be accretive to our shareholders and allow us to maintain our long-term target leverage ratios;

•	our ability to successfully manage the risks associated with our acquisition initiatives, including our ability to effectively integrate acquired towers into our business and to achieve the projected financial results;

•	the introduction of new technologies or changes in a tenant’s business model that may make our tower leasing business less desirable to potential tenants;

•	our ability to successfully manage the risks associated with international operations, including risks relating to political or economic conditions, tax laws, currency restrictions, legal or judicial systems, and land ownership;

•	developments in the wireless communications industry in general, and for wireless communications infrastructure providers in particular, that may slow growth or affect the willingness or ability of the wireless service providers to expend capital to fund network expansion or enhancements;

•	our ability to protect our rights to the land under our towers, and our ability to acquire land underneath our towers on terms that are accretive;

•	our ability to secure and deliver anticipated services business at contemplated margins;

•	our ability to build new towers, including our ability to identify and acquire land that would be attractive for our clients and to successfully and timely address zoning, permitting, weather, availability of labor and supplies and other issues that arise in connection with the building of new towers;

•	our ability to successfully estimate the impact of regulatory and litigation matters;

•	natural disasters and other unforeseen damage for which our insurance may not provide adequate coverage;

•	our ability to sufficiently increase our revenues and maintain expenses and cash capital expenditures at appropriate levels to permit us to meet our anticipated uses of liquidity for operations, debt service and estimated portfolio growth;

•	our ability to continue to comply with covenants and the terms of our credit instruments and our ability to obtain additional financing to fund our capital expenditures;

•	the willingness and ability of Oi to continue to make payments to us in accordance with the terms of our contracts;

•	our ability to qualify for treatment as a REIT for U.S. federal income tax purposes and to comply with and conduct our business in accordance with such rules;

•	our ability to utilize available NOLs to reduce REIT taxable income;

•	our ability to successfully estimate the impact of certain accounting and tax matters, including the effect on our company of adopting certain accounting pronouncements and the availability of sufficient NOLs to offset future REIT taxable income; and

•	the factors described in the section entitled “Risk Factors” beginning on page 19 or incorporated by reference into this proxy statement/prospectus and other risks which are described in SBA’s filings with the SEC.

Each of the forward-looking statements included in this proxy statement/prospectus and incorporated by reference herein speak only as of the date on which that statement is made. We will not update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made, except as required by law.

VOTING AND PROXIES

This proxy statement/prospectus is furnished in connection with the solicitation of proxies by the board of directors of SBA for use at the special meeting of shareholders to be held on Thursday, January 12, 2017, or any adjournments or postponements thereof.

Date, Time and Place of the Special Meeting

The special meeting will be held on Thursday, January 12, 2017 at 2:00 p.m. local time at SBA’s corporate office, located at 8051 Congress Avenue, Boca Raton, Florida 33487.

Purpose of the Special Meeting

The purpose of the special meeting is:

•	To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of November 10, 2016, by and between SBA and SBA REIT, which is being implemented in connection with SBA’s conversion to a REIT commencing with the taxable year ending December 31, 2016; and

•	To consider and vote upon a proposal to permit SBA’s board of directors to adjourn the special meeting, if necessary, for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve the foregoing proposal.

Shareholders Entitled to Vote

SBA’s board of directors has fixed the close of business on Friday, December 2, 2016 as the record date for determining which SBA shareholders are entitled to notice of the special meeting, and to vote at the special meeting and at any adjournment or postponement of the special meeting. On the record date, there were 122,142,546 shares of common stock outstanding, held by approximately 260 holders of record.

The names of shareholders of record entitled to vote at the special meeting will be available at our corporate office for a period of 10 days prior to the special meeting and continuing through the special meeting.

Quorum

We are required to have a quorum of shareholders present to conduct business at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the record date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. However, because brokers, banks and other nominees are not entitled to vote on the proposal to approve the merger agreement absent specific instructions from the beneficial owner and as a result are not entitled to vote on an uninstructed basis on the proposal to adjourn the special meeting (as more fully described below), shares held by brokers, banks, or other nominees for which instructions have not been provided will not be included in the number of shares present and entitled to vote at the special meeting for the purposes of establishing a quorum. If we do not have a quorum, we will reconvene the special meeting at a later date.

At the special meeting, each share of common stock is entitled to one vote on all matters properly submitted to the SBA shareholders.

Vote Required

Proposal Number One: The affirmative vote of the holders of a majority of the outstanding shares of SBA Class A common stock entitled to vote is required for the approval of the merger agreement.

Proposal Number Two: If a quorum exists, the approval of the adjournment of the special meeting, if necessary for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve the merger agreement requires that the number of votes in favor of the proposal exceed the number of votes cast against the proposal. If a quorum does not exist, approval of such an adjournment will require the affirmative vote of holders of a majority of the shares of SBA Class A common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal.

The SBA board of directors unanimously recommends that the SBA shareholders vote “FOR” each of the proposals.

Proxies

If you are a holder of common stock on the record date, you may vote by completing, signing and promptly returning the proxy card in the self-addressed stamped envelope provided. You may also authorize a proxy to vote your shares by telephone or over the Internet as described in your proxy card. Authorizing a proxy to vote your shares by telephone or over the Internet will not limit your right to attend the special meeting and vote your shares in person. Those shareholders of record who choose to vote by telephone or over the Internet must do so no later than 11:59 p.m., Eastern Time, on Wednesday, January 11, 2017. All shares of common stock represented by properly executed proxy cards received before or at the SBA special meeting and all proxies properly submitted by telephone or over the Internet will, unless the proxies are revoked, be voted in accordance with the instructions indicated on those proxy cards, telephone or Internet submissions. If no instructions are indicated on a properly executed proxy card, the shares will be voted “FOR” each of the proposals. You are urged to indicate how to vote your shares, whether you vote by proxy card, by telephone or over the Internet.

If a properly executed proxy card is returned or properly submitted by telephone or over the Internet and the shareholder has abstained from voting on one or more of the proposals, the SBA Class A common stock represented by the proxy will be considered present at the special meeting for purposes of determining a quorum, but will not be considered to have been voted on the abstained proposals. For the proposal to approve the merger agreement, an abstention has the same effect as a vote against the proposal. For the proposal to adjourn the meeting to solicit additional proxies, if a quorum exists, an abstention has no effect on such proposal, and if a quorum does not exist, an abstention has the same effect as a vote against such proposal. If your shares are held in an account at a broker, bank or other nominee, you must instruct them on how to vote your shares. Under applicable rules and regulations of the NYSE, brokers, banks or other nominees have the discretion to vote on routine matters, but do not have the discretion to vote on non-routine matters. The proposal to approve the merger agreement is a non-routine matter. Accordingly, your broker, bank or other nominee will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker, bank or other nominee. If you do not provide voting instructions, your shares will be considered “broker non-votes” because the broker, bank or other nominee will not have discretionary authority to vote your shares. Therefore, your failure to provide voting instructions to the broker, bank, or other nominee will have the same effect as a vote against approval of the merger agreement. For the vote on the proposal to adjourn the special meeting, if necessary, for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve the merger agreement, failure to provide voting instructions to the broker, bank or other nominee will have no effect.

Revoking Your Proxy

You can change your vote at any time before your proxy is voted at the special meeting. To revoke your proxy, you must either (1) notify the secretary of SBA in writing, (2) mail a new proxy card dated after the date of the proxy you wish to revoke, (3) submit a later dated proxy, by telephone or over the Internet by following the instructions on your proxy card or (4) attend the special meeting and vote your shares in person. Merely attending the special meeting will not constitute revocation of your proxy. If your shares are held through a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Adjournment or Postponement

Although it is not currently expected, the special meeting may be adjourned to solicit additional proxies if there are not sufficient votes to approve the merger agreement. In that event, SBA may ask its shareholders to vote upon the proposal to consider the adjournment of the special meeting to solicit additional proxies, but not the proposal to approve the merger agreement. If SBA shareholders approve this proposal, we could adjourn the meeting and use the time to solicit additional proxies.

Additionally, at any time prior to convening the special meeting, we may seek to postpone the meeting if a quorum is not present at the meeting or as otherwise permitted by the SBA Articles, the SBA Bylaws or as otherwise permitted by applicable law.

Solicitation of Proxies

SBA will bear all expenses incurred in connection with the printing and mailing of this proxy statement/prospectus. SBA will also request banks, brokers and other nominees holding shares of common stock beneficially owned by others to send this proxy statement/prospectus to, and obtain proxies from, the beneficial owners and will, upon request, reimburse the holders for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means and personal solicitation by the officers or employees of SBA. No additional compensation will be paid to officers or employees for those solicitation efforts.

SBA has engaged a professional proxy solicitation firm, Morrow Sodali LLC, to assist in the solicitation of proxies for a fee of approximately $12,500, and we will reimburse Morrow Sodali LLC for its reasonable disbursements.

Other Matters

Other than the items of business described in this proxy statement, SBA is not aware of any other business to be acted upon at the special meeting. If you grant a proxy, the persons named as proxy holders, Steven E. Bernstein and Jeffrey A. Stoops, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Florida law and our Bylaws.

BACKGROUND OF THE REIT CONVERSION

As part of an ongoing strategic review of our business, our board of directors and senior management have carefully evaluated our allocation of capital to enhance long-term shareholder value through a variety of strategies. We historically have had significant NOLs in U.S. federal and state taxing jurisdictions. Generally, for U.S. federal and state income tax purposes, NOLs can be carried forward and used for up to 20 years, and the tax years will remain subject to examination by the IRS until three years after the applicable NOLs are used or expire. As we expect to exhaust our available NOLs over the course of the next several years, and because both of our U.S. public company competitors had converted to REITs, senior management believed that an analysis of the feasibility of SBA converting to a REIT for federal and, where applicable, state income tax purposes should be undertaken and presented to the board of directors. In 2014, senior management began consulting with representatives of Skadden, our special REIT tax counsel, whom we retained to assist us in analyzing the legal and regulatory issues and the tax implications of a possible conversion to a REIT.

During regularly scheduled meetings of the board of directors in 2015 and 2016, as part of our strategic review of our global tax planning, the feasibility of converting to a REIT was discussed. During such meetings, senior management provided the board with updates on the rationale for the potential REIT conversion, the timing of when our NOLs would be fully utilized, whether and to what extent there would be an E&P distribution, the impact of future distributions that might be paid in connection with operating as a REIT on our operations, the REIT qualification tests (including the asset and income tests), the REIT-related opinions that would be required from counsel, the potential impact of the REIT conversion on SBA’s operations, the potential need to seek shareholder approval of certain REIT-related corporate actions and the potential timing of the REIT conversion.

We have received an opinion from Skadden that we are organized in conformity with the requirements for qualification and taxation as a REIT under the Code for our taxable year ending December 31, 2016, and that our actual method of operation enabled, and our proposed method of operation will enable, us to continue to meet the requirements for qualification and taxation as a REIT under the Code.

On September 15, 2016, at a special meeting of the board of directors, the board of directors and senior management, together with representatives of Skadden and Greenberg Traurig, P.A. (“Greenberg”), reviewed and discussed the rationale for the REIT conversion, the steps that had been taken to date in connection with the potential REIT conversion, the potential distributions that would be paid in connection with operating as a REIT, along with an analysis of the impact of SBA’s NOLs on the requirement to pay distributions, the REIT qualification tests (including the asset and income tests) and the REIT-related opinions that would be required from counsel. As part of its discussion, the Board considered the timing of any such REIT election. Although SBA currently expects to have NOLs covering its taxable income through 2020, the Board took into consideration that SBA expected to have positive E&P beginning in 2017 which would have been required to be distributed in connection with any REIT conversion for the 2017 or any subsequent tax year. The board considered that, by electing to be subject to tax as a REIT before we are in a positive E&P position, we can preserve our flexibility to allocate capital in the manner that we believe will provide our shareholders the best long-term return. In addition, the board was advised that, by electing to be taxed as a REIT commencing with the taxable year ending December 31, 2016, we would be subject to a five-year built-in gains recognition period, rather than the ten-year built-in gains recognition period that may be applicable to entities that elect to be subject to be taxed as a REIT after June 7, 2016. The board discussed their desire to ensure the ability of our shareholders to fully realize the benefits that are currently expected to be realized when SBA elects to be treated as a REIT and to get ahead of any changes that may arise as a result of the November elections. Finally, the board considered the benefit of placing our shareholders in a similar position to shareholders in our public company competitors, American Tower Corporation and Crown Castle International, both of which currently operate as REITs. Senior management stated that it was in favor of the REIT conversion and recommended that the board of directors approve the REIT conversion and the election to be subject to tax as a REIT commencing with the taxable year ending December 31, 2016.

In addition, the directors and senior management reviewed and discussed the proposed merger and the potential terms of the SBA REIT Articles. The directors discussed that, although the REIT rules do not require the completion of the merger, the merger of SBA into SBA REIT will facilitate our continued compliance with the REIT rules by ensuring the effective adoption of the REIT Ownership and Transfer Restrictions. Representatives of Greenberg were present and reviewed with the board of directors, among other things, the procedures and timeline for implementing the merger as well as the board of directors’ fiduciary duties in connection with the merger.

On October 3, 2016, the board of directors unanimously approved resolutions directing senior management to take all necessary steps in order for SBA to be subject to tax as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2016. In addition, the board of directors unanimously (i) approved the merger, (ii) adopted the merger agreement and (iii) recommended that SBA’s shareholders vote their shares in favor of approving the merger agreement at the special meeting.

OUR REASONS FOR THE REIT CONVERSION

The SBA board of directors has unanimously determined that the REIT conversion and the related transactions are fair to, and in the best interests of, SBA and its shareholders. In reaching this determination, the board of directors consulted with senior management, as well as its legal advisors. The factors considered by the board of directors in reaching its determination included, but were not limited to, the following:

•	To increase shareholder value: As a REIT, we believe we will be able to increase the long-term value of SBA REIT Class A common stock by increasing future distributions to shareholders from increased cash flows resulting from reduced corporate level taxes on REIT eligible revenue. We believe required distributions to our shareholders and increased cash flows may decrease our cost of equity and therefore lower our overall cost of capital;

•	To establish regular distributions to shareholders: We believe our shareholders will benefit from our future commencement of regular cash distributions, resulting in a yield-oriented stock;

•	To expand our base of potential shareholders: Most of our revenues and operating profits are derived from leasing revenue from real property, primarily in the form of tenant leases from wireless service providers on towers that we own or operate. As a real estate company that will, at such time as our board of directors determines, make cash distributions to our shareholders, our shareholder base may expand to include investors attracted by yield and/or specifically to REITs, which may improve the liquidity of SBA REIT Class A common stock and provide a broader shareholder base;

•	To be comparable to our competitors who are REITs: Both of our U.S. public tower company competitors have converted to REITs, and we believe that by converting to a REIT, investors and the market will be better able to compare our operating results with those of our competitors’; and

•	To facilitate our continued compliance with the REIT qualification rules: The merger will facilitate our continued compliance with the REIT rules by ensuring the effective adoption of the REIT Ownership and Transfer Restrictions.

In addition, by electing to be subject to tax as REIT commencing with the 2016 taxable year, SBA will be able to recognize additional structural and financial benefits, including by converting before such time as we would be required to make a distribution of E&P, thereby preserving our flexibility to allocate capital in the manner that we believe will provide our shareholders the best long-term return.

To review the background of the REIT conversion in greater detail and the related risks associated with the reorganization, please see the sections titled, “Background of the REIT Conversion” beginning on page 43 and “Risks Factors” beginning on page 19. The SBA board of directors also considered, among others, the following potential disadvantages and potential risks of the REIT conversion:

•	an increased dependence on the capital markets to fund our liquidity requirements under the REIT rules;

•	the potential limitations imposed on our activities under the REIT structure;

•	the need to comply with the complicated REIT qualification provisions, which may hinder our ability to pursue otherwise attractive asset acquisition opportunities, including investments in the businesses to be conducted by our TRSs;

•	to the extent we have REIT taxable income and have utilized our NOLs, the requirement to pay distributions in order to comply with the REIT rules, which will limit our ability to retain earnings as we will be required each year to distribute to our shareholders at least 90% of our REIT taxable income after the utilization of our NOLs (determined without regard to the dividends paid deduction and by excluding any net capital gain);

•	concerns regarding investor perception and the potential significant changes to our shareholder base; and

•	the REIT Ownership and Transfer Restrictions, which have the potential effect of delaying, deferring or preventing a transaction or a change in control of us that might involve a premium price for our capital stock or otherwise be in the best interest of our shareholders.

In addition, the SBA board of directors considered the potential risks discussed in “Risk Factors—Risks Related to the REIT Conversion.” The foregoing discussion does not include all of the information and factors considered by the board of directors. The board of directors did not quantify or otherwise assign relative weights to the particular factors considered, but conducted an overall analysis of the information presented to and considered by it in reaching its determination.

TERMS OF THE MERGER

The following is a summary of the material terms of the merger agreement. For a complete description of all of the terms of the merger, you should refer to the copy of the merger agreement that is attached to this proxy statement/prospectus as Annex A and incorporated by reference herein. You should read carefully the merger agreement in its entirety as it is the legal document that governs the merger.

Structure and Completion of the Merger

SBA REIT is currently a wholly owned subsidiary of SBA. The merger agreement provides that SBA will merge with and into SBA REIT, at which time the separate corporate existence of SBA will cease and SBA REIT will be the surviving entity of the merger. Upon the effectiveness of the merger, the outstanding shares of common stock of SBA will be converted into the right to receive the same number of shares of SBA REIT Class A common stock, and SBA REIT will change its name to “SBA Communications Corporation” and will succeed to and continue to operate the existing business of SBA.

The board of directors of SBA and the board of directors of SBA REIT have adopted the merger agreement, subject to shareholder approval. The merger will become effective at the time the articles of merger are submitted for filing and accepted by the Secretary of State of the State of Florida in accordance with the Florida Business Corporation Act or at such later time as specified in the articles of merger. We anticipate that the merger will be completed as soon as practicable, following our shareholders’ approval of the merger agreement at the special meeting and the satisfaction or waiver of the other conditions to the merger as described in “—Conditions to Completion of the Merger.” However, the board of directors of SBA reserves the right to cancel or defer the merger even if its shareholders approve the merger agreement and the other conditions to the completion of the merger are satisfied or waived, if it determines that the merger is no longer in the best interests of SBA and its shareholders.

Exchange of Stock Certificates

Surrender of Certificates. Computershare Trust Company, N.A., SBA’s transfer agent, will act as exchange agent for the merger. As soon as reasonably practicable after the completion of the merger, Computershare will mail to each registered holder of a certificate of SBA Class A common stock a letter of transmittal containing instructions for surrendering such holder’s certificate. Holders who properly submit a letter of transmittal and surrender their certificates to the exchange agent will receive a certificate representing shares of SBA REIT Class A common stock equal to that number of shares reflected in the surrendered certificate. The surrendered certificates will thereafter be cancelled. Upon the effectiveness of the merger, each certificate representing shares of SBA Class A common stock will be deemed for all purposes to evidence a right to receive the same number of shares of SBA REIT Class A common stock until such certificate is exchanged for a certificate representing an equal number of shares of SBA REIT Class A common stock. If you currently hold shares of SBA Class A common stock in uncertificated form, you will receive a notice of the completion of the merger and your shares of SBA REIT Class A common stock received in connection with the merger will continue to exist in uncertificated form.

Lost Certificates. If any SBA certificate is lost, stolen or destroyed, the owner of the certificate must provide an appropriate affidavit of that fact to the exchange agent and, if required by SBA REIT, post a reasonable bond as indemnity against any claim that may be made against SBA REIT with respect to such lost certificate.

Stock Transfer Books. At the completion of the merger, SBA will close its stock transfer books, and no subsequent transfers of common stock will be recorded on such books.

Other Effects of the Merger

We expect the following to occur in connection with the merger:

•	Charter Documents of SBA REIT. The Articles of Incorporation and Bylaws of SBA REIT will be amended in connection with the merger. Copies of the form of the SBA REIT Articles and SBA REIT Bylaws, reflecting those amendments, are set forth in Annex B-1 and Annex B-2, respectively, of this proxy statement/prospectus. See also the section entitled “Description of SBA REIT Capital Stock.”

•	Directors and Officers. The directors and officers of SBA serving as directors and officers of SBA immediately prior to the effective time of the merger will be the directors and officers of SBA REIT immediately after the merger.

•	Stock Incentive Plans and Employee Stock Purchase Plan. SBA REIT will assume the SBA Communications Corporation 2001 Equity Participation Plan as amended and restated, the SBA Communications Corporation 2010 Performance and Equity Incentive Plan, as amended and the SBA Communications Corporation 2008 Employee Stock Purchase Plan, as amended, which we refer to collectively as the Plans, and each, a Plan, and all rights of participants to acquire shares of common stock under any Plan will be converted into rights to acquire shares of SBA REIT Class A common stock in accordance with the terms of the Plans.

•	Listing of SBA REIT Class A common stock. We expect that the SBA REIT Class A common stock will trade on the NASDAQ Global Select Market under our current symbol “SBAC” following the completion of the merger.

Conditions to Completion of the Merger

The board of directors of SBA has the right to cancel or defer the merger even if shareholders of SBA approve the merger agreement and the other conditions to the completion of the merger are satisfied or waived, if it determines that the merger is no longer in the best interests of SBA and its shareholders. The respective obligations of SBA and SBA REIT to complete the merger require the satisfaction or, where permitted, waiver, of the following conditions:

•	approval of the merger agreement by the requisite vote of the shareholders of SBA and SBA REIT;

•	receipt by SBA from its special REIT tax counsel, Skadden, of an opinion to the effect that the merger qualifies as a reorganization within the meaning of section 368(a) of the Code and that each of SBA and SBA REIT is a party to a reorganization within the meaning of section 368(b) of the Code;

•	SBA REIT will have amended and restated its articles of incorporation to read in substantially the form attached hereto as Annex B-1;

•	SBA REIT will have amended its Bylaws to read substantially in the form attached hereto as Annex B-2;

•	approval for listing on the NASDAQ Global Select Market of SBA REIT Class A common stock, subject to official notice of issuance;

•	the effectiveness of the Registration Statement, of which this proxy statement/prospectus is a part, without the issuance of a stop order or initiation of any proceeding seeking a stop order by the SEC;

•	the determination by the board of directors of SBA, in its sole discretion, that no legislation or proposed legislation with a reasonable possibility of being enacted would have the effect of substantially (a) impairing the ability of SBA REIT to qualify as a REIT, (b) increasing the federal tax liabilities of SBA or of SBA REIT resulting from the REIT conversion or (c) reducing the expected benefits to SBA REIT resulting from the REIT conversion; and

•	receipt of all governmental approvals and third-party consents to the merger, except where the failure to obtain such approvals or consents as would not reasonably be expected to materially and adversely affect the business, financial condition or results of operations of SBA REIT.

Termination of the Merger Agreement

The merger agreement provides that it may be terminated and the merger abandoned at any time prior to its completion, before or after approval of the merger agreement by the shareholders of SBA, by either:

•	the mutual written consent of the board of directors of SBA and the board of directors of SBA REIT; or

•	the board of directors of SBA in its sole discretion.

We have no current intention of abandoning the merger subsequent to the special meeting if shareholder approval is obtained and the other conditions to the merger are satisfied or waived. However, the board of directors of SBA reserves the right to cancel or defer the merger even if shareholders of SBA approve the merger agreement and the other conditions to the completion of the merger are satisfied or waived, if it determines that the merger is no longer in the best interests of SBA and its shareholders.

Regulatory Approvals

We are not aware of any federal, state, local or foreign regulatory requirements that must be complied with or approvals that must be obtained prior to completion of the merger pursuant to the merger agreement, other than compliance with applicable federal and state securities laws, the filing of articles of merger as required under the Florida Business Corporation Act and various state governmental authorizations.

Absence of Appraisal Rights

Pursuant to Section 607.1302 of the Florida Business Corporation Act, the shareholders of SBA will not be entitled to appraisal rights as a result of the merger.

Restrictions on Sales of SBA REIT Class A Common Stock Issued Pursuant to the Merger

The shares of SBA REIT Class A common stock to be issued in connection with the merger will, subject to the REIT Ownership and Transfer Restrictions, be freely transferable under the Securities Act, except for shares issued to any shareholder who may be deemed to be an “affiliate” of SBA REIT for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control with, SBA and may include the executive officers, directors and significant shareholders of SBA.

Accounting Treatment of the Merger

For accounting purposes, the merger of SBA with and into SBA REIT will be treated as a transfer of assets and exchange of shares between entities under common control. The accounting basis used to initially record the assets and liabilities in SBA REIT is the carryover basis of SBA. Shareholders’ equity of SBA REIT will be that carried over from SBA.

DISTRIBUTION POLICY

REITs are required to distribute annually at least 90% of their REIT taxable income after the utilization of any available NOLs (determined before the deduction for dividends paid and excluding any net capital gain). At such time as we have REIT taxable income (after utilization of our NOLs), we expect to distribute all or substantially all of our REIT taxable income so as to not be subject to income or excise tax on undistributed REIT taxable income (or, if sooner, at such time as our board of directors determines). We estimate that we had approximately $1.2 billion in NOLs as of December 31, 2015. We currently expect to have NOLs covering our taxable income through 2020. We may, at our discretion, use these NOLs to offset our REIT taxable income, and thus the required distributions to shareholders may be reduced or eliminated until such time as our NOLs have been fully utilized. See the section titled “United States Federal Income Tax Considerations.”

The amount of future distributions will be determined, from time to time, by the board of directors to balance our goal of increasing long-term shareholder value and retaining sufficient cash to implement our current capital allocation policy, which prioritizes investment in quality assets that meet our return criteria, and then stock repurchases when we believe our stock price is below its intrinsic value. The actual amount, timing and frequency of future distributions, will be at the sole discretion of the board of directors and will be declared based upon various factors, many of which are beyond our control, including:

•	our financial condition and operating cash flows;

•	our retention of cash to pursue tower portfolio growth;

•	our operating and other expenses;

•	debt service requirements;

•	capital expenditure requirements;

•	our stock repurchase program;

•	the amount required to maintain REIT status and avoid income and excise taxes that we otherwise would be required to pay;

•	limitations on distributions in our existing and future debt instruments;

•	our ability to utilize NOLs to offset our distribution requirements;

•	limitations on our ability to fund distributions using cash generated through our TRSs; and

•	other factors that the board of directors may deem relevant.

We anticipate that distributions will generally be paid from cash from operations after debt service requirements and non-discretionary capital expenditures. To the extent that our cash available for distribution is insufficient to allow us to satisfy the REIT distribution requirements, we may be required to borrow funds to make distributions consistent with this policy. Our ability to fund distributions through borrowings is subject to continued compliance with debt covenants, as well as the availability of borrowing capacity under our lending arrangements. If our operations do not generate sufficient cash flows and we are unable to borrow, we may be unable to make, or may be required to reduce, the required quarterly distributions. Our distribution policy enables us to review the alternative funding sources available to us for distributions from time to time. For information regarding risk factors that could materially adversely affect our actual results of operations, please see the section titled “Risk Factors.”

OUR BUSINESS

Set forth below is a description of the business of SBA. SBA REIT, a wholly owned subsidiary of SBA, was incorporated in Florida on September 21, 2016 to succeed to and continue the business of SBA, which is described below, upon completion of the merger of SBA with and into SBA REIT. Effective at the time of the merger, SBA REIT will be renamed “SBA Communications Corporation.” and will continue to operate SBA’s current business.

Unless otherwise indicated or the context otherwise requires, when used in this proxy statement/prospectus, the terms “SBA,” “we,” “our,” and “us” refer to SBA Communications Corporation and our subsidiaries.

General

We are a leading independent owner and operator of wireless communications tower structures, rooftops and other structures that support antennas used for wireless communications, which we collectively refer to as towers or sites. Our principal operations are in the United States and its territories. In addition, we own and operate towers in Canada, Central America, and South America. Our primary business line is our site leasing business, which contributed 98.5% of our total segment operating profit for the nine months ended September 30, 2016. In our site leasing business, we (1) lease antenna space to wireless service providers on towers that we own or operate and (2) manage rooftop and tower sites for property owners under various contractual arrangements. As of September 30, 2016, we owned 25,878 towers, a substantial portion of which have been built by us or built by other tower owners or operators who, like us, have built such towers to lease space to multiple wireless service providers. We also managed or leased approximately 5,500 actual or potential towers, approximately 500 of which were revenue producing as of September 30, 2016. Our other business line is our site development business, through which we assist wireless service providers in developing and maintaining their own wireless service networks.

Site Leasing Services

Our primary focus is the leasing of antenna space on our multi-tenant towers to a variety of wireless service providers under long-term lease contracts in the United States, Canada, Central America, and South America. We receive site leasing revenues primarily from wireless service provider tenants, including AT&T, Sprint, T-Mobile, Verizon Wireless, Claro, Digicel, Oi S.A., and Telefonica. Wireless service providers enter into tenant leases with us, each of which relates to the lease or use of space at an individual site. Our site leasing business generates substantially all of our total segment operating profit, representing 96.2% or more of our total segment operating profit for the past three fiscal years. Our site leasing business is classified into two reportable segments, domestic site leasing and international site leasing.

Domestic Site Leasing

As of September 30, 2016, we owned 15,845 towers in the United States and its territories. For the nine months ended September 30, 2016, we generated 83.1% of our total site leasing revenue from these sites. We receive domestic site leasing revenues primarily from AT&T, Sprint, T-Mobile, and Verizon Wireless. In the United States, wireless service providers typically enter into tenant leases with us, each of which relates to the lease or use of space at an individual tower. Our tenant leases in the United States are generally for an initial term of five to ten years with five 5-year renewal periods at the option of the tenant. These tenant leases typically contain specific rent escalators, which typically average 3-4% per year, for both the initial and renewal option periods. Our ground leases in the United States are generally for an initial term of five years or more with multiple renewal terms of 5-year periods, at our option, and provide for rent escalators which typically average 2-3% annually.

International Site Leasing

We continue to focus on growing our international site leasing business through the acquisition and development of towers. We believe that we can create substantial value by expanding our site leasing services into select international markets which we believe have a high-growth wireless industry and relatively stable political and regulatory environments. As of September 30, 2016, we owned 10,033 towers in our international markets, including Canada, Central America and South America. Approximately 27% of our total towers are located in Brazil and less than 3% of our total towers are located in each of our other international markets. We receive international site leasing revenues primarily from Oi S.A., Claro, Digicel, Telefonica and TIM. Our operations in these countries are solely in the site leasing business, and we expect to continue to expand operations through new builds and acquisitions.

Our tenant leases in Canada typically have similar terms and conditions as those in the United States with an initial term of five to ten years with five 5-year renewal periods at the option of the tenant. These tenant leases typically contain specific rent escalators, which average 3-4% per year. Tenant leases in our Central American and South American markets typically have an initial term of ten years with multiple five-year renewal periods. In Central America, we have similar rent escalators to that of leases in the United States and Canada while our leases in South America typically escalate in accordance with a standard cost of living index. In Brazil, site leases are typically governed by master lease agreements, which provide for the material terms and conditions that will govern the terms of the use of the site. Site leases in South America typically provide for a fixed rental amount and a pass-through charge for the underlying ground lease rent. Our ground leases in Canada, Central America and South America generally have similar terms and conditions as those in the United States, except that the annual escalators in our South American ground leases are based on a cost of living index. Our operations in Central America and Ecuador are primarily denominated in United States Dollars, while our operations in Canada and the remainder of South America are denominated in local currencies.

Domestic and International Expansion

We expand our tower portfolio, both domestically and internationally, through the acquisition of towers from third parties and through the construction of new tower structures. In our tower acquisition program, we pursue towers that meet or exceed our internal guidelines regarding current and future potential returns. For each acquisition, we prepare various analyses that include projections of a five-year unlevered internal rate of return, review of available capacity, future lease up projections, and a summary of current and future tenant/technology mix.

The majority of our international markets typically have less mature wireless networks with limited wireline infrastructure and lower wireless data penetration rates than those in the United States. Accordingly, our expansion in these markets is primarily driven by (i) wireless service providers seeking to increase the quality and coverage of their networks, (ii) increased consumer mobile data traffic, such as media streaming, mobile apps and games, web browsing, and email, and (iii) incremental spectrum auctions, which have resulted in new market entrants, as well as incremental voice and data network deployments. Since we first entered the Central and South American markets, we have built or acquired 9,767 towers as of September 30, 2016 and continue to expand in these markets to respond to growing demand.

We consider various factors when identifying a market for our international expansion, including:

•	Country analysis—We consider the country’s political stability, and whether the country’s general business, legal and regulatory environment is conducive to the sustainability and growth of our business.

•	Market potential—We analyze the expected demand for wireless services, and whether a country has multiple wireless service providers who are actively seeking to invest in deploying voice and data networks, as well as spectrum auctions that have occurred or that are anticipated to occur.

•	Risk adjusted return criteria—We consider whether buying or building towers in a country, and providing our management and leasing services, will meet our return criteria. As part of this analysis, we consider the risk of entering into an international market (for example, the impact of foreign currency exchange rates), and how our expansion meets our long-term strategic objectives for the region and our business generally.

In our new build program, we construct tower structures (1) in locations that are strategically chosen by us or (2) under build-to-suit arrangements. Under build-to-suit arrangements, we build tower structures for wireless service providers at locations that they have identified. Under these arrangements, we retain ownership of the tower structure and the exclusive right to co-locate additional tenants. When we construct tower structures in locations chosen by us, we utilize our knowledge of our customers’ network requirements to identify locations where we believe multiple wireless service providers need, or will need, to locate antennas to meet capacity or service demands. We seek to identify attractive locations for new tower structures and complete pre-construction procedures necessary to secure the site concurrently with our leasing efforts. We generally will have at least one signed tenant lease for each new build tower structure on the day that it is completed and expect that some will have multiple tenants.

Site Development Services

Our site development business, which is conducted in the United States only, is complementary to our site leasing business and provides us the ability to keep in close contact with the wireless service providers who generate substantially all of our site leasing revenue and to capture ancillary revenues that are generated by our site leasing activities, such as antenna and equipment installation at our towers. We earn site development services revenues primarily from the full range of end to end services we provide to wireless service providers or companies providing development or project management services to wireless service providers. Our services include: (1) network pre-design; (2) site audits; (3) identification of potential locations for towers and antennas; (4) support in buying or leasing of the location; (5) assistance in obtaining zoning approvals and permits; (6) tower and related site construction; (7) antenna installation; and (8) radio equipment installation, commissioning, and maintenance. We provide site development services on a local basis, through regional, territory, and project offices. The regional offices are responsible for all site development operations, including hiring employees and opening or closing project offices, and a substantial portion of the sales in such area.

Industry Developments

We believe that growing wireless traffic (particularly data and video), the deployment of additional spectrum, and technology advancements will require wireless service providers to improve their network infrastructure and increase their network capacity resulting in an increase in the number of towers that they utilize and additions and changes to the equipment they deploy at existing towers. We expect that the wireless communications industry will continue to experience growth as a result of the following trends:

•	As wireless traffic continues to grow, carriers are investing to increase the capacity of their networks; and we believe that the continued capacity increases will require our customers to add large numbers of additional cell sites and additional new equipment at current cell sites.

•	Spectrum licensed by the Federal Communications Commission has enabled continued network development. We expect the deployment of currently fallow spectrum and the potential availability of additional spectrum through a government auction anticipated to occur in 2016 to drive continued network development in the U.S.

•	Consumers are increasing their use of wireless data services due to expansion of wireless data applications, such as video, mobile apps and games, web browsing, email and social networking, and continued wireline to wireless migration. Wireless devices such as smartphones, tablets, laptops, and other emerging and embedded devices continue to trend toward being more bandwidth-intensive. As a result, according to industry estimates, global mobile data traffic will grow at an approximately 53% compound annual growth rate from 2015 to 2020 and will grow at a rate three times faster than non-mobile data traffic over the same period.

•

Consumers list network quality as one of the greatest contributors to their dissatisfaction when terminating or changing service. To decrease subscriber churn rate and drive revenue growth, wireless carriers have made substantial capital expenditures on wireless networks to improve service quality and expand coverage. For example, U.S. wireless carriers’ capital expenditures have increased from an estimated $22.9 billion in 2010 to an estimated $31.7 billion in 2015, and we expect capital expenditures in the foreseeable future to remain elevated as wireless carriers continue to improve their networks.

We believe that the world-wide wireless industry will continue to grow and is reasonably well-capitalized, highly competitive and focused on quality and advanced services. Therefore, we expect that we will see a multi-year trend of strong additional demand for tower space from our customers, which we believe will translate into strong leasing growth for us.

Business Strategy

Our primary strategy is to continue to focus on expanding our site leasing business due to its attractive characteristics such as long-term contracts, built-in rent escalators, high operating margins, and low customer churn (which refers to when a customer does not renew its lease, or, in very limited circumstances, such as a customer bankruptcy, cancels its lease prior to the end of its term). The long-term and repetitive nature of the revenue stream of our site leasing business makes it less volatile than our site development business, which is more cyclical. By focusing on our site leasing business, we believe that we can maintain a stable, recurring cash flow stream and reduce our exposure to cyclical changes in customer spending. Key elements of our strategy include:

Maximizing Use of Tower Capacity. We generally have constructed or acquired towers that accommodate multiple tenants and a majority of our towers are high capacity tower structures. Most of our towers have significant capacity available for additional antennas, and we believe that increased use of our towers can be achieved at a low incremental cost. We measure the available capacity of our existing facilities to support additional tenants and generate additional lease revenue by assessing several factors, including tower height, tower type, wind loading, environmental conditions, existing equipment on the tower and zoning and permitting regulations in effect in the jurisdiction where the tower is located. We actively market space on our towers through our internal sales force. As of December 31, 2015, we had an average of 1.8 tenants per tower structure.

Disciplined Growth of our Tower Portfolio. We believe that our tower operations are highly scalable. Consequently, we believe that we are able to materially increase our tower portfolio without proportionately increasing selling, general, and administrative expenses. We intend to continue to grow our tower portfolio, domestically and internationally, through tower acquisitions and the construction of new tower structures. In connection with our international expansion, we have targeted select international markets that we believe have relatively stable political environments and a growing wireless communications industry. We intend to use our available cash from operating activities and available liquidity, including borrowings, to build and/or acquire new towers at prices that we believe will be accretive to our shareholders both in the short and long term and which allow us to maintain our long-term target leverage ratios.

Capitalizing on our Scale and Management Experience. We are a large owner, operator and developer of towers, with substantial capital, human, and operating resources. We have been developing towers for wireless service providers in the U.S. since 1989 and owned and operated towers for ourselves since 1997. We believe our size, experience, capabilities, and resources make us a preferred partner for wireless service providers both in the U.S. and internationally. Our management team has extensive experience in site leasing and site development, with some of the longest tenures in the tower and site development industries. We believe that our industry expertise and strong relationships with wireless service providers will allow us to expand our position as a leading provider of site leasing and site development services.

Controlling our Underlying Land Positions. We have purchased and/or entered into perpetual easements or long-term leases for the land that underlies our tower structures and intend to continue to do so, to the extent available at commercially reasonable prices. We believe that these purchases, perpetual easements, and/or long-term leases will increase our margins, improve our cash flow from operations, and minimize our exposure to increases in ground lease rents in the future. As of September 30, 2016, approximately 73% of our tower structures were located on land that we own or control for more than 20 years and the average remaining life under our ground leases, including renewal options under our control, was 33 years. As of September 30, 2016, approximately 5.3% of our tower structures had ground leases maturing in the next 10 years.

Using our Local Presence to Build Strong Relationships with Major Wireless Service Providers. Given the nature of towers as location-specific communications facilities, we believe that substantially all of what we do is done best locally. Consequently, we have a broad field organization that allows us to develop and capitalize on our experience, expertise and relationships in each of our local markets which in turn enhances our customer relationships. We are seeking to replicate this operating model internationally. Due to our presence in local markets, we believe we are well positioned to capture additional site leasing business and new tower build opportunities in our markets and identify and participate in site development projects across our markets.

Customers

Since commencing operations, we have performed site leasing and site development services for all of the large U.S. wireless service providers. In both our site leasing and site development businesses, we work with large national providers and smaller regional, local, or private operators.

We depend on a relatively small number of customers for our site leasing and site development revenues. The following customers represented at least 10% of our total revenues during the last three years and for the nine months ended September 30, 2016:

	For the nine months ended September 30, 2016	For the year ended December 31,
Percentage of Total Revenues		2015	2014	2013
AT&T Wireless (1)	25.8%	24.2%	23.0%	20.5%
T-Mobile (2)	17.0%	16.0%	15.5%	17.3%
Sprint (3)	16.3%	19.6%	23.4%	25.0%
Verizon Wireless	15.1%	13.8%	12.0%	11.3%

(1)	Prior year amounts have been adjusted to reflect the merger of AT&T Wireless and Leap Wireless (Cricket Wireless).
(2)	Prior year amounts have been adjusted to reflect the merger of T-Mobile and MetroPCS.
(3)	Prior year amounts have been adjusted to reflect the merger of Sprint and Clearwire.

During the past two years, we provided services or leased space to a number of customers, including:

AT&T Wireless	NII Holdings	Sprint
Cellular South	Ntelos	T-Mobile
Claro	Mastec	TIM
Digicel	Oi S.A.	Telefonica
Ericsson, Inc.	Overland Contracting	U.S. Cellular
Goodman Networks	SouthernLinc	Verizon Wireless

Sales and Marketing

Our sales and marketing goals are to:

•	use existing relationships and develop new relationships with wireless service providers to lease antenna space on and sell related services with respect to our owned or managed towers, enabling us to grow our site leasing business; and

•	successfully bid and win those site development services contracts that will contribute to our operating margins and/or provide a financial or strategic benefit to our site leasing business.

We approach sales on a company-wide basis, involving many of our employees. We have a dedicated sales force that is supplemented by members of our executive management team. Our dedicated salespeople are based regionally as well as in our corporate office. We also rely on our vice presidents, general managers, and other operations personnel to sell our services and cultivate customers. Our strategy is to delegate sales efforts by geographic region or to those employees of ours who have the best relationships with our customers. Most wireless service providers have national corporate headquarters with regional and local offices. We believe that wireless service providers make most decisions for site development and site leasing services at the regional and local levels with input from their corporate headquarters. Our sales representatives work with wireless service provider representatives at the regional and local levels and at the national level when appropriate. Our sales staff’s compensation is heavily weighted to incentive-based goals and measurements.

Competition

Domestic Site Leasing—In the U.S., our primary competitors for our site leasing activities are (1) the national independent tower companies including American Tower Corporation and Crown Castle International, (2) a large number of regional independent tower owners, (3) wireless service providers that own and operate their own towers and lease, or may in the future decide to lease, antenna space to other providers, and (4) alternative facilities such as rooftops, outdoor and indoor DAS networks, billboards, utility poles and electric transmission towers. American Tower and Crown Castle have significantly more towers than we do, which could provide them a competitive advantage in negotiating with wireless service providers. Furthermore, these entities generally have greater financial resources than we do which may provide them with a competitive advantage in connection with the acquisition of material tower portfolios. However, we believe that tower location and capacity have been and will continue to be the most significant competitive factors affecting the site leasing business. Other competitive factors are quality of service to our tenants and price.

International Site Leasing—Our competition consists of wireless service providers that own and operate their own tower networks, large national and regional independent tower companies and alternative facilities such as rooftops, outdoor and indoor DAS networks, billboards, utility poles and electric transmission towers.

Site Development—The site development business is extremely competitive and price sensitive. We believe that the majority of our competitors in the U.S. site development business operate within local market areas exclusively, while some firms offer their services nationally. The market includes participants from a variety of market segments offering individual, or combinations of, competing services. The field of competitors includes site development consultants, zoning consultants, real estate firms, right-of-way consulting firms, construction companies, tower owners/managers, radio frequency engineering consultants, telecommunications equipment vendors, which provide end-to-end site development services through multiple subcontractors, and wireless service providers’ internal staff. We believe that providers base their decisions for site development services on a number of criteria, including company experience, price, track record, local reputation, geographic reach, and time for completion of a project.

Employees

Our corporate offices are located in our headquarters in Boca Raton, Florida. We also have employees located in our international, regional, and local offices.

As of September 30, 2016, we had 1,239 employees of which 256 were based outside of the U.S. and its territories. We consider our employee relations to be good.

Regulatory and Environmental Matters

Federal Regulations. In the U.S., which accounted for 83.1% of our total site leasing revenue for the nine months ended September 30, 2016, both the FCC and the FAA regulate towers. Many FAA requirements are implemented in FCC regulations. These regulations, which were amended in 2014, govern the construction, lighting, and painting or other marking of towers, as well as the maintenance, inspection, and record keeping related to towers, and may, depending on the characteristics of particular towers, require prior approval and registration of towers before they may be constructed, altered or used. Wireless communications equipment and radio or television stations operating on towers are separately regulated and may require independent customer licensing depending upon the particular frequency or frequency band used. In addition, any applicant for an FCC tower structure registration (through the FCC’s Antenna Structure Registration System) must certify that, consistent with the Anti-Drug Abuse Act of 1988, neither the applicant nor its principals are subject to a denial of federal benefits because of a conviction for the possession or distribution of a controlled substance. New tower construction also requires approval from the state or local governing authority for the proposed site: compliance with NEPA, NHPA and ESA and may require notification to the FAA.

Pursuant to the requirements of the Communications Act of 1934, as amended, the FCC, in conjunction with the FAA, has developed standards to consider proposals involving new or modified towers. These standards mandate that the FCC and the FAA consider the height of the proposed tower, the relationship of the tower to existing natural or man-made obstructions, and the proximity of the tower to runways and airports. Proposals to construct or to modify existing towers above certain heights must be reviewed by the FAA to ensure the structure will not present a hazard to air navigation. The FAA may condition its issuance of a no-hazard determination upon compliance with specified lighting and/or painting requirements. Towers that meet certain height and location criteria must also be registered with the FCC. A tower that requires FAA clearance will not be registered by the FCC until it is cleared by the FAA. Upon registration, the FCC may also require special lighting and/or painting. Owners of wireless communications towers may have an obligation to maintain painting and lighting or other marking in conformance with FAA and FCC regulations. Tower owners and licensees that operate on those towers also bear the responsibility of monitoring any lighting systems and notifying the FAA of any lighting outage or malfunction.

Owners and operators of towers may be subject to, and therefore must comply with, environmental laws, including NEPA, NHPA and ESA. Any licensed radio facility on a tower is subject to environmental review pursuant to the NEPA, among other statutes, which requires federal agencies to evaluate the environmental impact of their decisions under certain circumstances. The FCC has issued regulations implementing the NEPA. These regulations place responsibility on applicants to investigate potential environmental effects of their operations and to disclose any potential significant effects on the environment in an environmental assessment prior to constructing or modifying a tower and prior to commencing certain operations of wireless communications or radio or television stations from the tower. In the event the FCC determines the proposed structure or operation would have a significant environmental impact based on the standards the FCC has developed, the FCC would be required to prepare an environmental impact statement, which will be subject to public comment. This process could significantly delay the registration of a particular tower.

We generally indemnify our customers against any failure to comply with applicable regulatory standards relating to the construction, modification, or placement of towers. Failure to comply with the applicable requirements may lead to civil penalties.

The Telecommunications Act of 1996 amended the Communications Act of 1934 by preserving state and local zoning authorities’ jurisdiction over the construction, modification, and placement of towers. The law, however, limits local zoning authority by prohibiting any action that would discriminate among different providers of personal wireless services or ban altogether the construction, modification or placement of radio communication towers. Finally, the Telecommunications Act of 1996 requires the federal government to help licensees for wireless communications services gain access to preferred sites for their facilities. This may require that federal agencies and departments work directly with licensees to make federal property available for tower facilities.

As an owner and operator of real property, we are subject to certain environmental laws that impose strict, joint and several liability for the cleanup of on-site or off-site contamination and related personal injury or property damage. We are also subject to certain environmental laws that govern tower placement and may require pre-construction environmental studies. Operators of towers must also take into consideration certain RF emissions regulations that impose a variety of procedural and operating requirements. Certain proposals to operate wireless communications and radio or television stations from tower structures are also reviewed by the FCC to ensure compliance with requirements relating to human exposure to RF emissions. Exposure to high levels of RF energy can produce negative health effects. The potential connection between low-level RF energy and certain negative health effects, including some forms of cancer, has been the subject of substantial study by the scientific community in recent years. We believe that we are in substantial compliance with and we have no material liability under any applicable environmental laws. These costs of compliance with existing or future environmental laws and liability related thereto may have a material adverse effect on our prospects, financial condition or results of operations.

State and Local Regulations. Most states regulate certain aspects of real estate acquisition, leasing activities, and construction activities. Where required, we conduct the site acquisition portions of our site development services business through licensed real estate brokers’ agents, who may be our employees or hired as independent contractors, and conduct the construction portions of our site development services through licensed contractors, who may be our employees or independent contractors. Local regulations include city and other local ordinances, zoning restrictions and restrictive covenants imposed by community developers. These regulations vary greatly from jurisdiction to jurisdiction, but typically require tower owners to obtain approval from local officials or community standards organizations, or certain other entities prior to tower construction and establish regulations regarding maintenance and removal of towers. In addition, many local zoning authorities require tower owners to post bonds or cash collateral to secure their removal obligations. Local zoning authorities generally have been unreceptive to construction of new towers in their communities because of the height and visibility of the towers, and have, in some instances, instituted moratoria.

International. Regulatory regimes outside of the U.S. and its territories vary by country and locality; however, these regulations typically require tower owners and/or licensees to obtain approval from local officials or government agencies prior to tower construction or modification or the addition of a new antenna to an existing tower. Additionally, some regulations include ongoing obligations regarding painting, lighting, and maintenance. Our international operations may also be subject to limitations on foreign ownership of land in certain areas. Based on our experience to date, these regimes have been similar to, but not more rigorous, burdensome or comprehensive than, those in the U.S. Non-compliance with such regulations may lead to monetary penalties or deconstruction orders. Our international operations are also subject to various regulations and guidelines regarding employee relations and other occupational health and safety matters. As we expand our operations into additional international geographic areas, we will be subject to regulations in these jurisdictions.

Backlog

Backlog related to our site leasing business consists of lease agreements and amendments, which have been signed, but have not yet commenced. As of September 30, 2016, we had 665 new leases and amendments which had been executed with customers but which had not begun generating revenue. These leases and amendments will contractually provide for approximately $7.5 million of annual revenue. By comparison, as of September 30, 2015, we had 601 new leases and amendments which had been executed with customers but which had not begun generating revenue. These leases and amendments contractually provided for approximately $7.6 million of annual revenue.

Our backlog for site development services consists of the value of work that has not yet been completed under executed contracts. As of September 30, 2016, we had approximately $26.6 million of contractually committed revenue as compared to approximately $46.9 million as of September 30, 2015.

Legal Proceedings

Following completion of the merger, SBA REIT will assume all liability arising under legal proceedings filed against SBA.

We are involved in various legal proceedings relating to claims arising in the ordinary course of business. We do not believe that the ultimate resolution of these matters will have a material adverse effect on our business, financial condition, results of operations or liquidity.

Properties

We own our headquarters in Boca Raton, Florida where we currently have approximately 160,000 square feet of office space. We have entered into long-term leases for international and regional locations in locations convenient for the management and operation of our site leasing activities, and in certain site development office locations where we expect our activities to be longer-term. We open and close project offices from time to time in connection with our site development business. We believe our existing facilities are adequate for our current and planned levels of operations and that additional office space suited for our needs is reasonably available in the markets within which we operate.

Our interests in towers and the land beneath them are comprised of a variety of fee interests, leasehold interests created by long-term lease agreements, perpetual easements, easements, licenses, rights-of-way, and other similar interests. As of September 30, 2016, approximately 73% of our tower structures were located on parcels of land that we own, land subject to perpetual easements, or parcels of land that have an interest that extends beyond 20 years. The average remaining life under our ground leases, including renewal options under our control, has been extended to 33 years. In rural areas, support for our towers, equipment shelters, and related equipment requires a tract of land typically up to 10,000 square feet. Less than 2,500 square feet is required for a monopole or self-supporting tower of the kind typically used in metropolitan areas for wireless communications towers. Ground leases are generally for an initial term of five years or more with five or more additional automatic renewal periods of five years, for a total of thirty years or more.

Most of our towers have significant capacity available for additional antennas. We measure the available capacity of our existing facilities to support additional tenants and generate additional lease revenue by assessing several factors, including tower height, tower type, wind loading, environmental conditions, existing equipment on the tower and zoning and permitting regulations in effect in the jurisdiction where the tower is located. As of December 31, 2015, we had an average of 1.8 tenants per tower structure.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of our anticipated policies with respect to distributions, investments, financing, lending and certain other activities of SBA REIT. Upon completion of the REIT conversion, these policies will be determined and periodically thereafter amended by the board of directors of SBA REIT without notice to, or a vote of, the shareholders of SBA REIT, except that changes in certain policies with respect to conflicts of interest must be consistent with legal and contractual requirements.

Distribution Policy

At such time as we have REIT taxable income (after utilization of our NOLs), we expect to distribute all or substantially all of our REIT taxable income so as to not be subject to income or excise tax on undistributed REIT taxable income; however, our board of directors, may, in its discretion, decide to declare dividends earlier than such date. For a discussion of our distribution policy, see the section titled “Distribution Policy.”

Investment Policy

Investments in Real Estate or Interests in Real Estate

We own and operate towers principally in the United States and its territories. In addition, we own and operate towers in Canada, Central America, and South America. We own substantially all of the assets in our domestic site leasing business directly and indirectly through one or more QRSs and other subsidiaries that are disregarded entities for U.S. federal income tax purposes, and the assets in our site development business and international operations primarily through one or more TRSs. We intend to continue to grow our tower portfolio, domestically and internationally, through tower acquisitions and the construction of new tower structures. Our investment strategy is to prioritize investment in quality assets that meet our return criteria and then stock repurchases when we believe our stock price is below its intrinsic value. A primary goal of our capital allocation strategy is to increase our Adjusted Funds From Operations per share. There are currently no limitations on (a) the percentage of our assets that may be invested in any one property, venture or type of security, (b) the number of properties in which we may invest, or (c) the concentration of investments in a single geographic region. The board of directors may establish limitations, and other policies, as it deems appropriate from time to time.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Generally speaking, we do not expect to engage in any significant investment activities with other entities, although we may consider joint venture investments with other investors. As part of our tower portfolio expansion, we may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies and the REIT qualification requirements. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross asset and income tests that we must satisfy to qualify as a REIT. However, we do not currently anticipate investing in other issuers of securities for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale, but we may engage in these activities in the future.

We do not intend that our investments in securities will require us to register as an “investment company” under the Investment Company Act of 1940, as amended, and we intend to divest securities before any registration would be required. We do not intend to engage in trading, underwriting, agency distribution or sales of securities of other issuers.

Investments in Other Securities

Other than as described above, we do not intend to invest in any additional securities such as bonds, preferred stock or common stock.

Investments in Mortgages

We have not invested in, nor do we have any present intention to invest in, real estate mortgages, although we are not prohibited from doing so. From time to time, we have, and may in the future, take a mortgage in specific towers or the land underlying such towers to secure obligations owed to us by the owners of such assets.

Dispositions

Subject to REIT qualification rules, from time to time we may dispose of some of our assets if we determine that such action would be in the best interests of us and our shareholders.

Financing Policy

Our financing policies largely depend on the nature and timeline of our investment opportunities and the prevailing economic and market conditions. If the board of directors determines that additional funding is desirable, we may raise funds through the following means:

•	debt financings, including but not limited to, accessing U.S. debt capital markets, drawing on our Revolving Credit Facility, and issuing Tower Securities through our existing SBA Tower Trust;

•	accessing the equity markets; and

•	any combination of the above methods.

Subject to provisions in the Code requiring distribution of REIT taxable income to maintain our REIT status and to minimize our income and excise tax liabilities, we currently intend to retain sufficient cash to implement our current capital allocation policy, which prioritizes investment in quality assets that meet our return criteria and then stock repurchases when we believe our stock price is below its intrinsic value. We expect our primary source of external funding will continue to be the debt capital markets. We do not have a formal policy limiting the amount of indebtedness that we may incur, although we currently have target leverage ratios. In addition we are subject to certain restrictions in our indentures and loan agreements with regard to permitted indebtedness.

The board of directors may also authorize the obtaining of additional capital through the issuance of equity securities. Pursuant to the SBA REIT Articles, we will have authority to issue up to 400,000,000 shares of SBA REIT Class A common stock and 30,000,000 shares of undesignated preferred stock. We may issue equity securities as a source of discretionary investment funding if the size of a strategic transaction would increase our leverage beyond a level that our board of directors or management believes to be appropriate, or as otherwise determined by our board of directors.

In the future, we may seek to extend, expand, reduce or renew our credit facilities, obtain new credit facilities or lines of credit, or issue new unsecured or secured debt that may contain limitations on indebtedness. We will consider a number of factors when evaluating our level of indebtedness and when making decisions regarding the incurrence of indebtedness, including overall prudence, the purchase price of assets to be acquired with debt financing, the estimated market value of our assets upon refinancing, our ability to generate cash flow to cover our expected debt service and restrictions under our existing debt arrangements. For additional information, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Lending Policy

From time to time we have, and may in the future, make loans to our operating subsidiaries and to third parties as part of our tower portfolio expansion.

Reports to Shareholders

We make available to our shareholders our annual reports, including our audited financial statements. We are subject to the information reporting provisions of the Exchange Act, which require us to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

Other Activities

At all times, we intend to operate and to invest so as to comply with the Code requirements related to REIT qualification unless, due to changing circumstances or changes to the Code or in Treasury regulations, the board of directors determines that it is no longer in the best interests of SBA REIT and its shareholders to qualify as a REIT.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholder

SBA Communications REIT Corporation

We have audited the accompanying balance sheet of SBA Communications REIT Corporation (the “Company”) as of September 21, 2016. This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the balance sheet. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such balance sheet referred to above presents fairly, in all material respects, the financial position of SBA Communications REIT Corporation as of September 21, 2016, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Certified Public Accountants

Boca Raton, Florida

September 29, 2016

SBA COMMUNICATIONS REIT CORPORATION

BALANCE SHEET

AS OF SEPTEMBER 21, 2016

Assets:
Receivable from Parent	$1,000

Total Assets	$1,000

Liabilities and shareholder’s equity:
Liabilities	$—
Shareholder’s equity:
Class A common stock; $0.01 par value per share; 400,000,000 shares authorized; 1,000 shares issued and outstanding	1,000
Preferred stock; $0.01 par value per share; 30,000,000 shares authorized; no shares issued and outstanding	—

Total shareholder’s equity	1,000

Total liabilities and shareholder’s equity	$1,000

SBA COMMUNICATIONS REIT CORPORATION NOTES TO THE BALANCE SHEET

1. Organization

SBA Communications REIT Corporation (“SBA REIT” or the “Company”) was incorporated on September 21, 2016, under the laws of the State of Florida and was authorized to issue 400,000,000 shares of Class A common stock, par value $.01 per share and 30,000,000 shares of preferred stock, $.01 par value per share. SBA REIT, a wholly owned subsidiary of SBA Communications Corporation (“SBA” or the “Parent”), was created to effect the merger described below.

Prior to the merger, SBA REIT will conduct no business other than incident to the merger. In the merger, SBA will merge with and into SBA REIT. Upon effectiveness of the merger, shares of SBA will be cancelled and the outstanding shares of Class A common stock will be converted into the right to receive the same number of shares of SBA REIT Class A common stock. SBA REIT will, by virtue of the merger, directly or indirectly own all of the assets and business formerly owned by SBA, and, effective at the time of the merger, SBA REIT will change its name to “SBA Communications Corporation” and its articles of incorporation will be amended and restated. The amended and restated articles will be the same as the articles of incorporation of SBA, except for the addition of the REIT Ownership and Transfer Restrictions, which facilitate continued compliance with the rules applicable to REITs including prohibiting any shareholder from owning more than 9.8% of the outstanding shares of any class of SBA REIT stock. The members of the board of directors and executive management of SBA immediately prior to the merger will hold the same positions with SBA REIT immediately after the merger.

2. Related Party

SBA REIT was under common ownership and under management control of the Parent. The existence of that control could result in operating results or financial position of the Company which could differ from those that would have been obtained if the Company was autonomous.

Related-party transactions occur in the normal course of business between the Company and other SBA affiliated entities. On September 21, 2016, SBA REIT issued a $1,000 intercompany promissory note in consideration for 1,000 shares of Class A common stock issued to SBA. This was the only transaction for the period ended September 21, 2016.

SELECTED HISTORICAL FINANCIAL INFORMATION AND OTHER DATA

The following tables present a summary of historical consolidated financial data as of the dates and for the periods indicated for SBA, which is deemed to be the predecessor of SBA REIT for accounting purposes.

The financial data as of and for the years ended December 31, 2013, 2014 and 2015 has been derived from our audited consolidated financial statements which are incorporated by reference into this proxy statement/prospectus. The financial data as of and for the years ended December 31, 2011 and 2012 has been derived from our audited consolidated financial statements which are not incorporated by reference into this proxy statement/prospectus. The financial data as of and for the nine months ended September 30, 2015 and 2016 has been derived from our unaudited consolidated financial statements which are incorporated by reference into this proxy statement/prospectus.

The unaudited financial data has been derived from our books and records without audit and, in the opinion of management, includes all adjustments, (consisting only of normal, recurring adjustments) that management considers necessary for a fair statement of results for these periods. The financial information for the nine months ended September 30, 2016 is not necessarily indicative of the results to be expected for the full year. The information in the following tables may not be comparable to the operations of SBA REIT on a going-forward basis following the REIT conversion and thus may not be indicative of SBA REIT’s future performance.

The following information does not provide all of the information contained in SBA’s financial statements, including the related notes. It is important for you to read the following summary of selected financial data together with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this proxy statement/prospectus and with SBA’s consolidated financial statements and accompanying notes incorporated by reference into this proxy statement/prospectus.

	For the year ended December 31,					Nine Months Ended September 30,
	2011	2012	2013	2014	2015	2015	2016
	(audited)	(audited)	(audited)	(audited)	(audited)
	(in thousands, except for per share data)
Operating data:
Revenues:
Site leasing	$616,294	$846,094	$1,133,013	$1,360,202	$1,480,634	1,112,182	$1,144,461
Site development	81,876	107,990	171,853	166,794	157,840	119,351	72,159

Total revenues	698,170	954,084	1,304,866	1,526,996	1,638,474	1,231,533	1,216,620

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion, and amortization shown below):
Cost of site leasing	131,916	188,951	270,772	301,313	324,655	243,298	255,609
Cost of site development	71,005	90,556	137,481	127,172	119,744	91,662	59,021
Selling, general and administrative	62,828	72,148	85,476	103,317	114,951	86,017	110,326
Acquisition related adjustments and expenses	7,144	40,433	19,198	7,798	11,864	7,483	8,974
Asset impairment and decommission costs	5,472	6,383	28,960	23,801	94,783	74,185	23,180
Depreciation, accretion, and amortization	309,146	408,467	533,334	627,072	660,021	498,560	479,635

Total operating expenses	587,511	806,938	1,075,221	1,190,473	1,326,018	1,001,205	936,745

Operating income	110,659	147,146	229,645	336,523	312,456	230,328	279,875

Other income (expense):
Interest income	136	1,128	1,794	677	3,894	2,284	7,704
Interest expense	(160,896)	(196,241)	(249,051)	(292,600)	(322,366)	(238,439)	(250,913)
Non-cash interest expense	(63,629)	(70,110)	(49,085)	(27,112)	(1,505)	(1,051)	(1,500)
Amortization of deferred financing fees	(9,188)	(12,870)	(15,560)	(17,572)	(19,154)	(13,973)	(16,035)
Loss from extinguishment of debt, net	(1,696)	(51,799)	(6,099)	(26,204)	(783)	—	(34,512)
Other income (expense), net	(165)	5,654	31,138	10,628	(139,137)	(178,710)	92,137

Total other expense	(235,438)	(324,238)	(286,863)	(352,183)	(479,051)	(429,889)	(203,119)

Income (loss) before provision for income taxes	(124,779)	(177,092)	(57,218)	(15,660)	(166,595)	(199,561)	76,756
(Provision) benefit for income taxes	(2,113)	(6,594)	1,309	(8,635)	(9,061)	(7,112)	(5,780)

Net income (loss) from continuing operations	(126,892)	(183,686)	(55,909)	(24,295)	(175,656)	(206,673)	70,976
Income from discontinued operations, net of income taxes	—	2,296	—	—	—	—	—

Net income (loss)	(126,892)	(181,390)	(55,909)	(24,295)	(175,656)	(206,673)	70,976
Net income attributable to the noncontrolling interest	436	353	—	—	—	—	—

Net income (loss) attributable to SBA Communications Corporation	$(126,456)	$(181,037)	$(55,909)	$(24,295)	$(175,656)	(206,673)	$70,976

Per share amounts:
Income (loss) from continuing operations
Basic	$(1.14)	$(1.53)	$(0.44)	$(0.19)	$(1.37)	$(1.61)	$0.57
Diluted	$(1.14)	$(1.53)	$(0.44)	$(0.19)	$(1.37)	$(1.61)	$0.56
Income from discontinued operations	—	0.02	—	—	—	—	—

Net income (loss) per common share
Basic	$(1.14)	$(1.51)	$(0.44)	$(0.19)	$(1.37)	$(1.61)	$0.57

Diluted	$(1.14)	$(1.51)	$(0.44)	$(0.19)	$(1.37)	$(1.61)	$0.56

Weighted average number of common shares
Basic	111,595	120,280	127,769	128,919	127,794	128,397	125,041

Diluted	111,595	120,280	127,769	128,919	127,794	128,397	125,761

	As of December 31,					As of September 30,
	2011	2012	2013	2014	2015	2016
	(audited)	(audited)	(audited)	(audited)	(audited)	(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$47,316	$233,099	$122,112	$39,433	$118,039	$165,225
Restricted cash—current (1)	22,266	27,708	47,305	52,519	25,353	552,473
Short-term investments	5,773	5,471	5,446	5,549	706	221
Property and equipment, net	1,583,393	2,671,317	2,578,444	2,762,417	2,782,353	2,780,112
Intangibles, net	1,639,784	3,134,133	3,387,198	4,189,540	3,735,413	3,710,817
Total assets (2)	3,606,399	6,615,911	6,783,188	7,841,125	7,403,215	7,915,722
Total debt	3,354,485	5,356,103	5,876,607	7,860,799	8,542,305	9,140,000
Total shareholders’ equity (deficit)	(11,313)	652,991	356,966	(660,800)	(1,706,144)	(1,669,062)

(1)	Restricted cash of $25.3 million as of December 31, 2015 consisted of $25.1 million related to the requirements of the mortgage loan underlying our Tower Securities and $0.2 million related to surety bonds issued for our benefit. Restricted cash of $52.5 million as of December 31, 2014 consisted of $52.1 million related to the requirements of the mortgage loan underlying our Tower Securities and $0.4 million related to surety bonds issued for our benefit. Restricted cash of $47.3 million as of December 31, 2013 consisted of $46.4 million related to the Tower Securities loan requirements and $0.9 million related to surety bonds issued for our benefit. Restricted cash of $27.7 million as of December 31, 2012 consisted of $26.8 million related to the requirements of the mortgage loan underlying our Tower Securities and $0.9 million related to surety bonds issued for our benefit. Restricted cash of $22.3 million as of December 31, 2011 consisted of $21.4 million related to the requirements of the mortgage loan underlying our Tower Securities and $0.9 million related to surety bonds issued for our benefit.
(2)	On January 1, 2016 we adopted ASU 2015-03 interest—Imputation of Interest and ASU 2015-15 Interest—Imputation of Interest—Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements, which required that we present all debt issuance costs, with the exception of debt issuance costs associated with line-of-credit arrangements, as a direct deduction from the related debt liability rather than an asset. Included in Total Assets for the years ended December 31, 2015, 2014, 2013, 2012 and 2011 are $90.2 million, $92.5 million, $69.2 million, $61.4 million and $37.1 million, respectively, related to debt issuance costs.

	For the year ended December 31,					Nine Months Ended September 30,
	2011	2012	2013	2014	2015	2015	2016
	(audited)	(audited)	(audited)	(audited)	(audited)
			(in thousands)
Other Data:
Cash provided by (used in):
Operating activities	$249,058	$340,914	$497,587	$671,643	$737,173	$534,737	$514,181
Investing activities	(503,273)	(2,269,120)	(817,198)	(1,760,127)	(734,521)	(566,731)	(300,213)
Financing activities	237,432	2,110,481	210,837	991,838	88,937	78,513	(180,531)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Set forth below is a discussion and analysis of the financial condition and results of operations of SBA. After the merger, SBA REIT will succeed to and continue the business of SBA. Due to the impact of taxes and anticipated distributions following the merger and the REIT conversion, our historical results of operations of SBA may not be fully comparable to the results of operations following the REIT conversion.

The following discussion includes forward-looking statements that involve certain risks and uncertainties, including, but not limited to, those described above under “Risk Factors”. Our actual results may differ materially from those discussed below. See “Special Note Regarding Forward-Looking Statements” and “Risk Factors”. The discussion should be read in conjunction with the consolidated financial statements and notes thereto incorporated by reference into this proxy statement/prospectus.

We are a leading independent owner and operator of wireless communications tower structures, rooftops and other structures that support antennas used for wireless communications, which we collectively refer to as towers or sites. Our principal operations are in the United States and its territories. In addition, we own and operate towers in Canada, Central America, and South America. Our primary business line is our site leasing business, which contributed 98.5% of our total segment operating profit for the nine months ended September 30, 2016. In our site leasing business, we (1) lease antenna space to wireless service providers on towers that we own or operate and (2) manage rooftop and tower sites for property owners under various contractual arrangements. As of September 30, 2016, we owned 25,878 towers, a substantial portion of which have been built by us or built by other tower owners or operators who, like us, have built such towers to lease space to multiple wireless service providers. We also managed or leased approximately 5,500 actual or potential towers, approximately 500 of which were revenue producing as of September 30, 2016. Our other business line is our site development business, through which we assist wireless service providers in developing and maintaining their own wireless service networks.

Site Leasing Services

Our primary focus is the leasing of antenna space on our multi-tenant towers to a variety of wireless service providers under long-term lease contracts in the United States, Canada, Central America, and South America. As of September 30, 2016, we owned 15,845 towers in the United States and its territories and 10,033 towers in our international markets. Approximately 27% of our total towers are located in Brazil and less than 3% of our total towers are located in each of our other international markets. We receive site leasing revenues primarily from wireless service provider tenants, including AT&T, Sprint, T-Mobile, Verizon Wireless, Claro, Digicel, Oi S.A., and Telefonica. Wireless service providers enter into tenant leases with us, each of which relates to the lease or use of space at an individual site. In the United States and Canada, our tenant leases are generally for an initial term of five to ten years with five 5-year renewal periods at the option of the tenant. These tenant leases typically contain specific rent escalators, which average 3-4% per year, including the renewal option periods. Tenant leases in our Central American and South American markets typically have an initial term of ten years with multiple five year renewal periods. In Central America, we have similar rent escalators to that of leases in the United States and Canada while our leases in South America escalate in accordance with a standard cost of living index.

In our Central American markets and Ecuador, significantly all of our revenue, expenses, and capital expenditures arising from our new build activities are denominated in U.S. dollars. Specifically, most of our ground leases, tenant leases, and tower-related expenses are due and paid in U.S. dollars. In our Central American markets, our local currency obligations are principally limited to (1) permitting and other local fees, (2) utilities, and (3) taxes. In our Brazilian, Canadian, and Chilean operations, significantly all of our revenue, expenses, and capital expenditures, including tenant leases, ground leases, and other tower-related expenses are denominated in local currency.

Cost of site leasing revenue primarily consists of:

•	Rental payments on ground leases and other underlying property interests;

•	Straight-line rent adjustment for the difference between rental payments made and the expense recorded as if the payments had been made evenly throughout the lease term (which may include renewal terms) of the underlying property interests;

•	Property taxes;

•	Site maintenance and monitoring costs (exclusive of employee related costs);

•	Utilities;

•	Property insurance; and

•	Deferred lease origination cost amortization.

For any given tower, each of the above costs is relatively fixed over a monthly or an annual time period. As such, cost of site leasing revenue for owned towers does not generally increase as a result of adding additional customers to the tower. The ongoing maintenance requirements are typically minimal and include replacing lighting systems, painting a tower, or upgrading or repairing an access road or fencing.

Ground leases are generally for an initial term of five years or more with multiple renewal terms of five-year periods at our option and provide for rent escalators which typically average 2-3% annually, or in our South American markets, adjust in accordance with a standard cost of living index. As of September 30, 2016, approximately 73% of our tower structures were located on parcels of land that we own, land subject to perpetual easements, or parcels of land in which we have a leasehold interest that extends beyond 20 years.

As indicated in the table below, our site leasing business generates substantially all of our total segment operating profit. For information regarding our operating segments, see Note 14 of our Condensed Notes to Consolidated Financial Statements included in the Form 10-Q for the quarter ended September 30, 2016 and Note 18 of our Consolidated Financial Statements included in the Form 10-K for the year ended December 31, 2015, each of which is incorporated by reference into this proxy statement/prospectus.

				For the nine months ended September 30,
Segment operating profit as a percentage of total	2013	2014	2015	2015	2016
Domestic site leasing	89.9%	82.8%	82.4%	82.3%	83.7%
International site leasing	6.3%	13.5%	14.4%	14.6%	14.8%
Total site leasing	96.2%	96.3%	96.8%	96.9%	98.5%

We believe that over the long-term, site leasing revenues will continue to grow as wireless service providers increase their use of our towers due to increasing minutes of network use and data transfer, network expansion and network coverage requirements. In the current environment, we expect that this activity will primarily be in the form of amendments to current leases as wireless service providers seek to upgrade their antennas, and in the long-term, new leases as these providers continue to expand and upgrade their networks. We believe our site leasing business is characterized by stable and long-term recurring revenues, predictable operating costs and minimal non-discretionary capital expenditures. Due to the relatively young age and mix of our tower portfolio, we expect future expenditures required to maintain these towers to be minimal. Consequently, we expect to grow our cash flows on existing towers by (1) adding tenants to our towers at minimal incremental costs by using existing tower capacity or requiring wireless service providers to bear all or a portion of the cost of tower modifications and (2) executing monetary amendments as wireless service providers add or upgrade their equipment. Furthermore, because our towers are strategically positioned and our customers typically do not relocate, we have historically experienced low tenant lease terminations, or churn, as a percentage of revenue other than in connection with customer consolidation or cessations of service (e.g. iDEN). As a percentage of total site leasing revenue, tenant lease terminations averaged 3.02%, on an annualized basis, for the past three years. However, excluding lease terminations arising from carrier consolidation and service terminations (e.g. iDEN), tenant lease terminations averaged only 0.61%, on an annualized basis, for the past three years.

For a tabular presentation of the minimum contracted lease revenues by year, see Note 16 of the Condensed Notes to Consolidated Financial Statements included in SBA Communications Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which is incorporated by reference into this proxy statement/prospectus.

Site Development Services

Our site development business, which is conducted in the United States only, is complementary to our site leasing business and provides us the ability to keep in close contact with the wireless service providers who generate substantially all of our site leasing revenue and to capture ancillary revenues that are generated by our site leasing activities, such as antenna and equipment installation at our tower locations. Site development services revenues are earned primarily from providing a full range of end to end services to wireless service providers or companies providing development or project management services to wireless service providers. Our services include: (1) network pre-design; (2) site audits; (3) identification of potential locations for towers and antennas; (4) support in buying or leasing of the location; (5) assistance in obtaining zoning approvals and permits; (6) tower and related site construction; (7) antenna installation; and (8) radio equipment installation, commissioning, and maintenance. We provide site development services at our towers and at towers owned by others on a local basis, through regional, territory, and project offices. The regional offices are responsible for all site development operations, including hiring employees and opening or closing project offices, and a substantial portion of the sales in such area.

Critical Accounting Policies and Estimates

We have identified the policies and significant estimation processes listed in the Annual Report on Form 10-K as critical to our business operations and the understanding of our results of operations. The listing is not intended to be a comprehensive list. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management’s judgment in their application. In other cases, management is required to exercise judgment in the application of accounting principles with respect to particular transactions. The impact and any associated risks related to these policies on our business operations is discussed throughout “Management’s Discussion and Analysis of Financial Condition and Results of Operations” where such policies affect reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, see Note 2 of our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2015. Our preparation of our financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting periods. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. There can be no assurance that actual results will not differ from those estimates and such differences could be significant.

RESULTS OF OPERATIONS

Nine Months Ended September 30, 2016 Compared to Nine Months Ended September 30, 2015

Revenues and Segment Operating Profit:

	For the nine months ended September 30,		Foreign Currency Impact	Constant Currency Change	Constant Currency % Change
	2016	2015
	(in thousands)
Revenues
Domestic site leasing	$951,181	$926,442	$—	$24,739	2.7%
International site leasing	193,280	185,740	(17,120)	24,660	13.3%
Site development	72,159	119,351	—	(47,192)	(39.5%)

Total	$1,216,620	$1,231,533	$(17,120)	$2,207	0.2%

Cost of Revenues
Domestic site leasing	$196,027	$188,841	$—	$7,186	3.8%
International site leasing	59,582	54,457	(5,964)	11,089	20.4%
Site development	59,021	91,662	—	(32,641)	(35.6%)

Total	$314,630	$334,960	$(5,964)	$(14,366)	(4.3%)

Operating Profit
Domestic site leasing	$755,154	$737,601	$—	$17,553	2.4%
International site leasing	133,698	131,283	(11,156)	13,571	10.3%
Site development	13,138	27,689	—	(14,551)	(52.6%)

Revenues

Domestic site leasing revenues increased $24.7 million for the nine months ended September 30, 2016, as compared to the prior year, due to (i) revenues from 872 towers acquired and 171 towers built since January 1, 2015 and (ii) organic site leasing growth, primarily from monetary lease amendments for additional equipment added to our towers as well as new leases and contractual rent escalators, partially offset by lease non-renewals in 2015 primarily related to Sprint’s iDEN network, which impacted our year-over-year growth rates during the first three quarters of 2016.

International site leasing revenues increased $7.5 million for the nine months ended September 30, 2016, as compared to the prior year. On a constant currency basis, international site leasing revenues increased $24.7 million. These changes were primarily due to (i) revenues from 337 towers acquired and 534 towers built since January 1, 2015, (ii) organic site leasing growth from new leases and contractual escalators, and (iii) an increase in reimbursable pass-through expenses. Site leasing revenue in Brazil represented approximately 11% of total site leasing revenue for the period. No other individual international market represented more than 3% of our total site leasing revenue.

Site development revenues decreased $47.2 million for the nine months ended September 30, 2016, as compared to the prior year, as a result of a decrease in the volume of work performed, particularly as it related to Sprint.

Operating Profit

Domestic site leasing segment operating profit increased $17.6 million for the nine months ended September 30, 2016, as compared to the prior year, primarily due to additional operating profit generated by (i) towers acquired and built since January 1, 2015 and organic site leasing growth as noted above, (ii) continued control of our site leasing cost of revenues, and (iii) the positive impact of our ground lease purchase program.

International site leasing segment operating profit increased $2.4 million for the nine months ended September 30, 2016, as compared to the prior year. On a constant currency basis, international site leasing segment operating profit increased $13.6 million. These changes were primarily due to towers acquired and built since January 1, 2015 and organic site leasing growth as noted above, partially offset by increases in cost of revenues.

Site development segment operating profit decreased $14.6 million for the nine months ended September 30, 2016, as compared to the prior year, primarily due to a decrease in the volume of work performed, particularly as it related to Sprint.

Selling, General, and Administrative Expenses:

	For the nine months ended September 30,		Foreign Currency Impact	Constant Currency Change	Constant Currency % Change
	2016	2015
	(in thousands)
Total	$110,326	$86,017	$(657)	$24,966	29.0%

Selling, general, and administrative expenses increased $24.3 million for the nine months ended September 30, 2016, as compared to the prior year. On a constant currency basis, selling, general, and administrative expenses increased $25.0 million. These increases were primarily as a result of the $16.5 million Oi reserve recorded in the second quarter of 2016 and increases in bad debt expense, non-cash compensation, personnel, salaries, benefits, and other support costs due in large part to our continued portfolio expansion.

Acquisition Related Adjustments and Expenses:

	For the nine months ended September 30,		Foreign Currency Impact	Constant Currency Change	Constant Currency % Change
	2016	2015
	(in thousands)
Domestic site leasing	$3,533	$7,295	$—	$(3,762)	(51.6%)
International site leasing	5,441	188	(248)	5,501	2,926.1%

Total	$8,974	$7,483	$(248)	$1,739	23.2%

Acquisition related adjustments and expenses increased $1.5 million for the nine months ended September 30, 2016, as compared to the prior year. On a constant currency basis, acquisition related adjustments and expenses increased $1.7 million. These increases were primarily as a result of changes in our estimated pre-acquisition contingencies as compared to the prior year period, partially offset by a decrease in the number of acquisitions and integration related expenses as compared to the prior year period.

Asset Impairment and Decommission Costs:

	For the nine months ended September 30,		Foreign Currency Impact	Constant Currency Change	Constant Currency % Change
	2016	2015
	(in thousands)
Domestic site leasing	$19,359	$73,781	$—	$(54,422)	(73.8%)
International site leasing	1,476	404	(92)	1,164	288.1%

Total site leasing	$20,835	$74,185	$(92)	$(53,258)	(71.8%)
Not identified by segment	2,345	—	—	2,345	—%

Total	$23,180	$74,185	$(92)	$(50,913)	(68.6%)

Asset impairment and decommission costs decreased by $51.0 million for the nine months ended September 30, 2016, as compared to the prior year. On a constant currency basis, asset impairment and decommission costs decreased $50.9 million. These decreases were primarily as a result of a $56.7 million impairment charge recorded in the third quarter of 2015 related to fiber assets acquired in the 2012 Mobilitie transaction, a $9.0 million gain on the sale of fiber assets recorded in the current year period, a $0.6 million decrease in the impairment charge recorded on decommissioned towers, partially offset by a $14.1 million increase in impairment charges resulting from our analysis that the future cash flows would not recover the carrying value of the investment resulting from Sprint lease terminations experienced in 2015 and an increase in write off and disposal costs related to our former corporate headquarters building for the nine months ended September 30, 2016.

Depreciation, Accretion, and Amortization Expenses:

	For the nine months ended September 30,		Foreign Currency Impact	Constant Currency Change	Constant Currency % Change
	2016	2015
	(in thousands)
Domestic site leasing	$384,208	$401,873	$—	$(17,665)	(4.4%)
International site leasing	88,111	91,636	(7,802)	4,277	4.7%

Total site leasing	$472,319	$493,509	$(7,802)	$(13,388)	(2.7%)
Site development	2,661	2,246	—	415	18.5%
Not identified by segment	4,655	2,805	—	1,850	66.0%

Total	$479,635	$498,560	$(7,802)	$(11,123)	(2.2%)

Depreciation, accretion, and amortization expense decreased $18.9 million for the nine months ended September 30, 2016, as compared to the prior year. On a constant currency basis, depreciation, accretion, and amortization expense decreased $11.1 million. These decreases were primarily due to a decrease in depreciation associated with assets that became fully depreciated since the prior year period, partially offset by additional depreciation associated with the increase in the number of towers we acquired and built since January 1, 2015.

Operating Income (Expense):

	For the nine months ended September 30,		Foreign Currency Impact	Constant Currency Change	Constant Currency % Change
	2016	2015
	(in thousands)
Domestic site leasing	$292,913	$203,583	$—	$89,330	43.9%
International site leasing	7,943	26,898	(2,357)	(16,598)	(61.7%)

Total site leasing	$300,856	$230,481	$(2,357)	$72,732	31.6%
Site development	517	17,968	—	(17,451)	(97.1%)
Not identified by segment	(21,498)	(18,121)	—	(3,377)	18.6%

Total	$279,875	$230,328	$(2,357)	$51,904	22.5%

Domestic site leasing operating income increased $89.3 million for the nine months ended September 30, 2016, as compared to the prior year, primarily due to higher segment operating profit and decreases in asset impairment and decommission costs, depreciation, accretion, and amortization expense, and acquisition related adjustments and expenses, partially offset by an increase in selling, general, and administrative expenses.

International site leasing operating income decreased $19.0 million for the nine months ended September 30, 2016, as compared to the prior year. On a constant currency basis, international site leasing operating income decreased $16.6 million. These decreases were primarily due to the $16.5 million Oi reserve recorded in the second quarter of 2016, increases in acquisition related adjustments and expenses, depreciation, accretion, and amortization expense, and asset impairment and decommission costs, partially offset by higher segment operating profit.

Site development operating income decreased $17.5 million for the nine months ended September 30, 2016, as compared to the prior year, primarily due to lower segment operating profit and increases in selling, general, and administrative expenses and depreciation, accretion, and amortization expense.

Other Income (Expense):

	For the nine months ended September 30,		Foreign Currency Impact	Constant Currency Change	Constant Currency % Change
	2016	2015
	(in thousands)
Interest income	$7,704	$2,284	$(771)	$6,191	271.1%
Interest expense	(250,913)	(238,439)	2	(12,476)	5.2%
Non-cash interest expense	(1,500)	(1,051)	—	(449)	42.7%
Amortization of deferred financing fees	(16,035)	(13,973)	—	(2,062)	14.8%
Loss from extinguishment of debt, net	(34,512)	—	—	(34,512)	—%
Other income (expense), net	92,137	(178,710)	270,272	575	(0.3%)

Total	$(203,119)	$(429,889)	$269,503	$(42,733)	9.9%

Interest income increased $5.4 million for the nine months ended September 30, 2016, as compared to the prior year. On a constant currency basis, interest income increased $6.2 million. These increases were primarily due to a higher amount of interest bearing deposits held as compared to the prior year period.

Interest expense increased $12.5 million, on an actual and constant currency basis, for the nine months ended September 30, 2016, as compared to the prior year, due to the higher average principal amount of cash-interest bearing debt outstanding as compared to the prior year, primarily resulting from the issuance of the 2015 Term Loan in June 2015, the 2015-1C Tower Securities in October 2015, the 2016-1C Tower Securities in July 2016, and the 2016 Senior Notes in August 2016, partially offset by the repayment of the 2012 Term Loan in November 2015, the 2010-2C Tower Securities in July 2016, and the 5.75% Senior Notes in August 2016, and a lower average balance outstanding under the Revolving Credit Facility in the current year period.

Loss from extinguishment of debt increased $34.5 million for the nine months ended September 30, 2016, as compared to the prior year, due to the payment of a $25.8 million call premium and accrued interest on the redemption of the 5.75% Senior Notes, the write off of $7.7 million in deferred financing fees related to the 5.75% Senior Notes, and the write off of $1.0 million in deferred financing fees related to the redemption of the 2010-2C Tower Securities.

Other income (expense), net includes an $89.0 million gain on the remeasurement of intercompany loans for the nine months ended September 30, 2016, while the prior year period included a $180.4 million loss.

Net Income (Loss):

	For the nine months ended September 30,		Foreign Currency Impact	Constant Currency Change	Constant Currency % Change
	2016	2015
	(in thousands)
Net income (loss)	$70,976	$(206,673)	$267,157	$10,492	(5.1%)

Net income (loss) increased $277.6 million, for the nine months ended September 30, 2016, as compared to the prior year. On a constant currency basis, net income (loss) increased $10.5 million. These changes were primarily due to an increase in operating income, partially offset by increases in loss from extinguishment of debt, net and interest expense.

Year Ended 2015 Compared to Year Ended 2014

Revenues and Segment Operating Profit:

	For the year ended December 31,		Dollar Change	Percentage Change
	2015	2014
	(in thousands)
Revenues
Domestic site leasing	$1,236,758	$1,157,293	$79,465	6.9%
International site leasing	243,876	202,909	40,967	20.2%
Site development	157,840	166,794	(8,954)	(5.4%)

Total	$1,638,474	$1,526,996	$111,478	7.3%

Cost of Revenues
Domestic site leasing	$252,493	$247,237	$5,256	2.1%
International site leasing	72,162	54,076	18,086	33.4%
Site development	119,744	127,172	(7,428)	(5.8%)

Total	$444,399	$428,485	$15,914	3.7%

Operating Profit
Domestic site leasing	$984,265	$910,056	$74,209	8.2%
International site leasing	171,714	148,833	22,881	15.4%
Site development	38,096	39,622	(1,526)	(3.9%)

Revenues

Total revenues increased $111.5 million for the year ended December 31, 2015, as compared to the prior year, due largely to (i) revenues from 4,923 towers acquired and 848 towers built since January 1, 2014 and (ii) organic site leasing growth from new leases, contractual rent escalators, and monetary lease amendments for additional equipment added to our towers. The increase in total revenues includes the negative impact of $43.2 million from fluctuations in foreign currency exchange rates as compared to the prior year.

Domestic site leasing revenues increased $79.5 million for the year ended December 31, 2015, as compared to the prior year, due largely to (i) revenues from 1,007 towers acquired and 266 towers built since January 1, 2014 and (ii) organic site leasing growth from new leases, contractual rent escalators, and monetary lease amendments for additional equipment added to our towers.

International site leasing revenues increased $41.0 million for the year ended December 31, 2015, as compared to the prior year, due largely to (i) revenues from 3,916 towers acquired, primarily from the acquisition of 3,648 towers from Oi S.A. in March 2014 and December 2014, and 582 towers built since January 1, 2014, and (ii) organic site leasing growth from new leases, contractual rent escalators, and monetary lease amendments for additional equipment added to our towers. The increase in international site leasing revenues includes the negative impact of $43.2 million from fluctuations in foreign currency exchange rates as compared to the prior year. Site leasing revenue in Brazil represented approximately 11% of total site leasing revenue for the period. No other individual international market represented more than 3% of our total site leasing revenue.

Site development revenues decreased $9.0 million for the year ended December 31, 2015, as compared to the prior year, as a result of a decrease in the volume of work performed due to the timing of our wireless carrier customers’ initiatives.

Operating Profit

Domestic site leasing segment operating profit increased $74.2 million for the year ended December 31, 2015, as compared to the prior year, primarily due to additional profit generated by (i) towers acquired and built since January 1, 2014 and organic site leasing growth as noted above, (ii) improving control of our site leasing cost of revenue, and (iii) the positive impact of our ground lease purchase program.

International site leasing segment operating profit increased $22.9 million for the year ended December 31, 2015, as compared to the prior year, primarily due to additional profit generated by (i) towers acquired and built since January 1, 2014 and organic site leasing growth as noted above and (ii) the positive impact of our ground lease purchase program, partially offset by increased costs resulting from the integration of towers acquired in 2014. The increase in international site leasing segment operating profit includes the negative impact of $31.2 million from fluctuations in foreign currency exchange rates as compared to the prior year.

Site development segment operating profit decreased $1.5 million for the year ended December 31, 2015, as compared to the prior year, primarily due to lower services revenue.

Selling, General, and Administrative Expenses:

	For the year ended December 31,		Dollar Change	Percentage Change
	2015	2014
	(in thousands)
Total	$114,951	$103,317	$11,634	11.3%

Selling, general, and administrative expenses increased $11.6 million for the year ended December 31, 2015, as compared to the prior year, primarily as a result of an increase in personnel, salaries, benefits, non-cash compensation, and other support costs due in large part to our continued portfolio expansion. The increase in selling, general, and administrative expenses includes the positive impact of $1.8 million from fluctuations in foreign currency exchange rates as compared to the prior year.

Acquisition Related Adjustments and Expenses:

	For the year ended December 31,		Dollar Change	Percentage Change
	2015	2014
	(in thousands)
Domestic site leasing	$9,975	$3,351	$6,624	197.7%
International site leasing	1,889	4,447	(2,558)	(57.5%)

Total	$11,864	$7,798	$4,066	52.1%

Domestic acquisition related adjustments and expenses increased $6.6 million for the year ended December 31, 2015, primarily as a result of an increase in the number of towers we acquired as compared to the prior year.

International acquisition related adjustments and expenses decreased $2.6 million for the year ended December 31, 2015 primarily as a result of a decrease in the number of towers we acquired, partially offset by changes in our estimated pre-acquisition contingencies as compared to the prior year. The decrease in International acquisition related adjustments and expenses includes the positive impact of $0.4 million from fluctuations in foreign currency exchange rates as compared to the prior year.

Asset Impairment and Decommission Costs:

	For the year ended December 31,		Dollar Change	Percentage Change
	2015	2014
	(in thousands)
Domestic site leasing	$93,977	$21,538	$72,439	336.3%
International site leasing	806	2,263	(1,457)	(64.4%)

Total	$94,783	$23,801	$70,982	298.2%

Asset impairment and decommission costs increased $71.0 million for the year ended December 31, 2015, as compared to the prior year, primarily as a result of a $56.7 million impairment charge in the third quarter of 2015 related to fiber assets acquired in the 2012 Mobilitie transaction and $7.3 million of additional impairment charges resulting from the Company’s analysis that the future cash flows would not recover the carrying value of the investment. In addition, the increase in the asset impairment and decommission costs includes $5.5 million related to higher net book value of towers decommissioned in the current year as compared against the prior year and $1.2 million in exit costs related to our former corporate headquarters building. The impact from fluctuations in foreign currency exchange rates as compared to the prior year was not material.

Depreciation, Accretion, and Amortization Expense:

	For the year ended December 31,		Dollar Change	Percentage Change
	2015	2014
	(in thousands)
Domestic site leasing	$534,436	$515,150	$19,286	3.7%
International site leasing	118,886	104,447	14,439	13.8%

Total site leasing	$653,322	$619,597	$33,725	5.4%
Site development	3,662	2,453	1,209	49.3%
Not identified by segment	3,037	5,022	(1,985)	(39.5%)

Total	$660,021	$627,072	$32,949	5.3%

Depreciation, accretion, and amortization expense increased $32.9 million for the year ended December 31, 2015, as compared to the prior year, due to an increase in the number of towers we acquired and built since January 1, 2014. The increase in depreciation, accretion, and amortization expense includes the positive impact of $22.7 million from fluctuations in foreign currency exchange rates as compared to the prior year.

Operating Income (Loss):

	For the year ended December 31,		Dollar Change	Percentage Change
	2015	2014
	(in thousands)
Domestic site leasing	$278,464	$302,406	$(23,942)	(7.9%)
International site leasing	33,937	20,914	13,023	62.3%

Total site leasing	$312,401	$323,320	$(10,919)	(3.4%)
Site development	22,187	28,095	(5,908)	(21.0%)
Not identified by segment	(22,132)	(14,892)	(7,240)	48.6%

Total	$312,456	$336,523	$(24,067)	(7.2%)

Domestic site leasing operating income decreased $23.9 million for the year ended December 31, 2015, as compared to the prior year, primarily due to increases in asset impairment and decommission costs, depreciation, accretion, and amortization expense, acquisition related adjustments and expenses, and selling, general, and administrative expenses, partially offset by higher segment operating profit.

International site leasing operating income increased $13.0 million for the year ended December 31, 2015, as compared to the prior year, primarily due to higher segment operating profit and a reduction in acquisition related adjustments and expenses and asset impairment and decommission costs, partially offset by an increase in depreciation, accretion, and amortization expense. The increase in international site leasing operating income includes the negative impact of $5.4 million from fluctuations in foreign currency exchange rates as compared to the prior year.

Site development operating income decreased $5.9 million for the year ended December 31, 2015, as compared to the prior year, primarily due to a decrease in segment operating profit, as well as increases in selling, general, and administrative expenses and depreciation, accretion, and amortization expense.

Other Income (Expense):

	For the year ended December 31,		Dollar Change	Percentage Change
	2015	2014
	(in thousands)
Interest income	$3,894	$677	$3,217	475.2%
Interest expense	(322,366)	(292,600)	(29,766)	10.2%
Non-cash interest expense	(1,505)	(27,112)	25,607	(94.4%)
Amortization of deferred financing fees	(19,154)	(17,572)	(1,582)	9.0%
Loss from extinguishment of debt, net	(783)	(26,204)	25,421	(97.0%)
Other (expense) income, net	(139,137)	10,628	(149,765)	(1,409.2%)

Total	$(479,051)	$(352,183)	$(126,868)	36.0%

Interest income increased $3.2 million due to a higher amount of investments held and a higher average interest rate on those investments held for the year ended December 31, 2015 as compared to the prior year.

Interest expense increased $29.8 million for the year ended December 31, 2015, as compared to the prior year, due to the higher average principal amount of cash-interest bearing debt outstanding for the year ended December 31, 2015 compared to the prior year, primarily resulting from the issuance of the 2014 Tower Securities in October 2014, the 2015 Tower Securities in October 2015, the 2014 Term Loan in March 2014, the 2015 Term Loan in June 2015, and the 2014 Senior Notes in July 2014, partially offset by the full repayment of the 2010-1C Tower Securities in October 2014, the full redemption of the 8.25% Notes in August 2014, and the settlement of the 4.0% Notes during 2014.

Non-cash interest expense decreased $25.6 million from the year ended December 31, 2015, compared to the prior year, primarily due to the maturity of the 4.0% Notes during the prior year.

Amortization of deferred financing fees increased $1.6 million for the year ended December 31, 2015, as compared to the prior year, primarily resulting from the issuance of the 2014 and 2015 Tower Securities, 2014 Term Loan, 2015 Term Loan, and 2014 Senior Notes, partially offset by the full repayment of the 8.25% Notes and 2010-1C Tower Securities and the settlement of the 4.0% Notes during the prior year.

Loss from extinguishment of debt decreased $25.4 million for the year ended December 31, 2015, as compared to the prior year, primarily due to the repayment of the 2010-1C Tower Securities, 2011 Term Loan and the 2012-2 Term Loan, early settlement of the 4.0% Notes, and the early redemption of the 8.25% Notes during the prior year, partially offset by the early redemption of the 2012-1 Term Loan during 2015.

Other (expense) income, net increased $149.8 million for the year ended December 31, 2015, as compared to the prior year, primarily due to a $178.9 million loss related to the remeasurement of an intercompany loan not denominated in the functional currency of the subsidiary in which it is recorded during the year ended December 31, 2015 as compared to a $23.0 million loss in the prior year, as well as a $17.9 million gain realized on the settlement of two foreign currency contracts entered into to hedge the purchase price of the Oi S.A. acquisition in Brazil in 2014. This was partially offset by a $37.2 million gain realized on the sale of a cost-method investment in 2015 as compared to a $12.5 million gain on the sale of a cost-method investment in the prior year.

Net Loss:

	For the year ended December 31,		Dollar Change	Percentage Change
	2015	2014
	(in thousands)
Net loss	$(175,656)	$(24,295)	$(151,361)	623.0%

Net loss was $175.7 million for the year ended December 31, 2015, an increase of $151.4 million compared to a loss of $24.3 million in the prior year. The increase is primarily due to increases in other (expense) income, net, asset impairment and decommission costs, depreciation, accretion, and amortization expense, selling, general and administrative expenses, and acquisition related adjustments and expenses, partially offset by an increase in our total segment operating profit as compared to the prior year. The increase in net loss includes the negative impact of $170.0 million from fluctuations in foreign currency exchange rates as compared to the prior year.

Year Ended 2014 Compared to Year Ended 2013

Revenues and Segment Operating Profit:

	For the year ended December 31,		Dollar Change	Percentage Change
	2014	2013
	(in thousands)
Revenues
Domestic site leasing	$1,157,293	$1,048,756	$108,537	10.3%
International site leasing	202,909	84,257	118,652	140.8%
Site development	166,794	171,853	(5,059)	(2.9%)

Total	$1,526,996	$1,304,866	$222,130	17.0%

Cost of Revenues
Domestic site leasing	$247,237	$242,839	$4,398	1.8%
International site leasing	54,076	27,933	26,143	93.6%
Site development	127,172	137,481	(10,309)	(7.5%)

Total	$428,485	$408,253	$20,232	5.0%

Operating Profit
Domestic site leasing	$910,056	$805,917	$104,139	12.9%
International site leasing	148,833	56,324	92,509	164.2%
Site development	39,622	34,372	5,250	15.3%

Revenues

Total revenues increased $222.1 million for the year ended December 31, 2014, as compared to the prior year, due largely to (i) revenues from 6,532 towers acquired and 731 towers built since January 1, 2013 and (ii) organic site leasing growth from new leases, contractual rent escalators, and lease amendments which increased the related rent to compensate for additional equipment added to our towers. The increase in total revenues includes the negative impact of $3.1 million from fluctuations in foreign currency exchange rates as compared to the prior year.

Domestic site leasing revenues increased $108.5 million for the year ended December 31, 2014, as compared to the prior year, due largely to (i) revenues from 426 towers acquired and 228 towers built since January 1, 2013 and (ii) organic site leasing growth from new leases, contractual rent escalators, and lease amendments which increased the related rent to compensate for additional equipment added to our towers.

International site leasing revenues increased $118.7 million for the year ended December 31, 2014, as compared to the prior year, due largely to (i) revenues from 6,106 towers acquired and 503 towers built since January 1, 2013 and (ii) organic site leasing growth from new leases, contractual rent escalators, and lease amendments which increased the related rent to compensate for additional equipment added to our towers. The increase in international site leasing revenues includes the negative impact of $3.1 million from fluctuations in foreign currency exchange rates as compared to the prior year.

Site development revenues decreased $5.1 million for the year ended December 31, 2014, as compared to the prior year, as a result of a reduction in the volume of work performed due to the timing of our wireless carrier customers’ initiatives.

Operating Profit

Domestic site leasing segment operating profit increased $104.1 million for the year ended December 31, 2014, as compared to the prior year, primarily due to additional profit generated by (i) towers acquired and built since January 1, 2013 as noted above and (ii) organic site leasing growth from new leases, contractual rent escalators, and lease amendments with current tenants which increased the related rent as a result of additional equipment added to our towers in addition to improving control of our site leasing cost of revenue, and the positive impact of our ground lease purchase program.

International site leasing segment operating profit increased $92.5 million for the year ended December 31, 2014, as compared to the prior year, primarily due to additional profit generated by (i) towers acquired and built since January 1, 2013 as noted above and (ii) organic site leasing growth from new leases, contractual rent escalators, and lease amendments with current tenants which increased the related rent as a result of additional equipment added to our towers in addition to improving control of our site leasing cost of revenue, and the positive impact of our ground lease purchase program. The increase in international segment operating profit includes the negative impact of $1.8 million from fluctuations in foreign currency exchange rates as compared to the prior year.

Site development segment operating profit increased $5.2 million for the year ended December 31, 2014, as compared to the prior year, primarily due to higher margin carrier direct work performed in the current year, in particular the Sprint 2.5 GHz initiative.

Selling, General, and Administrative Expenses:

	For the year ended December 31,		Dollar Change	Percentage Change
	2014	2013
	(in thousands)
Total	$103,317	$85,476	$17,841	20.9%

Selling, general, and administrative expenses increased $17.8 million for the year ended December 31, 2014, as compared to the prior year, primarily as a result of an increase in personnel, salaries, benefits, non-cash compensation, and other expenses due in large part to our continued portfolio expansion primarily in Brazil. The increase in selling, general, and administrative expenses includes the positive impact of $0.2 million from fluctuations in foreign currency exchange rates as compared to the prior year.

Acquisition Related Adjustments and Expenses:

	For the year ended December 31,		Dollar Change	Percentage Change
	2014	2013
	(in thousands)
Domestic site leasing	$3,351	$6,525	$(3,174)	(48.6%)
International site leasing	4,447	12,673	(8,226)	(64.9%)

Total	$7,798	$19,198	$(11,400)	(59.4%)

Acquisition related adjustments and expenses decreased $11.4 million for the year ended December 31, 2014, as compared to the prior year, primarily as a result of a reduction in an estimated pre-acquisition contingency, partially offset by an increase in acquisition and integration related activities including two acquisitions from Oi S.A. which closed during the first and fourth quarters of fiscal year 2014. The decrease in acquisition related adjustments and expenses includes the positive impact of $1.1 million from fluctuations in foreign currency exchange rates as compared to the prior year.

Asset Impairment and Decommission Costs:

	For the year ended December 31,		Dollar Change	Percentage Change
	2014	2013
	(in thousands)
Domestic site leasing	$21,538	$26,478	$(4,940)	(18.7%)
International site leasing	2,263	2,482	(219)	(8.8%)

Total	$23,801	$28,960	$(5,159)	(17.8%)

Asset impairment and decommission costs decreased $5.2 million for the year ended December 31, 2014, as compared to the prior year, primarily as a result of the write-off of assets and related costs associated with the decommissioning of 214 towers during the year ended December 31, 2014 as compared to the decommissioning of 248 towers during the prior year. The decrease in asset impairment and decommission costs includes the positive impact of $0.1 million from fluctuations in foreign currency exchange rates as compared to the prior year.

Depreciation, Accretion, and Amortization Expense:

	For the year ended December 31,		Dollar Change	Percentage Change
	2014	2013
	(in thousands)
Domestic site leasing	$515,150	$484,053	$31,097	6.4%
International site leasing	104,447	44,973	59,474	132.2%

Total site leasing	$619,597	$529,026	$90,571	17.1%
Site development	2,453	2,280	173	7.6%
Not identified by segment	5,022	2,028	2,994	147.6%

Total	$627,072	$533,334	$93,738	17.6%

Depreciation, accretion, and amortization expense increased $93.7 million for the year ended December 31, 2014, as compared to the prior year, due to an increase in the number of towers we acquired and built since January 1, 2013. The increase in depreciation, accretion, and amortization expense includes the positive impact of $1.8 million from fluctuations in foreign currency exchange rates as compared to the prior year.

Operating Income (Loss):

	For the year ended December 31,		Dollar Change	Percentage Change
	2014	2013
	(in thousands)
Domestic site leasing	$302,406	$229,541	$72,865	31.7%
International site leasing	20,914	(13,869)	34,783	(250.8%)

Total site leasing	$323,320	$215,672	$107,648	49.9%
Site development	28,095	24,332	3,763	15.5%
Not identified by segment	(14,892)	(10,359)	(4,533)	43.8%

Total	$336,523	$229,645	$106,878	46.5%

Domestic site leasing operating income increased $72.9 million for the year ended December 31, 2014, as compared to the prior year, primarily due to higher segment operating profit and a reduction in asset impairment and decommission costs, and acquisition related adjustments and expenses, partially offset by increases in selling, general, and administrative expenses and depreciation, accretion, and amortization expense.

International site leasing operating income increased $34.8 million for the year ended December 31, 2014, as compared to the prior year, primarily due to higher segment operating profit and a reduction in acquisition related adjustments and expenses, partially offset by increases in selling, general, and administrative expenses, and depreciation, accretion, and amortization expense.

Site development operating income increased $3.8 million for the year ended December 31, 2014, as compared to the prior year, primarily due to higher segment operating profit, partially offset by increases in selling, general, and administrative expenses and depreciation, accretion, and amortization expense.

Other Income (Expense):

	For the year ended December 31,		Dollar Change	Percentage Change
	2014	2013
	(in thousands)
Interest income	$677	$1,794	$(1,117)	(62.3%)
Interest expense	(292,600)	(249,051)	(43,549)	17.5%
Non-cash interest expense	(27,112)	(49,085)	21,973	(44.8%)
Amortization of deferred financing fees	(17,572)	(15,560)	(2,012)	12.9%
Loss from extinguishment of debt, net	(26,204)	(6,099)	(20,105)	329.6%
Other income	10,628	31,138	(20,510)	(65.9%)

Total	$(352,183)	$(286,863)	$(65,320)	22.8%

Interest expense increased $43.5 million for the year ended December 31, 2014, as compared to the prior year, primarily due to the higher average principal amount of cash-interest bearing debt outstanding for the year ended December 31, 2014 compared to the prior year, primarily resulting from the issuance of the 2013 and 2014 Tower Securities, 2014 Term Loan, and 2014 Senior Notes, partially offset by the maturity of the 1.875% Notes and 4.0% Notes and full repayment of the 2011 Term Loan, 2012-2 Term Loan, 2010-1 Tower Securities, and 8.25% Notes.

Non-cash interest expense decreased $22.0 million for the year ended December 31, 2014 as compared to the prior year. This decrease primarily reflects the full repayment of the 1.875% Notes in May of 2013 and 4.0% Notes in October of 2014.

Amortization of deferred financing fees increased $2.0 million for the year ended December 31, 2014, as compared to the prior year, primarily resulting from the issuance of the 2013 and 2014 Tower Securities, 2014 Term Loan, and 2014 Senior Notes, partially offset by the full repayment of the 2011 Term Loan, 2012-2 Term Loan, 8.25% Notes, and 2010-1 Tower Securities, and the maturity of the 1.875% and 4.0% Notes.

Loss from extinguishment of debt increased $20.1 million for the year ended December 31, 2014, as compared to the prior year, primarily due to the premium paid and write-off of the debt discount and deferred financing fees associated with the full redemption of the 8.25% Notes, the write-off of a portion of the related debt discount and deferred financing fees associated with the repayment of the 2011 Term Loan, 2012-2 Term Loan, and 2010-1 Tower Securities, and the early settlement of a portion of the 4.0% Notes.

Other income decreased $20.5 million for the year ended December 31, 2014, as compared to the prior year, primarily due to a gain of $27.3 million recognized in the prior year related to the sale of a bankruptcy claim. The current year reflects a $17.9 million gain realized on the settlement of two foreign currency contracts which were entered into and settled during the first quarter of 2014 in order to hedge the purchase price of the Oi S.A. acquisition in Brazil which closed March 31, 2014 and a $12.5 million gain on the sale of a cost-method investment during the fourth quarter of 2014. These gains were partially offset by a $23.0 million loss related to the remeasurement of a foreign denominated intercompany loan.

Net Loss:

	For the year ended December 31,		Dollar Change	Percentage Change
	2014	2013
	(in thousands)
Net loss	$(24,295)	$(55,909)	$31,614	(56.5%)

Net loss was $24.3 million for the year ended December 31, 2014, a decrease of $31.6 million compared to a loss of $55.9 million in the prior year. The decrease in net loss is primarily due to an increase in our total segment operating profit and a decrease in non-cash interest expense as compared to the prior year, offset by increases in selling, general, and administrative expenses, loss from extinguishment of debt, depreciation, amortization, and accretion, and interest expense, as well as, a decrease in other income as compared to the prior year.

NON-GAAP FINANCIAL MEASURES

This proxy statement/prospectus contains information regarding a non-GAAP measure, Adjusted EBITDA. We have provided below a description of Adjusted EBITDA, a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure and an explanation as to why management utilizes this measure. This proxy statement/prospectus also presents our financial results and other financial metrics after eliminating the impact of changes in foreign currency exchange rates and the Oi reserve recorded in the second quarter of 2016. We believe that providing these financial results and metrics on a constant currency basis, which are non-GAAP measures, gives management and investors the ability to evaluate the performance of our business without the impact of foreign currency exchange rate fluctuations. We eliminate the impact of changes in foreign currency exchange rates by dividing the current period’s financial results by the average monthly exchange rates of the prior year period. We believe that excluding the Oi reserve, which represents a $16.5 million one-time bad debt provision for all amounts owed or potentially owed by Oi prior to the date of Oi’s June 2016 petition for judicial reorganization, provides management and investors the ability to better analyze our core results without the impact of what we believe is a non-recurring event.

Adjusted EBITDA

We define Adjusted EBITDA as net (loss) income excluding the impact of non-cash straight-line leasing revenue, non-cash straight-line ground lease expense, non-cash compensation, net loss from extinguishment of debt, other income and expenses, acquisition related adjustments and expenses, asset impairment and decommission costs, interest income, interest expenses, depreciation, accretion, and amortization, and provision for or benefit from taxes.

We believe that Adjusted EBITDA is useful to investors or other interested parties in evaluating our financial performance. Adjusted EBITDA is the primary measure used by management (1) to evaluate the economic productivity of our operations and (2) for purposes of making decisions about allocating resources to, and assessing the performance of, our operations. Management believes that Adjusted EBITDA helps investors or other interested parties meaningfully evaluate and compare the results of our operations (1) from period to period and (2) to our competitors, by excluding the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation, amortization and accretion) from our financial results. Management also believes Adjusted EBITDA is frequently used by investors or other interested parties in the evaluation of REITs. In addition, Adjusted EBITDA is a component of the calculation that has been used by our lenders to determine compliance with certain covenants under our Senior Credit Agreement and the indentures relating to the 2014 Senior Notes and the 2016 Senior Notes. Adjusted EBITDA should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance.

	For the nine months ended September 30,		Foreign Currency Impact	Constant Currency Change	Constant Currency % Change
	2016	2015
	(in thousands)
Net income (loss)	$70,976	$(206,673)	$267,157	$10,492	(5.1%)
Non-cash straight-line leasing revenue	(24,955)	(39,101)	(1,568)	15,714	(40.2%)
Non-cash straight-line ground lease expense	26,610	25,794	(161)	977	3.8%
Non-cash compensation	24,752	21,903	(15)	2,864	13.1%
Loss from extinguishment of debt, net	34,512	—	—	34,512	—
Other (income) expense	(92,137)	178,710	(270,272)	(575)	(0.3%)
Acquisition related adjustments and expenses	8,974	7,483	(248)	1,739	23.2%
Asset impairment and decommission costs	23,180	74,185	(92)	(50,913)	(68.6%)
Interest income	(7,704)	(2,284)	771	(6,191)	271.1%
Interest expense (1)	268,448	253,463	(2)	14,987	5.9%
Depreciation, accretion, and amortization	479,635	498,560	(7,802)	(11,123)	(2.2%)
Provision for taxes (2)	7,185	8,415	(11)	(1,219)	(14.5%)

Adjusted EBITDA	$819,476	$820,455	$(12,243)	$11,264
Oi reserve	16,498	—	—	16,498

Adjusted EBITDA net of the Oi reserve	$835,974	$820,455	$(12,243)	$27,762

(1)	Interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)	Provision for taxes includes $549 and $443 of franchise and gross receipts taxes for the three months ended September 30, 2016 and 2015, respectively, and $1,405 and $1,303 of franchise and gross receipts taxes for the nine months ended September 30, 2016 and 2015, respectively, reflected in selling, general, and administrative expenses on the Consolidated Statement of Operations.

Adjusted EBITDA net of the Oi reserve increased $15.5 million for the nine months ended September 30, 2016, as compared to the prior year period. On a constant currency basis, adjusted EBITDA net of the Oi reserve increased $27.8 million. The increases were primarily due to increases in domestic and international site leasing segment operating profit, partially offset by an increase in selling, general, and administrative expenses and a decrease in site development segment operating profit.

	For the year ended December 31,
	2015	2014	2013
	(in thousands)
Net loss	$(175,656)	$(24,295)	$(55,909)
Non-cash straight-line leasing revenue	(49,064)	(56,867)	(65,611)
Non-cash straight-line ground lease expense	34,204	36,271	33,621
Non-cash compensation	28,747	22,671	17,205
Loss from extinguishment of debt, net	783	26,204	6,099
Other expense (income)	139,137	(10,628)	(31,138)
Acquisition related adjustments and expenses	11,864	7,798	19,198
Asset impairment and decommission costs	94,783	23,801	28,960
Interest income	(3,894)	(677)	(1,794)
Interest expense (1)	343,025	337,284	313,696
Depreciation, accretion, and amortization	660,021	627,072	533,334
Provision (benefit) for taxes (2)	10,827	10,120	(492)

Adjusted EBITDA	$1,094,777	$998,754	$797,169

(1)	Interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)	Provision (benefit) for taxes includes $1,766, $1,485, and $817 of franchise taxes reflected in selling, general, and administrative expenses on the Consolidated Statement of Operations for the year ended 2015, 2014, and 2013, respectively.

Adjusted EBITDA was $1.1 billion for the year ended December 31, 2015 as compared to $998.8 million for the year ended December 31, 2014. The increase of $96.0 million is primarily the result of increased segment operating profit from our domestic site leasing and international site leasing segments offset partially by the decrease in our site development segment operating profit and the increase in our cash selling, general, and administrative expenses. The increase in Adjusted EBITDA includes the negative impact of $23.3 million from fluctuations in foreign currency exchange rates as compared to the prior year.

Adjusted EBITDA was $998.8 million for the year ended December 31, 2014 as compared to $797.2 million for the year ended December 31, 2013. The increase of $201.6 million is primarily the result of increased segment operating profit from our domestic site leasing, international site leasing, and site development segments offset partially by the increase in our cash selling, general, and administrative expenses. The increase in Adjusted EBITDA includes the negative impact of $1.4 million from fluctuations in foreign currency exchange rates as compared to the prior year.

LIQUIDITY AND CAPITAL RESOURCES

SBA is a holding company with no business operations of its own. SBA’s only significant asset is 100% of the outstanding capital stock of SBA Telecommunications, LLC, or Telecommunications, which is also a holding company that owns equity interests in entities that directly or indirectly own all of our domestic and international towers and assets. We conduct all of our business operations through Telecommunications’ subsidiaries. Accordingly, our only source of cash to pay our obligations, other than financings, is distributions with respect to our ownership interest in our subsidiaries from the net earnings and cash flow generated by these subsidiaries.

A summary of our cash flows is as follows:

	For the nine months ended September 30		For the year ended December 31,
	2016	2015	2015	2014	2013
			(in thousands)
Summary cash flow information
Cash provided by operating activities	$514,181	$534,737	$737,173	$671,643	$497,587
Cash used in investing activities	(300,213)	(566,731)	(734,521)	(1,760,127)	(817,198)
Cash (used in) provided by financing activities	(180,531)	78,513	88,937	991,838	210,837

Increase (decrease) in cash and cash equivalents	33,437	46,519	91,589	(96,646)	(108,774)
Effect of exchange rate changes on cash and cash equivalents	13,749	(12,691)	(12,993)	13,977	(2,213)
Cash and cash equivalents, beginning of the period	118,039	39,443	39,443	122,112	233,099

Cash and cash equivalents, end of the period	$165,225	$73,271	$118,039	$39,443	$122,112

Operating Activities

Cash provided by operating activities was $671.6 million for the year ended December 31, 2014 as compared to $497.6 million for the year ended December 31, 2013. This increase was primarily due to an increase in segment operating profit from domestic site leasing, international site leasing, and site development operating segments, partially offset by increased selling, general, and administrative expenses, increased cash interest payments relating to the higher average amount of cash-interest bearing debt outstanding for the year ended December 31, 2014 compared to the year ended December 31, 2013.

Cash provided by operating activities was $737.2 million for the year ended December 31, 2015 as compared to $671.6 million for the year ended December 31, 2014. This increase was primarily due to an increase in segment operating profit from domestic site leasing and international site leasing operating segments, partially offset by increases in cash outflows associated with working capital changes, increased selling, general, and administrative expenses and acquisition related adjustments and expenses and increased cash interest payments relating to the higher average amount of cash-interest bearing debt outstanding for the year ended December 31, 2015 compared to the year ended December 31, 2014.

Cash provided by operating activities was $514.2 million for the nine months ended September 30, 2016 as compared to $534.7 million for the nine months ended September 30, 2015. The decrease of $20.6 million was primarily due to increases in cash outflows associated with working capital changes, decreased site development segment operating profit, increased selling, general, and administrative expenses, increased cash interest payments relating to the higher average amount of cash-interest bearing debt outstanding and the payment of accrued interest associated with the redemption of the 5.625% Senior Notes, and the negative impact of changes in foreign currency exchange rates on cash flows from operating activities, partially offset by an increase in segment operating profit from domestic site leasing and international site leasing operating segments.

Investing Activities

A detail of our cash capital expenditures is as follows:

	For the nine months ended September 30,		For the year ended December 31,

	2016	2015	2015	2014	2013
	(in thousands)
Acquisitions (1)	$144,535	$358,675	$525,802	$1,540,258	$628,423
Construction and related costs on new builds	51,487	76,688	100,736	92,207	77,427
Augmentation and tower upgrades	28,201	48,693	61,410	72,329	47,970
Land buyouts and other assets (2)	46,867	50,036	83,728	44,964	48,956
Purchase and refurbishment of headquarters building	—	12,288	12,961	19,471	24,516
Tower maintenance	21,125	21,363	28,626	20,047	12,909
General corporate	3,507	3,279	4,974	7,197	6,071

Total cash capital expenditures	$295,722	$571,022	$818,237	$1,796,473	$846,272

(1)	Included in our cash capital expenditures for the year ended December 31, 2013 is $175.9 million related to our acquisition of 800 towers from Vivo in the fourth quarter of 2012.
(2)	Excludes $16.3 million, $10.8 million, and $9.1 million spent to extend ground lease terms for the years ended December 31, 2015, 2014, and 2013, respectively, and $8.7 million and $12.7 million spent on ground lease extensions and term easements on land underlying our towers for the nine months ended September 30, 2016 and 2015, respectively.

During all of 2016, inclusive of the capital expenditures made during the nine months ended September 30, 2016, we expect to incur non-discretionary cash capital expenditures associated with tower maintenance and general corporate expenditures of $32.6 million to $33.6 million and discretionary cash capital expenditures, based on current acquisition obligations, planned new tower construction, forecasted tower augmentations, and forecasted ground lease purchases, of $346.1 million to $356.1 million as well as potential, additional tower acquisitions not yet under contract. We expect to fund these cash capital expenditures from cash on hand, cash flow from operations, and borrowings under the Revolving Credit Facility or new financings. The exact amount of our future cash capital expenditures will depend on a number of factors, including amounts necessary to support our tower portfolio, our new tower build and acquisition programs, and our ground lease purchase program.

Financing Activities

Year ended December 31, 2013

Cash provided by financing activities for the year ended December 31, 2013 was $210.8 million principally as a result of the following activities.

Senior Credit Agreement. During the year ended December 31, 2013, we borrowed $340.0 million and repaid $225.0 million under the Revolving Credit Facility, resulting in an outstanding balance on the Revolving Credit Facility at year-end of $215.0 million.

Tower Securities. During the year ended December 31, 2013, we issued $1.33 billion of 2013 Tower Securities (as defined below) which have a blended interest rate of 3.218% per annum, payable monthly, and a weighted average life through the anticipated repayment date of 7.2 years. The proceeds from this issuance were used to settle our obligations under our 1.875% Notes, pay down the outstanding balance under our Revolving Credit Facility, and pay down $310.7 million of principal balance of our 2011 Term Loan and $189.3 million of principal balance of our 2012-2 Term Loan.

Convertible Notes and Related Hedges and Warrants. During the year ended December 31, 2013, we settled our obligations related to our 1.875% Notes, through the issuance of 437,134 shares of SBA Class A common stock in the first half of 2013 for early conversions and then, on May 1, 2013, with the payment of $794.8 million in cash upon conversion. The remaining $142,000 aggregate principal amount of 1.875% Notes that was not converted matured on May 1, 2013 and was settled in cash at principal plus accrued interest. Concurrently with the settlement of our conversion obligation, we settled the convertible note hedges that we had initially purchased at the time the outstanding 1.875% Notes were issued. In connection with the settlement of these hedges, we received an aggregate of $182.9 million in cash. In addition, we paid $97.9 million in cash and issued 392,532 shares of our Class A common stock to settle the related warrants during the year ended December 31, 2013. During the third quarter of 2013, we sold our claim against Lehman Brothers, related to a hedge terminated when Lehman Brothers filed for bankruptcy in 2008, for $27.3 million.

Stock Repurchases. During the year ended December 31, 2013, we did not repurchase any shares of our Class A common stock under our stock repurchase program. As of December 31, 2013, we had a remaining authorization to repurchase $150.0 million of Class A common stock under our current $300.0 million stock repurchase program.

Year ended December 31, 2014

Cash provided by financing activities for the year ended December 31, 2014 was $991.8 million principally as a result of the following activities.

Senior Credit Agreement. During the year ended December 31, 2014, we borrowed $700.0 million and repaid $790.0 million under the Revolving Credit Facility, resulting in an outstanding balance on the Revolving Credit Facility at year-end of $125.0 million. As discussed further below under “Debt Instruments and Debt Service Requirements—Senior Credit Agreement”, we entered into an amendment on February 5, 2015 to, among other things, increase the availability under our Revolving Credit Facility from $770.0 million to $1.0 billion. In addition, during the first quarter of 2014, our subsidiary, SBA Senior Finance II, obtained a new senior secured term loan under the Senior Credit Agreement with an initial aggregate principal amount of $1.5 billion (the “2014 Term Loan”). Net proceeds from the 2014 Term Loan were used to (1) repay in full the remaining $180.5 million balance of the 2011 Term Loan, (2) repay in full the remaining $110.0 million balance of the 2012-2 Term Loan, (3) repay the $390.0 million outstanding balance under our Revolving Credit Facility, and (4) pay the cash consideration in connection with the Oi S.A. acquisition which closed on March 31, 2014. The remaining net proceeds were used for general corporate purposes.

Tower Securities. On October 15, 2014, we, through our existing SBA Tower Trust, issued $920.0 million of 2.898% Secured Tower Revenue Securities Series 2014-1C and $620.0 million of 3.869% Secured Tower Revenue Securities Series 2014-2C (collectively the “2014 Tower Securities”). Net proceeds from this offering were used to prepay in full $680.0 million of 2010-1Tower Securities and to repay the $300.0 million outstanding balance under the Revolving Credit Facility which had been drawn in order to partially repay the 4.0% Notes due October 1, 2014. The remaining net proceeds were used for general corporate purposes.

Convertible Notes and Related Hedges and Warrants. During the year ended December 31, 2014, holders of the 4.0% Notes converted $499.9 million in principal which was settled for $499.7 million in cash and 11.7 million shares of our Class A common stock. Concurrently with the settlement of our conversion obligation, we settled the convertible note hedges receiving 11.7 million shares of our Class A common stock. The remaining $38,000 aggregate principal amount of 4.0% Notes that was not converted matured on October 1, 2014 and was settled in cash at principal plus accrued interest.

During the year ended December 31, 2014, we paid $885.0 million to early settle approximately 87% of the original warrants sold in connection with the issuance of the 4.0% Notes, representing approximately 14.4 million underlying shares of Class A common stock, originally scheduled to mature in the first quarter of 2015.

Senior Notes. On July 1, 2014, we issued $750.0 million aggregate principal amount of our 4.875% Senior Notes due 2022 (the “2014 Senior Notes”). Net proceeds from the 2014 Senior Notes were used to (i) redeem all of the 8.25% Notes due 2019 including the associated call premium for $253.0 million and (ii) pay the conversion obligations with respect to approximately $121.0 million aggregate principal amount of our 4.0% Notes. All remaining net proceeds were used for general corporate purposes.

Stock Repurchases. During the year ended December 31, 2014, we did not repurchase any shares of our Class A common stock under our stock repurchase program. As of December 31, 2014, we had a remaining authorization to repurchase $150.0 million of Class A common stock under our current $300.0 million stock repurchase program.

Year ended December 31, 2015

Cash provided by financing activities for the year ended December 31, 2015 was $88.9 million principally as a result of the following activities.

Senior Credit Agreement. During the year ended December 31, 2015, we entered, on February 5, 2015, into an amendment to our Revolving Credit Facility to (1) increase the size of the facility by $230.0 million to $1.0 billion, (2) extend the maturity date to February 5, 2020, and (3) lower the applicable interest rate margins and commitment fees depending on Borrower leverage (as defined in the Senior Credit Agreement). During the year ended December 31, 2015, we borrowed $770.0 million and repaid $895.0 million under the Revolving Credit Facility, resulting in no outstanding balance on the Revolving Credit Facility at year-end.

During the year ended December 31, 2015, we repaid the entire $172.5 million outstanding principal balance on the 2012-1 Term Loan. In connection with the prepayment, we expensed $0.8 million of net deferred financing fees. In addition, on June 10, 2015, we obtained a new senior secured term loan under the Senior Credit Agreement with an aggregate principal amount of $500.0 million (the “2015 Term Loan”). The 2015 Term Loan matures on June 10, 2022. Net proceeds from the 2015 Term Loan were used to repay $490.0 million of the outstanding balance under our Revolving Credit Facility.

Tower Securities. On October 14, 2015, we, through our existing SBA Tower Trust, issued $500.0 million of 3.156% Secured Tower Revenue Securities Series 2015-1C which have an anticipated repayment date of October 8, 2020 and a final maturity date of October 10, 2045 (the “2015 Tower Securities”). Net proceeds from this offering were used to make a cash distribution to SBA Guarantor LLC which was further distributed (1) to repay outstanding amounts on the Revolving Credit Facility and (2) for general corporate purposes.

Convertible Notes and Related Hedges and Warrants During the year ended December, 31 2015, we settled the remaining outstanding warrants originally sold in connection with the 4.0% Notes. The warrants represented approximately 2.1 million underlying shares of Class A common stock, and we satisfied our obligations by paying $150.9 million in cash.

Stock Repurchases. During the second quarter of 2015, we repurchased the remaining $150.0 million of our Class A common stock authorized under our $300.0 million stock repurchase plan, completing this plan. On June 4, 2015, we announced the authorization of a new $1.0 billion stock repurchase plan. This new plan authorizes us to purchase from time to time our outstanding common stock through open market repurchases in compliance with Rule 10b-18 under the Exchange Act, and/or in privately negotiated transactions at management’s discretion. Shares purchased will be retired. During the year ended December 31, 2015, we repurchased 2.7 million shares of our Class A common stock under the new stock repurchase program for $300.1 million at a weighted average price per share of $112.04. As of December 31, 2015, we had a remaining authorization to repurchase $700.0 million of Class A common stock under our current $1.0 billion stock repurchase program.

Nine months ended September 30, 2016

Cash used by financing activities for the nine months ended September 30, 2016 was $180.5 million principally as a result of the following activities.

Senior Credit Agreement. During the nine months ended September 30, 2016, we borrowed $290.0 million and repaid $140.0 million under the Revolving Credit Facility. As of September 30, 2016, we had $150.0 million outstanding under the $1.0 billion Revolving Credit Facility. Subsequent to September 30, 2016, we borrowed $20.0 million and repaid $50.0 million of the outstanding balance under the Revolving Credit Facility.

Stock Repurchases. During the nine months ended September 30, 2016, we repurchased 2.0 million shares of our Class A common stock for $202.4 million at a weighted average price per share of $100.61. As of September 30, 2016, there was $497.7 million of repurchase authorization remaining under our $1.0 billion stock repurchase program.

Tower Securities. On July 7, 2016, we, through our existing SBA Tower Trust, issued $700.0 million of 2.877% Secured Tower Revenue Securities Series 2016-1C which have an anticipated repayment date of July 9, 2021 and a final maturity date of July 10, 2046 (the “2016-1C Tower Securities”). Net proceeds from this offering were used to prepay the full $550.0 million outstanding on the 2010-2C Tower Securities and for general corporate purposes. Additionally, we wrote off $1.0 million of deferred financing fees related to the redemption of the 2010-2C Tower Securities.

Senior Notes. On August 15, 2016, we issued $1.1 billion of unsecured senior notes due September 1, 2024 (the “2016 Senior Notes”). The 2016 Senior Notes have an interest coupon of 4.875% and were issued at a price of 99.178% of their face value. We used the net proceeds from the offering and cash on hand to redeem $800.0 million, the aggregate principal amount outstanding, of Telecommunications’ 5.75% Senior Notes and $250.0 million of our 5.625% Senior Notes and pay the associated call premiums.

On August 15, 2016, we used proceeds from the 2016 Senior Notes to redeem the full $800.0 million in aggregate principal amount of the 5.75% Senior Notes and to pay $25.8 million for the call premium and accrued interest on the redemption of the notes. Additionally, we wrote off $7.7 million of deferred financing fees related to the redemption of the notes.

Subsequent to September 30, 2016 we have completed the following financing transactions.

On October 1, 2016, we redeemed the 5.625% Senior Notes in full. On October 3, 2016, we repaid $500.0 million in outstanding principal, $14.1 million related to the call premium on the early redemption of the notes, and $14.1 million in accrued interest. Repayment was made using (1) the proceeds from the 2016 Senior Notes (described below), (2) borrowings under the Revolving Credit Facility, and (3) cash on hand. In addition, we wrote off $4.1 million of deferred financing fees in connection with the extinguishment of the debt.

Registration Statements

We have on file with the Commission a shelf registration statement on Form S-4 registering shares of Class A common stock that we may issue in connection with the acquisition of wireless communication towers or antenna sites and related assets or companies who own wireless communication towers, antenna sites, or related assets. During the nine months ended September 30, 2016, we did not issue any shares of Class A common stock under this registration statement. As of September 30, 2016, we had approximately 1.7 million shares of Class A common stock remaining under this shelf registration statement.

On March 3, 2015, we filed with the Commission an automatic shelf registration statement for well-known seasoned issuers on Form S-3ASR. This registration statement enables us to issue shares of our Class A common stock, preferred stock or debt securities either separately or represented by warrants, or depositary shares as well as units that include any of these securities. Under the rules governing automatic shelf registration statements, we will file a prospectus supplement and advise the Commission of the amount and type of securities each time we issue securities under this registration statement.

Debt Instruments and Debt Service Requirements

Senior Credit Agreement

On February 7, 2014, SBA Senior Finance II entered into a Second Amended and Restated Credit Agreement with several banks and other financial institutions or entities from time to time parties to the Second Amended and Restated Credit Agreement to, among other things, incur the 2014 Term Loan and amend certain terms of the existing senior credit agreement (as amended, the “Senior Credit Agreement”).

Terms of the Senior Credit Agreement

The Senior Credit Agreement, as amended, requires SBA Senior Finance II to maintain specific financial ratios, including (1) a ratio of Consolidated Total Debt to Annualized Borrower EBITDA not to exceed 6.5 times for any fiscal quarter, (2) a ratio of Consolidated Total Debt and Net Hedge Exposure (calculated in accordance with the Senior Credit Agreement) to Annualized Borrower EBITDA for the most recently ended fiscal quarter not to exceed 6.5 times for 30 consecutive days and (3) a ratio of Annualized Borrower EBITDA to Annualized Cash Interest Expense (calculated in accordance with the Senior Credit Agreement) of not less than 2.0 times for any fiscal quarter. The Senior Credit Agreement contains customary affirmative and negative covenants that, among other things, limit the ability of SBA Senior Finance II and its subsidiaries to incur indebtedness, grant certain liens, make certain investments, enter into sale leaseback transactions, merge or consolidate, make certain restricted payments, enter into transactions with affiliates, and engage in certain asset dispositions, including a sale of all or substantially all of their property. As of September 30, 2016, SBA Senior Finance II was in compliance with the financial covenants contained in the Senior Credit Agreement. The Senior Credit Agreement is also subject to customary events of default. Pursuant to the Second Amended and Restated Guarantee and Collateral Agreement, amounts borrowed under the Revolving Credit Facility, the Term Loans and certain hedging transactions that may be entered into by SBA Senior Finance II or the Subsidiary Guarantors (as defined in the Senior Credit Agreement) with lenders or their affiliates are secured by a first lien on the membership interests of SBA Telecommunications, LLC, SBA Senior Finance, LLC and SBA Senior Finance II and on substantially all of the assets (other than leasehold, easement and fee interests in real property) of SBA Senior Finance II and the Subsidiary Guarantors.

The Senior Credit Agreement, as amended, permits SBA Senior Finance II, without the consent of the other lenders, to request that one or more lenders provide SBA Senior Finance II with increases in the Revolving Credit Facility or additional term loans provided that after giving effect to the proposed increase in Revolving Credit Facility commitments or incremental term loans the ratio of Consolidated Total Debt to Annualized Borrower EBITDA would not exceed 6.5 times. SBA Senior Finance II’s ability to request such increases in the Revolving Credit Facility or additional term loans is subject to its compliance with customary conditions set forth in the Senior Credit Agreement including compliance, on a pro forma basis, with the financial covenants and ratios set forth therein and, with respect to any additional term loan, an increase in the margin on existing term loans to the extent required by the terms of the Senior Credit Agreement. Upon SBA Senior Finance II’s request, each lender may decide, in its sole discretion, whether to increase all or a portion of its Revolving Credit Facility commitment or whether to provide SBA Senior Finance II with additional term loans and, if so, upon what terms.

Revolving Credit Facility under the Senior Credit Agreement

On February 5, 2015, SBA Senior Finance II entered into the 2015 Revolving Refinancing Amendment with several banks and other financial institutions or entities from time to time parties to the Senior Credit Agreement to, among other things, (i) increase the borrowing capacity under our Revolving Credit Facility from $770.0 million to $1.0 billion, (ii) extend the maturity date of the Revolving Credit Facility to February 5, 2020, (iii) provide for the ability to borrow in U.S. dollars and certain designated foreign currencies, and (iv) lower the applicable interest rate margins and commitment fees under the Revolving Credit Facility.

As amended February 2015, the Revolving Credit Facility consists of a revolving loan under which up to $1.0 billion aggregate principal amount may be borrowed, repaid and redrawn, based upon compliance with specific financial ratios and subject to the satisfaction of other customary conditions to borrowing. Amounts borrowed under the Revolving Credit Facility accrue interest, at SBA Senior Finance II’s election, at either (i) the Eurodollar Rate plus a margin that ranges from 137.5 basis points to 200.0 basis points or (ii) the Base Rate plus a margin that ranges from 37.5 basis points to 100.0 basis points, in each case based on the ratio of Consolidated Total Debt to Annualized Borrower EBITDA, calculated in accordance with the Senior Credit Agreement. In addition, SBA Senior Finance II is required to pay a commitment fee of 0.25% per annum on the amount of unused commitment. If not earlier terminated by SBA Senior Finance II, the Revolving Credit Facility will terminate on, and SBA Senior Finance II will repay all amounts outstanding on or before, February 5, 2020. The proceeds available under the Revolving Credit Facility may be used for general corporate purposes. SBA Senior Finance II may, from time to time, borrow from and repay the Revolving Credit Facility. Consequently, the amount outstanding under the Revolving Credit Facility at the end of a period may not be reflective of the total amounts outstanding during such period.

Term Loans under the Senior Credit Agreement

2012-1 Term Loan

The 2012-1 Term Loan consisted of a senior secured term loan with an initial aggregate principal amount of $200.0 million with a maturity date of May 9, 2017. The 2012-1 Term Loan accrued interest, at SBA Senior Finance II’s election, at either the Base Rate plus a margin that ranges from 100 to 150 basis points or the Eurodollar Rate plus a margin that ranges from 200 to 250 basis points, in each case based on the ratio of Consolidated Total Debt to Annualized Borrower EBITDA (calculated in accordance with the Senior Credit Agreement). The 2012-1 Term Loan was issued at par. We incurred deferred financing fees of $2.7 million in relation to this transaction which were being amortized through the maturity date. During the year ended December 31, 2015, we repaid the entire $172.5 million outstanding principal balance on the 2012-1 Term Loan.

2014 Term Loan

The 2014 Term Loan consists of a senior secured term loan with an initial aggregate principal amount of $1.5 billion that matures on March 24, 2021. The 2014 Term Loan accrues interest, at SBA Senior Finance II’s election, at either the Base Rate plus 150 basis points (with a Base Rate floor of 1.75%) or the Eurodollar Rate plus 250 basis points (with a Eurodollar Rate floor of 0.75%). The 2014 Term Loan was issued at 99.75% of par value. As of September 30, 2016, the 2014 Term Loan was accruing interest at 3.34% per annum. Principal payments on the 2014 Term Loan commenced on September 30, 2014 and are being made in quarterly installments on the last day of each March, June, September, and December in an amount equal to $3.8 million. SBA Senior Finance II has the ability to prepay any or all amounts under the 2014 Term Loan. We incurred deferred financing fees of approximately $12.9 million in relation to this transaction which are being amortized through the maturity date.

During the nine months ended September 30, 2016, we repaid $11.3 million of principal on the 2014 Term Loan. As of September 30, 2016, the 2014 Term Loan had a principal balance of $1.47 billion.

2015 Term Loan

The 2015 Term Loan consists of a senior secured term loan with an initial aggregate principal amount of $500.0 million that matures on June 10, 2022. The 2015 Term Loan accrues interest, at SBA Senior Finance II’s election, at either the Base Rate plus 150 basis points (with a Base Rate floor of 1.75%) or the Eurodollar Rate plus 250 basis points (with a Eurodollar Rate floor of 0.75%). The 2015 Term Loan was issued at 99.0% of par value. As of September 30, 2016, the 2015 Term Loan was accruing interest at 3.34% per annum. Principal payments on the 2015 Term Loan commenced on September 30, 2015 and are being made in quarterly installments on the last day of each March, June, September, and December in an amount equal to $1.3 million. SBA Senior Finance II has the ability to prepay any or all amounts under the 2015 Term Loan. We incurred deferred financing fees of approximately $5.1 million in relation to this transaction which are being amortized through the maturity date.

During the nine months ended September 30, 2016, we repaid $3.8 million of principal on the 2015 Term Loan. As of September 30, 2016, the 2015 Term Loan had a principal balance of $493.8 million.

Secured Tower Revenue Securities

Tower Revenue Securities Terms

The Tower Securities are issued by the Trust. The sole asset of the Trust consists of a non-recourse mortgage loan made in favor of those entities that are borrowers on the mortgage loan (the “Borrowers”). The mortgage loan underlying the 2010-2C Tower Securities, the 2012-1C Tower Securities, the 2013 Tower Securities, the 2014 Tower Securities, the 2015-1C Tower Securities and the 2016-1C Tower Securities will be paid from the operating cash flows from the tower sites owned by the Borrowers. The mortgage loan is secured by (i) mortgages, deeds of trust and deeds to secure debt on a substantial portion of the tower sites, (ii) a security interest in the tower sites and substantially all of the Borrowers’ personal property and fixtures, (iii) the Borrowers’ rights under certain tenant leases, and (iv) all of the proceeds of the foregoing. For each calendar month, SBA Network Management, Inc., or Network Management, an indirect subsidiary, is entitled to receive a management fee equal to 4.5% of the Borrowers’ operating revenues for the immediately preceding calendar month.

The Borrowers may prepay any of the mortgage loan components, in whole or in part, with no prepayment consideration, (i) within twelve months (in the case of the component corresponding to the 2012-1C Tower Securities, the 2013-1C Tower Securities, the 2013-1D Tower Securities, the 2014-1C Tower Securities, the 2015-1C Tower Securities and the 2016- 1C Tower Securities), or eighteen months (in the case of the components corresponding to the 2013-2C Tower Securities and the 2014-2C Tower Securities) of the anticipated repayment date of such mortgage loan component, (ii) with proceeds received as a result of any condemnation or casualty of any tower owned by the Borrowers or (iii) during an amortization period. In all other circumstances, the Borrowers may prepay the mortgage loan, in whole or in part, upon payment of the applicable prepayment consideration. The prepayment consideration is determined based on the class of the Tower Securities to which the prepaid mortgage loan component corresponds and consists of an amount equal to the excess, if any, of (1) the present value, calculated in accordance with the formula set forth in the mortgage loan agreement, on the date of prepayment of all future installments of principal and interest associated with the portion of the principal balance being prepaid required to be paid from the date of prepayment to and including the first due date within twelve months (in the case of the component corresponding to the 2012-1C Tower Securities, the 2013-1C Tower Securities, the 2013-1D Tower Securities, the 2014-1C Tower Securities, the 2015-1C Tower Securities and the 2016-1C Tower Securities), or eighteen months (in the case of the components corresponding to the 2013-2C Tower Securities and the 2014-2C Tower Securities) of the anticipated repayment date of such mortgage loan component over (2) that portion of the principal balance of such class prepaid on the date of such prepayment.

To the extent that the mortgage loan components corresponding to the Tower Securities are not fully repaid by their respective anticipated repayment dates, the interest rate of each such component will increase by the greater of (i) 5% and (ii) the amount, if any, by which the sum of (x) the ten-year U.S. Treasury rate plus (y) the credit-based spread for such component (as set forth in the mortgage loan agreement) plus (z) 5%, exceeds the original interest rate for such component.

Pursuant to the terms of the Tower Securities, all rents and other sums due on any of the towers owned by the Borrowers are directly deposited by the lessees into a controlled deposit account and are held by the indenture trustee. The monies held by the indenture trustee after the release date are classified as restricted cash on the Consolidated Balance Sheets of SBA. However, if the Debt Service Coverage Ratio, defined as the net cash flow (as defined in the mortgage loan agreement) divided by the amount of interest on the mortgage loan, servicing fees and trustee fees that the Borrowers are required to pay over the succeeding twelve months, as of the end of any calendar quarter, falls to 1.30x or lower, then all cash flow in excess of amounts required to make debt service payments, to fund required reserves, to pay management fees and budgeted operating expenses and to make other payments required under the loan documents, referred to as “excess cash flow,” will be deposited into a reserve account instead of being released to the Borrowers. The funds in the reserve account will not be released to the Borrowers unless the Debt Service Coverage Ratio exceeds 1.30x for two consecutive calendar quarters. If the Debt Service Coverage Ratio falls below 1.15x as of the end of any calendar quarter, then an “amortization period” will commence and all funds on deposit in the reserve account will be applied to prepay the mortgage loan until such time that the Debt Service Coverage Ratio exceeds 1.15x for a calendar quarter. In addition, if any of the Tower Securities are not fully repaid by their respective anticipated repayment dates, the cash flow from the towers owned by the Borrowers will be trapped by the trustee for the Tower Securities and applied first to repay the interest, at the original interest rates, on the mortgage loan components underlying the Tower Securities, second to fund all reserve accounts and operating expenses associated with those towers, third to pay the management fees due to Network Management, fourth to repay principal of the Tower Securities and fifth to repay the additional interest discussed above. The mortgage loan agreement, as amended, also includes covenants customary for mortgage loans subject to rated securitizations. Among other things, the Borrowers are prohibited from incurring other indebtedness for borrowed money or further encumbering their assets. As of September 30, 2016, the Borrowers met the debt service coverage ratio required by the mortgage loan agreement and were in compliance with all other covenants as set forth in the agreement.

2010-2C Tower Securities

On April 16, 2010, we, through the Trust, issued $550.0 million of Secured Tower Revenue Securities Series 2010-2C (the “2010-2C Tower Securities”). The 2010-2C Tower Securities have an annual interest rate of 5.101%. The anticipated repayment date and the final maturity date for the 2010-2C Tower Securities are April 11, 2017 and April 9, 2042, respectively. The sole asset of the Trust consists of a non-recourse mortgage loan made in favor of the Borrowers. We incurred deferred financing fees of $8.1 million in relation to this transaction which were being amortized through the anticipated repayment date of the 2010-2C Tower Securities.

On July 15, 2016, we repaid the full $550.0 million outstanding of the 2010-2C Tower Securities using net proceeds from the 2016-1C Tower Securities (described below). Additionally, we wrote off $1.0 million of deferred financing fees related to the redemption of the 2010-2C Tower Securities, which are reflected in loss from extinguishment of debt on the Consolidated Statement of Operations.

2012-1C Tower Securities

On August 9, 2012, we, through the Trust, issued $610.0 million of Secured Tower Revenue Securities Series 2012-1C (the “2012-1C Tower Securities”), which have an anticipated repayment date of December 11, 2017 and a final maturity date of December 9, 2042. The fixed interest rate of the 2012-1C Tower Securities is 2.933% per annum, payable monthly. We incurred deferred financing fees of $14.9 million in relation to this transaction which are being amortized through the anticipated repayment date of the 2012-1C Tower Securities.

2013 Tower Securities

On April 18, 2013, we, through the Trust, issued $425.0 million of 2.240% Secured Tower Revenue Securities Series 2013-1C, which have an anticipated repayment date of April 10, 2018 and a final maturity date of April 9, 2043 (the “2013-1C Tower Securities”), $575.0 million of 3.722% Secured Tower Revenue Securities

Series 2013-2C, which have an anticipated repayment date of April 11, 2023 and a final maturity date of April 9, 2048 (the “2013-2C Tower Securities”), and $330.0 million of 3.598% Secured Tower Revenue Securities Series 2013-1D, which have an anticipated repayment date of April 10, 2018 and a final maturity date of April 9, 2043 (the “2013-1D Tower Securities”) (collectively the “2013 Tower Securities”). The aggregate $1.33 billion of 2013 Tower Securities have a blended interest rate of 3.218% per annum, payable monthly. We incurred deferred financing fees of $25.5 million in relation to this transaction which are being amortized through the anticipated repayment date of each of the 2013 Tower Securities.

2014 Tower Securities

On October 15, 2014, we, through the Trust, issued $920.0 million of 2.898% Secured Tower Revenue Securities Series 2014-1C which have an anticipated repayment date of October 8, 2019 and a final maturity date of October 11, 2044 (the “2014-1C Tower Securities”), and $620.0 million of 3.869% Secured Tower Revenue Securities Series 2014-2C which have an anticipated repayment date of October 8, 2024 and a final maturity date of October 8, 2049 (the “2014-2C Tower Securities”), (collectively the “2014 Tower Securities”). The aggregate $1.54 billion of 2014 Tower Securities have a blended interest rate of 3.289% per annum, payable monthly. We incurred deferred financing fees of $22.5 million in relation to this transaction which are being amortized through the anticipated repayment date of each of the 2014 Tower Securities.

2015-1C Tower Securities

On October 14, 2015, we, through the Trust, issued $500.0 million of Secured Tower Revenue Securities Series 2015-1C which have an anticipated repayment date of October 8, 2020 and a final maturity date of October 10, 2045 (the “2015-1C Tower Securities”). The fixed interest rate of the 2015-1C Tower Securities is 3.156% per annum, payable monthly. We have incurred deferred financing fees of $10.9 million in relation to this transaction which are being amortized through the anticipated repayment date of the 2015-1C Tower Securities.

2016-1C Tower Securities

On July 7, 2016, we, through the Trust, issued $700.0 million of Secured Tower Revenue Securities Series 2016-1C which have an anticipated repayment date of July 9, 2021 and a final maturity date of July 10, 2046 (the “2016-1C Tower Securities”). The fixed interest rate of the 2016-1C Tower Securities is 2.877% per annum, payable monthly. Net proceeds from this offering were used to prepay the full $550.0 million outstanding on the 2010-2C Tower Securities and for general corporate purposes. We have incurred deferred financing fees of $9.4 million in relation to this transaction which are being amortized through the anticipated repayment date of the 2016-1C Tower Securities.

Debt Covenants

As of September 30, 2016 the Borrowers met the debt service coverage ratio required by the mortgage loan agreement and were in compliance with all other covenants as set forth in the agreement.

Senior Notes

5.75% Senior Notes

On July 13, 2012, Telecommunications issued $800.0 million of unsecured senior notes due July 15, 2020 (the “5.75% Senior Notes”). The 5.75% Senior Notes accrued interest at a rate of 5.75% and were issued at par. Interest on the 5.75% Senior Notes was due semi-annually on July 15 and January 15 of each year. We incurred deferred financing fees of $14.0 million in relation to this transaction which were being amortized through the maturity date.

On August 15, 2016, we used proceeds from the 2016 Senior Notes (described below) to redeem the full $800.0 million in aggregate principal amount of the 5.75% Senior Notes and to pay $25.8 million for the call premium and accrued interest on the redemption of the notes. Additionally, we wrote off $7.7 million of deferred financing fees related to the redemption of the notes. The call premium and the write off of deferred financing fees are reflected in loss from extinguishment of debt on the Consolidated Statement of Operations.

SBA is a holding company with no business operations of its own and its only significant asset is the outstanding capital stock of Telecommunications. Telecommunications is 100% owned by SBA. SBA had fully and unconditionally guaranteed the Senior Notes issued by Telecommunications.

5.625% Senior Notes

On September 28, 2012, we issued $500.0 million of unsecured senior notes due October 1, 2019 (the “5.625% Senior Notes”). The 5.625% Senior Notes accrued interest at a rate of 5.625% per annum and were issued at par. Interest on the 5.625% Senior Notes was due semi-annually on April 1 and October 1 of each year. We incurred deferred financing fees of $8.6 million in relation to this transaction which were being amortized through the maturity date.

The 5.625% Senior Notes were subject to redemption in whole or in part on or after October 1, 2016 at the redemption prices set forth in the indenture agreement plus accrued and unpaid interest.

On October 1, 2016, we redeemed the 5.625% Senior Notes in full. On October 3, 2016, we repaid $500.0 million in outstanding principal, $14.1 million related to the call premium on the early redemption of the notes, and $14.1 million in accrued interest. Repayment was made using (1) the proceeds from the 2016 Senior Notes (described below), (2) borrowings under the Revolving Credit Facility, and (3) cash on hand. In addition, we wrote off $4.1 million of deferred financing fees in connection with the extinguishment of the debt.

2014 Senior Notes

On July 1, 2014, we issued $750.0 million of unsecured senior notes due July 15, 2022 (the “2014 Senior Notes”). The 2014 Senior Notes accrue interest at a rate of 4.875% per annum and were issued at 99.178% of par value. Interest on the 2014 Senior Notes is due semi-annually on January 15 and July 15 of each year. We incurred deferred financing fees of $11.6 million in relation to this transaction which are being amortized through the maturity date.

The 2014 Senior Notes are subject to redemption in whole or in part on or after July 15, 2017 at the redemption prices set forth in the indenture agreement plus accrued and unpaid interest. Prior to July 15, 2017, we may at our option redeem up to 35% of the aggregate principal amount of the 2014 Senior Notes originally issued at a redemption price of 104.875% of the principal amount of the 2014 Senior Notes to be redeemed on the redemption date plus accrued and unpaid interest with the net proceeds of certain equity offerings. If redeemed during the twelve-month period beginning on July 15, 2017, July 15, 2018, July 15, 2019, or July 15, 2020 until maturity, the redemption price will be 103.656%, 102.438%, 101.219% and 100.000%, respectively, of the principal amount of the 2014 Senior Notes to be redeemed on the redemption date plus accrued and unpaid interest.

2016 Senior Notes

On August 15, 2016, we issued $1.1 billion of 4.875% senior notes due September 1, 2024 (the “2016 Senior Notes”). The 2016 Senior Notes have an interest coupon of 4.875% and were issued at a price of 99.178% of their face value. Interest on the 2016 Senior Notes is due semi-annually on March 1 and September 1 of each year, beginning on March 1, 2017.

The 2016 Senior Notes are subject to redemption in whole or in part on or after September 1, 2019 at the redemption prices set forth in the indenture agreement plus accrued and unpaid interest. Prior to September 1, 2019, we may at our option redeem up to 35% of the aggregate principal amount of the 2016 Senior Notes originally issued at a redemption price of 104.875% of the principal amount of the 2016 Senior Notes to be redeemed on the redemption date plus accrued and unpaid interest with the net proceeds of certain equity offerings. If redeemed during the twelve-month period beginning on September 1, 2019, September 1, 2020, September 1, 2021, or September 1, 2022 until maturity, the redemption price will be 103.656%, 102.438%, 101.219% and 100.000%, respectively, of the principal amount of the 2016 Senior Notes to be redeemed on the redemption date plus accrued and unpaid interest.

We used the net proceeds from the offering and cash on hand to redeem $800.0 million, the aggregate principal amount outstanding, of Telecommunications’ 5.75% Senior Notes and $250.0 million of our 5.625% Senior Notes and pay the associated call premiums.

Indentures Governing Senior Notes

The indentures governing the Senior Notes contain customary covenants, subject to a number of exceptions and qualifications, including restrictions on the ability of SBA and Telecommunications to (1) incur additional indebtedness unless the Consolidated Indebtedness to Annualized Consolidated Adjusted EBITDA Ratio (as defined in the Indenture), pro forma for the additional indebtedness does not exceed, with respect to any fiscal quarter, 9.5x for SBA and 7.5x for Telecommunications, (2) merge, consolidate or sell assets, (3) make restricted payments, including dividends or other distributions, (4) enter into transactions with affiliates, and (5) enter into sale and leaseback transactions and restrictions on the ability of the Restricted Subsidiaries of SBA and Telecommunications (as defined in the Indentures) to incur liens securing indebtedness.

Debt Service

As of September 30, 2016, we believe that our cash on hand, capacity available under our Revolving Credit Facility, our cash flows from operations for the next twelve months, and future financings will be sufficient to service our outstanding debt during the next twelve months.

The following table illustrates our estimate of our debt service requirement over the next twelve months based on the amounts outstanding as of September 30, 2016 and the interest rates accruing on those amounts on such date (in thousands):

5.625% Senior Notes (1)	$528,126
2014 Senior Notes	36,563
2016 Senior Notes	53,625
2012-1C Tower Securities	18,085
2013-1C Tower Securities	9,655
2013-2C Tower Securities	21,584
2013-1D Tower Securities	11,978
2014-1C Tower Securities	26,954
2014-2C Tower Securities	24,185
2015-1C Tower Securities	15,939
2016-1C Tower Securities	20,361
Revolving Credit Facility	5,800
2014 Term Loan	62,800
2015 Term Loan	21,097

Total debt service for next twelve months	$856,752

(1)	On October 1, 2016, we redeemed in full the $500.0 million outstanding on the 5.625% Senior Notes and on October 3, 2016, used proceeds from the 2016 Senior Notes, borrowings under the Revolving Credit Facility, and cash on hand to pay the principal, a $14.1 million call premium on the redemption of the notes, and $14.1 million in accrued interest.

Inflation

The impact of inflation on our operations has not been significant to date. However, we cannot assure you that a high rate of inflation in the future will not adversely affect our operating results particularly in light of the fact that our site leasing revenues are governed by long-term contracts with pre-determined pricing that we will not be able to increase in response to increases in inflation other than our contracts in Brazil which have inflationary index based rental escalators.

Commitments and Contractual Obligations

The following table summarizes our scheduled contractual commitments as of December 31, 2015:

	2016	2017	2018	2019	2020
	(in thousands)
Principal payments of debt	$20,000	$1,180,000	$775,000	$1,440,000	$1,320,000
Interest payments (1)	333,741	311,991	270,918	251,119	181,371
Operating leases	188,382	190,538	194,228	197,012	198,774
Capital leases	1,619	1,150	799	251	—
Employment agreements	2,100	2,100	1,400	—	—

Total contractual obligations	$545,842	$1,685,779	$1,242,345	$1,888,382	$1,700,145

(1)	Represents interest payments based on the 2010 Tower Securities interest rate of 5.1010%, the 2012 Tower Securities interest rate of 2.933%, the 2013-1C Tower Securities interest rate of 2.240%, the 2013-2C Tower Securities interest rate of 3.722%, the 2013-1D Tower Securities interest rate of 3.598%, the 2014-1C Tower Securities interest rate of 2.898%, the 2014-2C Tower Securities interest rate of 3.869%, the 2015 Tower Securities interest rate of 3.156%, the 2014 Term Loan at an interest rate of 3.25% as of December 31, 2015, the 2015 Term Loan at an interest rate of 3.25% as of December 31, 2015, and the Senior Notes interest rates of 5.625%, 5.750% and 4.875%.

For a description of the financing transactions and repayments of indebtedness we consummated subsequent to December 31, 2015, see “—Debt Instruments and Debt Service” above.

Off-Balance Sheet Arrangements

We are not involved in any off-balance sheet arrangements.

Critical Accounting Policies and Estimates

We have identified the policies and significant estimation processes below as critical to our business operations and the understanding of our results of operations. The listing is not intended to be a comprehensive list. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management’s judgment in their application. In other cases, management is required to exercise judgment in the application of accounting principles with respect to particular transactions. The impact and any associated risks related to these policies on our business operations is discussed throughout “Management’s Discussion and Analysis of Financial Condition and Results of Operations” where such policies affect reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, see Note 2 of SBA’s Consolidated Financial Statements for the year ended December 31, 2015, incorporated by reference into this proxy statement/prospectus. Our preparation of our financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting periods. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. There can be no assurance that actual results will not differ from those estimates and such differences could be significant.

Revenue Recognition and Accounts Receivable

Revenue from site leasing is recorded monthly and recognized on a straight-line basis over the current term of the related lease agreements, which are generally five to ten years. Receivables recorded related to the straight-lining of site leases are reflected in other assets on the Consolidated Balance Sheets. Rental amounts received in advance are recorded as deferred revenue on the Consolidated Balance Sheets.

Site development projects in which we perform consulting services include contracts on a time and materials basis or a fixed price basis. Time and materials based contracts are billed at contractual rates and revenue is recognized as the services are rendered. For those site development contracts in which we perform work on a fixed price basis, site development billing (and revenue recognition) is based on the completion of agreed upon phases of the project on a per site basis. Upon the completion of each phase on a per site basis, we recognize the revenue related to that phase. Site development projects generally take from 3 to 12 months to complete. Amounts billed in advance (collected or uncollected) are recorded as deferred revenue on the Company’s Consolidated Balance Sheets.

Revenue from construction projects is recognized on the percentage-of-completion method of accounting, determined by the percentage of cost incurred to date compared to management’s estimated total cost for each contract. This method is used because management considers total cost to be the best available measure of progress on the contracts. These amounts are based on estimates, and the uncertainty inherent in the estimates initially is reduced as work on the contracts nears completion. The asset “costs and estimated earnings in excess of billings on uncompleted contracts” represents costs incurred and revenues recognized in excess of amounts billed. The liability “billings in excess of costs and estimated earnings on uncompleted contracts,” included within other current liabilities on our Consolidated Balance Sheets, represents billings in excess of costs incurred and revenues recognized. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined to be probable.

We perform periodic credit evaluations of our customers. We monitor collections and payments from our customers and maintain a provision for estimated credit losses based upon historical experience, specific customer collection issues identified, and past due balances as determined based on contractual terms. Interest is charged on outstanding receivables from customers on a case by case basis in accordance with the terms of the respective contracts or agreements with those customers. Amounts determined to be uncollectible are written off against the allowance for doubtful accounts in the period in which uncollectibility is determined to be probable.

Asset Impairment

We evaluate individual long-lived and related assets with finite lives for indicators of impairment to determine when an impairment analysis should be performed. We evaluate our tower assets and Current contract intangibles (defined below) at the tower level, which is the lowest level for which identifiable cash flows exists. We evaluate our Network location intangibles (defined below) for impairment at the tower leasing business level whenever indicators of impairment are present. We have established a policy to at least annually evaluate our tower assets and Current contract intangibles for impairment.

We record an impairment charge when we believe an investment in towers or related assets has been impaired, such that future undiscounted cash flows would not recover the then current carrying value of the investment in the tower and related intangible. If the future undiscounted cash flows are lower than the carrying value of the investment in the tower and related intangible, we calculate future discounted cash flows and compare those amounts to the carrying value. We record an impairment charge for any amounts lower than the carrying value. Estimates and assumptions inherent in the impairment evaluation include, but are not limited to, general market and economic conditions, historical operating results, geographic location, lease-up potential, and expected timing of lease-up. In addition, we make certain assumptions in determining an asset’s fair value for the purpose of calculating the amount of an impairment charge.

Business Combinations

We account for business combinations under the acquisition method of accounting. The assets and liabilities we acquire are recorded at fair market value at the date of each acquisition and the results of operations of the acquired assets are included with our results of operations from the dates of the respective acquisitions. We continue to evaluate all acquisitions for a period not to exceed one year after the applicable closing date of each transaction to determine whether any additional adjustments are needed to the allocation of the purchase price paid for the assets acquired and liabilities assumed as a result of information available at the acquisition date. The intangible assets represent the value associated with the current leases at the acquisition date (“Current contract intangibles”) and future tenant leases anticipated to be added to the communication sites (“Network location intangibles”) and were calculated using the discounted values of the current or future expected cash flows. The intangible assets are estimated to have a useful life consistent with the useful life of the related communication site assets, which is typically 15 years.

In connection with certain acquisitions, we may agree to pay contingent consideration (or earnouts) in cash or stock if the communication sites or businesses that are acquired meet or exceed certain performance targets over a period of one to three years after they have been acquired. We accrue for contingent consideration in connection with acquisitions at fair value as of the date of the acquisition. All subsequent changes in fair value of contingent consideration are recorded through Consolidated Statements of Operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to certain market risks that are inherent in our financial instruments. These risks arise from transactions entered into in the normal course of business. The following table presents the future principal payment obligations and fair values associated with our long-term debt instruments assuming our actual level of long-term indebtedness as of September 30, 2016:

	2016	2017	2018	2019	2020	Thereafter	Total	Fair Value
	(in thousands)
Debt:
5.625% Senior Notes (1)	$500,000	$—	$—	$—	$—	$—	$500,000	$514,250
2014 Senior Notes	—	—	—	—	—	750,000	750,000	778,125
2016 Senior Notes	—	—	—	—	—	1,100,000	1,100,000	1,108,250
2012-1C Tower Securities (2)	—	610,000	—	—	—	—	610,000	611,275
2013-1C Tower Securities (2)	—	—	425,000	—	—	—	425,000	424,647
2013-2C Tower Securities (2)	—	—	—	—	—	575,000	575,000	579,974
2013-1D Tower Securities (2)	—	—	330,000	—	—	—	330,000	334,521
2014-1C Tower Securities (2)	—	—	—	920,000	—	—	920,000	932,346
2014-2C Tower Securities (2)	—	—	—	—	—	620,000	620,000	628,488
2015-1C Tower Securities (2)	—	—	—	—	500,000	—	500,000	506,155
2016-1C Tower Securities (2)	—	—	—	—	—	700,000	700,000	704,494
Revolving Credit Facility	—	—	—	—	150,000	—	150,000	150,000
2014 Term Loan	3,750	15,000	15,000	15,000	15,000	1,402,500	1,466,250	1,469,916
2015 Term Loan	1,250	5,000	5,000	5,000	5,000	472,500	493,750	492,516

Total debt obligation	$505,000	$630,000	$775,000	$940,000	$670,000	$5,620,000	$9,140,000	$9,234,957

(1)	On October 1, 2016, we redeemed in full the $500.0 million outstanding on the 5.625% Senior Notes and on October 3, 2016, used proceeds from the 2016 Senior Notes, borrowings under the Revolving Credit Facility, and cash on hand to pay the principal.
(2)	The anticipated repayment date and the final maturity date for the 2012-1C Tower Securities is December 11, 2017 and December 9, 2042, respectively.

The anticipated repayment date and the final maturity date for the 2013-1C Tower Securities is April 10, 2018 and April 9, 2043, respectively.

The anticipated repayment date and the final maturity date for the 2013-2C Tower Securities is April 11, 2023 and April 9, 2048, respectively.

The anticipated repayment date and the final maturity date for the 2013-1D Tower Securities are April 10, 2018 and April 9, 2043, respectively.

The anticipated repayment date and the final maturity date for the 2014-1C Tower Securities is October 8, 2019 and October 11, 2044, respectively.

The anticipated repayment date and the final maturity date for the 2014-2C Tower Securities is October 8, 2024 and October 8, 2049, respectively.

The anticipated repayment date and the final maturity date for the 2015-1C Tower Securities is October 8, 2020 and October 10, 2045, respectively.

The anticipated repayment date and the final maturity date for the 2016-1C Tower Securities is July 9, 2021 and July 10, 2046, respectively.

For a description of the financing transactions and repayments of indebtedness we consummated subsequent to December 31, 2015, see “—Debt Instruments and Debt Service” above.

Our current primary market risk exposure is interest rate risk relating to (1) our ability to refinance our debt at commercially reasonable rates, if at all, and (2) the impact of interest rate movements on our 2014 Term Loan and 2015 Term Loan and any borrowings that we may incur under our Revolving Credit Facility, which are at floating rates. We manage the interest rate risk on our outstanding debt through our large percentage of fixed rate debt. While we cannot predict our ability to refinance existing debt or the impact interest rate movements will have on our existing debt, we continue to evaluate our financial position on an ongoing basis.

We are exposed to market risk from changes in foreign currency exchange rates in connection with our international operations, primarily in Brazil, Canada, and Chile, and to a lesser extent, our markets in Central America. In each of these markets, we pay most of our selling, general, and administrative expenses and a portion of our operating expenses, such as taxes and utilities incurred in the country in local currency. In addition, in Brazil, Canada, and Chile, we receive significantly all of our revenue and pay significantly all of our operating expenses in local currency. All transactions denominated in currencies other than the U.S. Dollar are reported in U.S. Dollars at the applicable exchange rate. All assets and liabilities are translated into U.S. Dollars at exchange rates in effect at the end of the applicable fiscal reporting period and all revenues and expenses are translated at average rates for the period. The cumulative translation effect is included in equity as a component of Accumulated other comprehensive income (loss). For the nine months ended September 30, 2016, approximately 11.4% of our revenues and approximately 15.0% of our total operating expenses were denominated in foreign currencies.

We have performed a sensitivity analysis assuming a hypothetical 10% adverse movement in the Brazilian Real from the quoted foreign currency exchange rates at September 30, 2016. As of September 30, 2016, the analysis indicated that such an adverse movement would have caused our revenues and operating results to fluctuate by approximately 1.0% and 2.8%, respectively, for the nine months ended September 30, 2016.

As of September 30, 2016, we had intercompany debt, which is denominated in a currency other than the functional currency of the subsidiary in which it is recorded. As this debt had not been designated as being a long-term investment in nature, any changes in the foreign currency exchange rates will result in unrealized gains or losses, which will be included in our determination of net income. A change of 10% in the underlying exchange rates of our unsettled intercompany debt at September 30, 2016 would have resulted in approximately $43.4 million of unrealized gains or losses that would have been included in other income (expense), net in our condensed consolidated statements of operations for the nine months ended September 30, 2016.

DESCRIPTION OF SBA REIT CAPITAL STOCK

The following summarizes the material terms of SBA REIT Class A common stock and undesignated preferred stock as will be set forth in the SBA REIT Articles (the amended and restated articles of incorporation of SBA REIT), which will govern the rights of SBA REIT Class A common stock if the merger agreement is approved by SBA’s shareholders and the merger is thereafter completed. A copy of the form of the SBA REIT Articles is attached as Annex B-1 to this proxy statement/prospectus. While we believe that the following description covers the material terms of SBA REIT’s capital stock, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, the SBA REIT Articles and the other documents we refer to for a more complete understanding of SBA REIT’s capital stock following the merger.

Authorized Capital

The SBA REIT Articles authorize SBA REIT to issue up to 430,000,000 shares of capital stock, consisting of 400,000,000 shares of Class A common stock, par value $0.01 per share, and 30,000,000 shares of preferred stock, par value $0.01 per share.

SBA REIT Class A Common Stock

When issued as contemplated in the merger agreement, the SBA REIT Class A common stock will be validly issued, fully paid and non-assessable. Under the Florida Business Corporation Act, shareholders generally are not personally liable for a corporation’s acts or debts.

Unchanged Voting Rights; Dividend Rights; Liquidation Rights and Other Provisions. As the SBA REIT Articles will be the same as the SBA Articles, other than the REIT Ownership and Transfer Restrictions, the holders of the SBA REIT Class A common stock will have the same voting rights, dividend rights, liquidation rights and other provisions as those currently provided to them as holders of SBA Class A common stock. As is currently the case with SBA Class A common stock, shares of SBA REIT Class A common stock will entitle the holders thereof to one vote in person or by proxy for each share of outstanding common stock in the name of such shareholder on the record date. As is currently the case under the SBA Articles, unless otherwise required by law, matters presented to shareholders will typically require approval of a majority of the votes cast, although certain provisions of the SBA REIT Articles, including those related to directors, indemnification and amendments to those provisions, require a vote of at least two-thirds of the outstanding shares. SBA REIT’s directors will be elected for the same three-year terms and be subject to the same voting standards as those currently in place for SBA’s directors, specifically majority of votes cast for uncontested elections and plurality of votes cast in contested elections. Subject to applicable law and rights, if any, of the holders of any outstanding series of preferred stock or any class or series of stock having a preference over SBA REIT Class A common stock with respect to the payment of dividends, dividends may be declared and paid on the SBA REIT Class A common stock from time to time and in amounts as the board of directors may determine out of funds legally available for that purpose. As is currently the case with SBA Class A common stock, holders of SBA REIT Class A common stock (i) will be entitled to share ratably in all assets available for distribution after payment in full to creditors and payment in full to holders of preferred stock then outstanding of any amount required to be paid to them upon the liquidation, dissolution or winding up of SBA REIT, whether voluntary or involuntary and (ii) will have no preemptive, subscription or redemption rights and will not be entitled to the benefit of any sinking fund. Furthermore, SBA REIT will not be permitted to subdivide, combine, or pay or declare any stock dividend on, the outstanding shares of SBA REIT Class A common stock at a time when shares of another class of SBA REIT Class A common stock are outstanding, unless the outstanding shares of the other class are subdivided or combined or the holders receive a proportionate dividend.

Preferred Stock

Pursuant to the SBA REIT Articles, the board of directors will be empowered, without any approval of our shareholders, to issue shares of preferred stock in one or more series, to establish the number of shares in each series, and to fix the designation, relative rights, preferences, powers, qualifications, limitations and restrictions of each such series. The specific matters that may be determined by the board of directors include:

•	the number of shares constituting the series and the distinctive designation of the series;

•	the dividend rate on the shares of the series, whether dividends will be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series;

•	the voting rights, if any, of the shares of the series;

•	whether the series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

•	whether the shares of the series will be redeemable, and, if so, the terms and conditions of such redemption, including the dates upon or after which they will be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

•	whether the series will have a sinking fund for the redemption or purchase of shares of the series, and, if so, the terms and amount of such sinking fund;

•	the rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of SBA REIT, and the relative rights of priority, if any, of payment of shares of the series; and

•	any other relative powers, preferences, and rights of the series, and qualifications, limitations or restrictions on the series.

Currently, there are no shares of SBA REIT preferred stock issued and outstanding and none will be outstanding immediately after the merger. The board of directors will have the power to establish the preferences and rights of each series of preferred stock, and it may afford the shareholders of any series of preferred stock preferences, powers and rights senior to the rights of holders of shares of SBA REIT Class A common stock which could have the effect of delaying, deferring or preventing a change in control of SBA REIT.

Restrictions on Ownership and Transfer

To facilitate compliance with the REIT rules in the Code, the SBA REIT Articles contain the REIT Ownership and Transfer Restrictions.

All certificates representing shares of capital stock, if any, will bear legends describing the REIT Ownership and Transfer Restrictions. Further, the REIT Ownership and Transfer Restrictions could delay, defer or prevent a transaction or a change in control that might involve a premium price for the SBA REIT Class A common stock or otherwise be in the best interest of the shareholders.

For us to qualify as a REIT under the Code, SBA REIT stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be subject to tax as a REIT has been made). Also, not more than 50% of the value of the outstanding shares of SBA REIT stock may be owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities such as private foundations) during the last half of a taxable year (other than the first taxable year for which an election to be subject to tax as a REIT has been made). See the section titled “United States Federal Income Tax Considerations—Taxation of SBA REIT—Requirements for Qualification—General.” To satisfy these ownership requirements and other requirements for continued qualification as a REIT and to otherwise protect us from the consequences of a concentration of ownership among SBA REIT’s shareholders, the SBA REIT Articles contain provisions restricting the ownership or transfer of shares of SBA REIT stock.

Relevant sections of the SBA REIT Articles provide that, subject to the exceptions and the constructive ownership rules described below, no person (as defined in the SBA REIT Articles) may beneficially or constructively own more than 9.8% in value of the aggregate of SBA REIT’s outstanding shares of stock, including SBA REIT’s common stock and preferred stock, or more than 9.8% in value or in number of shares (whichever is more restrictive) of the outstanding shares of SBA REIT Class A common stock. We refer to these restrictions as the “ownership limits.”

Applicable constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be treated as owned by one individual or entity. As a result, the acquisition of less than 9.8% in value of shares of SBA REIT’s outstanding stock or less than 9.8% in value or number of the outstanding shares of SBA REIT Class A common stock (including through the acquisition of an interest in an entity that owns, actually or constructively, any class or series of SBA REIT stock) by an individual or entity could nevertheless cause that individual or entity, or another individual or entity, to own, constructively or beneficially, in excess of 9.8% in value of shares of SBA REIT’s outstanding stock or in excess of 9.8% in value or number of the outstanding shares of SBA REIT Class A common stock.

In addition to the ownership limits, the SBA REIT Articles prohibit any person from actually or constructively owning shares of SBA REIT stock to the extent that such ownership would cause any of our income that would otherwise qualify as “rents from real property” for purposes of section 856(d) of the Code to fail to qualify as such.

SBA REIT’s board of directors may, in its sole discretion, exempt a person from the ownership limits and certain other limits on ownership and transfer of SBA REIT stock described above, and may establish a different limit on ownership for any such person. However, the board of directors may not exempt any person whose ownership of outstanding stock in violation of these limits would result in our failing to qualify as a REIT. In order to be considered by the board of directors for exemption or a different limit on ownership, a person must make such representations and undertakings as are reasonably necessary to ascertain that such person’s beneficial or constructive ownership of SBA REIT stock will not as of the date of this proxy statement/prospectus or in the future jeopardize our ability to qualify as a REIT under the Code and must agree that any violation or attempted violation of such representations or undertakings (or other action that is contrary to the ownership limits and certain other REIT limits on ownership and transfer of SBA REIT stock described above) will result in the shares of stock being automatically transferred to a trust as described below. As a condition of its waiver, the board of directors may require an opinion of counsel or IRS ruling satisfactory to the board of directors with respect to our qualification as a REIT and may impose such other conditions as it deems appropriate in connection with the granting of the exemption or a different limit on ownership.

In connection with the waiver of the ownership limits or at any other time, the board of directors may from time to time increase the ownership limits for one or more persons and decrease the ownership limits for all other persons; provided that the new ownership limits may not, after giving effect to such increase and under certain assumptions stated in the SBA REIT Articles, result in us being “closely held” within the meaning of section 856(h) of the Code (without regard to whether the ownership interests are held during the last half of a taxable year). Reduced ownership limits will not apply to any person whose percentage ownership of SBA REIT’s total shares of stock or of the shares of a class or series of SBA REIT stock, as applicable, is in excess of such decreased ownership limits until such time as such person’s percentage of total shares of stock or of the shares of a class or series of stock, as applicable, equals or falls below the decreased ownership limits, but any further acquisition of SBA REIT’s shares of stock or of the shares of a class or series of SBA REIT stock, as applicable, in excess of such percentage ownership of shares of stock or of a class or series of stock will be in violation of the ownership limits.

The SBA REIT Articles further prohibit:

•	any person from transferring shares of SBA REIT stock if such transfer would result in shares of SBA REIT stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution); and

•	any person from beneficially or constructively owning shares of SBA REIT stock if such ownership would result in our failing to qualify as a REIT.

The foregoing provisions on transferability and ownership will not apply if the board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of SBA REIT stock that will or may violate the foregoing REIT Ownership and Transfer Restrictions will be required to give notice to us immediately (or, in the case of a proposed or attempted transaction, at least 15 days prior to such transaction) and provide us with such other information as we may request in order to determine the effect, if any, of such transfer on our qualification as a REIT.

Pursuant to the SBA REIT Articles, if there is any purported transfer of SBA REIT stock or other event or change of circumstances that, if effective or otherwise, would violate any of the REIT Ownership and Transfer Restrictions described above, then the number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to a trust for the exclusive benefit of a designated charitable beneficiary, except that any transfer that results in the violation of the restriction relating to SBA REIT stock being beneficially owned by fewer than 100 persons will be automatically void and of no force or effect. The automatic transfer will be effective as of the close of business on the business day prior to the date of the purported transfer or other event or change of circumstances that requires the transfer to the trust. We refer below to the person that would have owned the shares if they had not been transferred to the trust as the purported transferee. Any ordinary dividend paid to the purported transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand. The SBA REIT Articles also provide for adjustments to the entitlement to receive extraordinary dividends and other distributions as between the purported transferee and the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable restriction contained in the SBA REIT Articles, then the transfer of the excess shares will be automatically void and of no force or effect. Any shares of SBA REIT stock transferred to the trustee are deemed to be offered for sale to us or our designee at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in trust (e.g., in the case of a gift, devise or other such transaction), the market price at the time of such event and (ii) the market price on the date we accept, or our designee accepts, such offer. We have the right to accept such offer until the trustee has sold the shares of SBA REIT stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported transferee, except that the trustee may reduce the amount payable to the purported transferee by the amount of any ordinary dividends that we paid to the purported transferee prior to our discovery that the shares had been transferred to the trust and that is owed by the purported transferee to the trustee as described above. Any net sales proceeds in excess of the amount payable to the purported transferee shall be immediately paid to the charitable beneficiary, and any ordinary dividends held by the trustee with respect to such stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, as soon as reasonably practicable (and, if the shares are listed on a national securities exchange, within 20 days) after receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity who could own the shares without violating the REIT Ownership and Transfer Restrictions described above. Upon such a sale, the trustee must distribute to the purported transferee an amount equal to the lesser of (i) the price paid by the purported transferee for the shares or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in trust (e.g., in the case of a gift, devise or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the trust, and (ii) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee may reduce the amount payable to the purported transferee by the amount of any ordinary dividends that we paid to the purported transferee before our discovery that the shares had been transferred to the trust and that is owed by the purported transferee to the trustee as described above. Any net sales proceeds in excess of the amount payable to the purported transferee will be immediately paid to the charitable beneficiary, together with any ordinary dividends held by the trustee with respect to such stock. In addition, if prior to discovery by us that shares of SBA REIT Class A common stock have been transferred to a trust, such shares of stock are sold by a purported transferee, then such shares will be deemed to have been sold on behalf of the trust and, to the extent that the purported transferee received an amount for or in respect of such shares that exceeds the amount that such purported transferee was entitled to receive as described above, such excess amount shall be paid to the trustee upon demand. The purported transferee has no rights in the shares held by the trustee. The trustee will be indemnified by us or from the proceeds of sales of stock in the trust for its costs and expenses reasonably incurred in connection with conducting its duties and satisfying its obligations under the SBA REIT Articles. The trustee will also be entitled to reasonable compensation for services provided as determined by agreement between the trustee and the board of directors, which compensation may be funded by us or the trust. If we pay any such indemnification or compensation, we are entitled on a first priority basis (subject to the trustee’s indemnification and compensation rights) to be reimbursed from the trust. To the extent the trust funds any such indemnification and compensation, the amounts available for payment to a purported transferee (or the charitable beneficiary) would be reduced. The trustee will be designated by us and must be unaffiliated with us and with any purported transferee. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary, all distributions paid by us with respect to the shares, and may also exercise all voting rights with respect to the shares. Pursuant to the Florida Business Corporation Act, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a purported transferee prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust.

However, if we have already taken corporate action, then the trustee may not rescind and recast the vote.

In addition, if the board of directors determines that a proposed or purported transfer would violate the REIT Ownership and Transfer Restrictions, the board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such violation, including but not limited to, causing us to repurchase shares of SBA REIT stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Within 30 days after the end of each REIT taxable year, every owner of 5% or more (or such lower percentage as required by the Code or the Treasury regulations thereunder) of the outstanding shares of any class or series of SBA REIT stock, must, upon request, provide us written notice of the person’s name and address, the number of shares of each class and series of SBA REIT stock that the person beneficially owns and a description of the manner in which the shares are held. Each such owner must also provide us with such additional information as we may request in order to determine the effect, if any, of such owner’s beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limits. In addition, each beneficial owner or constructive owner of SBA REIT stock, and any person (including the shareholder of record) who is holding shares of SBA REIT stock for a beneficial owner or constructive owner will, upon demand, be required to provide us with such information as we may request in good faith in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Transfer Agent and Registrar

The transfer agent and registrar for SBA REIT Class A common stock is Computershare, telephone number (800) 522-6645.

COMPARISON OF RIGHTS OF SHAREHOLDERS OF

SBA AND SBA REIT

The following describes some of the differences between the current rights of holders of SBA Class A common stock and the rights of holders of SBA REIT Class A common stock after the merger. This summary may not contain all the information that is important to you. We encourage you to carefully read the SBA Articles, the SBA Bylaws, the SBA REIT Articles and the SBA REIT Bylaws. For information on how to obtain the SBA Articles and SBA Bylaws, see “Where You Can Find More Information.” Copies of the forms of the SBA REIT Articles and SBA REIT Bylaws are attached as Annex B-1 and Annex B-2, respectively, to this proxy statement/prospectus.

General

If the merger is completed, you will obtain the right to receive a number of shares of SBA REIT Class A common stock equal to, and in exchange for, the number of shares of SBA Class A common stock you then own. As a holder of SBA Class A common stock, your rights are governed by the Florida Business Corporation Act, the SBA Articles and the SBA Bylaws. If the merger is completed, your rights will be governed by the Florida Business Corporation Act, the SBA REIT Articles and the SBA REIT Bylaws. The SBA REIT Articles and the SBA REIT Bylaws will be the same as the current SBA Articles and SBA Bylaws, which currently govern your rights as a SBA shareholder, except that the SBA REIT Articles will contain the REIT Ownership and Transfer Restrictions as described below.

Ownership Limitations and Transfer Restrictions of the SBA REIT Articles

Although the REIT rules do not require the completion of the merger, we intend to complete the merger, subject to approval by the SBA shareholders, to facilitate our continued compliance with such rules, which, among other requirements, prohibit more than 50% of our capital stock from being owned by five or fewer individuals and require our capital stock to be beneficially owned by 100 or more persons, during certain periods of the taxable year. By merging SBA with and into SBA REIT, whose articles contain the REIT Ownership and Transfer Restrictions, we will ensure the effective adoption of such provisions and facilitate our continued compliance with the REIT rules. See the section entitled “Description of SBA REIT Capital Stock—Restrictions on Ownership and Transfer.”

Anti-Takeover Effect of the SBA REIT Articles and Bylaws

The REIT Ownership and Transfer Restrictions contained in the SBA REIT Articles, as well as other provisions, could have the effect of delaying, deferring, or preventing a transaction or a change in control of us that might involve a premium price for our capital stock or otherwise be in the best interests of our shareholders.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the U.S. federal income tax consequences of the merger and the U.S. federal income tax considerations generally applicable to an investment in SBA REIT Class A common stock. For purposes of this section under the heading “United States Federal Income Tax Considerations,” references to “SBA REIT,” “we,” “our” and “us” mean only SBA REIT and not its subsidiaries or other lower-tier entities, except as otherwise indicated, and references to “tenants” are to persons who are treated as lessees of real property for purposes of the REIT requirements. This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. The summary is also based upon the assumption that we will operate SBA REIT and its subsidiaries and affiliated entities in accordance with their applicable organizational documents or partnership agreements. This summary is for general information only and is not tax advice. The Code provisions governing the U.S. federal income tax treatment of REITs and their shareholders are highly technical and complex, and this summary is qualified in its entirety by the express language of applicable Code provisions, Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof. Moreover, this summary does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	partnerships and trusts;

•	persons who hold our stock on behalf of another person as a nominee;

•	persons who receive our stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

and, except to the extent discussed below:

•	tax-exempt organizations; and

•	foreign investors.

This summary assumes that investors will hold their common stock as a capital asset, which generally means as property held for investment.

The tax consequences to any particular shareholder of holding our common stock will depend on the shareholder’s particular tax circumstances. You are urged to consult your tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our common stock.

Taxation of the Merger

The merger of SBA with and into SBA REIT, which for U.S. federal income tax purposes is an entity disregarded as separate from SBA, is intended to qualify as a tax-free reorganization under section 368(a) of the Code, and the U.S. federal income tax consequences summarized below assume that the merger will so qualify.

Prior to the effectiveness of this Registration Statement, we will have received an opinion of our special tax counsel, Skadden, to the effect that the merger will be treated for federal income tax purposes as a reorganization under section 368(a) of the Code and that each of SBA and SBA REIT is a party to a reorganization within the meaning of section 368(b) of the Code. The opinion of Skadden is conditioned upon the accuracy, as of the date hereof and of the effective date of the merger, of fact-based representations and covenants made by our management and is subject to the conditions, limitations, and qualifications referenced below and in the opinion. The opinion of Skadden represents only the view of Skadden based on Skadden’s review and analysis of existing law and on certain representations as to factual matters and covenants made by us, including that the merger will be effected as described in this proxy statement/prospectus. The opinion is expressed as of the date issued. Skadden will have no obligation to advise us or our shareholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Neither SBA nor SBA REIT will recognize any gain or loss as a result of the merger. SBA shareholders will not recognize any gain or loss upon the conversion of shares of SBA Class A common stock into SBA REIT Class A common stock pursuant to the merger, other than possibly non-U.S. persons that own or have owned in excess of 10% of SBA Class A common stock. The initial tax basis of the SBA REIT Class A common stock received by a shareholder pursuant to the merger will be equal to such shareholder’s adjusted tax basis in the shares of SBA Class A common stock being converted pursuant to the merger. The holding period of the SBA REIT Class A common stock received by a shareholder pursuant to the merger will include the shareholder’s holding period with respect to the shares of SBA Class A common stock being converted pursuant to the merger.

If we are not a “domestically controlled qualified investment entity” within the meaning of the Code, then in the case of non-U.S. shareholders that own or have owned in excess of 10% of SBA Class A common stock, it may be necessary for those persons to comply with the reporting and other requirements of the Treasury regulations under Section 897 of the Code in order to achieve nonrecognition of gain, carryover tax basis and tacked holding period upon the conversion of shares of the SBA Class A common stock into SBA REIT Class A common stock pursuant to the merger. If you are such a non-U.S. shareholder, we urge you to consult with your tax advisor to determine your reporting and other obligations with respect to the conversion of shares of SBA Class A common stock into SBA REIT Class A common stock pursuant to the merger.

Taxation of SBA REIT

We intend to elect to be taxed as a REIT commencing with our taxable year ending December 31, 2016. We believe that we have been organized and operate and will continue to operate in such a manner as to qualify for taxation as a REIT under the applicable provisions of the Code.

Skadden has acted as our special REIT tax counsel in connection with our election to be taxed as a REIT. We have received an opinion of Skadden to the effect that, for our taxable year ending December 31, 2016, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our actual and proposed method of operation has enabled and will enable us to continue to meet the requirements for qualification and taxation as a REIT. It must be emphasized that Skadden’s opinion is based on various assumptions relating to our organization and operation, and is conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, and income, and the present and future conduct of our business operations. While we intend to operate so that we will continue to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Skadden or by us that we will qualify as a REIT for any particular year. The opinion is expressed as of the date issued. Skadden will have no obligation to advise us or our shareholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Our qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock and asset ownership, various qualification requirements imposed upon REITs by the Code, compliance with which will not be reviewed by Skadden. In addition, our ability to qualify as a REIT depends in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain affiliated entities, the status of which may not have been reviewed by Skadden. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we qualify as a REIT, we generally will be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our net income that is distributed to our shareholders. This treatment substantially eliminates the “double taxation” at the corporate and shareholder levels that generally results from investment in a corporation. In general, the income that we generate is taxed only at the shareholder level upon a distribution of dividends to our shareholders.

Most U.S. holders that are individuals, trusts or estates will be taxed on corporate dividends at a reduced maximum rate. With limited exceptions, however, dividends from us or from other entities that are taxed as REITs are generally not eligible for the reduced rates, and will continue to be taxed at rates applicable to ordinary income. See “—Taxation of Shareholders—Taxation of Taxable U.S. Shareholders—Distributions.”

NOLs, foreign tax credits and other tax attributes generally do not pass through to our shareholders, subject to special rules for certain items such as the capital gains that we recognize. See “—Taxation of Shareholders.”

Even if we qualify as a REIT, we will nonetheless be subject to U.S. federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed net taxable income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, including any deductions of NOLs.

•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions,” and “—Foreclosure Property,” below.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property”, we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate.

•	If we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure adjusted to reflect the profit margin associated with our gross income.

•	If we should fail to satisfy the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to a penalty tax. In that case, the amount of the penalty tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate if that amount exceeds $50,000 per failure.

•	If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of the required distribution over the sum of (i) the amounts that we actually distributed, plus (ii) the amounts we retained and upon which we paid income tax at the corporate level.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s shareholders, as described below in “—Requirements for Qualification—General.”

•	A 100% tax may be imposed on transactions between us and a TRS (as described below) that do not reflect arm’s length terms.

•	If we dispose of an asset during our first five years as a REIT, we will be subject to a federal corporate level tax at the highest regular corporate rate on the gain recognized from such sale, up to the amount of the built-in gain that existed on January 1, 2016, which is based on the fair market value of such asset in excess of our tax basis in such asset as of January 1, 2016.

•	If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during a period of up to ten years following their acquisition from the subchapter C corporation.

•	The earnings of any subsidiary that is a subchapter C corporation, including any TRS, may be subject to U.S. federal corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of other taxes, including payroll taxes and state, local, and foreign income, property and other taxes on assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified tax-exempt entities);

(7)	which meets other tests described below, including with respect to the nature of its income and assets; and

(8)	that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.

The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation’s initial tax year as a REIT. Following the merger, the SBA REIT Articles will provide restrictions regarding the ownership and transfers of our shares, which are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above.

To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing the actual ownership of the shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We have adopted December 31 as our year end, and therefore satisfy this requirement.

The Code provides relief from violations of the REIT gross income requirements, as described below under “—Income Tests,” in cases where a violation is due to reasonable cause and not willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, certain provisions of the Code extend similar relief in the case of certain violations of the REIT asset requirements (see “—Asset Tests” below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax.

If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.

Effect of Subsidiary Entities

Disregarded Subsidiaries. If we own a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded for U.S. federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS as described below, that we wholly own, either directly or through one or more other qualified REIT subsidiaries or disregarded entities. Other entities that are wholly owned by us (either directly or through other disregarded entities), including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary of ours ceases to be wholly owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or a disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “—Asset Tests” and “—Income Tests.”

Taxable REIT Subsidiaries. In general, we may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable corporation generally would be subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our shareholders.

We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we treat the dividends paid to us from such taxable subsidiary, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we could use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income or to conduct activities that, if conducted by us directly, would be treated in our hands as prohibited transactions.

The TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the TRS rules impose a 100% excise tax on certain transactions involving a TRS and its parent REIT that are not conducted on an arm’s-length basis. We intend that all of our transactions with any TRS will be conducted on an arm’s-length basis.

We may hold a significant number of assets in one or more TRSs, subject to the limitation that securities in TRSs may not represent more than 25% (or, for 2018 and subsequent taxable years, 20%) of the value of our total assets.

Ownership of Partnership Interests. If we are a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test described below, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements.

We generally have control of our partnerships and limited liability companies and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. If we become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

Income Tests

To qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” discharge of indebtedness and certain hedging transactions, generally must be derived from “rents from real property,” gains from the sale of real estate assets, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), dividends received from other REITs, and specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, discharge of indebtedness and certain hedging transactions, must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. Income and gain from certain hedging transactions will be excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests.

Rents from Real Property. Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the conditions described below are met.

•	The amount of rent is not based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;

•	Neither we nor an actual or constructive owner of 10% or more of our stock actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents we receive from such a tenant that is a TRS of ours, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the leased space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled TRS” is modified and such modification results in an increase in the rents payable by such TRS, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled TRS” is a TRS in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such TRS;

•	Rent attributable to personal property that is leased in connection with a lease of real property is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property”; and

•	We generally do not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below. We are permitted, however, to perform directly certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. In addition, we are permitted to employ an independent contractor from whom we derive no revenue to provide customary services to our tenants, or a TRS, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent that we receive from those tenants to fail to qualify as “rents from real property.”

We believe that substantially all of the services we render at our tower sites will be of the type that are usually or customarily performed in connection with the rental of tower space and are not primarily for the benefit or convenience of our tenants. Therefore, we believe that our provision of these services will not cause rents received with respect to our properties to fail to qualify as “rents from real property”. We intend to cause any services that are not “usually or customarily rendered”, or that are for the benefit of a particular tenant in connection with the rental of real property, to be provided through a TRS or through an “independent contractor”. However, no assurance can be given that the IRS will concur with our determination as to whether a particular service is usual or customary, or otherwise in this regard.

Dividend Income. We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from another REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.

Fee Income. Any fee income that we earn will generally not be qualifying income for purposes of either gross income test. Any fees earned by a TRS, however, will not be included for purposes of our gross income tests.

Interest Income. Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Hedging Transactions. Any income or gain that we or our pass-through subsidiaries derive from instruments that hedge certain risks, such as the risk of changes in interest rates, will be excluded from gross income for purposes of both the 75% and 95% gross income tests, provided that specified requirements are met, including the requirement that the instrument is entered into during the ordinary course of our business and the instrument is properly identified as a hedge along with the risk that it hedges within prescribed time periods. Income and gain from all other hedging transactions will not be qualifying income for either the 95% or 75% gross income test.

Failure to Satisfy the Gross Income Tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if (i) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (ii) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations, which have not yet been issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. Even if these relief provisions apply, and we retain our status as a REIT, the Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.

Asset Tests

At the close of each calendar quarter, we must also satisfy five tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, and leasehold interests in real property (and certain ancillary personal property), stock of other corporations that qualify as REITs, some kinds of mortgage-backed securities and mortgage loans, and debt instruments (whether or not secured by real property) that are issued by a “publicly offered REIT” (i.e., a REIT that is required to file annual and periodic reports with the Commission under the Exchange Act). Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets.

Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to real estate assets, securities of TRSs, and qualified REIT subsidiaries and the value prong of the 10% asset test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

Fourth, the aggregate value of all securities of TRSs that we hold may not represent more than 25% (or, for 2018 and subsequent taxable years, 20%) of the value of our total assets.

Fifth, no more than 25% of the value of our total assets may be represented by “nonqualified publicly offered REIT debt instruments” (i.e., real estate assets that would cease to be real estate assets if debt instruments issued by publicly offered REITs were not included in the definition of real estate assets).

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests, we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset, or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by a non-publicly offered REIT may not so qualify (such debt, however, will not be treated as a “security” for purposes of the 10% value test, as explained below).

The Code provides that certain securities will not cause a violation of the 10% value test described above. Such securities include instruments that constitute “straight debt,” which term generally excludes, among other things, securities having certain contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% value test. Such securities include (a) any loan made to an individual or an estate, (b) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (c) any obligation to pay rents from real property, (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (e) any security (including debt securities) issued by another REIT, and (f) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “—Income Tests.” The Code also provides that in applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in that partnership.

Independent valuations have not been obtained to support our conclusions as to the value of all of our assets. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

The Code contains a number of relief provisions that make it easier for REITs to satisfy the asset requirements, or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (1) the REIT provides the IRS with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure, and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate, and (4) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame. A second relief provision applies to de minimis violations of the 10% and 5% asset tests. A REIT may maintain its qualification despite a violation of such requirements if (a) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets, and $10,000,000, and (b) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

If we fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT qualification if we (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described below. No assurance can be given that we would qualify for relief under those provisions.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders in an amount at least equal to:

(1)	the sum of

(a)	90% of our “REIT taxable income,” computed without regard to our net capital gains and the deduction for dividends paid, and

(b)	90% of our net income, if any, (after tax) from foreclosure property (as described below), minus

(2)	the sum of specified items of noncash income.

We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. In addition, any dividend declared by us in October, November, or December of any year and payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, so long as the dividend is actually paid by us before the end of January of the next calendar year. If we cease to be a “publicly offered REIT,” then in order for distributions to be counted as satisfying the annual distribution requirement, and to give rise to a tax deduction for us, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our shareholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our shareholders would then increase their adjusted basis of their stock by the difference between (a) the amounts of capital gain dividends that we designated and that they include in their taxable income, and (b) the tax that we paid on their behalf with respect to that income.

As of December 31, 2015, we had approximately $1.2 billion in NOLs, significantly all of which is available to offset REIT taxable income and reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the tax treatment to our shareholders of any distributions that are actually made. See “—Taxation of Shareholders—Taxation of Taxable U.S. Shareholders—Distributions.”

If we should fail to distribute during each calendar year (or before the end of January of the following year as described above) at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed, plus (y) the amounts of income we retained and on which we have paid corporate income tax.

We expect that in the future, our REIT taxable income will be less than our cash flow because of our existing NOLs as well as depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the dividend requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we may decide to retain our cash, rather than pay it as a dividend, in order to repay debt, acquire assets, or for other reasons. If these timing differences occur, we may borrow funds to pay dividends or pay dividends through the distribution of other property (including shares of our stock) in order to meet the dividend requirements, while preserving our cash.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing REIT status or being taxed on amounts distributed as deficiency dividends. We will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification other than the gross income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the income tests and asset tests, as described above in “—Income Tests” and “—Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to shareholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to U.S. holders that are individuals, trusts and estates would generally be taxable at capital gains rates. In addition, subject to the limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Penalty Tax

Any redetermined rents, redetermined deductions, excess interest, or redetermined TRS service income that we or our TRSs generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a TRS, redetermined deductions and excess interest represent any amounts that are deducted by a TRS for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations, and redetermined TRS service income is income of a TRS attributable to services provided to, or on behalf of, us (other than services furnished or rendered to a customer of ours) to the extent such income is lower than the income the TRS would have earned based on arm’s length negotiations. Rents that we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

From time to time, our TRSs may provide services to our tenants. We set the fees paid to our TRSs for such services at arm’s length rates, although the fees paid may not satisfy the safe-harbor provisions described above.

These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s length fee for tenant services over the amount actually paid.

Prohibited Transactions

Net income that we derive from a “prohibited transaction” is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated, and (3) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property.

Derivatives and Hedging Transactions

We and our subsidiaries may in the future enter into hedging transactions with respect to interest rate exposure on one or more assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. Except to the extent provided by Treasury regulations, any income from a hedging transaction (including gain from the sale, disposition, or termination of a position in such a transaction) will not constitute gross income for purposes of the 75% or 95% gross income test if we properly identify the transaction as specified in applicable Treasury regulations and we enter into such transaction (i) in the normal course of our business primarily to manage risk of interest rate changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets; (ii) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests; or (iii) in connection with the extinguishment of indebtedness with respect to which we have entered into a qualified hedging position described in clause (i) or the disposition of property with respect to which we have entered into a qualified hedging position described in clause (ii), primarily to manage the risks of such hedging positions. To the extent that we hedge in certain other situations, the resultant income may be treated as income that does not qualify under the 75% or 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT. We may conduct some or all of our hedging activities through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of the REIT gross income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Taxation of Shareholders

Taxation of Taxable U.S. Shareholders

For purposes of this discussion, a U.S. holder is a shareholder of SBA REIT that is for U.S. federal income tax purposes:

•	a citizen or resident of the U.S.,

•	a corporation created or organized in the U.S. or under the laws of the U.S., or of any state thereof, or the District of Columbia,

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source, or

•	a trust if a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

A “non-U.S. holder” is a shareholder of SBA REIT that is neither a U.S. holder nor a partnership (or other entity or arrangement treated as a partnership) for U.S. federal income tax purposes. If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds our stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our stock.

Distributions. As a REIT, the distributions that we make to our taxable U.S. holders out of current or accumulated earnings and profits that we do not designate as capital gain dividends will generally be taken into account by shareholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our dividends are not eligible for taxation at the preferential income tax rates for qualified dividends received by U.S. holders that are individuals, trusts and estates from taxable C corporations. Such shareholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to:

•	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax),

•	dividends received by the REIT from TRSs or other taxable C corporations, or

•	income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

Distributions that we designate as capital gain dividends will generally be taxed to our shareholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the shareholder that receives such distribution has held its stock. We may elect to retain and pay taxes on some or all of our net long term capital gains, in which case provisions of the Code will treat our shareholders as having received, solely for tax purposes, our undistributed capital gains, and the shareholders will receive a corresponding credit for taxes that we paid on such undistributed capital gains. See “—Taxation of SBA REIT—Annual Distribution Requirements.” Corporate shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at reduced maximum federal rates in the case of shareholders that are individuals, trusts and estates, and ordinary income rates in the case of shareholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a shareholder to the extent that the amount of such distributions does not exceed the adjusted basis of the shareholder’s shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the shareholder’s shares. To the extent that such distributions exceed the adjusted basis of a shareholder’s shares, the shareholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

To the extent that we have available NOLs and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “—Taxation of SBA REIT—Annual Distribution Requirements.” Such losses, however, are not passed through to shareholders and do not offset income of shareholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of shareholders to the extent that we have current or accumulated earnings and profits.

Dispositions of SBA REIT Stock. In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our stock will be subject to reduced maximum U.S. federal income tax rates if the stock is held for more than one year, and will be taxed at ordinary income rates if the stock is held for one year or less. Gains recognized by shareholders that are corporations are subject to U.S. federal income tax at ordinary income rates, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a shareholder upon the disposition of our stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the shareholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our stock by a shareholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the shareholder as long-term capital gain.

If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are written quite broadly, and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities, or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Medicare Tax. Certain U.S. shareholders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on all or a portion of their “net investment income,” which includes dividends received from us and capital gains from the sale or other disposition of our stock.

Taxation of Non-U.S. Holders

The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our stock applicable to non-U.S. holders. This discussion is based on current law, and is for general information only. It addresses only selected, and not all, aspects of U.S. federal income and estate taxation.

Ordinary Dividends. The portion of dividends received by non-U.S. holders that is (1) payable out of our earnings and profits, (2) which is not attributable to our capital gains and (3) which is not effectively connected with a U.S. trade or business of the non-U.S. holder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty.

In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. holder’s investment in our stock is, or is treated as, effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. holders are taxed with respect to such dividends. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.

Non-Dividend Distributions. Unless our stock constitutes a U.S. real property interest (“USRPI”) (discussed below in “Dispositions of SBA REIT Stock”), distributions that we make which are not dividends out of our earnings and profits will not be subject to U.S. income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (a) the shareholder’s proportionate share of our earnings and profits, plus (b) the shareholder’s basis in its stock, will be taxed under the Foreign Investment in Real Property

Tax Act of 1980, as amended (“FIRPTA”) at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. holder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax may be enforced by a refundable withholding tax at a rate of 15% of the amount by which the distribution exceeds the shareholder’s share of our earnings and profits.

Capital Gain Dividends. Under FIRPTA, a dividend that we make to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries (such gains, “USRPI capital gains”), will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations. We will be required to withhold tax equal to 35% of the maximum amount that could have been designated as a USRPI capital gain dividend. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain dividend if we held an interest in the underlying asset solely as a creditor. Capital gain dividends received by a non-U.S. holder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income tax, unless (1) the gain is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder would be subject to the same treatment as U.S. holders with respect to such gain, or (2) the non-U.S. holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., in which case the non-U.S. holder will incur a 30% tax on his capital gains.

A dividend that would otherwise have been treated as a USRPI capital gain dividend will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, but instead will be treated in the same manner as ordinary income dividends (discussed above), provided that (1) the dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the U.S., and (2) the recipient non-U.S. holder does not own more than 10% of that class of stock at any time during the year ending on the date on which the dividend is received. We anticipate that our common stock will be “regularly traded” on an established securities exchange.

Dispositions of SBA REIT Stock. Unless our stock constitutes a USRPI, a sale of our stock by a non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. Our stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the U.S., excluding, for this purpose, interests in real property solely in a capacity as a creditor. We expect that 50% or more of our assets will consist of USRPIs.

Even if the foregoing 50% test is not met, our stock nonetheless will not constitute a USRPI if we are a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. holders at all times during a specified testing period (after applying certain presumptions regarding the ownership of our stock, as described in the Code). We believe that we will be a domestically-controlled qualified investment entity, and that a sale of our stock should not be subject to taxation under FIRPTA. No assurance can be given that we will remain a domestically-controlled qualified investment entity.

In the event that we are not a domestically-controlled qualified investment entity, but our stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, a non-U.S. holder’s sale of our stock nonetheless would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. holder held 10% or less of our stock at all times during a specified testing period. Our stock is, and we expect that it will continue to be, publicly traded.

In addition, if a non-U.S. holder disposes of such common stock during the 30-day period preceding the ex-dividend date of any dividend payment, and such non-U.S. holder acquires or enters into a contract or option to acquire our common stock within 61 days of the first day of such 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as USRPI capital gain to such non-U.S.

holder under FIRPTA, then such non-U.S. holder will be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. holder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 15% of the purchase price and remit such amount to the IRS.

Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the U.S. to a non-U.S. holder in two cases: (1) if the non-U.S. holder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. holder with respect to such gain, or (2) if the non-U.S. holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Special FIRPTA Rules. Recently enacted amendments to FIRPTA create certain exemptions from FIRPTA and otherwise modify the application of the foregoing FIRPTA rules for particular types of non-U.S. investors, including “qualified foreign pension funds” and their wholly owned foreign subsidiaries and certain widely held, publicly traded “qualified collective investment vehicles.” Non-U.S. shareholders are urged to consult their own tax advisors regarding the applicability of these or any other special FIRPTA rules to their particular investment in our common stock.

Non-U.S. holders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning our stock.

Other Withholding Rules. Under the Foreign Account Tax Compliance Act, withholding at a rate of 30% will generally be required on dividends in respect of, and, after December 31, 2018, gross proceeds from the sale of, our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Treasury to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and, and, after December 31, 2018, gross proceeds from the sale of, our common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we or the applicable withholding agent will in turn provide to the Secretary of the Treasury. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. We will not pay any additional amounts to shareholders in respect of any amounts withheld. Non-U.S. shareholders are encouraged to consult their tax advisors regarding the possible implications of the legislation on their investment in our common stock.

Estate Tax. If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the U.S. at the time of such individual’s death, the stock will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

Taxation of Tax-Exempt Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. Such entities, however, may be subject to taxation on their unrelated business taxable income (“UBTI”). While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt shareholder has not held our stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt shareholder), and (2) our stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt shareholder.

Tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code are subject to different UBTI rules, which generally require such shareholders to characterize distributions that we make as UBTI.

In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends as UBTI, if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) we are required to “look through” one or more of our pension shareholders in order to satisfy the REIT closely held test and (2) either (i) one pension trust owns more than 25% of the value of our stock, or (ii) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of our stock. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock, and should generally prevent us from becoming a pension-held REIT.

Tax-exempt shareholders are urged to consult their tax advisors regarding the federal, state, local and foreign income and other tax consequences of owning our stock.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the U.S. federal tax laws and interpretations thereof could adversely affect an investment in our stock.

State, Local and Foreign Taxes

We and our subsidiaries and shareholders may be subject to state or local taxation in various jurisdictions, including those in which we or they transact business, own property or reside. Our state and local tax treatment and that of our shareholders may not conform to the U.S. federal income tax treatment discussed above. Prospective investors should consult their tax advisors regarding the application and effect of state and local income and other tax laws on an investment in our stock or other securities.

LEGAL MATTERS

The validity of the SBA REIT Class A common stock to be issued to SBA shareholders pursuant to the merger will be passed upon by Greenberg Traurig, P.A., Fort Lauderdale, Florida. Certain tax matters will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois.

EXPERTS

The balance sheet of SBA REIT as of September 21, 2016 included in this proxy statement/prospectus has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing herein. Such balance sheet is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of SBA appearing in SBA’s Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated by reference herein. Such consolidated financial statements are incorporated by reference herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROPOSALS OF SHAREHOLDERS

Shareholder proposals and director nominations pursuant to the advance notice provision or proxy access provision in the SBA Bylaws should be sent to SBA at the address set forth in the Notice. To be considered for inclusion in SBA’s proxy statement for the 2017 Annual Meeting of Shareholders, the deadline for submission of shareholder proposals, pursuant to Rule 14a-8 of the Exchange Act, is December 2, 2016. Additionally, pursuant to the advance notice provision in the SBA Bylaws, SBA must receive notice of any shareholder proposal or nomination for election as director to be submitted at the 2017 Annual Meeting of Shareholders, but not required to be included in our proxy statement, no earlier than December 14, 2016 and no later than January 13, 2017. The SBA Bylaws and Annex B of the Nominating and Corporate Governance Committee charter set forth the information that is required in a written notice of a shareholder proposal. Eligible shareholders who do not seek to use the advance notice provision for nomination of directors in Section 19 of the SBA Bylaws, but who instead intend to nominate a person for election as director under the proxy access provision in the SBA Bylaws, must comply with the provisions of and provide notice to us in accordance with Section 20 of the SBA Bylaws. We must receive the required notice and information specified in Section 20 no later than December 2, 2016. The persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the Public Reference Room and its copy charges.

We are “incorporating by reference” into this proxy statement/prospectus specific documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this proxy statement/prospectus. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the special meeting. This proxy statement/prospectus is part of a registration statement filed with the SEC.

We incorporate by reference into this proxy statement/prospectus the following documents filed by us with the SEC, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, each of which should be considered an important part of this proxy statement/prospectus:

Commission Filing (File No. 000-30110)	Period Covered or Date of Filing
Annual Report on Form 10-K	Year Ended December 31, 2015
Quarterly Reports on Form 10-Q	Quarters Ended March 31, 2016, June 30, 2016 and September 30, 2016
Current Reports on Form 8-K	May 16, 2016, June 24, 2016, July 8, 2016, August 3, 2016, August 16, 2016 and October 3, 2016
Description of our Class A common stock contained in the Registration Statement on Form 8-A and any amendment or report filed for the purpose of updating such description	June 9, 1999

You may request a copy of each of our filings at no cost, by writing or telephoning us at the following address, telephone or facsimile number:

SBA Communications Corporation

8051 Congress Avenue

Boca Raton, FL 33487

Phone: (561) 995-7670

Fax: (561) 998-3448

In order for you to receive timely delivery of the documents in advance of the SBA special meeting, you must request the information no later than January 5, 2017. SBA REIT has filed a registration statement on Form S-4 to register with the SEC the SBA REIT Class A common stock that SBA shareholders will receive in connection with the closing of the merger if the merger agreement is approved and the merger is completed. This proxy statement/prospectus is part of the registration statement of SBA REIT on Form S-4 and is a prospectus of SBA REIT and a proxy statement of SBA for its special meeting.

Upon completion of the merger, SBA REIT will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC.

You should rely only on the information contained in this proxy statement/prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus and any prospectus supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer to exchange or sell (or soliciting any offer to buy) any securities or soliciting any proxy, in any jurisdiction where the offer or sale is not permitted.

ANNEX A

AGREEMENT AND PLAN OF MERGER

Annex A

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 10, 2016, by and between SBA Communications Corporation, a Florida corporation (“SBA”), and SBA Communications REIT Corporation, a Florida corporation (“SBA REIT”).

RECITALS

WHEREAS, the Board of Directors of SBA has approved SBA to take all necessary steps for SBA to qualify as a “real estate investment trust” (“REIT”) for federal income tax purposes for the taxable year commencing January 1, 2016 (the “REIT Conversion”);

WHEREAS, the merger of SBA with and into SBA REIT pursuant to this Agreement is being implemented in connection with the REIT Conversion;

WHEREAS, as a result of the Merger (as defined in Section 1.1) SBA REIT will be renamed “SBA Communications Corporation” and will succeed to and continue to operate the existing business of SBA;

WHEREAS, Section 607.1101 of the Florida Business Corporation Act (the “FBCA”), authorizes the merger of a Florida corporation with and into another corporation;

WHEREAS, for federal income tax purposes it is intended that the Merger qualify as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Board of Directors of SBA and the Board of Directors of SBA REIT each has determined that the Merger and this Agreement are advisable and in the best interests of each such corporation and its shareholders and each has adopted this Agreement and approved the Merger on the terms and subject to the conditions set forth in this Agreement, recommended that their respective shareholders vote for the approval of the Agreement and directed that this Agreement be submitted to a vote of their shareholders.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME; EFFECTS OF MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3) and in accordance with Section 607.1106 of the FBCA, SBA shall be merged with and into SBA REIT and the separate corporate existence of SBA shall thereupon cease (the “Merger”) and SBA REIT shall be the surviving corporation of the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and the separate existence of SBA REIT will continue unaffected by the Merger.

1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at such time, date and place as the parties may agree but in no event prior to the satisfaction or waiver, where permitted, of the conditions set forth in Section 3.1 hereof. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

1.3 Effective Time. Subject to the terms and conditions of this Agreement, following the Closing, the parties hereto shall, at such time as they deem advisable, cause articles of merger (the “Articles of Merger”) to be executed and filed with the Department of State of the State of Florida and make all other filings or recordings required by Florida law in connection with the Merger. The Merger shall become effective upon the filing of the Articles of Merger with the Department of State of the State of Florida or at such later time as SBA and SBA REIT shall agree and specify in the Articles of Merger (the “Effective Time”).

1.4 Articles of Incorporation and Bylaws.

(a) The amended and restated articles of incorporation of SBA REIT, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation, except that Article I shall be amended to read as follows:

“ARTICLE I: The name of the Corporation (hereinafter the “Corporation”) is SBA Communications Corporation.”

(b) The amended and restated Bylaws of SBA REIT, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until the same shall thereafter be altered, amended or repealed, except that the name of the corporation therein shall be amended to “SBA Communications Corporation.”

1.5 Directors and Officers of the Surviving Corporation. From and after the Effective Time, the directors and officers of SBA serving as directors or officers of SBA immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, and each director and officer will continue his or her directorship or employment, as the case may be, with the Surviving Corporation under the same terms as his or her directorship or employment with SBA.

1.6 Effects of Merger. The Merger shall have the effects specified in the FBCA and this Agreement.

ARTICLE II

EFFECT ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of SBA, SBA REIT or the shareholders of such corporations, the following shall occur:

(a) The outstanding shares of Class A common stock, par value $0.01 per share, of SBA (“SBA Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the same number of validly issued, fully paid and nonassessable shares of Class A common stock, par value $0.01 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”).

(b) All shares of SBA Common Stock shall no longer be outstanding and shall be canceled and shall cease to exist. At the Effective Time, each certificate (“Certificate”) formerly representing shares of SBA Common Stock shall thereafter only represent the right to receive the consideration payable in respect of such shares under Section 2.1(a).

(c) Each share of SBA Common Stock held in SBA’s treasury at the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled without payment of any consideration therefor and shall cease to exist.

(d) Each share of SBA REIT Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of SBA REIT or the holder of such shares, cease to be outstanding, shall be canceled without payment of any consideration therefor and shall cease to exist.

2.2 Dividends Declared Prior to the Effective Time. SBA’s obligations with respect to any dividends or other distributions to the shareholders of SBA that have been declared by SBA but not paid prior to the Effective Time will be assumed by the Surviving Corporation in accordance with the terms thereof.

2.3 SBA Stock Plans. At the Effective Time, the rights and obligations of SBA under the SBA Communications Corporation 2001 Equity Participation Plan as amended and restated, the SBA Communications

Corporation 2010 Performance and Equity Incentive Plan, as amended and the SBA Communications Corporation 2008 Employee Stock Purchase Plan, as amended (including all amendments or modifications, collectively, the “Plans”) and related and other agreements will be assumed by the Surviving Corporation in accordance with the terms thereof, and all rights of the parties thereto and the participants therein to acquire shares of SBA Common Stock on the terms and conditions of the Plans and such agreements will be converted into rights to acquire shares of Surviving Corporation Common Stock, in each case, to the extent set forth in, and in accordance with, the terms of such Plans and related other agreements. The number of shares available for grant under each Plan is set forth in Schedule 2.3.

2.4 Exchange of Certificates.

(a) As of the Effective Time, the Surviving Corporation shall deposit, or shall cause to be deposited, with Computershare, the transfer agent and registrar for the shares of Surviving Corporation Common Stock and the exchange agent for purposes of the Merger (the “Exchange Agent”), for the benefit of the holders of Certificates, shares of Surviving Corporation Common Stock, in an amount sufficient to effect the exchange of all Certificates for shares of SBA Common Stock pursuant to Section 2.1(a). In addition, the Surviving Corporation shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of holders of Certificates as necessary from time to time after the Effective Time, any dividends or other distributions payable pursuant to Section 2.4(c).

(b) As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon delivery of the Certificate to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of Surviving Corporation Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Certificate so surrendered shall forthwith be cancelled, and the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate evidencing the number of shares of Surviving Corporation Common Stock which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II and (B) the payment of any dividends and other distributions that such holder has the right to receive pursuant to Section 2.4(c). No interest shall be paid or accrued on any Merger consideration or on unpaid dividends and distributions payable to holders of Certificates. In the event of a surrender of a Certificate representing shares of SBA Common Stock in exchange for a certificate evidencing shares of Surviving Corporation Common Stock in the name of a person other than the person in whose name such shares of SBA Common Stock are registered, a certificate evidencing the proper number of shares of Surviving Corporation Common Stock may be issued to such a transferee if the Certificate evidencing such securities is presented to the Exchange Agent, accompanied by all documents required by the Exchange Agent or the Surviving Corporation to evidence and effect such transfer and to evidence that any applicable transfer taxes have been paid.

(c) No dividends or other distributions declared by the Surviving Corporation in respect of Surviving Corporation Common Stock, the record date for which is at or after the Effective Time, shall be paid by the Exchange Agent to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Article II. Subject to the effect of applicable laws, following surrender of any such Certificate, the Exchange Agent shall release to the holder of the certificates representing whole shares of Surviving Corporation Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the previously reserved amount equal to the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Surviving Corporation Common Stock that had been held by the Exchange Agent for the benefit of such holder, and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Surviving Corporation Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(d) At and after the Effective Time, there shall be no transfers on the stock transfer books of SBA of shares of SBA Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates representing shares of Surviving Corporation Common Stock in accordance with the procedures set forth in this Article II.

(e) Any former shareholders of SBA who have not complied with this Article II within one year after the Effective Time shall thereafter look only to the Surviving Corporation for release of (A) their previously reserved shares of Surviving Corporation Common Stock deliverable in respect of each share of SBA Common Stock such stockholder holds as determined pursuant to this Agreement and (B) any dividends or other distributions paid on such shares for the benefit of such shareholders, without any interest thereon.

(f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate the shares of Surviving Corporation Common Stock deliverable in respect thereof pursuant to this Agreement.

(g) None of SBA, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares or securities of SBA for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

ARTICLE III

CONDITIONS

3.1 Conditions as to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (to the extent not prohibited by law), of the following conditions at or prior to the Closing Date:

(a) This Agreement shall have been duly approved by the requisite vote of the shareholders of SBA and SBA REIT.

(c) SBA shall have received from its tax counsel an opinion to the effect that the Merger qualifies as a reorganization within the meaning of section 368(a) of the Code, and that each of SBA and SBA REIT is a party to a reorganization within the meaning of section 368(b) of the Code.

(d) SBA REIT shall have amended and restated its Articles of Incorporation to read substantially in the form attached hereto as Exhibit A.

(e) SBA REIT shall have amended and restated its Bylaws to read substantially in the form attached hereto as Exhibit B.

(g) The shares of Surviving Corporation Common Stock issuable to shareholders of SBA pursuant to this Agreement shall have been approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

(h) The Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission by SBA REIT in connection with the Merger shall have become effective under the Securities Act of 1933, as amended, and shall not be the subject of any stop order or proceeding seeking a stop order.

(i) SBA’s Board of Directors shall have determined, in its sole discretion, that no legislation, or proposed legislation with a reasonable possibility of being enacted, would have the effect of substantially (i) impairing the ability of the Surviving Corporation to qualify as a REIT, (ii) increasing the federal tax liabilities of SBA or the Surviving Corporation resulting from the REIT Conversion, or (iii) reducing the expected benefits to the Surviving Corporation resulting from the REIT Conversion.

(j) SBA shall have received all governmental approvals and third-party consents required to be obtained by SBA or its subsidiaries in connection with the Merger and the transactions constituting the REIT Conversion, except where the failure to obtain such approvals or consents would not reasonably be expected to materially and adversely affect the business, financial condition or results of operations of the Surviving Corporation and its subsidiaries taken as a whole.

ARTICLE IV

DEFERRAL AND TERMINATION

4.1 Deferral. Consummation of the Merger may be deferred by the Board of Directors of SBA or any authorized officer of SBA following the special meeting of the shareholders of SBA if said Board of Directors or authorized officer determines that such deferral would be advisable and in the best interests of SBA and its shareholders.

4.2 Termination of Agreement. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the shareholders of SBA, by either (i) the mutual written consent of the Board of Directors of SBA and the Board of Directors of SBA REIT or (ii) the Board of Directors of SBA in its sole discretion.

4.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article IV, this Agreement shall forthwith become null and void and have no effect and no party hereto (or any of its affiliates, directors, partners, officers or shareholders) shall have any liability or further obligation to any other party to this Agreement.

ARTICLE V

GENERAL PROVISIONS

5.1 Further Assurances. Each of SBA and SBA REIT shall use its best efforts to take all such actions as may be necessary or appropriate to effectuate the Merger under the FBCA. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Surviving Corporation or SBA, SBA REIT, its officers or other authorized persons of the Surviving Corporation are authorized to take any such necessary or desirable actions including the execution, in the name and on behalf of the Surviving Corporation or SBA, of all such deeds, bills of sale, assignments and assurances.

5.2 No Appraisal Rights. The holders of shares of SBA Common Stock are not entitled under applicable law to dissenters’ or appraisal rights as a result of the Merger or REIT Conversion.

5.3 Entire Agreement. This Agreement, the Exhibits hereto, and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

5.4 Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of this Agreement by the shareholders of SBA, but after such shareholder approval, no amendment shall be made which by law requires the further approval of such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

5.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

5.6 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto.

5.7 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

5.8 Incorporation. All Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

5.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

5.10 Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

5.11 No Third-Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

[Signature Page Follows]

SBA COMMUNICATIONS CORPORATION, a Florida corporation

By:	/s/ Jeffrey A. Stoops
Name: Title:	Jeffrey A. Stoops Chief Executive Officer and President

SBA COMMUNICATIONS REIT CORPORATION, a Florida corporation

By:	/s/ Jeffrey A. Stoops
Name: Title:	Jeffrey A. Stoops Chief Executive Officer and President

Index of Exhibits and Schedules

Exhibit A*	Amended and Restated Articles of Incorporation
Exhibit B*	Amended and Restated Bylaws
Schedule 2.3**	SBA Stock Plans

*	Included as an Annex to this proxy statement/prospectus.
**	Pursuant to Item 601(b)(2) of Regulation S-K, Schedule 2.3 has been omitted. The registrant hereby agrees to furnish supplementally a copy of such schedule to the SEC on a confidential basis upon request.

Annex B-1

FORM OF

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

SBA COMMUNICATIONS REIT CORPORATION

Annex B-1

FORM OF AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

SBA COMMUNICATIONS REIT CORPORATION

SBA Communications REIT Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the Florida Business Corporation Act (the “Act”), does hereby certify that:

1. The original Articles of Incorporation of the Corporation were filed with the Secretary of State of the State of Florida on September 21, 2016.

2. The Amended and Restated Articles of Incorporation set forth herein have been duly adopted by unanimous written consent of the Board of Directors, dated [●], 2016, and by written consent of the sole shareholder of the Corporation, dated [●], 2016, in accordance with Sections 607.1003, 607.1006 and 607.1007 of the Act and the number of votes cast was sufficient for approval.

3. The Articles of Incorporation of the Corporation are hereby amended and restated in their entirety as follows:

ARTICLE I.

Name, Principal Place of Business and

Registered Agent and Office

The name of the Corporation is SBA Communications REIT Corporation. The principal place of business of this Corporation shall be 8051 Congress Avenue, Boca Raton, Florida 33487. The mailing address of this Corporation shall be 8051 Congress Avenue, Boca Raton, Florida 33487, Attention: Legal Department.

The street address of the registered office of this Corporation is 11380 Prosperity Farms Road, #221E, Palm Beach Gardens, Florida 33410. The name of the registered agent of this Corporation at such address is Corporate Creations Network Inc.

ARTICLE II.

Purpose and Powers

The purpose for which the Corporation is organized is to engage in or transact any and all lawful activities or business (including, without limitation or obligation, qualifying for taxation under Sections 856 through 860, or any successor sections, of the Internal Revenue Code of 1986, as amended from time to time, or any successor law, as a “real estate investment trust”) for which a corporation may be incorporated under the laws of the State of Florida. The Corporation shall have all of the corporate powers enumerated in the Act.

ARTICLE III.

Capital Stock

A.	AUTHORIZED SHARES

The total number of shares of all classes of stock that the Corporation shall have the authority to issue is Four Hundred and Thirty Million (430,000,000) shares, of which Thirty Million (30,000,000) shares shall be

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Preferred Stock, having a par value of $0.01 per share (“Preferred Stock”) and Four Hundred Million (400,000,000) shares shall be classified as Class A Common Stock, par value $0.01 per share (“Class A Common Stock”). The Board of Directors is expressly authorized to provide for the classification and reclassification of any unissued shares of Class A Common Stock or Preferred Stock and the issuance thereof in one or more classes or series without the approval of the shareholders of the Corporation.

B.	PROVISIONS RELATING TO CLASS A COMMON STOCK

3.1 Relative Rights. The Class A Common Stock shall be subject to all of the rights, privileges, preferences and priorities of the Preferred Stock as set forth in the certificate of designations filed to establish the respective series of Preferred Stock.

3.2 Voting Rights. Each holder of shares of Class A Common Stock shall be entitled to attend all special and annual meetings of the shareholders of the Corporation. On all matters upon which shareholders are entitled or permitted to vote, every holder of Class A Common Stock shall be entitled to cast one (1) vote in person or by proxy for each outstanding share of Class A Common Stock standing in such holder’s name on the transfer books of the Corporation.

3.3 Dividends. Whenever there shall have been paid, or declared and set aside for payment, to the holders of shares of any class of stock having preference over the Class A Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to the Class A Common Stock, then the holders of record of the Class A Common Stock, and any class or series of stock entitled to participate therewith as to dividends, shall be entitled to receive dividends, when, as, and if declared by the Board of Directors, out of any assets legally available for the payment of dividends thereon. Dividends declared on Class A Common Stock shall be payable in Class A Common Stock.

3.4 Dissolution, Liquidation, Winding Up. In the event of any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of record of the Class A Common Stock then outstanding, and all holders of any class or series of stock entitled to participate therewith, in whole or in part, as to distribution of assets, shall become entitled to participate equally on a per share basis in the distribution of any assets of the Corporation remaining after the Corporation shall have paid or provided for payment of all debts and liabilities of the Corporation, and shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up, the full preferential amounts (if any) to which they are entitled.

C.	PREFERRED STOCK

3.5 Issuance, Designations, Powers, etc. The Board of Directors expressly is authorized, subject to limitations prescribed by the Act and the provisions of these Articles of Incorporation, to provide, by resolution for the issuance from time to time of the shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and other rights of the shares of each such series and to fix the qualifications, limitations and restrictions thereon, including, but without limiting the generality of the foregoing, the following:

(a) The number of shares constituting that series and the distinctive designation of that series;

(b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

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(d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(h) Any other relative powers, preferences, and rights of that series, and qualifications, limitations or restrictions on that series.

3.6 Dissolution, Liquidation, Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Preferred Stock of each series shall be entitled to receive only such amount or amounts as shall have been fixed by the resolution or resolutions of the Board of Directors providing for the issuance of such series.

ARTICLE IV.

Restrictions on Transfer and Ownership of Shares of Stock

4.1 Definitions. For the purpose of this Article IV, the following terms shall have the following meanings:

Beneficial Ownership. The term “Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Capital Stock. The term “Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Class A Common Stock and Preferred Stock.

Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to Section 4.3(f), provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations and rulings promulgated thereunder, all as from time to time in effect, or any successor law, regulations and rulings, and any reference to any statutory, regulatory or ruling provision shall be deemed to be a reference to any successor statutory, regulatory or ruling provision.

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Constructive Ownership. The term “Constructive Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned actually or constructively through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Excepted Holder. The term “Excepted Holder” shall mean (i) any Person that holds, as of the Initial Date, Beneficial Ownership or Constructive Ownership of shares of Capital Stock in excess of the Stock Ownership Limit; provided, however, that, notwithstanding the foregoing, no individual (within the meaning of Section 542(a)(2) of the Code as modified by Section 856 of the Code) that holds, as of the Initial Date, Beneficial Ownership or Constructive Ownership of shares of Capital Stock in excess of the Stock Ownership Limit will be an Excepted Holder pursuant to this clause (i), and (ii) any other Person for whom an Excepted Holder Limit is created by the Board of Directors pursuant to Section 4.2(g).

Excepted Holder Limit. The term “Excepted Holder Limit” shall mean (i) with respect to any Excepted Holder who is an Excepted Holder by virtue of clause (i) of the definition of Excepted Holder above, a percentage equal to the percentage of the outstanding shares of Common Stock Beneficially Owned and/or Constructively Owned, as applicable, by such Excepted Holder as of the Initial Date, which percentage will be subject to adjustment pursuant to Section 4.2(h), and (ii) with respect to any other Excepted Holder, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 4.2(g), the percentage limit established for such Excepted Holder by the Board of Directors pursuant to Section 4.2(g), which percentage will be subject to adjustment pursuant to Section 4.2(h).

Exchange Act. The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Initial Date. The term “Initial Date” shall mean the effective time of the merger of SBA Communications Corporation with and into the Corporation pursuant to that Agreement and Plan of Merger dated as of November 10, 2016 by and between SBA Communications Corporation and the Corporation.

Market Price. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The “Closing Price” on any date shall mean the last reported sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NASDAQ or, if such Capital Stock is not listed or admitted to trading on the NASDAQ, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors.

Non-Transfer Event. The term “Non-Transfer Event” shall mean any event or other change in circumstances other than a purported Transfer, including, without limitation, any redemption of any shares of Capital Stock.

NASDAQ. The term “NASDAQ” shall mean the NASDAQ Stock Market LLC.

Person. The term “Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust

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permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) or Rule 13d-5(b) of the Exchange Act, and a group to which an Excepted Holder Limit applies.

Prohibited Owner. The term “Prohibited Owner” shall mean, with respect to any purported Transfer (or Non-Transfer Event), any Person who, but for the provisions of Section 4.2(a), would Beneficially Own or Constructively Own shares of Capital Stock in violation of the provisions of 4.2(a)(i) and, if appropriate in the context, shall also mean any Person who would have been the record owner of the shares of Capital Stock that the Prohibited Owner would have so owned.

REIT. The term “REIT” shall mean a real estate investment trust within the meaning of Section 856 of the Code.

Restriction Termination Date. The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Corporation determines pursuant to Article VI A. that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

Stock Ownership Limit. The term “Stock Ownership Limit” shall mean not more than 9.8 percent (i) in value of the aggregate of the outstanding shares of Capital Stock, or (ii) in value or number of shares, whichever is more restrictive, of the outstanding shares of Class A Common Stock, excluding any outstanding shares of Capital Stock not treated as outstanding for federal income tax purposes, subject to the Board of Directors’ power under Section 4.2(h) hereof to increase or decrease such percentage.

Transfer. The term “Transfer” shall mean any issuance, sale, distribution, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire or possess beneficial ownership (determined under the principles of Section 856(a)(5) of the Code), Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote (other than revocable proxies or consents given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act) or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in beneficial ownership (determined under the principles of Section 856(a)(5) of the Code), Beneficial Ownership, or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, beneficially owned (determined under the principles of Section 856(a)(5) of the Code), Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

TRS. The term “TRS” means a taxable REIT subsidiary (within the meaning of Section 856(l) of the Code) of the Corporation.

Trust. The term “Trust” shall mean a trust for the benefit of a Charitable Beneficiary, as described in Section 4.2(a)(ii)(1) and Section 4.3.

Trustee. The term “Trustee” shall mean the Person unaffiliated with the Corporation and any Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Trust, and any successor trustee.

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4.2 Capital Stock.

(a) Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date:

(i) Basic Restrictions.

(1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Stock Ownership Limit. No Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(2) No Person shall Beneficially Own shares of Capital Stock to the extent that such Beneficial Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year).

(3) No Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent such Beneficial Ownership or Constructive Ownership would otherwise cause the Corporation to fail to qualify as a REIT including, but not limited to, Beneficial or Constructive Ownership to the extent that such Beneficial or Constructive Ownership would result in the Corporation owning (actually or Constructively) an interest in a tenant (other than a TRS) that is described in Section 856(d)(2)(B) of the Code. For this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors, rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT, shall not be treated as a tenant of the Corporation.

(4) No Person shall Beneficially Own shares of Capital Stock to the extent such Beneficial Ownership of Capital Stock would result in the Corporation failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code.

(5) No Person shall Beneficially Own shares of Capital Stock to the extent such Beneficial Ownership of Capital Stock would result in the Corporation being “predominantly held” (within the meaning of Section 856(h)(3)(D) of the Code) by “qualified trusts” (within the meaning of Section 856(h)(3)(E) of the Code).

(6) Notwithstanding any other provisions contained herein, any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NASDAQ or any other national securities exchange or automated inter-dealer quotation system) that, if effective, would result in the Capital Stock being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock. The number and value of the outstanding shares of Capital Stock (or any class or series thereof) held by any Person or individual (within the meaning of Section 542(a)(2) of the Code as modified by Section 856(h) of the Code) shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof. For purposes of determining the percentage ownership of Capital Stock (or any class or series thereof) by any Person or individual (within the meaning of Section 542(a)(2) of the Code as modified by Section 856(h) of the Code), shares of Capital Stock that may be acquired upon conversion, exchange or exercise of any securities of the Corporation directly or constructively held by such Person or individual, but not Capital Stock issuable with respect to the conversion, exchange or exercise of securities for the Corporation held by other Persons, shall be deemed to be outstanding prior to conversion, exchange or exercise.

(ii) Transfer in Trust. If any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NASDAQ or any other national securities exchange or automated inter-dealer quotation system) or Non-Transfer Event occurs on or after the Initial Date

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which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of clauses (1), (2), (3), (4), or (5) of Section 4.2(a)(i):

(1) then that number of shares of Capital Stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate clauses (1), (2), (3), (4), or (5) of Section 4.2(a)(i) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 4.3, effective as of the close of business on the Business Day prior to the date of such Transfer or Non-Transfer Event (which effective date will in no event be earlier than the Initial Date), and such Person shall acquire no rights in such shares of Capital Stock; or

(2) if the transfer to the Trust described in clause (1) of Section 4.2(a)(ii) above would not be effective for any reason to prevent the violation of clauses (1), (2), (3), (4) or (5) of Section 4.2(a)(i), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate clauses (1), (2), (3), (4), or (5) of Section 4.2(a)(i) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(3) In determining which shares of Capital Stock are to be transferred to a Trust in accordance with this Section 4.2(a)(ii) and Section 4.3 hereof, shares shall be so transferred to a Trust in such manner that minimizes the aggregate value of the shares that are transferred to the Trust (except to the extent that the Board of Directors determines that the shares transferred to the Trust shall be those directly or indirectly held or Beneficially Owned or Constructively Owned by a Person or Persons that caused or contributed to the application of this Section 4.2(a)(ii)), and to the extent not inconsistent therewith, on a pro rata basis.

(4) To the extent that, upon a transfer of shares of Capital Stock pursuant to this Section 4.2(a)(ii), a violation of Section 4.2(a)(i) would nonetheless be continuing (for example where the ownership of shares of Capital Stock by a single Trust would result in the Capital Stock being beneficially owned (determined under the principles of Section 856(a)(5) of the Code) by less than 100 persons), the shares of Capital Stock shall be transferred to that number of Trusts, each having a distinct Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Trust, such that there is no violation of Section 4.2(a)(i).

(b) Remedies for Breach. If the Board of Directors shall at any time determine in good faith that a Transfer or Non-Transfer Event has taken place that results in a violation of Section 4.2(a)(i) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 4.2(a)(i) (whether or not such violation is intended), the Board of Directors shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or Non-Transfer Event, including, without limitation, causing the Corporation to redeem shares of Capital Stock, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or Non-Transfer Event; provided, however, that any Transfer or attempted Transfer in violation of Section 4.2(a)(i) (or Non-Transfer Event that results in a violation of Section 4.2(a)(i)) shall automatically result in the transfer to the Trust described above and, where applicable, such Transfer (or Non-Transfer Event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors.

(c) Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 4.2(a)(i) or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 4.2(a)(ii) shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s qualification as a REIT.

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(d) Owners Required to Provide Information. From the Initial Date and prior to the Restriction Termination Date:

(i) every owner of more than five percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) in number or value of the outstanding shares of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Capital Stock held by such owner and other shares of the Capital Stock Beneficially Owned or Constructively Owned by such owner and a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership or Constructive Ownership on the Corporation’s qualification as a REIT and to ensure compliance with the Stock Ownership Limit; and

(ii) each Person who is a Beneficial Owner or Constructive Owner of Capital Stock and each Person (including the shareholder of record) who is holding Capital Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s qualification as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Stock Ownership Limit.

(e) Remedies Not Limited. Subject to Article VI A., nothing contained in this Section 4.2 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its shareholders in preserving the Corporation’s qualification as a REIT.

(f) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 4.2, Section 4.3 or any definition contained in Section 4.1, the Board of Directors shall have the power to determine the application of the provisions of this Section 4.2 or Section 4.3 or any such definition with respect to any situation based on the facts known to it. In the event Section 4.2 or Section 4.3 requires an action by the Board of Directors and the Articles of Incorporation fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 4.1, 4.2 or 4.3. Absent a decision to the contrary by the Board of Directors (which the Board of Directors may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 4.2(a)) acquired Beneficial Ownership or Constructive Ownership of Capital Stock in violation of Section 4.2(a), such remedies (as applicable) shall apply first to the shares of Capital Stock that, but for such remedies, would have been actually owned by such Person, and second to shares of Capital Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Capital Stock based upon the relative number of the shares of Capital Stock held by each such Person. In addition, any approvals, determinations or other actions which may be taken by the Board of Directors pursuant to Section 4.1, 4.2 or 4.3, may, to the extent permissible under the Act and applicable law, be delegated by the Board of Directors to any duly authorized committee of the Board of Directors or other designee of the Board of Directors.

(g) Exceptions.

(i) Subject to Section 4.2(a), the Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a Person from the Stock Ownership Limit, and may establish or increase (prospectively or retroactively) an Excepted Holder Limit for such Person if the Board of Directors obtains such representations, warranties and undertakings as the Board of Directors may deem appropriate in order to conclude that granting the exemption and/or establishing or increasing the Excepted Holder Limit will not cause the Corporation to lose its status as a REIT.

(ii) Prior to granting any exception and/or establishing or increasing the Excepted Holder Limit pursuant to Section 4.2(g)(i), the Board of Directors may require a ruling from the Internal Revenue Service, or

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an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s qualification as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems necessary or advisable in connection with granting such exception.

(iii) Subject to Section 4.2(a)(i)(3), an underwriter or placement agent that participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Stock Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement.

(h) Change in Stock Ownership Limit and Excepted Holder Limit.

(i) The Board of Directors may from time to time, in its sole discretion, increase or decrease the Stock Ownership Limit; provided, however, that a decreased Stock Ownership Limit will not be effective for any Person whose percentage ownership of Capital Stock is in excess of such decreased Stock Ownership Limit, until such time as such Person’s percentage of Capital Stock (or any class or series thereof, as applicable) equals or falls below the Stock Ownership Limit, but until such time as such Person’s percentage of Capital Stock (or any class or series thereof, as applicable) falls below such decreased Stock Ownership Limit, any further acquisition of Capital Stock (or any class or series thereof, as applicable) by such Person will be in violation of the Stock Ownership Limit, and, provided further, that the new Stock Ownership Limit would not allow five or fewer individuals (as defined in Section 542(a)(2) of the Code, as modified by Section 856(h) of the Code and taking into account all Excepted Holders) to Beneficially Own more than 49.9% in value of the outstanding Capital Stock.

(ii) The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder (a) with the written consent of such Excepted Holder at any time, or (b) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. Notwithstanding the foregoing or anything contained herein to the contrary, the Board of Directors also may reduce the Excepted Holder Limit then applicable to one or more particular Excepted Holders if such reduction is, in the judgment of the Board of Directors, in its sole discretion, necessary or advisable in enabling the Corporation to maintain its qualification as a REIT or is otherwise in the best interest of the Corporation; provided, however, that any such decreased Excepted Holder Limit will not be effective for any Person whose percentage ownership of Capital Stock (or any class or series thereof, as applicable) is in excess of such decreased Excepted Holder Limit until such time as such Person’s percentage of Capital Stock (or any class or series thereof, as applicable) equals or falls below such decreased Excepted Holder Limit, but until such time as such Person’s percentage of Capital Stock (or any class or series thereof, as applicable) falls below such decreased Excepted Holder Limit, any further acquisition of Capital Stock (or any class or series thereof, as applicable) by such Person will be in violation of such decreased Excepted Holder Limit. No Excepted Holder Limit shall be reduced to a percentage that is less than the Stock Ownership Limit.

(i) Legend. Each certificate for shares of Capital Stock, if certificated, shall bear a legend that substantially describes the restrictions on transfer and ownership set forth in this Article IV, or instead of such legend, the certificate may reference such restrictions and state that the Corporation will furnish a statement about restrictions on transferability and ownership to any shareholder on request and without charge. In the case of any shares of Capital Stock that are uncertificated, such restrictions, or a reference to such restrictions and a statement that the Corporation will furnish a statement about restrictions on transferability and ownership set forth in this Article IV to any shareholder on request and without charge, will be contained in the notice or notices sent as required by applicable law.

4.3 Transfer of Capital Stock in Trust.

(a) Ownership in Trust. Upon any purported Transfer or Non-Transfer Event described in Section 4.2(a)(i) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be

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deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or Non-Transfer Event that results in the transfer to the Trust pursuant to Section 4.2(a)(ii) (which effective date will in no event be earlier than the Initial Date). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 4.3(f).

(b) Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall continue to be issued and outstanding shares of Capital Stock of the Corporation. The Prohibited Owner shall have no rights in the shares of Capital Stock held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

(c) Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid to a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid with respect to such shares of Capital Stock by the Prohibited Owner to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to the Act, effective as of the date that the shares of Capital Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article IV, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of shareholders.

(d) Sale of Shares by Trustee. Within 20 days after receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 4.2(a)(i). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 4.3(d). The Prohibited Owner shall receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction or a Non-Transfer Event), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (ii) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions paid to the Prohibited Owner and owned by the Prohibited Owner to the Trustee pursuant to Section 4.3(c). Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (a) such shares shall be deemed to have been sold on behalf of the Trust and (b) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 4.3(d), such excess shall be paid to the Trustee upon demand.

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(e) Purchase Right in Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift or other such transaction or Non-Transfer Event, the Market Price at the time of such devise or gift or Non-Transfer Event) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions paid to the Prohibited Owner and owed by the Prohibited Owner to the Trustee pursuant to Section 4.3(c). The Corporation may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 4.3(d). Upon such a sale to the Corporation or its designee, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and any dividends or other distributions held by the Trustee shall be paid to the Charitable Beneficiary.

(f) Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 4.2(a)(i) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

4.4 Transactions. Nothing in this Article IV shall preclude the settlement of any transaction entered into through the facilities of the NASDAQ or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article IV and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article IV.

4.5 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article IV.

4.6 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right under this Article IV shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

4.7 Severability. If any provision of this Article IV or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

ARTICLE V.

Existence

The Corporation shall exist perpetually unless sooner dissolved according to law.

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ARTICLE VI.

Management of the Corporation

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and shareholders:

A.	BOARD OF DIRECTORS

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by Statute or by these Articles of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. If the Corporation elects to qualify for federal income tax treatment as a REIT, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the qualification of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in this Article IV hereof is no longer required for REIT qualification.

B. SPECIAL	MEETINGS CALLED BY BOARD OF DIRECTORS OR SHAREHOLDERS

Special Meetings of Shareholders of the Corporation may be called by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption), or by the holders of not less than fifty percent (50%) of all the votes entitled to be cast on any issue at the proposed special meeting if such holders of stock sign, date and deliver to the Corporation’s Secretary one or more written demands for the meeting describing the purpose or purposes for which the special meeting is to be held.

ARTICLE VII.

Number of Directors; Vacancies

A. NUMBER	OF DIRECTORS AND COMPOSITION OF BOARD

The initial number of directors of the Corporation shall be one (1). The number of directors may be either increased or diminished from time to time in the manner provided in the Bylaws, but shall never be less than one (1) nor more than twenty-five (25). At the Initial Date, the Board of Directors shall initially be composed of the directors of SBA Communications Corporation then in office as of the Initial Date.

B. CLASSIFICATION	OF BOARD

The Board of Directors shall be divided into three classes, Class I, Class II and Class III, with the number of directors in each Class being as nearly equal as possible. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, however, that the directors assigned to Class III shall serve for a term ending on the date of the first annual meeting next following the 2016 annual meeting of shareholders of SBA Communications Corporation, the directors assigned to Class I shall serve for a term ending on the date of the second annual meeting next following the 2016 annual meeting of shareholders of SBA Communications Corporation, and the directors assigned to Class II shall serve for a term ending on the date of the third annual meeting next following the 2016 annual meeting of shareholders of SBA Communications Corporation.

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Any increase or decrease in the number of directors shall be so apportioned among the classes as to make all classes as nearly equal in number as possible.

Notwithstanding any of the foregoing provisions of this Article, each director shall serve until his successor is elected and qualified or until his death, retirement, resignation or removal. Should a vacancy occur or be created, the remaining directors (even though less than a quorum) may fill the vacancy for the full term of the class in which the vacancy occurs or is created.

C. VACANCIES

A director shall hold office until the annual meeting of the shareholders and until his successors shall be elected, subject, however, to the director’s prior death, resignation, retirement, disqualification or removal from office. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any vacancy on the Board of Directors, howsoever resulting (including vacancies created as a result of a resolution of the Board of Directors increasing the authorized number of directors), may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

ARTICLE VIII.

Indemnification

Provided the person proposed to be indemnified satisfies the requisite standard of conduct for permissive indemnification by a corporation as specifically set forth in the applicable provisions of the Act (currently, Section 607.0850(7) of the Florida Statutes), as the same may be amended from time to time, the Corporation shall indemnify its officers and directors, and may indemnify its employees and agents, to the fullest extent provided, authorized, permitted or not prohibited by the provisions of the Act and the Bylaws of the Corporation, as the same may be amended and supplemented, from and against any and all of the expenses or liabilities incurred in defending a civil or criminal proceeding, or other matters referred to in or covered by said provisions, including advancement of expenses prior to the final disposition of such proceedings and amounts paid in settlement of such proceedings, both as to action in his or her official capacity and as to action in another capacity while an officer, director, employee or other agent. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or Disinterested Directors or otherwise. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs and personal representatives of such a person. Except as otherwise required by law, an adjudication of liability shall not affect the right to indemnification for those indemnified.

ARTICLE IX.

Amendment

The Corporation reserves the right to amend or repeal any provision contained in these Articles of Incorporation in the manner prescribed by the laws of the State of Florida and all rights conferred upon shareholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of these Articles of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any votes of the holders of any class or series of the stock of this Corporation required by law or by these Articles of Incorporation, the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class shall be required to amend or repeal any of Articles VI, VII, VIII and IX.

These Amended and Restated Articles of Incorporation shall become effective at 11:58 p.m. Eastern Time on [                ], 2017.

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IN WITNESS WHEREOF, for the purposes of amending and restating the Articles of Incorporation of this Corporation under the laws of the State of Florida the undersigned has executed these Amended and Restated Articles of Incorporation this [    ] day of [                ], 2017.

SBA COMMUNICATIONS REIT CORPORATION

/s/ [ ]
[ ] [Title]

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Annex B-2

FORM OF

AMENDED AND RESTATED BYLAWS

OF

SBA COMMUNICATIONS REIT CORPORATION

Annex B-2

FORM OF AMENDED AND RESTATED BYLAWS OF

SBA COMMUNICATIONS REIT CORPORATION

ARTICLE I.

MEETINGS OF SHAREHOLDERS

Section 1. Annual Meeting. The annual meeting of the shareholders of this Corporation shall be held annually at the time and place designated by the Board of Directors of the Corporation. Business transacted at the annual meeting shall include the election of directors of the Corporation, in accordance with the applicable provisions of the Articles of Incorporation, and all other duties and powers conferred upon the shareholders by the laws of the State of Florida.

Section 2. Special Meetings. Special meetings of the shareholders shall be held when directed by the Board of Directors through a resolution adopted by a majority of the total number of authorized directors (whether or not any vacancies of previously authorized directorships exist at the time the Board is presented with such resolution), or when requested in writing by the holders of not less than fifty percent (50%) of all the shares entitled to vote on any issue at the meeting. The call for the meeting shall be issued by the Secretary or the shareholders requesting the special meeting, unless the President, the Board of Directors or such shareholders designate another person to do so.

Section 3. Place. Meetings of shareholders may be held within or outside of the State of Florida. If no place is designated in the notice for a meeting of shareholders, the place of meeting shall be the principal office of the Corporation.

Section 4. Notice. Except as provided in the Florida Business Corporation Act (the “Act”), written notice stating the place, day and hour of the meeting, and in the case of a special meeting, or as otherwise provided by law, the purpose or purposes for which the meeting is called, shall be delivered to each shareholder of record entitled to vote at such meeting either personally, by electronic means, by mail, or by other methods of delivery. Such notice shall be given at least ten (10) but not more than sixty (60) days before the date of the meeting, by the Secretary or, in the case of a special meeting duly called by the shareholders, the shareholders requesting the special meeting, unless the President, the Board of Directors or such shareholders designate another person to do so. If the notice is mailed at least thirty (30) days before the date of the meeting, it may be done by a class of United States mail other than first class. Such notice is deemed delivered when deposited in the United States mail addressed to the shareholder at his or her address as it appears on the books of the Corporation, with postage prepaid thereon, or when electronically transmitted to the shareholder in a manner authorized by the shareholder.

Section 5. Notice of Adjourned Meetings. When a meeting is adjourned to another time or place, it shall not be necessary to give any notice of the adjourned meeting if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken, and at the adjourned meeting any business may be transacted that might have been transacted on the original date of the meeting. If, however, after the adjournment, the Board of Directors fixes a new record date for the adjourned meeting, a notice of the adjourned meeting shall be given as provided in Article I, Section 4 of these Bylaws to each shareholder of record on the new record date entitled to vote at such meeting.

Section 6. Waiver of Notice of Shareholders’ Meetings. Whenever any notice is required to be given to any shareholder, a waiver thereof in writing signed by the shareholder or shareholders entitled to such notice, whether before, during or after the time of the meeting stated therein and delivered to the Corporation for inclusion in the minutes or filing with the corporate records, shall be equivalent to the giving of such notice. Attendance by a shareholder at a meeting shall constitute a waiver of: (a) lack of notice or defective notice of such meeting, unless the shareholder at the beginning of the meeting objects to holding the meeting; or (b) lack of defective notice of a particular matter at a meeting that is not within the purpose or purposes described in the meeting notice, unless the person objects to considering that particular matter when it is presented. Unless otherwise required by the Articles of Incorporation, neither the business to be transacted at, nor the purpose of, any regular or special meeting of the shareholders need be specified in any written waiver of notice.

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Section 7. Fixing Record Date. For the purpose of determining shareholders entitled to notice of, or to vote at, any meeting of shareholders or any adjournment thereof, or to demand a special meeting, or to receive payment of any distribution, or in order to make a determination of shareholders for any other purpose, the Board of Directors may fix in advance a date as the record date for any determination of shareholders, such date in any case to be not more than seventy (70) days prior to the date on which the particular action requiring such determination of shareholders is to be taken. A determination of shareholders entitled to notice of, or to vote at, any meeting of shareholders shall apply to any adjournment thereof, unless the Board of Directors fixes a new record date for the adjourned meeting, which it must do if the meeting is adjourned to a date more than one hundred twenty (120) days after the date fixed for the original meeting.

Section 8. Voting Record. After fixing a record date for a meeting of shareholders, the Corporation shall prepare an alphabetical list of the names of all shareholders who are entitled to notice of such meeting, arranged by voting group, with the address of, and the number and class and series, if any, of the shares held by, each shareholder. The shareholders’ list must be available for inspection by any shareholder for a period of ten (10) days prior to the meeting or such shorter time as exists between the record date and the meeting and continuing through the meeting at the Corporation’s principal office, at a place identified in the meeting notice in the city where the meeting will be held, or at the office of the Corporation’s transfer agent or registrar. Any shareholder of the Corporation or his agent or attorney is entitled on written demand to inspect the shareholders’ list (subject to the requirements of the Act), during regular business hours and at the shareholder’s expense, during the period it is available for inspection. The Corporation shall make the shareholders’ list available at the meeting of shareholders, and any shareholder or his agent or attorney is entitled to inspect the list at any time during the meeting or any adjournment.

If the requirements of this Section have not been substantially complied with, the meeting shall be adjourned until such time as the Corporation complies with such requirements on demand of any shareholder in person or by proxy who failed to get such access. If no such demand is made, failure to comply with the requirements of this Section shall not affect the validity of any action taken at such meeting.

Section 9. Shareholder Quorum and Voting. Shares entitled to vote as a separate voting group may take action on a matter at a meeting only if a quorum of those shares exists with respect to that matter. Except as otherwise provided in the Articles of Incorporation or by the Act, a majority of the shares entitled to vote on the matter by each voting group, represented in person or by proxy, shall constitute a quorum at any meeting of shareholders, but in no event shall a quorum consist of less than one-third of the shares of each voting group entitled to vote. If less than a majority of outstanding shares entitled to vote are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. After a quorum has been established at any shareholders’ meeting, the subsequent withdrawal of shareholders, so as to reduce the number of shares entitled to vote at the meeting below the number required for a quorum, shall not affect the validity of any action taken at the meeting or any adjournment thereof.

Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting, unless a new record date is or must be set for that adjourned meeting. When a specified item of business is required to be voted on by a class or series of stock, a majority of the shares of such class or series shall constitute a quorum for the transaction of such item of business by that class or series.

Section 10. Votes Per Share. Except as otherwise provided in the Articles of Incorporation, the terms of any outstanding Preferred Stock or by the Act, each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders.

Section 11. Manner of Action. If a quorum is present, action on a matter (other than the election of directors) by a voting group is approved if the votes cast within the voting group “for” the action exceed the votes cast “against” the action, unless a greater or lesser number of affirmative votes is required by the Articles

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of Incorporation, these Bylaws or by law. Abstentions and, if applicable, broker non-votes (i.e., shares held by a broker, bank or other nominee that does not have authority, either express or discretionary, to vote on a particular matter and are not voted) (“Broker Non-Votes”), are not counted as votes “for” or “against” any action.

Section 12. Voting for Directors. Except as provided in Article II, Section 6 of these Bylaws, each director shall be elected by the vote of the majority of the votes cast with respect to the director at any meeting of shareholders for the election of directors at which a quorum is present; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of shareholders for which (i) the Secretary of the Corporation receives a notice that a shareholder has nominated a person for election to the Board of Directors in compliance with the requirements for shareholder nominees for director set forth in Article I, Section 19 or 20 of these Bylaws, (ii) such nomination has not been withdrawn by such shareholder on or before the tenth day before the Corporation first makes available to shareholders (either by mailing or making available on the internet) its notice of meeting for such meeting and (iii) as a result of such shareholder nomination, the number of nominees exceeds the number of board positions that are being elected at such meeting (a “Contested Election”). If directors are to be elected by a plurality of the votes cast, shareholders may withhold their vote with respect to a director, but shall not be permitted to vote against a nominee. Unless otherwise and affirmatively provided for in the Articles of Incorporation, cumulative voting is not authorized.

For purposes of this Section, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Abstentions and, if applicable, Broker Non-Votes, are not counted as votes “for” or “against” a director. The Nominating and Corporate Governance Committee of the Board of Directors shall, from time to time, establish procedures under which any director who is not elected by a majority of the votes cast in an election that is not a Contested Election shall tender his or her resignation to the Board of Directors. Considering such factors as it deems relevant, the Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors as to whether to accept or reject the resignation, or whether other action should be taken. Considering the Nominating and Corporate Governance Committee’s recommendation and such other factors as it deems relevant, the Board of Directors shall, exercising its business judgment, determine whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will publicly disclose its decision within 90 days from the date of the certification of the election results.

Section 13. Voting of Shares. A shareholder may vote at any duly called and noticed meeting of shareholders of the Corporation, either in person or by proxy. Shares standing in the name of another corporation, domestic or foreign, may be voted by the officer, agent or proxy designated by the bylaws of the corporate shareholder or, in the absence of any applicable bylaw, by such person as the board of directors of the corporate shareholder may designate. Proof of such designation may be made by presentation of a certified copy of the bylaws or other instrument of the corporate shareholder. In the absence of any such designation or, in the case of a conflicting designation by the corporate shareholder, the chairman of the board, the president, any vice president, the secretary and the treasurer of the corporate shareholder shall be presumed to possess, in that order, authority to vote such shares.

Shares held by an administrator, executor, guardian, personal representative or conservator may be voted by him or her, either in person or by proxy, without a transfer of such shares into his or her name. Shares standing in the name of a trustee may be voted by him or her, either in person or by proxy, but no trustee shall be entitled to vote shares held by him or her without a transfer of such shares into his or her name or the name of his or her nominee.

Shares held by or under the control of a receiver, a trustee in bankruptcy proceedings or an assignee for the benefit of creditors may be voted by such person without the transfer thereof into his or her name.

If a share or shares stand of record in the names of two or more persons, whether as fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety or otherwise, or if two or more persons

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have the same fiduciary relationship with respect to the same shares, unless the Secretary of the Corporation is given notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, then acts with respect to voting shall have the following effect: (a) if only one votes, in person or by proxy, that act binds all; (b) if more than one votes, in person or by proxy, the act of the majority so voting binds all; (c) if more than one votes, in person or by proxy, but the vote is evenly split on any particular matter, each faction is entitled to vote the share or shares in question proportionally; or (d) if the instrument or order so filed shows that any such tenancy is held in unequal interest, a majority or a vote evenly split for purposes hereof shall be a majority or a vote evenly split in interest. The principles of this paragraph shall apply, insofar as possible, to execution of proxies, waivers, consents, or objections and for the purpose of ascertaining the presence of a quorum.

Section 14. Proxies. Any shareholder of the Corporation, other person entitled to vote on behalf of a shareholder pursuant to the Act, or attorney-in-fact for such persons, may vote the shareholder’s shares in person or by proxy. Any shareholder of the Corporation may appoint a proxy to vote or otherwise act for him or her by signing an appointment form, either personally or by an attorney-in-fact. An executed telegram or cablegram appearing to have been transmitted by such person, or a photographic, photostatic, or equivalent reproduction of an appointment form, shall be deemed a sufficient appointment form.

An appointment of a proxy is effective when received by the Secretary of the Corporation or such other officer or agent which is authorized to tabulate votes, and shall be valid for up to eleven (11) months, unless a longer period is expressly provided in the appointment form.

The death or incapacity of the shareholder appointing a proxy does not affect the right of the Corporation to accept the proxy’s authority unless notice of the death or incapacity is received by the Secretary or other officer or agent authorized to tabulate votes before the proxy exercises his authority under the appointment.

An appointment of a proxy is revocable by the shareholder unless the appointment form conspicuously states that it is irrevocable and the appointment is coupled with an interest.

Section 15. Voting Trusts. One or more shareholders may create a voting trust, conferring on a trustee the right to vote or otherwise act for them, by signing an agreement setting out the provisions of the trust and transferring their shares to the trustee. When a voting trust agreement is signed, the trustee shall prepare a list of the names and addresses of all owners of beneficial interest in the trust, together with the number and class of shares each transferred to the trust, and deliver copies of the list and agreement to the Corporation’s principal office. After filing a copy of the list and agreement in the Corporation’s principal office, such copies shall be open to inspection by any shareholder of the Corporation, subject to the requirements of the Act, or to any beneficiary of the trust under the agreement during business hours. The trustee must also deliver a copy of each extension of the voting trust agreement, and a list of beneficial owners under such extended agreement, to the Corporation’s principal office.

Section 16. Shareholders’ Agreements. Two or more shareholders may provide for the manner in which they will vote their shares, and providing for such other matters as are permitted by the Act, by signing an agreement for that purpose. When a shareholders’ agreement is signed, the shareholders who are parties thereto shall deliver copies of the agreement to the Corporation’s principal office. After filing a copy of the agreement in the Corporation’s principal office, such copies shall be open to inspection by any shareholder of the Corporation, subject to the requirements of the Act, or any party to the agreement during business hours.

Section 17. Inspectors of Election. Prior to each meeting of shareholders, the Board of Directors or the President may appoint one or more Inspectors of Election. Upon his appointment, each such Inspector shall take and sign an oath to faithfully execute the duties of Inspector at such meeting with strict impartiality and to the best of his ability. Such Inspector(s) shall determine the number of shares outstanding, the number of shares present at the meeting and whether a quorum is present at such meeting. The Inspector(s) shall receive votes and

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ballots and shall determine all challenges and questions as to the right to vote and shall thereafter count and tabulate all votes and ballots and determine the result. Such Inspector(s) shall do such further acts as are proper to conduct the elections of directors and the vote on other matters with fairness to all shareholders. The Inspector(s) shall make a certificate of the results of the elections of directors and the vote on other matters. No Inspector shall be a candidate for election as a director of the Corporation.

Section 18. Action by Shareholders Without a Meeting. Unless otherwise provided in the articles of incorporation, action required or permitted to be taken at any meeting of the shareholders may be taken without a meeting, without prior notice and without a vote if the action is taken by the holders of outstanding shares of each voting group entitled to vote thereon having not less than the minimum number of votes with respect to each voting group that would be necessary to authorize or take such action at a meeting at which all voting groups and shares entitled to vote thereon were present and voted. In order to be effective, the action must be evidenced by one or more written consents describing the action taken, dated and signed by approving shareholders having the requisite number of votes of each voting group entitled to vote thereon, and delivered to the Corporation by delivery to its principal office in Florida, its principal place of business, the Secretary of the Corporation, or another office or agent of the Corporation having custody of the book in which proceedings of meetings of shareholders are recorded. No written consent shall be effective to take such corporate action unless, within sixty (60) days of the date of the earliest dated consent delivered in the manner required by this Section, written consents signed by the number of holders required to take such action are delivered to the Corporation as set forth in this Section. Only shareholders of record on the record date shall be entitled to consent to corporate action in writing without a meeting.

Any written consent may be revoked prior to the date that the Corporation receives the required number of consents to authorize the proposed action. No revocation is effective unless in writing and until received by the Corporation at its principal office in Florida or its principal place of business, or received by the Secretary or other officer or agent of the Corporation having custody of the book in which proceedings of meetings of shareholders are recorded.

Within ten (10) days after obtaining such authorization by written consent, notice shall be given to those shareholders who have not consented in writing or who are not entitled to vote on the action. The notice shall fairly summarize the material features of the authorized action and, if the action is one for which dissenters’ rights are provided under the Articles of Incorporation or by law, the notice shall contain a clear statement of the right of shareholders dissenting therefrom to be paid the fair value of their shares upon compliance with applicable law.

A consent signed as required in this Section has the effect of a meeting vote and may be described as such in any document.

Whenever action is taken as set forth in this Section, the written consent of the shareholders consenting thereto or the written reports of inspectors appointed to tabulate such consents shall be filed with the minutes of proceedings of shareholders.

Section 19. Notifications of Nominations and Proposed Business.

(a) General. Subject to the rights of holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation,

(i)	nominations for the election of directors, and

(ii)	the proposal of other business

to be brought before any shareholder meeting may be made by (x) the Board of Directors or proxy committee appointed by the Board of Directors or (y) any shareholder of the Corporation who (i) is entitled to vote at the

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meeting, (ii) has given timely notice in proper written form pursuant to this Section 19 of his or her intent to make such nomination or nominations or to propose such business and (iii) was a shareholder of record at the time of giving of such notice and at the time of the meeting; provided, that except as otherwise expressly provided in Section 20 of these Bylaws, clause (y) shall be the exclusive means for a shareholder to make nominations or submit other business. To be timely, a shareholder’s notice must be delivered to or mailed and received by the Secretary of the Corporation as set forth in paragraph (c) with respect to an annual meeting or as set forth in paragraph (d) with respect to a special meeting.

(b) Required Information.

(i) To be in proper written form, a shareholder’s notice (whether given pursuant to Section 19(c) or Section 19(d)) to the Secretary shall set forth as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

1) the name and address (business and residential) of the shareholder and the beneficial owner, if any, on whose behalf the nomination or proposal is made,

2) the number of shares of the Corporation that are owned of record or beneficially owned (as such term is defined by Section 13(d) of the Securities Exchange Act (the “Exchange Act”)) and any other ownership interest in the shares of the Corporation, whether economic or otherwise, including any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise directly or indirectly owned beneficially by such person and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of the shares of the Corporation (“Synthetic Equity Interests”) (which information shall be supplemented not later than ten (10) days after the record date for the meeting to disclose such ownership as of the record date and not later than five (5) days prior to the meeting to disclose such ownership as of ten (10) days prior to the meeting),

3) the date such shares or Synthetic Equity Interests were acquired and the investment intent of such acquisition,

4) a representation that the shareholder was a shareholder of record at the time of giving of notice, will be a shareholder of record at the time of the annual or special meeting, is entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or propose the business specified in the notice,

5) a representation as to whether the shareholder or the beneficial owner, if any, intends, or is part of a group which intends, to (a) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise solicit proxies from shareholders in support of such proposal or nomination, and

6) any other information relating to such shareholder and beneficial owner, if any, that would be required to be included in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission or as may be reasonably required by the Board of Directors.

(ii) If the notice relates to any business other than a nomination of a director or directors that the shareholder proposes to bring before the meeting, the notice shall set forth:

1) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material direct or indirect interest of such shareholder and beneficial owner, if any, in such business,

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2) a description of all agreements, arrangements and understandings between such shareholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such shareholder, and

3) such other information as would be required to be included in a proxy statement, filed pursuant to the rules of the Securities and Exchange Commission, had the matter been proposed or intended to be proposed by the Board of Directors or as may be reasonably requested by the Board of Directors.

(iii) If the notice relates to the nomination of a director or directors, the notice shall set forth as to each person whom the shareholder proposes to nominate for election or reelection to the Board of Directors:

1) the name, age and address (business and residential) of the proposed nominee;

2) a complete biography or statement of the proposed nominee’s qualifications, including principal occupation or employment of such person (present and for the past five (5) years), education, work experience, knowledge of the Corporation’s industry, membership on the board of directors of another corporation and civic activity);

3) the number of shares of the Corporation that are owned of record or beneficially owned (as such term is defined by Section 13(d) of the Exchange Act) by the proposed nominee and any other ownership interest in the shares of the Corporation, including all Synthetic Equity Interests (which information shall be supplemented not later than ten (10) days after the record date for the meeting to disclose such ownership as of the record date and not later than five (5) days prior to the meeting to disclose such ownership as of ten (10) days prior to the meeting) held by the proposed nominee;

4) the date such shares or Synthetic Equity Interests were acquired and the investment intent of such acquisition;

5) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder and beneficial owner, if any, on whose behalf the nomination is being made, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the shareholder making the nomination and the beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant,

6) a description of all arrangements or understandings between the shareholder and the proposed nominee and/or any other person or persons pursuant to which the nomination is to be made by the shareholder or that relates directly or indirectly to such nominee’s service on the Board of Directors;

7) such other information regarding the proposed nominee as would be required to be included in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission, including information with respect to a candidate’s independence as defined under the laws, rules and regulations promulgated by the Securities and Exchange Commission and Nasdaq and such other information as the Nominating and Corporate Governance Committee of the Board of Directors may reasonably request to determine the candidate’s qualifications to serve on any of the standing committees of the Board of Directors or to qualify as an “audit committee financial expert”;

8) the candidate’s consent to serve as a director of the Corporation if elected;

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9) a statement from the candidate that the candidate will, if elected, promptly following the failure of the candidate to receive a majority vote in any re-election that requires a majority vote, tender an irrevocable resignation, which will be effective upon acceptance of such resignation by the Board of Directors; and

10) a statement from the candidate that he is not currently an “Ineligible Director Candidate” as that term is defined in Section 20(h)(iii) below.

(c) Annual Meetings. For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to this Section 19, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for shareholder action. To be timely, a shareholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the one hundred twentieth day nor earlier than the close of business on the one hundred fiftieth day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty days before or more than seventy days after the first anniversary of the preceding year’s annual meeting, notice by the shareholder must be so delivered not earlier than the close of business on the one hundred fiftieth day prior to such annual meeting and not later than the close of business on the later of the one hundred twentieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Corporation). In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above. Notwithstanding anything in the second sentence of this paragraph (c) to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least one hundred thirty days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by this Section 19 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the Corporation.

(d) Special Meetings. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board of Directors or (2) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any shareholder of the Corporation who is a shareholder of record at the time the notice provided for in this Section 19 is delivered to the Secretary of the Corporation and at the time of the special meeting, who shall be entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 19. In the event the Corporation calls a special meeting of shareholders for the purpose of electing one or more directors to the Board of Directors, any such shareholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the shareholder’s notice required by paragraph (a) of this Section 19 shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred fiftieth day prior to such special meeting and not later than the close of business on the one hundred twentieth day prior to such special meeting, or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

(e) Public Announcement. For purposes of this Section 19, “public announcement” shall mean disclosure in a press release reported by Business Wire, the Dow Jones News Service, Associated Press or

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comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(f) Exchange Act Compliance. Notwithstanding the foregoing provisions of this Section 19, a shareholder shall also comply with all applicable requirements of the Exchange Act and the laws, rules and regulations promulgated thereunder with respect to the matters set forth in this Section 19; provided, however, that any references in these Bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 19. Nothing in this Section 19 shall be deemed to affect any rights of the holders of any series of Preferred Stock to elect directors under specified circumstances.

(g) General. Only such persons who are nominated in accordance with the procedures set forth in this Section 19 or Section 20 shall be eligible to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 19. Except as otherwise provided by law, the Articles of Incorporation or these Bylaws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 19 and, if any proposed nomination or business is not in compliance with this Section 19, to declare that such defective proposal or nomination shall be disregarded.

Section 20. Shareholder Nominations Included in the Corporation’s Proxy Materials.

(a) In addition to any persons nominated for election to the Board of Directors by or at the direction of the Board of Directors or any committee thereof, subject to the provisions of this Section 20, the Corporation shall (i) include in its proxy materials for any annual meeting of shareholders (A) the name of any person (other than an Ineligible Director Candidate) nominated for election (the “Shareholder Nominee”) by any record holder of shares of common stock of the Corporation at the time the Notice of Nomination (as defined below) is delivered to the Secretary of the Corporation, (i) who is entitled to vote at the annual meeting upon such election, (ii) whose shares will be used to meet the eligibility requirements set forth Section 20(c)(i) and (iii) who has satisfied the conditions and complied with the procedures set forth in this Section 20 (a “Nominator”) or by a group of up to ten (10) such shareholders (a “Nominator Group”) that has satisfied the conditions and complied with the procedures set forth in this Section 20 applicable to a Nominator Group; provided that, in the case of a Nominator Group, each member thereof (each a “Group Member”) shall have satisfied the conditions and complied with the procedures set forth in this Section 20 applicable to Group Members and shall not have been a member of another Nominator Group during the preceding ninety (90) days, and (B) the Nomination Statement (as defined below) furnished by such Nominator or Nominator Group and (ii) include such Shareholder Nominee’s name on any ballot distributed at such annual meeting and on the Corporation’s proxy card (or any other format through which the Corporation permits proxies to be submitted) distributed in connection with such annual meeting.

(b) At each annual meeting of shareholders, the Nominator or Nominator Group, as the case may be, may nominate one or more Shareholder Nominees for election at an annual meeting pursuant to and in accordance with this Section 20; provided that the total number of Shareholder Nominees nominated by the Nominator or Nominator Group shall not exceed the Maximum Number; provided, further, that if either (i) the Corporation has received notice pursuant to Section 19 of these Bylaws that a shareholder intends to nominate one or more nominees for election at such meeting, (ii) any director then in office was nominated by a shareholder pursuant to Section 19, or (iii) the Corporation has entered into, or will enter into, an agreement or other arrangement with one or more shareholder(s) to avoid any person being formally proposed as a board candidate pursuant to Section 19, then no nominations shall be permitted to be made pursuant to this Section 20 by any shareholder.

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(c) To nominate any such Shareholder Nominee, the Nominator or Nominator Group, as the case may be, shall:

(i) have maintained a Net Long Beneficial Ownership (as defined below) of five percent (5%) or more of the Corporation’s outstanding common stock continuously for at least three years as of the date the Notice of Nomination is submitted to the Corporation and continue to hold the same Net Long Beneficial Ownership through the date of the annual meeting to which the nomination related, and

(ii) within the time period applicable to notice of shareholder proposals made at the annual meeting pursuant to Rule 14a-8 of the Exchange Act, submit to the Secretary of the Corporation the following:

1) a written notice of the nomination of such Shareholder Nominee that includes (A) with respect to the Nominator and the beneficial owner, if any, on whose behalf the nomination is made, or, in the case of a Nominator Group, with respect to each Group Member and any beneficial owner on whose behalf the nomination is made, all of the information required by Section 19(b)(i) of these Bylaws and (B) with respect to each such Shareholder Nominee, all of the information required by Section 19(b)(iii) of these Bylaws (such written notice, the “Notice of Nomination”);

2) if the Nominator or Nominator Group so elects, a statement for inclusion in the Corporation’s proxy statement in support of each Shareholder Nominee’s election to the Board of Directors, which statement shall not exceed five hundred (500) words with respect to each Shareholder Nominee (the “Nomination Statement”);

3) a representation by each Nominator or, in the case of a Nominator Group, each Group Member, that all of the facts, statements and other information included in all communications by the Nominator or Nominator Group (including any Group Member) with the Corporation, including without limitation the Notice of Nomination and the Nomination Statement, are and will be true and correct in all material respects (and shall not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading);

4) a representation by each Nominator or, in the case of a Nominator Group, each Group Member, that the Nominator or Nominator Group (including any Group Member) has no intent to cause or to contribute to the causation of a Change of Control of the Corporation;

5) an executed agreement, in a form deemed satisfactory by the Board of Directors pursuant to which the Nominator (or, in the case of a Nominator Group, each Group Member) agrees to:

a) comply with all applicable laws, rules and regulations arising out of or related to the nomination of each Shareholder Nominee pursuant to this Section 20;

b) assume all liability and indemnify and hold harmless the Corporation and each of its directors, officers, employees, agents and Affiliates, individually, against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers, employees, agents or Affiliates arising out of or related to any nomination submitted by the Nominator or Nominator Group pursuant to this Section 20;

c) during the period commencing with the submission of the Notice of Nomination and ending on the later of (1) the first anniversary of the annual meeting to which the Notice of Nomination related or (2) the date on which any Shareholder Nominee previously nominated by such Nominator or any Group Member is no longer serving on the Board of Directors, not nominate any individual to be a director of the Corporation other than in accordance with this Section 20 or conduct any solicitation, including, but not limited to, pursuant to Rule 14a-2(b) of the Exchange Act, with respect to an election of directors; and

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d) furnish to the Corporation the updated information required by the second sentence of Section 20(d) below; and

6) a letter of resignation signed by each Shareholder Nominee, which letter shall specify that such Shareholder Nominee’s resignation is irrevocable and that it shall become effective upon a determination by the Board of Directors or any committee thereof (excluding, for purposes of such determination, such Shareholder Nominee) that (x) any of the information provided to the Corporation by the Nominator, the Nominator Group, any Group Member or the Shareholder Nominee in respect of the nomination of such Shareholder Nominee pursuant to this Section 20 is or was untrue in any material respect (or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading) or (y) the Nominator, the Nominator Group or any Group Member or any Affiliate thereof shall have breached any of its obligations under this Section 20.

(d) In the event that any information included in the Nomination Statement, or any other communications by the Nominator, Nominator Group or any Group Member with the Corporation ceases to be true and correct in all material respects, or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made and as of such later date, not misleading, each Nominator, Nominator Group or Group Member, as the case may be, shall promptly (and in any event within twenty-four (24) hours of discovering that such information has ceased to be true and correct in all material respects, or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made and as of such later date, not misleading) notify the Corporation of any such defect in such previously provided information and of the information that is required to correct any such defect. All such information required to be included in the Notice of Nomination shall be updated (i) as of the record date for notice of the annual meeting at which the Shareholder Nominee(s) is (are) nominated for election to the Board of Directors (which record date shall be included in a public announcement released on or prior to the date thereof) within five (5) business days after such record date by notice in writing to the Secretary of the Corporation and (ii) ten (10) days prior to the annual meeting or adjournment or postponement thereof. Notwithstanding anything to the contrary set forth herein, if any Nominator, Nominator Group or Group Member has failed to comply with the requirements of this Section 20, the Board of Directors or the chairman of the meeting shall declare the nomination of the Shareholder Nominee(s) by such Nominator or Nominator Group to be invalid, and such nomination shall be disregarded.

(e) Notwithstanding anything to the contrary contained in this Section 20, (1) the Corporation may omit from its proxy materials any information, including all or any portion of the Nomination Statement, if the Board of Directors in good faith determines that the disclosure of such information would violate any applicable law, rule or regulation, (2) the Corporation may exclude from its proxy materials any Shareholder Nominee pursuant to this Section 20 if the Board of Directors in good faith determines that such Shareholder Nominee’s election to the Board of Directors or any committee thereof would result in the Corporation violating or failing to be in compliance with any applicable law, rule or regulation to which the Corporation is subject, including any rules or regulations of any stock exchange on which the Corporation’s shares are traded, and (3) unless otherwise required by law, if a Nominator, any Group Member or the Shareholder Nominee does not appear at the meeting of shareholders to present any nomination submitted pursuant to this Section 20, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(f) In the event that any Nominator or Nominator Group submits a nomination at an annual meeting and either (1) such Nominator or any Group Member had nominated (or been a Group Member of a Nominator Group that had nominated) a nominee for election to a board of directors pursuant to this Section 20 or other proxy access bylaw within the past three years from the date of such annual meeting and such nominee shall not have received at least twenty-five percent (25%) of the total votes eligible to be cast in favor of such nominee’s election or such nominee withdrew from or became ineligible or unavailable for election to the board of directors, or (2) such Shareholder Nominee shall have been nominated for election by another person, other than the Nominator or Nominator Group, pursuant to this Section 20 or other proxy access bylaw within the past three years from the date of such annual meeting and such Shareholder Nominee shall not have received at least

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twenty-five percent (25%) of the total votes eligible to be cast in favor of such Shareholder Nominee’s election or such Shareholder Nominee withdrew from or became ineligible or unavailable for election to the board of directors, then such nomination shall be disregarded. For the avoidance of doubt, this Section 20(f) shall not prevent any shareholder from nominating any person to the Board of Directors pursuant to and in accordance with Section 19 of these bylaws.

(g) In the event that the aggregate number of nominations submitted by the Nominator(s) or Nominator Group(s) pursuant to this Section 20 exceeds the Maximum Number, each eligible Nominator or Nominator Group will select one Shareholder Nominee for inclusion in the Corporation’s proxy statement until the Maximum Number is reached, going in order of the amount of the Net Long Beneficial Ownership of the Corporation’s common stock held by such Nominator or Nominator Group on the date that the applicable Notice of Nomination was first submitted to the Corporation, unless the Corporation knows or has reason to believe in good faith that such information is not complete or accurate with respect to any such Nominator or Nominator Group, in which case the Corporation shall use reasonable efforts to determine the ownership of such Nominator or Nominator Group and use the amount it determines in good faith to be accurate or as accurate as practicable under the circumstances. If the Maximum Number is not reached after each Nominator or Nominator Group has selected one Shareholder Nominee, this selection process will continue as many times as necessary, following the same order each time, until the maximum number is reached.

(h) Definitions. For purposes of this Section 20, the following definitions shall apply:

(i) “Affiliate” shall have the meaning ascribed thereto under the General Laws, Rules and Regulations under the Exchange Act;

(ii) “Change of Control” shall mean the occurrence of any of the following: (1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Corporation, taken as a whole, to any “person”, (2) the adoption of a plan relating to the liquidation or dissolution of the Corporation; or (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” becomes the “beneficial owner” (as, such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the outstanding stock of the Corporation;

(iii) “Ineligible Director Candidate” means any person (A) who is or becomes a party to any compensatory, payment or other agreement, arrangement or understanding with any person or entity other than the Corporation in connection with service as a director of the Corporation, including any agreement to indemnify such person for obligations arising as a result of his service on the Board of Directors, (B) who is receiving or will receive any compensation or other payment from any person or entity other than the Corporation in connection with service as a director of the Corporation, (C) who is not independent under the listing standards of each principal U.S. national securities exchange upon which the common stock of the Corporation is listed, any applicable rules of the Securities Exchange Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing independence of the Corporation’s directors, in each case as determined by the Board of Directors, (D) whose election as a member of the Board of Directors would cause the Corporation to be in violation of these Bylaws, the Articles of Incorporation, the rules and listing standards of the principal U.S. exchanges upon which the common stock of the Corporation is traded, or any applicable law, rule or regulation, (E) who is an employee, officer or director or who has been, within the past three (3) years, an officer or director of an entity whose principal business is the owning and/or leasing of wireless communication towers, (F) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten (10) years, or (G) who has provided information to the Corporation in respect of such nomination that was untrue in

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any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading, as determined by the Board of Directors or any committee thereof.

(iv) “Maximum Number” means a number of Shareholder Nominees that may be nominated pursuant to this Section 20 at any annual meeting equal to: (A) the greater of (1) one director or (2) that number of directors representing twenty percent (20%) of the total number of directors then serving (rounded down to the nearest whole number) less (B) the sum of (x) the number of directors in office on such date who were originally nominated pursuant to Section 20 at any of the three (3) most recent annual meetings and (y) the number of directors in office on such date who were originally nominated, or will be nominated, by the Board of Directors pursuant to an agreement or other arrangement with one or more shareholders to avoid such person being formally proposed as a board candidate pursuant to this Section 20; provided, however, that for so long as the Corporation has a classified board, in no case shall the number of Shareholder Nominees for any annual meeting exceed one-half (1/2) of the number of directors to be elected at such annual meeting (rounded down to the nearest whole number). The Maximum Number of nominees shall be zero if the number of nominees referred to in clause (B) of this paragraph shall equal or exceed the number of positions on the Board of Directors referred to in clause (A) of this paragraph. If for any reason one or more vacancies occur on the Board of Directors after the date all nominations are due under this Section 20 but before the date the proxy statement is mailed and the Board of Directors elects to reduce the size of the Board of Directors in connection therewith, the maximum number of Shareholder Nominees eligible for inclusion in the Corporation’s proxy materials pursuant to this Section 20 shall be calculated based on the number of directors as so reduced.

(v) “Net Long Beneficial Ownership” (and its correlative terms), when used to describe the nature of a person’s ownership of common stock of the Corporation, shall mean those shares of common stock of the Corporation as to which the person in question possesses (a) the full unhedged power to vote or direct the voting of such shares, (b) the full unhedged economic incidents of ownership of such shares (including the full right to profits and the full risk of loss), and (c) the full unhedged power to dispose of or direct the disposition of such shares; provided that the number of shares calculated in accordance with clauses (a), (b) and (c) shall not include any shares (i) sold by such person or any of its Affiliates in any transaction that has not been settled or closed, (ii) borrowed by such person or any of its Affiliates for any purposes or purchased by such person or any of its Affiliates pursuant to an agreement to resell or (iii) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or other agreement or understanding sold or acquired by such person or any of its Affiliates, whether any such instrument is to be settled with shares or with cash based on the notional amount of shares subject thereto, in any such case which has, or is intended to have, the purpose or effect of (A) reducing in any manner, to any extent or at any time in the future, such person’s or Affiliates’ full rights to vote or direct the voting and full rights to dispose or direct the disposition of any of such shares, and/or (B) offsetting any gain or loss arising from the full economic ownership of such shares by such person or Affiliate.

ARTICLE II.

DIRECTORS

Section 1. Functions. Except as provided in the Articles of Incorporation or by law, all corporate powers shall be exercised by or under the authority of, and the business and affairs of this Corporation shall be managed under the direction of, the Board of Directors.

Section 2. Number. The Board of Directors of the Corporation shall consist of a number of persons fixed by a resolution of the Board of Directors from time to time; provided, however, that the Board of Directors shall not consist of less than one (1) person, and not more than twenty- five (25) persons.

Section 3. How Selected. Unless appointed to fill a vacancy, directors shall be elected at the annual meeting of shareholders or at a special meeting, in accordance with the Articles of Incorporation, as it may be amended from time to time.

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Section 4. Qualifications. Directors must be natural persons over the age of 18 years old, but need not be residents of the State of Florida or shareholders of this Corporation.

Section 5. Resignation. Any director may resign at any time by delivering written notice to the Corporation, the Board of Directors or its Chairman. Such resignation is effective when the notice is delivered unless the notice specifies a later effective date, in which event the Board of Directors may fill the pending vacancy before the effective date if the Board of Directors provides that the successor does not take office until the effective date.

Section 6. Vacancies. A director shall hold office until the annual meeting of the shareholders and until his successors shall be elected and shall qualify, subject, however, to the director’s prior death, resignation, retirement, disqualification, or removal from office. Any vacancy occurring in the Board of Directors, including any vacancy created by reason of an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board of Directors, or by the sole remaining director.

Section 7. Regular Meetings. An annual regular meeting of the Board of Directors shall be held without notice as soon as practicable after the annual meeting of shareholders for the purpose of the election of officers and the transaction of such other business as may come before the meeting, and at such other time and place as may be determined by the Board of Directors. The Board of Directors may, with or without notice, at any time and from time to time, decide the time and place, either within or outside of the State of Florida, for the holding of the annual regular meeting or additional regular meetings of the Board of Directors. Meetings of the Board of Directors may be called by the Chairman of the Board, the President of the Corporation, or a majority of the Board of Directors.

Section 8. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board, the President of the Corporation, or a majority of the Board of Directors. The person or persons authorized to call special meetings of the Board of Directors may designate any place, either within or outside of the State of Florida, as the place for holding any special meeting of the Board of Directors called by them. If no designation is made, the place of meeting shall be the principal office of the Corporation in the State of Florida.

Notice of any special meeting of the Board of Directors may be given by any reasonable means, whether oral or written, and at any reasonable time prior to such meeting. The reasonableness of any notice given in connection with any special meeting of the Board of Directors shall be determined in light of all of the pertinent circumstances. It shall be presumed that notice of any special meeting given at least two (2) days prior to such special meeting, either orally (by telephone or in person), or by written notice delivered personally or mailed to each director at his or her business or residence address, is reasonable. If mailed, such notice of any special meeting shall be deemed to be delivered on the second day after it is deposited in the United States mail, so addressed, with postage thereon prepaid. If notice is given by electronic transmission, such notice shall be deemed to be delivered when the notice is delivered by the electronic device. Neither the business to be transacted at, nor the purpose or purposes of, any special meetings of the Board of Directors need be specified in the notice or in any written waiver of notice of such meeting.

Section 9. Waiver of Notice of Meeting. Notice of a meeting of the Board of Directors need not be given to any director who signs a written waiver of notice either before, during or after the meeting. Attendance of a director at a meeting shall constitute a waiver of notice of such meeting and waiver of any and all objections to the place of the meeting, the time of the meeting and the manner in which it has been called or convened, except when a director states, at the beginning of the meeting or promptly upon arrival at the meeting, any objection to the transaction of business because the meeting is not lawfully called or convened.

Section 10. Quorum and Voting. A majority of the number of directors fixed in the manner provided by these Bylaws shall constitute a quorum for the transaction of business; provided, however, that whenever, for any

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reason, a vacancy occurs in the Board of Directors, a quorum shall consist of a majority of the remaining directors until the vacancy has been filled. The act of the majority of the directors present at a meeting at which a quorum is present when the vote is taken shall be the act of the Board of Directors.

A majority of the directors present, whether or not a quorum exists, may adjourn any meeting of the Board of Directors to another time and place. Notice of any such adjourned meeting shall be given to the directors who were not present at the time of the adjournment and, unless the time and place of the adjourned meeting are announced at the time of the adjournment, to the other directors.

Section 11. Presumption of Assent. A director of this Corporation who is present at a meeting of its Board of Directors, or a committee of the Board of Directors, at which action on any corporate matter is taken shall be presumed to have assented to the action taken, unless he or she (i) objects at the beginning of the meeting (or promptly upon his or her arrival) to holding the meeting or transacting specified business at the meeting, or (ii) votes against such action or abstains from the action taken; or (iii) has his or her dissent entered into the minutes of the meeting or filed with the person acting as the secretary of the meeting before the adjournment thereof or immediately thereafter, unless the dissenting director voted in favor of such action.

Section 12. Meetings of the Board of Directors by Means of a Conference Telephone or Similar Communications. Members of the Board of Directors may participate in a meeting of such Board by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

Section 13. Action Without a Meeting. Any action required or permitted to be taken at a meeting of the Board of Directors or a committee thereof may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the directors of this Corporation, or all the members of the committee, as the case may be. Action taken under this Section is effective when the last director or member of the committee signs the consent, unless the consent specifies a different effective date. Such consent shall have the same effect as a meeting vote and may be described as such in any document.

Section 14. Compensation. Each director may be paid his expenses, if any, of attendance at each meeting of the Board of Directors and a committee thereof, and may be paid a stated salary as a director or a fixed sum for attendance at each meeting of the Board of Directors (or a committee thereof) or both, as may from time to time be determined by action of the Board of Directors. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

Section 15. Director Conflicts of Interests. No contract or other transaction between this Corporation and one or more of its directors or any other corporation, firm, association or entity in which one or more of the directors of this Corporation are directors or officers or are financially interested shall be either void or voidable because of such relationship or interest, or because such director or directors of this Corporation are present at the meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction, or because his or their vote(s) are counted for such purpose, if:

(a) The fact of such relationship or interest is disclosed or known to the Board of Directors or committee which authorizes, approves or ratifies the contract or transaction by a vote or consent sufficient for the purpose without counting the vote(s) or written consent(s) of such interested director(s); or

(b) The fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve or ratify such contract or transaction by vote taken at an annual or special meeting of shareholders; or

(c) The contract or transaction is fair and reasonable as to the Corporation at the time it is authorized by the Board of Directors, a committee thereof or the shareholders.

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Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction.

ARTICLE III. COMMITTEES OF THE BOARD OF DIRECTORS

Section 1. Committees. The Board of Directors or the Chairman of the Board may designate from among its members committees from time to time for such purposes and with such powers as the Board or Chairman may determine.

Section 2. Term. The term of each committee appointed shall continue until the next annual meeting of shareholders following its appointment, at which time the existence of the committee shall automatically terminate unless the committee is reappointed in the annual meeting of directors held immediately thereafter; provided, however, that the existence of any committee may be terminated at any time by affirmative action of the Board.

Section 3. Meetings. Each committee shall hold as many meetings as are necessary to continue or complete the performance of its duties.

Section 4. Record of Meetings. Each committee shall keep or cause to be kept minutes of each meeting held, and each set of minutes shall include a description of all matters considered and all decisions, if any, made. The minutes of all meetings held since the time of the last preceding regular Board of Directors meeting shall be filed with the Chairman of the Board at or prior to the next regular meeting of the Board of Directors, and copies of the minutes shall be presented to the Board of Directors as part of the committee’s reports.

ARTICLE IV. OFFICERS

Section 1. Officers. If so appointed by the Board of Directors, the officers of this Corporation shall consist of a President, one or more Vice Presidents, a Secretary, a Treasurer, and such other officers as appointed by the Board of Directors. Any two (2) or more offices may be held by the same person; however, such a person shall, when acting on behalf of the Corporation in his capacity as an officer of the Corporation, designate in which capacity or capacities he is acting and shall be deemed to act only in the capacity(ies) so designated.

Section 2. Appointment and Term of Office. The officers of the Corporation shall be appointed annually by the Board of Directors at the first meeting of the Board held after the shareholders’ annual meeting. If the appointment of officers does not occur at this meeting, the appointment shall occur as soon thereafter as practicable. Each officer shall hold office until a successor has been duly appointed and qualified, or until an earlier resignation, removal from office, or death.

Section 3. Removal of Officers. Any officer of the Corporation may be removed from his or her office or position at any time, with or without cause, by a majority vote of the Board of Directors. Any officer or assistant officer, if appointed by another officer pursuant to authority, if any, received from the Board of Directors, may likewise be removed by such officer.

Section 4. Resignation. Any officer of the Corporation may resign at any time from his or her office or position by delivering notice to the Corporation, the Board of Directors or its Chairman. Such resignation is effective when the notice is delivered unless the notice specifies a later effective date. If a resignation is made effective at a later date and the Corporation accepts the future effective date, the Board of Directors may fill the pending vacancy before the effective date if the Board provides that the successor does not take office until the effective date.

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Section 5. Duties. If so appointed by the Board of Directors, the officers of this Corporation shall have the following duties:

(a) President. Unless otherwise designated by the Board of Directors, the President shall be the Chief Executive Officer of the Corporation and shall, subject to the control of the Board of Directors, in general, supervise and control all of the business and affairs of the Corporation, and shall preside at all meetings of the shareholders, the Board of Directors and all committees of the Board of Directors on which he or she may serve. In addition, the President shall have the following powers and duties.

(1) He or she may cause to be called special meetings of the shareholders and directors in accordance with these Bylaws.

(2) He or she shall appoint and remove, employ and discharge, and fix the compensation of all servants, agents, employees and clerks of the Corporation, other than the duly elected officers, subject to policies adopted by the Board of Directors.

(3) He or she shall sign and make all contracts and agreements in the name of the Corporation, and see that they are properly carried out.

(4) He or she shall see that the books, reports, statements, and certificates of the Corporation are properly kept, made, and filed according to law.

(5) He or she shall sign all certificates of stock, notes, drafts, or bills of exchange, warrants or other orders for the payment of money duly drawn by the treasurer.

(6) He or she shall enforce these Bylaws and perform all of the duties incident to the position and office, and which are required by law.

(7) He or she shall solely and personally be responsible for collecting, accounting for, and paying all taxes imposed upon the Corporation by any governmental authority, whether municipal, county, state or federal. This power is personal and exclusive to the Chief Executive Officer and may not be delegated by him or her or regulated by the Board, nor shall it descend to any other officer.

(b) Vice President. One or more Vice Presidents may be designated by that title or such additional title or titles as the Board of Directors may determine. The duties of the Vice Presidents shall be as follows:

During the absence and inability of the President to perform his or her duties or exercise his powers, as set forth in these Bylaws or in the acts under which this Corporation is organized, the same shall be performed and exercised by a Vice President (in such order of seniority as may be determined by the Board of Directors or, failing such determination, as may be designated by the Chairman of the Board); and when so acting, he or she shall have the powers and be subject to all responsibilities hereby given to or imposed upon the President. The Vice Presidents shall have such powers and perform such duties as usually pertain to their office, or as are assigned to them by the President or the Board of Directors.

(c) Secretary. The Secretary shall have such powers and perform such duties as are incident to the Office of Secretary of a Corporation, or as are assigned to him or her by the President or the Board of Directors, including the following:

(1) He or she shall keep the resolutions, forms of written consent, minutes of the meetings of the Board of Directors and of the shareholders, and other official records of the Corporation in appropriate books.

(2) He or she shall give and serve all notices of the Corporation.

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(3) He or she shall be custodian of the records and of the corporate seal, and affix the latter when required to authenticate the records of the Corporation.

(4) He or she shall keep the stock and transfer books in the manner prescribed by law, so as to show at all times the amount of capital stock, the manner and the time the same was paid in, the names of the owners thereof, alphabetically arranged, their respective places of residences, their post office addresses, the number of shares owned by each, the time at which each person became such owner, and the amount paid thereon; and keep such stock and transfer books open daily during the business hours and at the main office of the Corporation, subject to the inspection of such shareholders as are authorized to inspect the same, as provided in Article I, Section 8 of these Bylaws.

(5) He or she shall sign all certificates of stock.

(6) He or she shall present to the Board of Directors all communications addressed to him or her officially by the President or any officer or shareholder of the Corporation.

(7) He or she shall attend to all correspondence and perform all the duties incident to the Office of Secretary.

(8) In the absence of an appointment of a Treasurer, the duties of the Treasurer.

(d) Treasurer. The Treasurer shall have custody of all corporate funds and financial records, shall keep full and accurate accounts of receipts and disbursements and shall perform such other duties as may be prescribed by the Board of Directors or the President.

Section 6. Other Officers, Employees, and Agents. Each and every other officer, employee, and agent of the Corporation shall possess, and may exercise, such power and authority, and shall perform such duties, as may from time to time be assigned to him or her by the Board of Directors, the officer appointing him or her, and such officer or officers who may from time to time be designated by the Board to exercise supervisory authority.

ARTICLE V.

SHARES OF STOCK

Section 1. Certificates for Shares. The Board of Directors shall determine whether shares of the Corporation shall be uncertificated or certificated. If certificated shares are issued, certificates representing shares in the Corporation shall be signed (either manually or by facsimile) by the President or Vice President and the Secretary or an Assistant Secretary and may be sealed with the seal of the Corporation or a facsimile thereof. A certificate which has been signed by an officer or officers who later shall have ceased to be such officer when the certificate is issued shall nevertheless be valid. Upon receipt of the consideration for which the Board of Directors has authorized for the issuance of the shares, such shares so issued shall be fully paid and nonassessable.

Each share certificate representing shares shall state upon the face thereof: (a) the name of the Corporation; (b) that the Corporation is organized under the laws of the State of Florida; (c) the name of the person or persons to whom issued; (d) the number and class of shares, and the designation of the series, if any, which such certificate represents; and (e) if different classes of shares or different series within a class are authorized, a summary of the designation, relative rights, preferences, and limitations applicable to each class and the variations in rights, preferences, and limitations determined for each series (and the authority of the Board of Directors to determine variations for future series), or in the alternative, that the Corporation will provide the shareholder with a full statement of this information on request and without charge.

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Section 2. Issuance of Shares. All certificates issued shall be registered and numbered in the order in which they are issued. They shall be issued in consecutive order, and on the face of each share shall be entered the name of the person owning the shares represented by the certificate, the number of shares represented by the certificate, and the date of issuance of the certificate. Upon issuance, the certificate shall be signed by the President or a Vice President, and countersigned by the Secretary or an assistant secretary, and sealed with the seal of the Corporation. No certificate shall be issued for any share until such share is fully paid.

Section 3. Transfer of Shares; Ownership of Shares. Transfers of shares of stock of the Corporation shall be made only on the stock transfer books of the Corporation, and only after the surrender to the Corporation of the certificates representing such shares, if any, by the person in whose name the shares stand on the books of the Corporation, or his duly authorized legal representative. In all cases of transfer, the former certificate must be surrendered and canceled before a new certificate will be issued. In case of transfer by an attorney-in-fact, the power of attorney, duly executed and acknowledged, shall be deposited with the Secretary of the Corporation.

Section 4. Lost, Stolen or Destroyed Certificates. The Corporation shall issue a new stock certificate in the place of any certificate previously issued if the holder of record of the certificate: (a) makes proof in affidavit form that it has been lost, destroyed or wrongfully taken; (b) requests the issuance of a new certificate before the Corporation has notice that the certificate has been acquired by a purchaser for value in good faith and without notice of any adverse claim; (c) at the discretion of the Board of Directors, gives bond in such form and amount as the Corporation may require, to indemnify the Corporation, the transfer agent and registrar against any claim that may be made on account of the alleged loss, destruction or theft of such certificate; and (d) satisfies any other reasonable requirements imposed by the Corporation.

ARTICLE VI.

ACTIONS WITH RESPECT TO SECURITIES OF OTHER CORPORATIONS

Unless otherwise directed by the Board of Directors, the President or a designee of the President shall have the power to vote and to otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of shareholders on, or with respect to, any action of shareholders of any other corporation in which this Corporation may hold securities and to otherwise exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in other corporations.

ARTICLE VII.

DIVIDENDS

Section 1. Declaration. The Board of Directors may by resolution or vote declare such dividends as are permitted pursuant to Florida law, and which are not otherwise prohibited by any other applicable law or regulation, whenever in their opinion the condition of the Corporation’s affairs will render it expedient for such dividends to be declared; provided, however that no such dividends shall be declared when the Corporation is insolvent, when such payment would render the Corporation insolvent, or when the declaration or payment thereof would be contrary to applicable laws, rules or regulations or to any restrictions contained in the Articles of Incorporation.

Section 2. Types. The following types of dividends may be declared from time to time by the Board of Directors:

(a) Dividends in cash or property; provided, however, that such dividends may be paid only out of the unreserved and unrestricted earned surplus of the Corporation.

(b) Dividends in cash paid for out of current net profits or retained earnings in accordance with the provisions of Florida Statutes, or any successor statute.

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(c) Dividends paid in the Corporation’s own authorized but unissued shares out of any unreserved and unrestricted surplus of the Corporation upon the following conditions:

(1) If the dividend is payable in its own shares having a par value, such shares shall be issued at not less than the par value, and there shall be transferred to stated capital at the time such dividend is paid an amount of surplus equal to the aggregate par value of the shares to be issued as a dividend;

(2) If a dividend is payable in its own shares without par value, such shares shall be issued at such stated value as shall be fixed by the Board of Directors by a resolution adopted at the time such dividend is declared, and there shall be transferred to stated capital at the time such dividend is paid an amount of surplus equal to the aggregate stated value so fixed in respect to such shares, and the amount per share so transferred to stated capital shall be disclosed to the shareholders receiving such dividend concurrently with the payment thereof.

(d) No dividend payable in shares of any class shall be paid to the holders of the shares of any other class unless the Articles of Incorporation so provide, or such payment is authorized by the affirmative vote or the written consent of the holders of at least a majority of the outstanding shares of the class in which the payment is to be made.

ARTICLE VIII.

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS

Section 1. Insurance. The Board of Directors of the Corporation, in its discretion, shall have authority on behalf of the Corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, partner, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article. The provisions of the following sections of this Article VIII shall apply only in the event that no such insurance is in effect or, if such insurance is in effect, only to the extent that matters for which indemnification by the Corporation is permitted by such sections are not within the coverage of such insurance.

Section 2. Action Against a Party Because of Corporation Position. The Corporation shall indemnify each officer or director, and may indemnify, in its sole discretion, any employee or agent who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed claim, action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by, or in the right of, the Corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, partner, officer, employee, or agent of another corporation, a partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any claim, action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Section 3. Action by or in the Right of Corporation. The Corporation shall indemnify any officer or director, and may indemnify, at its sole discretion, any employee or agent who was or is a party, or is threatened to be

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made a party, to any threatened, pending, or completed claim, action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, partner, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such claim, action, or suit, including any appeal thereof, if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Corporation unless, and only to the extent that, the court in which such claim, action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 4. Reimbursement if Successful. To the extent that the director, officer, employee, or agent of the Corporation has been successful on the merits or otherwise in defense of any claim, action, suit, or proceeding referred to in Section 2 or Section 3 of this Article VIII, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith, notwithstanding that he had not been successful (on the merits or otherwise) on any other claim, issue, or matter in any such claim, action, suit or proceeding.

Section 5. Authorization. Any indemnification under Section 2 or Section 3 of this Article VIII (unless ordered by a court of competent jurisdiction) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she met the applicable standard of conduct set forth in Section 2 or Section 3 of this Article VIII. Such determination shall be made:

(a) By a majority vote of a quorum of the Board of Directors; however, for the purposes of this Subsection, a quorum shall consist of directors who are or were not parties to such action, suit or proceeding;

(b) If such quorum is not obtainable, or even if obtainable, by a majority vote of a committee duly designated by the Board of Directors (in which directors who are parties may participate) consisting solely of two or more directors who were not at the time parties to the proceeding;

(c) By independent legal counsel who are (i) selected by the Board of Directors prescribed in paragraph (a) or the committee prescribed in paragraph (b); or (ii) if a quorum of the directors cannot be obtained for paragraph (a) and the committee cannot be designated under paragraph (b), selected by majority vote of the full Board of Directors (in which directors who are parties may participate); or

(d) By the shareholders by a majority vote of a quorum consisting of shareholders who are or were not parties to such action, suit or proceeding, or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such action, suit or proceeding.

Section 6. Advance Reimbursement. Expenses, including attorneys’ fees, incurred in defending a civil or criminal action, suit, or proceeding shall be paid to officers and directors, and, in its sole discretion, may be paid to agents and employees by the Corporation in advance of the final disposition of such action, suit or proceeding, upon a preliminary determination, following one of the procedures set forth in Section 5 of this Article VIII, that the director, officer, employee or agent met the applicable standard of conduct set forth in Section 2 or Section 3 of this Article VIII, or as authorized by the Board of Directors in the specific case and, in either event, upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article.

Section 7. Further Indemnification. Indemnification as provided in this Article shall not be deemed exclusive. The Corporation shall make any other further indemnification of any of its directors, officers,

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employees or agents that may be authorized under any statute, rule or law, provision of Articles of Incorporation, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, except an indemnification against gross negligence or willful misconduct. Where such other provision provides broader rights of indemnification than these Bylaws, such other provision shall control.

Section 8. Continuing Right of Indemnification. Indemnification as provided in this Article shall continue as to a person who has ceased to be a director, officer, employee, or agent, and shall inure to the benefit of the heirs, executors, and administrators of such a person.

ARTICLE IX.

BOOKS AND RECORDS

Section 1. Books and Records. This Corporation shall maintain accurate accounting records and shall keep records of minutes of all meetings of its shareholders and Board of Directors, a record of all actions taken by the Board of Directors without a meeting and a record of all actions taken by a committee of the Board of Directors in place of the Board of Directors on behalf of the Corporation. The Corporation’s books and records may be inspected by any shareholder upon reasonable written notice to the Corporation, provided his or her request is made in good faith and for a proper purpose.

This Corporation or its agent shall also maintain a record of its shareholders in a form that permits preparation of a list of names and addresses of all shareholders in alphabetical order by classes of shares showing the number and series of shares held by each.

This Corporation shall keep a copy of the following records: (a) its Articles or Restated Articles of Incorporation and all amendments thereto currently in effect; (b) its Bylaws or Restated Bylaws and all amendments thereto currently in effect; (c) written communications to all shareholders generally or all shareholders of a class or series within the past three years, including the financial statements furnished for the past three years; (d) a list of the names and business street addresses of its current directors and officers; and (e) its most recent annual report delivered to the Department of State.

Any books, records and minutes may be in written form or in any other form capable of being converted into written form within a reasonable time.

Section 2. Annual Financial Information. Unless modified by a resolution of the shareholders within one hundred twenty (120) days of the close of each fiscal year, this Corporation shall furnish each shareholder annual financial statements which may be consolidated or combined statements of the Corporation and one or more of its subsidiaries, as appropriate, that include a balance sheet as of the end of such fiscal year, an income statement for that year, and a statement of cash flows for that year. If financial statements are prepared for the Corporation on the basis of generally accepted accounting principles, the annual financial statements must also be prepared on that basis.

If the annual financial statements are reported upon by a certified public accountant, his, her, or its report must accompany the statements. If not, the statements must be accompanied by a statement of the President or the person responsible for this Corporation’s accounting records: (a) stating his, her or its reasonable belief whether the statements were prepared on the basis of generally accepted accounting principles and, if not, describing the basis of preparation; and (b) describing any respects in which the statements were not prepared in accordance with any basis of accounting consistent with the statements prepared for the preceding year.

As permitted by law, the annual financial statements shall be furnished to each shareholder by sending such statements by mail, electronic transmission or by complying with Rule 14a-16 under the Exchange Act, within

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one hundred twenty (120) days after the close of each fiscal year or within such additional time thereafter as is reasonably necessary to enable the Corporation to prepare its financial statements if, for reasons beyond its control, the Corporation is unable to prepare its financial statements within the prescribed period. Thereafter, on written request from a shareholder who has not been furnished the statements, the Corporation shall furnish him or her the latest financial statements.

ARTICLE X.

CORPORATE SEAL

The Board of Directors shall provide for a corporate seal which may be facsimile, engraved, printed or an impression seal which shall be circular in form and shall have inscribed thereon the name of the Corporation, the words “seal” and “Florida” and the year of incorporation.

ARTICLE XI.

AMENDMENTS

These Bylaws may be altered, amended or repealed and new Bylaws may be adopted, by either a majority of members of the Board of Directors or a majority vote of the shareholders; provided that (i) the Board of Directors may not alter, amend or repeal any Bylaw adopted by shareholders if the shareholders specifically provide that such Bylaw is not subject to amendment or repeal by the directors; and (ii) in the case of any amendment of these Bylaws by shareholder action, two-thirds (66 2/3%) of the shareholders, acting only by voting at a special meeting, will be required to amend any provision in Articles I, II, Article VIII, or this Article XI.

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 P.M., Eastern Time, on January 11, 2017.

Vote by Internet
• Go to www.envisionreports.com/SBAC
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

+
A	Proposals — The Board of Directors recommends a vote FOR proposals 1 and 2.
If no specification is made, the shares will be voted in accordance with such Board of Directors’ recommendation.

		For	Against	Abstain		For	Against	Abstain
1.	Proposal to approve the Agreement and Plan of Merger dated as of November 10, 2016, between SBA Communications Corporation and SBA Communications REIT Corporation, a newly formed Florida corporation and wholly-owned subsidiary of SBA, which is being implemented in connection with SBA’s election to be subject to tax as a real estate investment trust commencing with its taxable year ending December 31, 2016.	☐	☐	☐	2.

Proposal to approve the adjournment of the special meeting, if necessary, for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve Proposal 1.

						☐	☐	☐
Note. Such other business as may properly come before the Special Meeting and any postponements or adjournments thereof.

B	Non-Voting Items
Change of Address — Please print your new address below.		Comments — Please print your comments below.	Meeting Attendance

Mark the box to the right if you plan to attend the Special Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Signature should agree with name printed hereon. If stock is held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — SBA Communications Corporation

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 12, 2017

The undersigned shareholder hereby appoints Steven E. Bernstein and Jeffrey A. Stoops or either of them, proxies for the undersigned, each with full power of substitution, to vote all of the undersigned’s shares of Class A common stock of SBA Communications Corporation (“SBA”) at the Special Meeting of Shareholders to be held at SBA’s corporate office, 8051 Congress Avenue, Boca Raton, Florida 33487 on Thursday, January 12, 2017, at 2:00 p.m., local time, and at any adjournments or postponements thereof.

PLEASE SIGN, DATE AND RETURN THE PROXY IN THE ENVELOPE ENCLOSED. THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1 AND PROPOSAL 2. THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU.

Your Internet or telephone proxy submission authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

If you submit your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To submit a proxy by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting

The Notice of Meeting and Proxy Statement/Prospectus are available online at www.edocumentview.com/SBAC.

(Please Sign on Reverse Side)